Exhibit 2.1

Business Combination AGREEMENT

by and among

Collier Creek Holdings,

UTZ BRANDS HOLDINGS, LLC,

SERIES U OF UM PARTNERS, LLC

AND

Series R of UM Partners, LLC

Dated as of JUNE 5, 2020

i

ii

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EXHIBITS

Exhibit A	Buyer Certificate of Incorporation
Exhibit B	Buyer Bylaws
Exhibit C	Company A&R LLCA
Exhibit D	Tax Receivable Agreement
Exhibit E	Investor Rights Agreement
Exhibit F	Pubco Dividend Policy
Exhibit G	Company Distribution Policy
Exhibit H	Redemption Agreement
Exhibit I	Company and Sellers Bring-Down Certificate
Exhibit J	Assignment of Acquired Company Units
Exhibit K	Buyer Bring-Down Certificate
Exhibit L	Binder Agreement and R&W Insurance Policy
Exhibit M	EIP
Exhibit N	Standstill Agreement
Exhibit O	Lissette Offer Letter

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BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of June 5, 2020 (the “Effective Date”), by and among (i) Collier Creek Holdings, a Cayman Islands exempted company (which shall domesticate as a Delaware corporation on or before Closing in accordance with the terms of this Agreement, the “Buyer”), (ii) Utz Brands Holdings, LLC, a Delaware limited liability company (the “Company”), (iii) Series U of UM Partners, LLC, a series of a Delaware limited liability company (“Series U”) and (iv) Series R of UM Partners, LLC, a series of a Delaware limited liability company (“Series R” and, collectively with Series U, “Sellers”). Each of the Buyer and the Company and each Seller is also referred to herein as a “Party” and, collectively, as the “Parties.”

RECITALS

A.          whereas, as of the Effective Date, Series U is the record and beneficial owner of eighty-five percent (85%) of the Company Interests and Series R is the record and beneficial owner of the remaining fifteen percent (15%) of the Company Interests, such that together Sellers hold all of the issued and outstanding Company Interests.

B.          WHEREAS, prior to the Effective Date, the Buyer has entered into forward purchase agreements with each of the Sponsor and the Buyer’s independent directors (the “Forward Purchase Agreements”), for an aggregate investment of thirty-five million dollars ($35,000,000) by the Sponsor and the Buyer’s independent directors in exchange for the Forward Purchase Securities, which investment shall close immediately prior to the Closing, in accordance with the terms of the Forward Purchase Agreements.

C.          WHEREAS, immediately prior to the Closing, on the Closing Date, (a) the Buyer will domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law (the “DGCL”) and de-register as a Cayman Islands exempted company in accordance with Section 206 of the Cayman Islands Companies Law (2020 Revision), (b) pursuant to such domestication, (i) the Buyer Certificate of Incorporation in the form attached hereto as Exhibit A (the “Buyer Certificate of Incorporation”) will be adopted and (ii) the Buyer Bylaws in the form attached hereto as Exhibit B will be adopted by the Buyer Board that is in existence immediately following such domestication, and (c) pursuant to such domestication, the Buyer will obtain a certificate of de-registration from the Registrar of Companies of the Cayman Islands, and will complete and make all filings required to be made with the SEC and the Stock Exchange to list the Buyer Class A Common Stock on the Stock Exchange (the foregoing clauses (a), (b) and (c) shall collectively be referred to as the “Domestication”).

D.          WHEREAS, pursuant to the Domestication, the Buyer will change its name from “Collier Creek Holdings” to “Utz Brands, Inc.” (the “Name Change”).

E.          WHEREAS, simultaneously with the Closing, Sellers shall amend and restate the Company’s LLCA in the form attached hereto as Exhibit C (the “Company A&R LLCA”) to, among other things, increase the capitalization of the Company to permit the issuance and ownership of the Equity Interests in the Company set forth in this Agreement and the Company A&R LLCA (collectively, all the Equity Interests in the Company to be issued as of the Closing pursuant to the Company A&R LLCA, the “Company Units”), amend and restate the rights and preferences of the Company Interests and set forth the rights and preferences of the Company Units, and establish the ownership of the Company Units by the Persons indicated in the Company A&R LLCA, in each case, as set forth in the Company A&R LLCA.

F.          WHEREAS, simultaneously with the Closing, Sellers and the Buyer will enter into a Tax Receivable Agreement in the form attached hereto as Exhibit D (the “Tax Receivable Agreement”).

G.          WHEREAS, simultaneously with the Closing, (a) Sellers, the Sponsor, the Buyer and the other parties thereto will enter into an Investor Rights Agreement in the form attached hereto as Exhibit E (the “Investor Rights Agreement”), and (b) Sellers, the Sponsor, the Buyer and the other parties thereto will enter into a Standstill Agreement in the form attached hereto as Exhibit N (the “Standstill Agreement”).

H.          WHEREAS, effective as of immediately following the Closing, the Buyer Board that is in existence immediately following the Closing, by unanimous written action of such Buyer Board executed simultaneously with the Closing, will adopt both the Dividend Policy in the form attached hereto as Exhibit F (the “Pubco Dividend Policy”) and the Distribution Policy of the Company in the form attached hereto as Exhibit G (the “Company Distribution Policy”).

I.           WHEREAS, the Buyer, the Sponsor and the other parties thereto entered into a side letter, in a form acceptable to the Sellers, delivered to Sellers simultaneously with the execution of this Agreement (the “Sponsor Side Letter”) pursuant to which the holders of Buyer Class B Ordinary Shares agree to receive two million (2,000,000) shares of Buyer Class B Common Stock in exchange for two million (2,000,000) Buyer Class B Ordinary Shares upon consummation of the transactions contemplated by this Agreement on a pro rata basis among such holders (the “Restricted Sponsor Shares”) in accordance with the terms and conditions set forth in the Sponsor Side Letter.

J.          WHEREAS, simultaneously with the execution of this Agreement, the Buyer, the Sellers and BSOF SN, LLC (“BSOF”) entered into a purchase agreement (the “BSOF Purchase Agreement”) pursuant to which, simultaneously with and subject to the Closing, the Buyer will purchase all of the preferred equity interests held by BSOF (the “BSOF Preferred Interests”) in Sellers (the “BSOF Preferred Equity Purchase”) and all of the common equity interests held by BSOF (the “BSOF Common Interests”) in the Sellers (the “BSOF Common Equity Purchase”) in exchange for the consideration set forth in the BSOF Purchase Agreement (the “BSOF Consideration”).

K.          WHEREAS, simultaneously with the Closing, Sellers and the Buyer will enter into a Redemption Agreement in the form attached hereto as Exhibit H (the “Redemption Agreement”), pursuant to which the Sellers will redeem the BSOF Common Interests and BSOF Preferred Interests purchased by the Buyer pursuant to the BSOF Purchase Agreement in exchange for the Exchanged Company Units (the “Redemption”).

L.          WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the Buyer wishes to acquire the Acquired Company Units and Acquired Restricted Company Units as follows:

a.          18,189,708.43 Acquired Company Units and 634,063.91 Acquired Restricted Company Units received from the Sellers pursuant to the Redemption (collectively, the “Exchanged Company Units”) in exchange for the redemption of the BSOF Common Interests and BSOF Preferred Interests purchased by Buyer pursuant to the BSOF Purchase Agreement;

b.          33,934,138.06 Acquired Company Units less the number of shares of Net Redeemed Stock, if any, and 1,182,889.34 Acquired Restricted Company Units from the Company (collectively, after such reduction for the number of shares of Net Redeemed Stock, the “Issued Company Units”) in exchange for the Contribution Amount; and

c.          5,251,153.51 Acquired Company Units and 183,046.75 Acquired Restricted Company Units (collectively, the “Assigned Company Units”) purchased from Sellers in exchange for the Net Cash Consideration, that number of shares of Buyer Class V Voting Stock equal to the number of Retained Company Units and certain rights under the Tax Receivable Agreement. Together, the Exchanged Company Units, the Issued Company Units and the Assigned Company Units shall equal the total amount of the Acquired Company Units and Acquired Restricted Company Units.

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M.          WHEREAS, as a condition to the consummation of the transactions contemplated by this Agreement and by the Ancillary Agreements, the Buyer shall provide an opportunity to the Buyer Shareholders to exercise their rights to participate in the Buyer Share Redemption, and on the terms and subject to the conditions and limitations, set forth in this Agreement and the applicable Buyer Governing Documents in conjunction with, inter alia, obtaining approval from the Buyer Shareholders for the transactions contemplated by this Agreement and by the Ancillary Agreements.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and subject to the terms and conditions set forth in this Agreement, the Parties, intending to be legally bound, hereby agree as follows:

Article I
CERTAIN DEFINITIONS

Section 1.1          Certain Definitions. For purposes of this Agreement, capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings set forth below.

“Acquired Company Units” means the sum of the number of Exchanged Company Units plus the number of Issued Company Units plus the number of Assigned Company Units, in each case, that are Common Units (as defined in the Company A&R LLCA).

“Acquired Restricted Company Units” means 2,000,000 Company Units which are Restricted Common Units (as defined in the Company A&R LLCA).

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise.

“Ancillary Agreement” means the Forward Purchase Agreements, the Company A&R LLCA, the Tax Receivable Agreement, the Investor Rights Agreement, the Standstill Agreement, the BSOF Purchase Agreement, the Redemption Agreement, the Lissette Offer Letter, the Subscription Agreements for the Permitted Equity Financing, the Sponsor Side Letter and each other agreement, instrument and certificate required by this Agreement to be executed by the Buyer, the Company or any of the Sellers pursuant to this Agreement, in each case only as applicable to the relevant party or parties to such Ancillary Agreement, as indicated by the context in which such term is used.

“Anti-Corruption Laws” means applicable Laws related to corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977, the Canada Corruption of Foreign Public Officials Act of 1999, legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and any other applicable Law that prohibits bribery, corruption, fraud or other improper payments.

“Available Closing Date Equity” means, as of immediately prior to the Closing, an aggregate amount equal to the sum of (without duplication) (a) the cash in the Trust Account, less amounts required for the Buyer Share Redemptions plus (b) the aggregate proceeds received by the Buyer from the Permitted Equity Financing pursuant to Section 7.15 plus (c) the aggregate gross proceeds received by the Buyer from the sale of the Forward Purchase Securities pursuant to the Forward Purchase Agreements.

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“Brand Names” means (a) the following Trademarks: UTZ, ZAPP’S, DIRTY, BACHMAN, GOOD HEALTH, GOLDEN FLAKE, BOULDER CANYON, TORTIYAHS, and SNIKIDDY, in each case either alone or in combination with other words, graphics, or designs, and any variation, derivative, translation, or transliteration thereof, (b) rights of publicity in the Utz surname, and (c) any other Trademarks used by any Utz Company as brand names across product lines in its operations as conducted on the Closing Date, in each case used by any Utz Company in connection with the advertising, marketing, promotion, manufacture, offering for sale, sale, or distribution of salty snack foods.

“Business Combination” has the meaning ascribed to such term in the applicable Buyer Governing Documents as of the Effective Date.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State of New York.

“Buyer Board” means, at any time, the board of directors of the Buyer.

“Buyer Bylaws” means the bylaws of the Buyer following the Domestication in the form attached hereto as Exhibit B.

“Buyer Capital Stock” means (a) as of the Effective Date, the Buyer Class A Ordinary Shares and the Buyer Class B Ordinary Shares and (b) following the Domestication, the Buyer Class A Common Stock, the Buyer Class B Common Stock and the Buyer Class V Voting Stock.

“Buyer Class A Common Stock” means, following the Domestication, the Class A common stock of the Buyer, par value one ten-thousandth of one dollar ($0.0001) per share, authorized pursuant to the Buyer Certificate of Incorporation.

“Buyer Class A Ordinary Shares” means, prior to the Domestication, the Class A ordinary shares of the Buyer, par value one ten-thousandth of one dollar ($0.0001) per share.

“Buyer Class B Common Stock” means, following the Domestication, the Class B common stock of the Buyer, par value one ten-thousandth of one dollar ($0.0001) per share, authorized pursuant to the Buyer Certificate of Incorporation.

“Buyer Class B Ordinary Shares” means, prior to the Domestication, the Class B ordinary shares of the Buyer, par value one ten-thousandth of one dollar ($0.0001) per share.

“Buyer Class V Voting Stock” means, following the Domestication, the Class V common stock of the Buyer, par value one ten-thousandth of one dollar ($0.0001) per share, authorized pursuant to the Buyer Certificate of Incorporation.

“Buyer Competing Transaction” means any written Contract, arrangement or understanding which was mutually negotiated by the Sponsor or the Buyer and a third party and which is executed and delivered by the Sponsor or the Buyer (but excluding any non-disclosure or confidentiality agreement), in each case relating to a transaction involving, directly or indirectly, any merger or consolidation with or acquisition of, purchase of all or substantially all of the assets or equity of, consolidation or similar business combination with or other transaction that would constitute a Business Combination with or involving the Buyer (or the Buyer Shareholders) and a third party, other than the Sellers or the Utz Companies.

“Buyer Disclosure Letter” means the Disclosure Letter delivered by the Buyer to Sellers concurrently with the execution and delivery of this Agreement.

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“Buyer Executives” means Chinh Chu, Roger Deromedi, Jason Giordano and Craig Steeneck.

“Buyer Fundamental Representations” means the representations and warranties set forth in Section 5.1 (Organization; Authority; Enforceability), Section 5.2 (Capitalization), Section 5.3 (Brokerage), Section 5.4 (Trust Account) and Section 5.12 (Investment Intent).

“Buyer Governing Documents” means, at any time prior to the Domestication, the Buyer Memorandum and Articles and, at any time following the Domestication, the Buyer Certificate of Incorporation and the Buyer Bylaws, as in effect at such time.

“Buyer Indemnified Parties” means Buyer and its Affiliates (including, following the Closing, the Utz Companies) and their respective equityholders (including the Sponsor), officers, directors, managers, employees, agents, partners, members, counsel, accountants, financial advisors, engineers, consultants, other advisors, successors and assigns.

“Buyer Loss” means a Loss covered under the R&W Insurance Policy to the extent constituting a Loss directly incurred by Buyer (and not incurred by an Utz Company).

“Buyer Material Adverse Effect” means any event, circumstance or state of facts that, individually or in the aggregate, has had or would be reasonably expected to have a material and adverse effect upon the ability of the Buyer to perform its obligations and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

“Buyer Memorandum and Articles” means the amended and restated memorandum and articles of association dated October 4, 2018 of the Buyer, as in effect on the Effective Date.

“Buyer SEC Filings” means the forms, reports, schedules, registration statements and other documents filed by the Buyer with the SEC, including the Form S-4, Additional Buyer Filings, the Signing Form 8-K and the Closing Form 8-K, and all amendments, modifications and supplements thereto.

“Buyer Shareholder Meeting” means a general meeting of the Buyer Shareholders to vote on the Buyer Shareholder Voting Matters.

“Buyer Shareholder Voting Matters” means, collectively, proposals to approve (a) the adoption of this Agreement and the transactions contemplated by this Agreement, (b) certain differences between the Buyer Memorandum and Articles and the proposed Buyer Certificate of Incorporation and proposed Buyer Bylaws, (c) the EIP, (d) the Domestication, (e) the election of the members of the Buyer Board effective as of the Closing and (f) any other proposals that are required for the consummation of the transactions contemplated by this Agreement that are submitted to, and require the vote of, the Buyer Shareholders in the Form S-4.

“Buyer Shareholders” means the holders of the Buyer Class A Ordinary Shares and Buyer Class B Ordinary Shares.

“Buyer Share Redemption” means the election of an eligible holder of the Buyer Class A Ordinary Shares (as determined in accordance with the applicable Buyer Governing Documents and the Trust Agreement) to redeem all or a portion of such holder’s Buyer Class A Ordinary Shares (or Buyer Class A Common Stock following the Domestication), at the per-share price, payable in cash, equal to such holder’s pro rata share of the Trust Account (as determined in accordance with the applicable Buyer Governing Documents and the Trust Agreement) in connection with the Buyer Shareholder Meeting.

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“Cash Consideration” means $60 million less the purchase price for the BSOF Common Interests paid pursuant to the BSOF Purchase Agreement.

“Clayton Act” means the Clayton Act of 1914.

“Code” means the Internal Revenue Code of 1986, and any reference to any particular Code section shall be interpreted to include any revision of or successor to that Section regardless of how numbered or classified.

“Common Stock Price” means, at Closing (and for all purposes with respect to the Closing Statement), ten dollars ($10.00), and after Closing, the Class A 5-Day VWAP (as defined in the A&R LLCA).

“Company Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each equity or equity-based compensation, retirement, pension, savings, profit sharing, bonus, incentive, severance, separation, employment, individual consulting or individual independent contractor, change in control, retention, deferred compensation, vacation, paid time off, medical, dental, life or disability, retiree or post-termination health or welfare, salary continuation, fringe or other material compensatory or benefit plan, program, policy, arrangement or Contract, in each case, that is maintained, sponsored or contributed to (or required to be contributed to) by any of the Utz Companies or under or with respect to which any of the Utz Companies has any Liability, but in each case, other than a multiemployer plan as defined in Section 3(37) of ERISA.

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization; Authority; Enforceability), Section 3.3 (Capitalization), and Section 3.13 (Brokerage).

“Company Interests” means the issued and outstanding limited liability company membership interests of the Company as of the Effective Date.

“Company’s LLCA” means the Second Amended and Restated Limited Liability Company Agreement of the Company, effective as of December 31, 2019.

“Company and Sellers’ Disclosure Letter” means the Disclosure Letter delivered by Sellers and the Company to the Buyer concurrently with the execution and delivery of this Agreement.

“Company Subsidiaries” means the direct and indirect Subsidiaries of the Company.

“Competing Transaction” means (a) any transaction involving, directly or indirectly, either Seller or any Utz Company, which upon consummation thereof, would result in either Seller or any Utz Company entity becoming a public company, (b) any direct or indirect sale (including by way of a merger, consolidation, license, transfer, sale, option, right of first refusal with respect to a sale or similar preemptive right with respect to a sale or other business combination or similar transaction) of any material portion of the assets (including Intellectual Property) or business of either Seller or the Utz Companies, taken as a whole (but excluding sales of inventory, sales of distribution routes to independent operators (and related notes sales) or other transactions in the Ordinary Course Of Business), (c) any direct or indirect sale (including by way of an issuance, dividend, distribution, merger, consolidation, license, transfer, sale, option, right of first refusal with respect to a sale or similar preemptive right with respect to a sale or other business combination or similar transaction) of equity, voting interests or debt securities of either Seller or any Utz Company (excluding any such sale between or among the Utz Companies), or rights, or securities that grant rights, to receive the same including profits interests, phantom equity, options, warrants, convertible or preferred stock or other equity-linked securities (except, in each case, as contemplated by this Agreement), (d) any direct or indirect acquisition (whether by merger, acquisition, share exchange, reorganization, recapitalization, joint venture, consolidation or similar business combination transaction), but excluding procurement of assets in the Ordinary Course Of Business (but not the acquisition of a Person or business via an asset transfer), by either Seller or any Utz Company of the equity or voting interests of, or a material portion of the assets or business of, a third party (except, in each case, as contemplated by this Agreement), or (e) any liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of any Utz Company (except to the extent contemplated by the terms of this Agreement), in all cases of clauses (a) through (e), either in one or a series of related transactions, where such transaction(s) is to be entered into with a Competing Buyer (including any Interested Party or any representatives of any Interested Party).

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“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of May 3, 2019 between the Buyer and Utz Quality Foods, LLC.

“Contract” means any written or oral contract, agreement, license or Lease.

“Contribution Amount” means the Available Closing Date Equity minus the BSOF Consideration minus the Net Cash Consideration.

“Disclosure Letters” means the Buyer Disclosure Letter and the Company and Sellers’ Disclosure Letter.

“Environmental Laws” means all Laws concerning pollution, human health or safety, Hazardous Materials or protection of the environment.

“Equity Financing Sources” means Persons that have entered into Subscription Agreements to purchase for cash Buyer Class A Common Stock from the Buyer on or before the Closing pursuant to a Permitted Equity Financing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock, or equity of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights (including, with respect to Utz Quality Foods, LLC, the Phantom Units), profit participation and all of the other ownership or profit interests of such Person (including partnership or member interests therein), whether voting or nonvoting.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Executives” means Dylan Lissette, Cary Devore, Mark Schreiber, Tucker Lawrence, Ajay Kataria and Todd Staub.

“Export Control Laws” means export, import, deemed export, transfer, and retransfer controls contained in the U.S. Export Administration Regulations.

“Extended Lookback Date” means the date which is five (5) years prior to the Effective Date; provided that (a) for any representations and warranties related to the assets, Liabilities, employees, business of, or otherwise related to, Kennedy Endeavors, LLC for the period commencing on the date five (5) years prior to the Effective Date and ending on October 21, 2019, such representations and warranties shall be subject to the Knowledge of the Company, (b) for any representations and warranties related to the assets, Liabilities, employees, business of, or otherwise related to, Kitchen Cooked, Inc. and its Subsidiary for the period commencing on the date five (5) years prior to the Effective Date and ending on December 30, 2019, such representations and warranties shall be subject to the Knowledge of the Company, (c) for any representations and warranties related to the assets, Liabilities, employees, business of, or otherwise related to, Inventure Foods, Inc. and its Subsidiaries for the period commencing on the date five (5) years prior to the Effective Date and ending on December 14, 2017, such representations and warranties shall be subject to the Knowledge of the Company; (d) for any representations and warranties related to the assets, Liabilities, employees, business of, or otherwise related to, Golden Flake Snack Foods, Inc. for the period commencing on the date five (5) years prior to the Effective Date and ending on September 30, 2016, such representations and warranties shall be subject to the Knowledge of the Company; and (e) for any representations and warranties related to the assets, Liabilities, employees, business of, or otherwise related to, Snikiddy, LLC for the period commencing on the date five (5) years prior to the Effective Date and ending on November 13, 2015, such representations and warranties shall be subject to the Knowledge of the Company.

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“Family Members” means (a) (i) Michael Rice, (ii) the spouse and lineal descendants (whether natural or adopted) of Michael Rice, (iii) any spouse of any of the individuals described in clause (ii), and (iv) a trust solely for the benefit of any individuals described in the foregoing clauses (i) through (iii); and (b) any siblings or parents of any of the individuals described in clause (a)(iii); provided, that, with respect any representation or warranty related to an Interested Party or Family Member, clause (b) shall be limited to the Knowledge of the Company.

“Federal Trade Commission Act” means the Federal Trade Commission Act of 1914.

“Flow-Thru Entity” means (a) any entity, plan or arrangement that is treated for income Tax purposes as a partnership, (b) a “controlled foreign corporation” within the meaning of Code Section 957, (c) a “specified foreign corporation” within the meaning of Code Section 965 or (d) a “passive foreign investment company” within the meaning of Code Section 1297.

“Food Laws” means all Laws governing the formulation, manufacturing, packaging, packing, holding, importing, exporting, transporting, distributing, sale, labeling, advertising and marketing of food, including the Federal Food, Drug and Cosmetic Act, the Federal Meat Inspection Act, the Poultry Products Inspection Act, the Egg Products Inspection Act, the Organic Foods Production Act of 1990, the Federal Trade Commission Act, California’s Safe Drinking Water and Toxic Enforcement Act of 1986, state and local food codes, and any other similar Law and any implementing regulation of the United States Food and Drug Administration (the “FDA”), an agency of the United States Department of Agriculture (the “USDA”), the Federal Trade Commission (the “FTC”), the California Office of Environmental Health Hazard Assessment, and any other comparable Governmental Entity.

“Form S-4” means the Form S-4 containing a proxy statement/prospectus to be filed with the SEC by the Buyer in connection with the Buyer Shareholder Meeting.

“Forward Purchase Securities” means an aggregate of three million five hundred thousand (3,500,000) Buyer Class A Ordinary Shares, plus an aggregate of one million one hundred sixty six thousand six hundred and sixty six (1,166,666) Buyer Warrants to purchase one (1) Buyer Class A Share at eleven dollars and fifty cents ($11.50) per share.

“Fraud” means actual and intentional common law fraud committed by a Party with respect to the making of the representations and warranties set forth in Article III, Article IV or Article V, as applicable; provided that such fraud will only be deemed to exist if, in the case of fraud by the Company, the Executives, in the case of fraud by Sellers, the Seller Executives or, in the case of fraud by Buyer, the Buyer Executives, had actual knowledge that the representations and warranties made by such Party (as qualified by the applicable Disclosure Letter) were false when made with the express intention to induce the other Party to detrimentally rely thereon.

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“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governing Documents” means (a) in the case of a corporation, its certificate of incorporation (or analogous document) and bylaws; (b) in the case of a limited liability company, its certificate of formation (or analogous document) and limited liability company operating agreement; or (c) in the case of a Person other than a corporation or limited liability company, the documents by which such Person (other than an individual) establishes its legal existence or which govern its internal affairs.

“Governmental Entity” means any nation or government, any state, province or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator (public or private) or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality of any federal, state, local or foreign jurisdiction.

“Hazardous Materials” means all substances, materials or wastes regulated by, or for which Liability or standards of conduct are imposed pursuant to, Environmental Laws, including petroleum products or byproducts, asbestos, polychlorinated biphenyls, radioactive materials and per- and polyfluoroalkyl substances.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Income Tax Returns” means Tax Returns relating to Income Taxes.

“Income Taxes” means Taxes (a) imposed on, or with reference to, net income or gross receipts, or (b) imposed on, or with reference to, multiple bases including net income or gross receipts.

“Indebtedness” means, with respect to a Party, without duplication: (a) all indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money; (b) all indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security; (c) all indebtedness for borrowed money of any Person for which such Party has guaranteed payment; (d) all capitalized Lease obligations or obligations required to be capitalized in accordance with GAAP; (e) any Liabilities in respect of deferred purchase price for property or services with respect to which such Person is liable, contingently or otherwise, as obligor or otherwise for additional purchase price (excluding any purchase commitments for capital expenditures or otherwise incurred in the Ordinary Course of Business); (f) reimbursement obligations under any drawn letters of credit; and (g) obligations under derivative financial instruments, including hedges, currency and interest rate swaps and other similar instruments; provided, however, that, in the case of the Utz Companies, ‘Indebtedness’ shall not include (y) any Indebtedness between or among the Company and any of its Subsidiaries that are directly or indirectly wholly-owned by the Company, or (z) any Indebtedness related to the IO Contracts.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice) and invention disclosures, all improvements thereto, and all patents, utility models and industrial designs and all applications for any of the foregoing, together with all reissuances, provisionals, continuations, continuations-in-part, divisions, extensions, renewals and reexaminations thereof, (b) all trademarks, service marks, certification marks, trade dress, logos, slogans, trade names, corporate and business names, and other indicia of source, including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith (collectively, “Trademarks”), (c) Internet domain names and social media accounts; (d) all works of authorship, copyrightable works, all copyrights and rights in databases, and all applications, registrations, and renewals in connection therewith and all moral rights associated with any of the foregoing, (e) all mask works and all applications, registrations, and renewals in connection therewith, (f) all trade secrets and confidential business information (including confidential ideas, research and development, know-how, formulas, compositions, algorithms, source code, data analytics, manufacturing and production processes and techniques, technical data and information, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), and (g) all Software.

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“Interested Party” means Sellers and any direct or indirect equityholder of either Seller, any of their respective Affiliates (other than any Utz Company), and any Family Member.

“IO Contract” means any (a) Contract between any Utz Company and any independent operator for the sale or distribution of products in specified geographic territories, (b) Contract in which an Utz Company grants the exclusive right (subject to certain exceptions) to sell or distribute products in geographic territories to any independent operator, or (c) Indebtedness with respect to independent operators that arises from clauses (a) or (b).

“IT Assets” means Software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation, in each case, used or held for use in the operation of the Utz Companies.

“Knowledge” (a) as used in the phrase “to the Knowledge of the Company” or phrases of similar import means the actual knowledge of any of the Executives, (b) as used in the phrase “to the Knowledge of Sellers” or phrases of similar import means the actual knowledge of any of the Seller Executives, including after reasonable due inquiry of Grant Thornton LLP with respect to Tax matters of the Sellers, and (c) as used in the phrase “to the Knowledge of the Buyer” or phrases of similar import means the actual knowledge of the Buyer Executives.

“Laws” means all laws, acts, statutes, constitutions, treaties, ordinances, codes, rules, regulations and rulings of a Governmental Entity, including common law. All references to “Laws” shall be deemed to include any amendments thereto, and any successor Law, unless the context otherwise requires.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Utz Companies.

“Leases” means all leases, subleases, licenses, concessions and other Contracts pursuant to which any Utz Company holds any Leased Real Property.

“Liability” or “Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

“Liens” means, with respect to any specified asset, any and all liens, mortgages, hypothecations, claims, encumbrances, options, pledges, licenses, rights of priority, easements, covenants, restrictions and security interests thereon.

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“Lookback Date” means the date which is two (2) years prior to the Effective Date; provided that (a) for any representations and warranties related to the assets, Liabilities, employees, business of, or otherwise related to, Kennedy Endeavors, LLC for the period commencing on the date two (2) years prior to the Effective Date and ending on October 21, 2019, such representations and warranties shall be subject to the Knowledge of the Company, and (b) for any representations and warranties related to the assets, Liabilities, employees, business of, or otherwise related to, Kitchen Cooked, Inc. and its Subsidiary for the period commencing on the date two (2) years prior to the Effective Date and ending on December 30, 2019, such representations and warranties shall be subject to the Knowledge of the Company.

“Losses” means all losses, damages, judgments, awards, Taxes, penalties, settlements and reasonable expenses (including reasonable attorneys’ fees); provided that “Losses” include any punitive damages solely to the extent payable to a third party in connection with a third party claim.

“Material Adverse Effect” means any event, circumstance or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have, a material and adverse effect upon (a) the business, results of operations or financial condition of the Utz Companies, taken as a whole, or (b) the ability of Sellers or the Utz Companies, taken as a whole, to perform their respective obligations and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements; provided, however, that, with respect to the foregoing clause (a), none of the following (or the effect of the following), alone or in combination, will constitute a Material Adverse Effect, or will be considered in determining whether a Material Adverse Effect has occurred: (i) changes that are the result of factors generally affecting the industries or markets in which the Utz Companies operate; (ii) the public announcement or pendency of the transactions contemplated by this Agreement; (iii) changes in Law or GAAP or the interpretation thereof, in each case effected after the Effective Date; (iv) any failure of any Utz Company to achieve any projected revenue, earnings, expense, sales or other projections, forecasts, predictions or budgets prior to the Closing (it being understood that the underlying event, circumstance or state of facts giving rise to such failure that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether a Material Adverse Effect has occurred); (v) changes that are the result of economic factors affecting the national, regional or world economy or financial markets; (vi) any change in the financial, banking, or securities markets; (vii) any strike, embargo, labor disturbance, riot, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire, other weather-related or meteorological event, pandemic, epidemic, disease outbreak (including COVID-19) or other natural disaster or act of god; (viii) any national or international political conditions in any jurisdiction in which the Utz Companies conduct business; (ix) the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any United States territories, possessions or diplomatic or consular offices or upon any United States military installation, equipment or personnel; (x) any consequences arising from any action by a Party required by this Agreement (other than the Company’s compliance with Section 6.1(a) hereof, except as a result of the failure of Buyer to consent to an action following request for such consent by such Party in accordance with this Agreement); or (xi) any consequences arising from any action requiring taken (or omitted to be taken) by either Seller or any Utz Company at the written request of Buyer; provided, however, that any event, circumstance or state of facts resulting from a matter described in any of the foregoing clauses (i), (iii), (v), (vi), (vii) and (ix) may be taken into account in determining whether a Material Adverse Effect has occurred to the extent such event, circumstance or state of facts has a material and disproportionate effect on the Utz Companies, taken as a whole, relative to other comparable entities operating in the industries or markets in which the Utz Companies operate (in which case only the incremental material and disproportionate impact may be taken into account in determining whether a Material Adverse Effect has occurred).

“Material Suppliers” means the top ten (10) suppliers (determined by the amount purchased) of the Utz Companies, taken as a whole, for the fiscal year ended December 29, 2019.

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“Minimum Cash Amount” means, as of immediately prior to the Closing, an aggregate amount equal to the sum of (without duplication) (a) the cash in the Trust Account less amounts required for the Buyer Share Redemptions plus (b) the aggregate proceeds received by the Buyer from the Permitted Equity Financing pursuant to Section 7.15 (net of any costs and expenses to the extent incurred directly in connection with the Permitted Equity Financing) plus (c) the aggregate gross proceeds received by the Buyer from the sale of the Forward Purchase Securities pursuant to the Forward Purchase Agreements.

“Net Cash Consideration” means the Cash Consideration less (i) the amount of Losses, if any, arising from any Prohibited Affiliate Transaction (for the avoidance of doubt, other than those set forth on Section 3.24(b) of the Company and Sellers’ Disclosure Letter), and (ii) the amount of Losses, if any, arising from any breach of Section 6.1(a), in each case set forth in the Closing Statement pursuant to Section 2.3(a), which amount may be a negative number.

“Net Redeemed Stock” means the number of Buyer Class A Ordinary Shares (or shares of Buyer Class A Common Stock following the Domestication) redeemed on the Closing Date pursuant to the Buyer Share Redemptions less the number of shares of Buyer Class A Common Stock sold pursuant to the Permitted Equity Financing.

“Order” means any order, writ, judgment, injunction, temporary restraining order, stipulation, determination, decree or award entered by or with any Governmental Entity or arbitral institution.

“Ordinary Course of Business” means, with respect to any Person, (a) any action taken or not taken by such Person in the ordinary course of business consistent with past practice, and (b) any other action taken or not taken by such Person in response to the actual or anticipated effect on such Person’s business of COVID-19 or any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or any other Law, Order, directive, guideline or recommendation by any Governmental Entity, in each case with respect to this clause (b) in connection with or in response to COVID-19.

“Ordinary Course Tax Sharing Agreement” means any written commercial agreement entered into in the Ordinary Course of Business of which the principal subject matter is not Tax but which contains customary Tax indemnification provisions.

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by any of the Utz Companies.

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by any Utz Company.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permitted Affiliate Transactions” means Tax Distributions and any item set forth on Section 1.1(a) of the Company and Sellers’ Disclosure Letter.

“Permitted Equity Financing” means purchases of Buyer Class A Common Stock on or before the Closing by Equity Financing Sources pursuant to Section 7.15.

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“Permitted Liens” means (a) Liens securing obligations under capital leases, (b) easements, permits, rights of way, restrictions, covenants, reservations or encroachments, minor defects, irregularities in and other similar Liens of record affecting title to the property which do not materially impair the use or occupancy of such Real Property in the operation of the business of any of the Utz Companies as currently conducted thereon, (c) Liens for Taxes, assessments or governmental charges or levies imposed with respect to property which are not yet due and payable or which are being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof on the books and records of the Utz Companies), (d) Liens in favor of suppliers of goods for which payment is not yet due or delinquent (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (e) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s, carrier’s and other similar Liens arising or incurred in the Ordinary Course of Business which are not yet due and payable or which are being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (f) Liens arising under workers’ compensation Laws or similar legislation, unemployment insurance or similar Laws, (g) Liens arising under municipal bylaws, development agreements, restrictions or regulations, and zoning, entitlement, land use, building or planning restrictions or regulations, in each case, promulgated by any Governmental Entity, which are not violated by the Utz Companies’ current use of the Real Property, (h) in the case of Leased Real Property, any Liens to which the underlying fee interest in the leased premises (or the land on which or the building in which the leased premises may be located) is subject, including rights of the landlord under the Lease and all superior, underlying and ground Leases and renewals, extensions, amendments or substitutions thereof, (i) Securities Liens, (j) non-exclusive licenses to Intellectual Property, and (k) those Liens set forth on the Section 1.1(b) of the Company and Sellers’ Disclosure Letter.

“Person” means any natural person, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Entity.

“Personal Information” means information that identifies an individual or can be used to contact an individual, including name, address, retina or iris scan, fingerprint, voiceprint, scan of hand or face geometry and all other biometric data, geolocation information, credit or debit card account number, or any other personally identifiable information.

“Phantom Units” has the meaning as set forth in the LTIP.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period through and including the Closing Date.

“Pre-Closing Taxes” means, without duplication, (a) all Taxes of, or with respect to the assets or operations of, the Utz Companies for all Pre-Closing Tax Periods (determined in accordance with Section 9.1(b), if applicable); (b) any imputed underpayment imposed on and assessed against any Utz Company treated as a partnership for federal income tax purposes for which an election under Section 6226 of the Code is not validly made with respect to any taxable period ending on or before the Closing Date that is paid in a subsequent taxable year (or portion thereof) pursuant to Section 6225 of the Code (or any analogous or similar provision of any state or local Tax Law) (“Pre-Closing Imputed Underpayments”); (c) all Taxes of any member (other than any Utz Company) of an affiliated, consolidated, combined, unitary or similar group of which any Utz Company (or any of their respective predecessors) is or was (or is or was required to join as) a member on or prior to the Closing Date pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar Law; and (d) all Taxes of any Person (other than any Utz Company) imposed on any Utz Company as a transferee or successor, by contract, pursuant to any Law, or otherwise, which Taxes relate to an event or transaction occurring before the Closing.

“Privacy and Security Requirements” means (a) all applicable Privacy Laws, (b) provisions relating to Processing of Personal Information in all applicable Privacy Contracts, (c) all applicable Privacy Policies and (d) the Payment Card Industry Data Security Standard.

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“Privacy Contracts” means all Contracts between any Utz Company and any Person that govern the Processing of Personal Information.

“Privacy Laws” means all Laws pertaining to the collection, storage, use, access, disclosure, processing, security, and transfer of Personal Information.

“Privacy Policies” means all written, external-facing policies of any Utz Company relating to the Processing of Personal Information, including all website and mobile application privacy policies.

“Proceeding” means any action, suit, charge, litigation, arbitration, notice of violation or citation received, or other proceeding at law or in equity (whether civil, criminal or administrative) by or before any Governmental Entity.

“Process” or “Processing” means the creation, collection, use (including for the purposes of sending telephone calls, text messages and emails), storage, maintenance, processing, recording, distribution, transfer, transmission, receipt, import, export, protection (including safeguarding, security measures and notification in the event of a breach of security), access, disposal or disclosure or other activity regarding Personal Information (whether electronically or in any other form or medium).

“Prohibited Affiliate Transactions” means, except for (a) Permitted Affiliate Transactions, (b) those Prohibited Affiliate Transactions consented to in writing by Buyer after the Effective Date (in the amount set forth in such consent, with the understanding that any portion of such Prohibited Affiliate Transaction in excess of such amount set forth in such consent shall be treated as a Prohibited Affiliate Transaction), and (c) the transactions contemplated by this Agreement or the Ancillary Agreements, the aggregate amount of all payments made (whether in cash, securities or assets) or liabilities incurred, assumed or suffered as a result of any of the following transactions:

(a)          the declaration, making or payment of any dividend, other distribution or return of capital (whether in cash or in kind) to any Seller (or if any Seller transfers its Company Interests before the Closing Date to another Interested Party, then such Interested Party) by any Utz Company, other than to another Utz Company;

(b)          any payment by any Utz Company to any Interested Party in connection with any redemption, purchase or other acquisition of shares of capital stock, partnership interests or other securities of any Utz Company;

(c)          any (i) loan made or owed by any Utz Company to any Interested Party, or (ii) payment made or Liability incurred, assumed or indemnified, whether in cash or kind, by any Utz Company to, or on behalf of, or for the benefit of, any Interested Party or any payments made to any officer, director, employee or independent contractor of an Interested Party solely to the extent such payment is made to such officer, director, employee or independent contractor in his, her or its capacity as an officer, director, employee or independent contractor of an Interested Party, other than compensation, benefits or expense reimbursement (in each case, of the types available to members of the Executive Leadership Team of the Company or otherwise on arms’ length terms) paid or provided in the Ordinary Course of Business to individuals who are employees of any Utz Company;

(d)          any Lien (other than those Permitted Liens referenced in clause (j) of the definition of Permitted Liens) made, created or granted over any asset of any Utz Company in favor of any Interested Party;

(e)          any guarantee by any Utz Company of any Liability of any Interested Party;

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(f)           any discharge, forgiveness or waiver by any Utz Company of any Liability owed by any Interested Party to any Utz Company;

(g)          increases in the compensation or bonus payable by any Utz Company to any Interested Party, together with the employer portion of any payroll or other employment Taxes thereon;

(h)          the sale, purchase, transfer or disposal of any land, Intellectual Property, tractor trailer, plant or equipment owned by any Utz Company to or in favor of an Interested Party;

(i)           the sale, purchase, transfer or disposal of any asset or right of any Utz Company not referenced in clause (h) above to or in favor of an Interested Party, other than in the Ordinary Course of Business;

(j)           except as set forth on Section 3.13 or Section 4.6 of the Company and Sellers’ Disclosure Letter, any Liability, in connection with this Agreement or the Ancillary Agreements, or the transactions contemplated hereby or thereby, that would result in the obligation of any Seller, Utz Company or the Buyer to pay any financial advisor fee, investment banker fee, finder’s fee, brokerage or agent’s commissions or other similar payments or reimburse expenses of any of the foregoing; and

(k)          any commitment or agreement to do any of the foregoing.

“Real Property” means the Owned Real Property and the Leased Real Property.

“Required Vote” means the vote of the Buyer Shareholders set forth in the Form S-4 to the extent required to approve the Buyer Shareholder Voting Matters.

“Restructuring” means the restructuring set forth on Section 3.19 of the Company and Sellers’ Disclosure Letter.

“Retained Company Units” means 8,664,897 Company Units which are Common Units (as defined in the Company A&R LLCA) with respect to Series R and 49,101,081 Company Units which are Common Units (as defined in the Company A&R LLCA) with respect to Series U that are being retained by such Seller; provided, that, to the extent that the Net Cash Consideration is a negative number, then the aggregate number of Retained Company Units shall be reduced by that number of Company Units equal to the quotient of (x) the absolute value of the difference between $0 and the Net Cash Consideration divided by (y) the Common Stock Price (which shares shall be reduced pro rata between Series R and Series U in the same proportion that Series R and Series U held Common Units immediately prior to such reduction).

“Retained Restricted Company Units” means 522,453 Company Units which are Restricted Common Units (as defined in the Company A&R LLCA) with respect to Series R and 2,960,569 Company Units which are Restricted Common Units (as defined in the Company A&R LLCA) with respect to Series U that are being retained by such Seller.

“Sanctioned Country” means any country or region that is, or has been in the five (5) years prior to the Effective Date, the subject or target of a comprehensive embargo under Sanctions (including Cuba, Iran, North Korea, Syria and the Crimea region of Ukraine) in effect at the time.

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“Sanctioned Person” means any Person that is: (a) listed on any applicable U.S. or non-U.S. sanctions-related restricted party list, including the U.S. Department of Treasury Office of Foreign Assets Control’s (“OFAC”) Specially Designated Nationals and Blocked Persons List, the EU Consolidated List and HM Treasury’s Consolidated List of Persons Subject to Financial Sanctions; (b) in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (a); or (c) organized, resident or located in a Sanctioned Country.

“Sanctions” means all Laws and Orders relating to economic or trade sanctions administered or enforced by the United States (including by OFAC, the U.S. Department of State and the U.S. Department of Commerce), Canada, the United Kingdom, the United Nations Security Council, the European Union, or any other EU Guarantor State, or any other relevant Governmental Entity.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Securities Exchange Act” means the Securities Exchange Act of 1934.

“Securities Liens” means Liens arising out of, under or in connection with (a) applicable federal, state and local securities Laws and (b) restrictions on transfer, hypothecation or similar actions contained in any Governing Documents.

“Security Breach” means a data security breach or breach of Personal Information under applicable Laws.

“Security Incident” means any successful unauthorized access, use, disclosure, modification or destruction by a third party of information or interference with IT Assets.

“Seller Executives” means Dylan Lissette and Timothy Brown.

“Sellers Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization; Authority; Enforceability); Section 4.2 (Capitalization; Ownership) Section 4.6 (Brokerage) and Section 4.7 (Investment Intent).

“Seller Taxes” means all Pre-Closing Taxes provided that Seller Taxes shall not include (a) Taxes that are accrued, reserved or otherwise taken into account on the books and records of the Utz Companies in the Ordinary Course of Business as of the end of the day on the Closing Date, (b) Taxes that are accrued, reserved or otherwise taken into account on the books and records of the Utz Companies in the Ordinary Course of Business after the Closing to reflect updates as of the end of the day on the Closing Date, (c) Taxes with respect to or arising from matters disclosed in Section 1.1(c) of the Company and Sellers’ Disclosure Letter as of the Effective Date, (d) Taxes with respect to or arising from matters disclosed in Section 1.1(c) of the Company and Sellers’ Disclosure Letter as updated and delivered to the Buyer prior to the Closing with respect to Tax Proceedings of which the Company did not have Knowledge prior to the Effective Date, (e) Taxes which have been paid on or before the Closing Date or (f) Transfer Taxes; provided further that the exclusions in clauses (a)-(e) shall not apply to Pre-Closing Imputed Underpayments.

“Sellers’ LLCA” means the Second Amended and Restated Limited Liability Company Agreement of UM Partners, LLC, dated as of October 1, 2019.

“Sherman Act” means the Sherman Antitrust Act of 1890.

“Software” means all computer software programs (and all versions, releases, fixes, upgrades and updates thereto, as applicable), including software compilations, development tools, compilers, application programming interfaces, and algorithms related thereto, whether in source code, object code or human readable form.

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“Sponsor” means Collier Creek Partners, LLC, a Delaware limited liability company.

“SRS Leasing’s LLCA” means the Third Amended and Restated Limited Liability Company Agreement of SRS Leasing, LLC, dated as of October 1, 2019.

“Stock Exchange” means the New York Stock Exchange.

“Straddle Period” means any taxable period that begins on or before (but does not end on) the Closing Date.

“Subscription Agreement” means a Contract executed by an Equity Financing Source pursuant to which such Equity Financing Source has agreed to purchase for cash Buyer Class A Common Stock from the Buyer on or before the Closing pursuant to Section 7.15.

“Subsidiaries” means, of any Person, any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than fifty percent (50%) of the voting power or equity is owned or controlled directly or indirectly by such Person, or one (1) or more of the Subsidiaries of such Person, or a combination thereof.

“Target Repaid Indebtedness” means for the Utz Companies or Sellers, the aggregate Indebtedness set forth on Section 1.1(d) of the Company and Sellers’ Disclosure Letter, which shall be updated as of the Closing Date and set forth on the Closing Statement.

“Tax” or “Taxes” means (a) all net or gross income, net or gross receipts, net or gross proceeds, payroll, employment, excise, severance, stamp, occupation, windfall or excess profits, profits, customs, capital stock, withholding, social security, unemployment, disability, real property, personal property (tangible and intangible), sales, use, transfer, value added, alternative or add-on minimum, capital gains, user, leasing, lease, natural resources, ad valorem, franchise, gaming license, capital, estimated, goods and services, fuel, interest equalization, registration, recording, premium, turnover, unclaimed or abandoned property, escheat, environmental or other taxes, including all interest, penalties, assessments and additions imposed with respect to the foregoing, imposed by (or otherwise payable to) any Governmental Entity, and, in each case, whether disputed or not, (b) any Liability for, or in respect of the payment of, any amount of a type described in clause (a) of this definition as a result of Treasury Regulations Section 1.1502-6 (or any similar provision of any Law) or being a member of an affiliated, combined, consolidated, unitary, aggregate or other group for Tax purposes and (c) any Liability for, or in respect of the payment of, any amount described in clauses (a) or (b) of this definition as a transferee or successor, by contract, by operation of Law, or otherwise.

“Tax Distributions” means, without duplication, “Tax Distributions” (as defined in and made by the Company to Sellers in accordance with the Company’s LLCA), including with respect to the 2019 tax year of the Sellers and SRS Leasing, LLC, and U.S. state and local Income Taxes relating to the Sellers or their direct or indirect owners that are required or permitted by applicable Law to be paid by the Company or Sellers in the ordinary course of business on a composite basis calculated in a manner consistent with the Sellers’ past practice, in each case, (a) to the extent provided in or permitted by the Company’s LLCA, (b) with respect to estimated and final U.S. federal, state and local income Tax payments that become due on or before the Closing Date in respect of (i) the 2019 Tax Year taking into account and reduced (but not below zero) by 2019 Pre-Closing Tax Distributions in respect of such Seller or SRS Leasing, LLC, as applicable, as of the Closing and (ii) the 2020 Pre-Closing Taxable Income taking into account and reduced (but not below zero) by the 2020 Pre-Closing Tax Distributions in respect of such Seller as of the Closing, provided that Tax Distributions with respect to the 2019 Tax Year of such Seller and SRS Leasing, LLC shall be made no later than the date their U.S. federal, state or local income Tax Returns are filed. The Company shall provide the Buyer with reasonable advance notice prior to making any “Tax Distributions” pursuant to the Company’s LLCA (as defined therein) from and after the Effective Date and prior to the Closing. For purposes of this definition, from the Effective Date, Tax Distributions in respect of SRS Leasing, LLC shall be made to Series U.

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“Tax Proceeding” means any audit, examination, claim or Proceeding with respect to Taxes, Tax matters, or Tax Returns.

“Tax Returns” means returns, declarations, reports, claims for refund, information returns, elections, disclosures, statements, or other documents (including any related or supporting schedules, attachments, statements or information, and including any amendments thereof) filed or required to be filed with a Taxing Authority in connection with, or relating to, Taxes.

“Tax Sharing Agreement” means any agreement or arrangement (including any provision of a Contract) pursuant to which any Utz Company is or may be obligated to indemnify any Person for, or otherwise pay, any Tax of or imposed on another Person, or indemnify, or pay over to, any other Person any amount determined by reference to actual or deemed Tax benefits, Tax assets, or Tax savings, excluding, for the avoidance of doubt, the Tax Receivable Agreement.

“Taxing Authority” means any Governmental Entity having jurisdiction over the assessment, determination, collection, administration or imposition of any Tax.

“Transaction Expenses” means, to the extent unpaid at Closing:

(a)          all fees, costs and expenses (including fees, costs and expenses of third-party advisors, legal counsel, investment bankers (solely to the extent set forth on Section 5.3 of the Buyer Disclosure Letter), or other representatives) incurred or payable by the Buyer or the Sponsor through the Closing in connection with the preparation of the Financial Statements, the negotiation and preparation of this Agreement, the Ancillary Agreements, and the Form S-4 and the consummation of the transactions contemplated hereby and thereby (including due diligence and the Domestication) or in connection with the Buyer’s pursuit of a Business Combination, and the performance and compliance with all agreements and conditions contained herein or therein to be performed or complied with;

(b)          all fees, costs and expenses (including fees, costs and expenses of third-party advisors, legal counsel, investment bankers (solely to the extent set forth on Sections 3.13 or 4.6 of the Company and Sellers’ Disclosure Letter), or other representatives) incurred or payable by any of the Utz Companies or the Sellers (or the Sellers’ equityholders) through the Closing in connection with the preparation of the Financial Statements, the negotiation and preparation of this Agreement, the Ancillary Agreements and the Form S-4 and the consummation of the transactions contemplated hereby and thereby (including due diligence) or in connection with the Sellers’ pursuit of the transactions contemplated by this Agreement, and the performance and compliance with all agreements and conditions contained herein or therein to be performed or complied with;

(c)          any fees, costs and expenses incurred or payable by the Buyer, any of the Utz Companies or the Sellers through the Closing in connection with entry into the Subscription Agreements and the consummation of the transactions contemplated by the Subscription Agreements and in connection with the negotiation of any Permitted Equity Financing;

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(d)          any payments related to the LTIP and the employer portion of any payroll or other employment Taxes thereon;

(e)          all fees, costs and expenses paid or payable pursuant to the R&W Insurance Policy and the Tail Policy;

(f)           all filing fees paid or payable to a Governmental Entity in connection with any filing made under the HSR Act, if required;

(g)          any Losses incurred by Buyer as a result of the transactions set forth in the BSOF Purchase Agreement (including the Commitment Fee as defined in the BSOF Purchase Agreement) or Redemption Agreement (excluding, for the avoidance of doubt, any payments under the Tax Receivable Agreement); and

(h)          all Transfer Taxes.

“Transfer Taxes” means all transfer, documentary, sales, use, value added, goods and services, stamp, registration, notarial fees and other similar Taxes and fees incurred in connection with the transactions contemplated by this Agreement.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that Section regardless of how numbered or classified.

“Trust Account” means the trust account established by the Buyer pursuant to the Trust Agreement.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated of October 4, 2018 by and between the Buyer and Continental Stock Transfer & Trust Company, a New York corporation.

“Trustee” means Continental Stock Transfer & Trust Company, acting as trustee of the Trust Account.

“Unauthorized Code” means any virus, Trojan horse, worm, or other Software routines or hardware components designed to permit unauthorized access, to disable, erase, or otherwise harm Software, hardware or data that is not developed or authorized by any Utz Company or the licensor of the Software or hardware components.

“Utz C Corp Entities” means, collectively, Heron Holding Corporation, Golden Flake Snack Foods, Inc., Inventure Foods, Inc., Kitchen Cooked, Inc., Tejas PB Distributing, Inc., La Cometa Properties, Inc., and Inventure-GA, Inc. (f/k/a Fresh Frozen Foods, Inc.).

“Utz Companies” means, collectively, the Company and the Company Subsidiaries.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, or any similar or related Law.

“Warrant Agreement” means that certain Warrant Agreement dated as of October 4, 2018, between the Buyer and Continental Stock Transfer & Trust Company, a New York corporation.

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“Whole Company Loss” means a Loss covered under the R&W Insurance Policy to the extent constituting a Loss incurred by an Utz Company, whether fully or partially covered.

Section 1.2          Terms Defined Elsewhere. Each of the following terms has the meaning ascribed to such term in the Article or Section set forth opposite such term:

Defined Term	Reference
2019 Pre-Closing Tax Distributions	Section 9.2(a)
2020 Pre-Closing Tax Distributions	Section 9.2(b)
2020 Pre-Closing Taxable Income	Section 9.2(b)
2019 Tax Year	Section 9.2(a)
ACA	Section 3.15(c)
Accounts Receivable	Section 3.22(a)
Additional Buyer Filings	Section 7.10(f)
Affiliated Transactions	Section 3.24(a)
Aggregate Consideration	Section 9.1(h)
Agreement	Preamble
Allocation	Section 9.1(h)
Antitrust Laws	Section 7.8(c)
Assets	Section 3.19
Assigned Company Units	Recitals
Assignment Agreement	Section 2.6(a)
Audited Financial Statements	Section 3.4(a)(ii)
Binder Agreement	Section 7.9(a)
BSOF	Recitals
BSOF Common Equity Purchase	Recitals
BSOF Common Interests	Recitals
BSOF Consideration	Recitals
BSOF Preferred Equity Purchase	Recitals
BSOF Preferred Interests	Recitals
BSOF Purchase Agreement	Recitals
BSOF Sale	Section 9.1(g)
Buyer	Preamble
Buyer Balance Sheet	Section 5.11(c)
Buyer Certificate of Incorporation	Recitals
Buyer Post-Closing Representation	Section 12.14(b)(i)
Buyer Preferred Shares	Section 5.2(a)
Buyer Prepared Returns	Section 9.1(a)(i)
Buyer Public Securities	Section 5.8
Buyer Released Matters	Section 7.12(b)
Buyer Released Parties	Section 7.12(b)
Buyer Releasing Parties	Section 7.12(b)
Buyer SEC Documents	Section 5.5(a)
Buyer Warrants	Section 5.2(a)
CapEx Schedule	Section 6.1(a)(vii)
Closing	Section 2.4
Closing Date	Section 2.4
Closing Form 8-K	Section 7.10(g)
Closing Press Release	Section 7.10(g)

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Defined Term	Reference
Closing Statement	Section 2.3(a)
Company	Preamble
Company A&R LLCA	Recitals
Company Distribution Policy	Recitals
Company Interests	Recitals
Company Units	Recitals
Competing Buyer	Section 7.22(a)
Cozen	Section 12.14(a)
D&O Provisions	Section 7.13(a)
Data Room	Section 12.5
DGCL	Recitals
Domestication	Recitals
Effective Date	Preamble
EIP	Section 7.4
Environmental Permits	Section 3.18
Excess Cash	Section 2.2(b)(ii)
Exchanged Company Units	Recitals
FDA	Section 1.1
Final Allocation	Section 9.1(h)
Final Tax Basis Balance Sheet	Section 9.1(h)
Financial Statements	Section 3.4(a)
Forward Purchase Agreements	Recitals
FTC	Section 1.1
Improvements	Section 3.7(d)
Indemnitee	Section 10.2(e)
Indemnitor	Section 10.2(e)
Insurance Policies	Section 3.16
Intended Tax Treatment	Section 9.1(g)
Internal Controls	Section 3.4(c)
Investor Rights Agreement	Recitals
IRS	Section 3.15(a)
Issued Company Units	Recitals
K&E	Section 10.2(e)
Latest Balance Sheet	Section 3.4(a)(i)
Lissette Offer Letter	Section 2.6(a)(x)
LTIP	Section 7.14
LOI	Section 12.6
Material Contract	Section 3.9(b)
Material Customer	Section 3.9(c)
Material Leases	Section 3.7(b)
Name Change	Recitals
Net Loss	Section 7.9(a)
Non-Party Affiliate	Section 12.13
OFAC	Section 1.1
Other Financial Statements	Section 3.4(a)(iii)
Outside Date	Section 11.1(c)
Parties	Preamble
Party	Preamble

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Defined Term	Reference
PCAOB Financial Statements	Section 7.10(h)
Permits	Section 3.17(b)
Pre-Closing Imputed Underpayment	Section 1.1
Pre-Closing Period	Section 6.1(a)
Premium Cap	Section 7.13(b)(ii)
Proxy Statement	Section 7.10(c)
Pubco Dividend Policy	Recitals
R&W Insurance Policy	Section 7.9(a)
Redemption	Recitals
Redemption Agreement	Recitals
Restricted Sponsor Shares	Recitals
Restructuring Intended Tax Treatment	Section 3.8(o)
Sale	Section 9.1(g)
Seller Post-Closing Representation	Section 12.14(a)(i)
Sellers	Preamble
Sellers Prepared Returns	Section 9.1(a)(i)
Series R	Preamble
Seller Released Matters	Section 7.12(a)
Seller Released Parties	Section 7.12(a)
Seller Releasing Parties	Section 7.12(a)
Series U	Preamble
Signing Form 8-K	Section 7.10(b)
Signing Press Release	Section 7.10(b)
Sponsor Side Letter	Recitals
SSI List	Section 3.25(a)
Standstill Agreement	Recitals
Tail Policy	Section 7.13(b)(ii)
Tax Accounting Firm	Section 9.1(h)
Tax Basis Balance Sheet	Section 9.1(h)
Tax Positions	Section 9.1(i)
Tax Receivable Agreement	Recitals
Third Party Claim	Section 10.2(e)
Third-Party Recovery Proceeds	Section 10.2(c)
Trade Control Laws	Section 3.25(b)
Trademarks	Section 1.1
Trust Amount	Section 5.4
Trust Distributions	Section 12.9
Unaudited Financial Statements	Section 3.4(a)(ii)
USDA	Section 1.1
Utz Indemnified Persons	Section 7.13(a)
W-9s	Section 2.6(a)
Waived 280G Benefits	Section 7.18
Waiving Parties	Section 12.14(a)(i)

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Article II
PURCHASE AND SALE TRANSACTIONS

Section 2.1          Purchase and Sale of Acquired Company Units; Issuance of Buyer Class V Voting Stock.Upon the terms and subject to the conditions set forth in this Agreement, at the Closing:

(a)          The Buyer will acquire the Acquired Company Units and the Acquired Restricted Company Units, and the Sellers and the Company will cause such Acquired Company Units and Acquired Restricted Company Units to be sold, transferred, assigned or issued to the Buyer, as applicable, in the following sequence:

(i)          Following the consummation of the purchase of the BSOF Preferred Interests and the BSOF Common Interests pursuant to the BSOF Purchase Agreement, respectively, the Sellers will consummate the Redemption whereby the Sellers will redeem the BSOF Common Interests and BSOF Preferred Interests purchased by the Buyer in exchange for the Exchanged Company Units held by such Sellers in accordance with the Redemption Agreement;

(ii)         The Buyer will pay and transfer to the Company the Contribution Amount in exchange for the Issued Company Units free and clear of all Liens other than Securities Liens and the Company will issue to the Buyer the Issued Company Units free and clear of all Liens other than Securities Liens; and

(iii)        The Buyer will (x) pay and transfer to the Sellers the Net Cash Consideration and (y) issue to the Sellers the Buyer Class V Voting Stock as set forth in Section 2.1(c) below and provide certain rights under the Tax Receivable Agreement, in exchange for the Assigned Company Units held by such Sellers free and clear of all Liens other than Securities Liens, and each Seller will sell, assign and transfer to the Buyer the Assigned Company Units held by such Seller free and clear of all Liens other than Securities Liens.

(b)          Substantially simultaneously with the transactions set forth in Section 2.1(a), the Sellers and the Company will adopt the Company A&R LLCA and in connection with such transactions, including the issuance to the Sellers of the Buyer Class V Voting Stock, Buyer shall be admitted as the manager of the Company pursuant to the terms of the Company A&R LLCA.

(c)          The Buyer shall (i) issue to Sellers, in the aggregate, one (1) share of Buyer Class V Voting Stock for each Retained Company Unit held by such Seller, free and clear of all Liens other than Securities Liens and (ii) make appropriate book entries (to the accounts designated by Sellers in writing prior to Closing) evidencing the issuance to Sellers of such shares of Buyer Class V Voting Stock.

(d)          As a result of the transactions contemplated by this Section 2.1, and assuming that the number of shares of Net Redeemed Stock is zero (0), Sellers will hold, in the aggregate, 57,765,978 Company Units which are Common Units (as defined in the Company A&R LLCA) and the Buyer will hold 57,375,000 Company Units which are Common Units (as defined in the Company A&R LLCA) and the Sellers will hold 3,483,022 Retained Restricted Company Units and the Buyer will hold 2,000,000 Acquired Restricted Company Units.

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Section 2.2          Purchase Price and Closing Date Payments. Subject to the satisfaction or waiver of the conditions set forth in Section 2.5 (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions), at the Closing and in consideration for the acquisition of the Acquired Company Units and the Acquired Restricted Company Units as specifically set forth in Section 2.1(a) above (the components of which, as adjusted pursuant to Section 9.1(h), if applicable), the Buyer shall, subject to this Agreement and the Trust Agreement, disburse all Available Closing Date Equity for the following purposes and in the following order of priority:

(a)          first, payment to BSOF of the BSOF Consideration in accordance with the BSOF Purchase Agreement;

(b)          second, contribution to the Company of the Contribution Amount, which shall be used by the Company as follows:

(i)          first, payment of the Transaction Expenses by wire transfer of immediately available funds on behalf of the Persons that incurred such Transaction Expenses or by whom such Transaction Expenses are payable; provided that the Transaction Expenses incurred or payable by the Sellers, the equityholders of the Sellers or the Utz Companies shall be paid by the Company on the first Business Day following the Closing Date;

(ii)         second, to the extent of any amount of the Contribution Amount remaining after the payments made (or to be made) in accordance with Section 2.2(a)(i) (such amount, the “Excess Cash”), the Company shall pay the Target Repaid Indebtedness designated on the Closing Statement, to the applicable recipients thereof, by wire transfer of immediately available funds as set forth in the Closing Statement on the first Business Day following the Closing Date; and

(iii)        third, to the extent of any amount of Excess Cash remaining after the payments made in Section 2.2(b)(ii), such balance shall be retained by the Company for immediate use by any Utz Company;

(c)          third, payment to Sellers, by wire transfer of immediately available funds to the account or accounts designated in writing by the applicable Sellers no later than three (3) Business Days prior to the Closing, an aggregate amount in cash equal to the Net Cash Consideration (if any) and which amount shall be allocated between Sellers in accordance with Section 2.2(c) of the Company and Sellers’ Disclosure Letter; and

(d)          fourth, payment to the Company, by wire transfer of immediately available funds to the account or accounts designated in writing by the Company no later than three (3) Business Days prior to the Closing, an aggregate amount in cash equal to the positive difference between the Cash Consideration minus the Net Cash Consideration.

Section 2.3          Closing Statement; Available Closing Date Equity; Third Party Invoices; Target Repaid Indebtedness.

(a)          Closing Statement. At least five (5) Business Days prior to the Closing Date, the Company shall prepare and deliver to the Buyer a statement (the “Closing Statement”) setting forth the Company’s good faith calculation of: (i) the amount of any Losses, if any, arising from any Prohibited Affiliate Transaction (x) from December 30, 2019 through the Effective Date, which are not set forth on Section 1.1(a) or Section 3.24(b) of the Company and Sellers’ Disclosure Letter (or which are in excess of the amount set forth on such schedule, to the extent an amount is set forth on such schedule, with respect to such Prohibited Affiliate Transaction), if any, and (y) from the Effective Date through the Closing Date, and (ii) the amount of any Losses, if any, arising from any breach of Section 6.1(a). Upon receipt of the Closing Statement, Buyer will have two (2) Business Days to review and comment on the Closing Statement, and the amounts set forth therein, and during such period Sellers and the Company will (and will cause their respective Representatives to) provide Buyer which such information as may be reasonably necessary to facilitate Buyer’s review; provided that neither Seller nor the Company shall have any obligation to incorporate any such comments into the Closing Statement. If the Company and Sellers (in their sole discretion) make any changes to the Closing Statement based on comments provided by Buyer, the Company shall deliver to the Buyer an updated Closing Statement at least one (1) Business Day prior to the Closing Date.

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(b)          Available Closing Date Equity. At least three (3) Business Days prior to the Closing Date, the Buyer shall prepare and deliver to the Company and Sellers a certificate, duly executed and certified by an executive officer of the Buyer, setting forth in reasonable detail the Buyer’s good faith calculation (and attaching reasonable supporting details to enable a review thereof by Sellers) of Available Closing Date Equity.

(c)          Third Party Invoices. At least three (3) Business Days prior to the Closing, (i) the Sellers shall deliver to the Buyer copies of all invoices for Transaction Expenses payable by Sellers, any equityholder of a Seller and any Utz Company from third parties prior to or in connection with the Closing, and (ii) the Buyer shall deliver to the Sellers copies of all invoices for Transaction Expenses payable by Buyer or the Sponsor from third parties prior to or in connection with the Closing.

(d)          Target Repaid Indebtedness. At least two (2) Business Days prior to the Closing Date, the Company shall prepare and deliver to the Buyer a statement setting forth the Company’s good faith calculation of the amount of Target Repaid Indebtedness to be repaid in connection with the Closing solely with any Excess Cash (following reasonable consultation with the Buyer regarding such amount of Target Repaid Indebtedness). No amount of Indebtedness of the Utz Companies will be repaid in connection with the Closing in excess of the amount of Excess Cash.

Section 2.4          Closing Transactions. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place by conference call and by exchange of signature pages by email, fax or other electronic transmission at 9:00 a.m. eastern time on (a) the fourth (4th) Business Day after the conditions set forth in Section 2.5 have been satisfied, or, if permissible, waived by the Party entitled to the benefit of the same (other than those conditions which by their terms are required to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or (b) such other date and time as the Parties mutually agree (the date upon which the Closing occurs, the “Closing Date”).

Section 2.5          Conditions to the Obligations of the Parties.

(a)          Conditions to the Obligations of Each Party. The obligation of each Party to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction or written waiver, as of the Closing Date, of each of the following conditions:

(i)          Hart-Scott-Rodino Act. If a filing is required in connection with the consummation of the transactions contemplated by this Agreement under the HSR Act, the waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated.

(ii)         No Orders or Illegality. There shall not be any applicable Law in effect that makes the consummation of the transactions contemplated by this Agreement illegal or any Order in effect preventing the consummation of the transactions contemplated by this Agreement.

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(iii)        Required Vote. The Required Vote (other than with respect to the approval and adoption of the EIP) shall have been obtained.

(iv)        Buyer Share Redemptions. The Buyer Share Redemptions shall have been completed in accordance with the terms hereof, the applicable Buyer Governing Documents, the Trust Agreement and the Form S-4.

(v)         Minimum Cash Amount. The Minimum Cash Amount shall not be less than three hundred million dollars ($300,000,000).

(vi)        Form S-4. The Form S-4 shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC that remains in effect with respect to the Form S-4, and no Proceeding seeking such a stop order shall have been threatened or initiated by the SEC that remains pending.

(vii)       BSOF Purchase Agreement. The conditions to closing set forth in Section 1.2 of the BSOF Purchase Agreement shall have been satisfied or waived (other than those conditions therein that by their nature are to be satisfied at the closing of the purchase of the BSOF Common Interests and BSOF Preferred Interests, but subject to the satisfaction or waiver of those conditions), BSOF shall be ready, willing and able to sell and transfer the BSOF Common Interests and BSOF Preferred Interests to the Buyer pursuant to the BSOF Purchase Agreement and the transactions contemplated by the BSOF Purchase Agreement shall be consummated substantially simultaneously with the Closing.

(viii)      Buyer Governing Documents. The Buyer Certificate of Incorporation shall have been filed with the Secretary of State of the State of Delaware, and the Buyer shall have adopted the Buyer Bylaws.

(ix)        Sponsor Side Letter. The Sponsor Side Letter shall continue to be in full force and effect.

(b)          Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the transactions to be performed by the Buyer in connection with the Closing is subject to the satisfaction or written waiver, at or prior to the Closing Date, of each of the following conditions:

(i)          Representations and Warranties.

(A)          The representations and warranties of the Company set forth in Article III of this Agreement (other than the Company Fundamental Representations) and of Sellers set forth in Article IV of this Agreement (other than the Sellers Fundamental Representations), in each case, without giving effect to any materiality or Material Adverse Effect qualifiers contained therein (other than in respect of the defined term ‘Material Contract’), shall be true and correct as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date), except in each case, to the extent such failure of the representations and warranties to be so true and correct, when taken as a whole, would not have a Material Adverse Effect; and

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(B)          the Company Fundamental Representations and the Sellers Fundamental Representations, in each case, without giving effect to any materiality or Material Adverse Effect qualifiers contained therein, shall be true and correct in all material respects as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all material respects as of such date).

(ii)         Performance and Obligations of the Company and Sellers. The Company and Sellers shall have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by the Company or Sellers, as applicable, on or prior to the Closing Date.

(iii)        Material Adverse Effect. Since the Effective Date, there has been no Material Adverse Effect.

(iv)        Officers Certificate. (A) The Company shall deliver to the Buyer, a duly executed certificate from an authorized Person of the Company in the form attached hereto as Exhibit I, dated as of the Closing Date, certifying that the conditions set forth in Section 2.5(b)(i), Section 2.5(b)(ii), and Section 2.5(b)(iii) with respect to the Company have been satisfied, and (B) and each Seller shall deliver to the Buyer, a duly executed certificate from an authorized Person of such Seller in the form attached hereto as Exhibit I, dated as of the Closing Date, certifying that the conditions set forth in Section 2.5(b)(i) with respect to such Seller and Section 2.5(b)(ii) with respect to such Seller have been satisfied.

(c)          Conditions to Obligations of Sellers and the Company. The obligation of Sellers and the Company to consummate the transactions to be performed by Sellers and the Company, as applicable, in connection with the Closing is subject to the satisfaction or written waiver, at or prior to the Closing Date, of each of the following conditions:

(i)          Representations and Warranties.

(A)          The representations and warranties of the Buyer set forth in Article V of this Agreement (other than the Buyer Fundamental Representations), in each case, without giving effect to any materiality or material adverse effect qualifiers contained therein, shall be true and correct as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date), except in each case, to the extent such failure of the representations and warranties to be so true and correct would not have a Buyer Material Adverse Effect; and

(B)          the Buyer Fundamental Representations, in each case, without giving effect to any materiality or material adverse effect qualifiers contained therein, shall be true and correct in all material respects as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all material respects as of such date).

(ii)         Performance and Obligations of the Buyer. The Buyer shall have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by the Buyer on or prior to the Closing Date.

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(iii)        Officers Certificate. The Buyer shall deliver to Sellers, a duly executed certificate from an officer of the Buyer, in the form attached hereto as Exhibit K, dated as of the Closing Date, certifying that the conditions set forth in Section 2.5(c)(i) and Section 2.5(c)(ii) have been satisfied.

(d)          Frustration of Closing Conditions. None of Sellers, the Company or the Buyer may rely on the failure of any condition set forth in this Section 2.5 to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use commercially reasonable efforts to cause the closing conditions of such other Party to be satisfied.

(e)          Waiver of Closing Conditions. Upon the occurrence of the Closing, any condition set forth in this Section 2.5 that was not satisfied as of the Closing shall be deemed to have been waived as of and from the Closing.

Section 2.6          Company and Sellers Deliveries and Closing Actions.

(a)          Deliveries and Closing Actions. At the Closing:

(i)          each Seller shall deliver to the Buyer an assignment with respect to the Assigned Company Units and Exchanged Company Units owned by such Seller in the form attached hereto as Exhibit J (the “Assignment Agreement”), duly executed by such Seller;

(ii)         each Seller shall deliver to the Buyer the Redemption Agreement, duly executed by such Seller;

(iii)        the Sellers shall deliver to the Buyer the Company A&R LLCA, duly executed by the Sellers;

(iv)        each Seller shall deliver to the Buyer a properly completed and duly executed IRS Form W-9 (collectively, the “W-9s”);

(v)         the Company shall deliver to the Buyer evidence of the termination of the Affiliated Transactions pursuant to Section 7.16;

(vi)        the Sellers shall deliver to the Buyer the Tax Receivable Agreement, duly executed by the Sellers;

(vii)       the Sellers shall deliver to the Buyer the Investor Rights Agreement, duly executed by the Sellers;

(viii)      the Sellers shall deliver to the Buyer the Standstill Agreement, duly executed by the Sellers and the Rice Family Parties (as defined in the Standstill Agreement);

(ix)         Sellers will cause those members of the Buyer Board that is in existence immediately following the Closing and nominated by Sellers to deliver signature pages to a written consent of the Buyer that adopts both the Pubco Dividend Policy and the Company Distribution Policy, each to be held in escrow pending the consummation of the Closing; and

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(x)          the Company shall deliver to the Buyer the Offer of Employment Letter for Dylan Lissette together with all exhibits attached thereto or as mutually agreed by the Buyer and the Company before the Closing, in the form attached hereto as Exhibit O, duly executed by Dylan Lissette (the “Lissette Offer Letter”).

Section 2.7          Buyer Deliveries and Closing Actions.

(a)          Deliveries and Closing Actions. At the Closing:

(i)          the Buyer shall deliver the payments required to be made at Closing in accordance with Section 2.2;

(ii)         the Buyer shall deliver, or cause to be delivered the Buyer Class V Voting Stock in accordance with Section 2.1;

(iii)        Buyer shall deliver to Sellers the Assignment Agreement, duly executed by Buyer;

(iv)        Buyer shall deliver to Sellers the Redemption Agreement, duly executed by Buyer;

(v)         the Buyer shall deliver to Sellers the Company A&R LLCA, duly executed by the Buyer and the Company;

(vi)        the Buyer shall deliver to Sellers the Tax Receivable Agreement, duly executed by the Buyer;

(vii)       the Buyer shall deliver to Sellers the Investor Rights Agreement, duly executed by the Buyer and Sponsor;

(viii)      the Buyer shall deliver to Sellers the Standstill Agreement, duly executed by the Buyer, the Sponsor and the Founder Holders (as defined in the Standstill Agreement);

(ix)        the Buyer shall deliver to Sellers evidence that the Domestication is complete and effective;

(x)         the Buyer shall deliver to Sellers evidence that, immediately after the Closing, the Buyer Board is comprised of ten (10) directors and that the Seller Directors (as defined in the Investor Rights Agreement) have been appointed to the Buyer Board;

(xi)        the Buyer will cause those members of the Buyer Board that is in existence immediately following the Closing and nominated by the Sponsor to deliver signature pages to a written consent of Buyer that adopts both the Pubco Dividend Policy and the Company Distribution Policy, each to be held in escrow pending the consummation of the Closing; and

(xii)        the Buyer shall deliver to the Company the Lissette Offer Letter, duly executed by the Buyer.

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Section 2.8          Withholding and Wage Payments.

(a)          The Buyer and the Company shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount otherwise payable under this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any other provision of applicable Laws; provided, however, that except with respect to compensation paid to any payee who is an employee of any of the Utz Companies, the relevant payor will reasonably cooperate with the relevant payee prior to the making of such deductions and withholding payments to determine whether any such deductions or withholding payments (other than with respect to compensatory payments or any deduction or withholding required by reason of the Sellers’ failure to timely provide the W-9s) are required under applicable Law and in obtaining any available exemption or reduction of, or otherwise minimizing to the extent permitted by applicable Law, such deduction and withholding. To the extent that such withheld amounts are paid over to or deposited with the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made. The Buyer and the Sellers acknowledge that no withholding is required under applicable U.S. federal income Tax Law as in effect as of the Effective Date (other than with respect to compensatory payments or any deduction or withholding required by reason of the Sellers’ failure to timely provide the W-9s) with respect to any amounts payable by the Buyer to the Sellers under this Agreement.

(b)          Notwithstanding the foregoing, to the extent that any amount payable pursuant to this Agreement needs to be paid to any employee or similar Person of any Utz Company that constitutes “wages” or other relevant compensatory amount, such amount shall be deposited in the payroll account of the applicable Utz Company and the amounts due to such employee or similar Person (net of any required Tax withholding) shall be paid to such Person pursuant to the next practicable scheduled payroll of the applicable Utz Company.

Article III
REPRESENTATIONS AND WARRANTIES REGARDING THE UTZ COMPANIES

As an inducement to the Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement, except as set forth in the applicable section of the Company and Sellers’ Disclosure Letter, the Company hereby represents and warrants to the Buyer as follows:

Section 3.1          Organization; Authority; Enforceability.Each Utz Company is (a) duly organized or formed, validly existing, and in good standing (or the equivalent) under the Laws of its jurisdiction of organization or formation, (b) qualified to do business and is in good standing (or the equivalent) in the jurisdictions in which the conduct of its business or locations of its assets and/or properties makes such qualification necessary, except where the failure to be so qualified to be in good standing (or the equivalent) would not have a Material Adverse Effect and (c) each Utz Company has the requisite corporate or limited liability company, as the case may be, power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted. The Company has the limited liability company power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The board of managers of the Company has duly approved this Agreement and the Ancillary Agreements to which it is a party and the transactions contemplated hereby and thereby and has duly authorized the execution, delivery and performance of this Agreement by the Company and the Ancillary Agreement to which it is a party. No other limited liability company proceedings on the part of the Company are necessary to approve and authorize the execution, delivery and performance of this Agreement and the Ancillary Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles. Correct and complete copies of the Governing Documents of each Utz Company, as in effect on the date hereof, have been made available to the Buyer. Except as set forth on Section 3.1 of the Company and Sellers’ Disclosure Letter, none of the Utz Companies is the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding.

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Section 3.2          Noncontravention.

(a)          Except as set forth on Section 3.2(a) of the Company and Sellers’ Disclosure Letter or the filings pursuant to Section 7.8, the consummation by the Company of the transactions contemplated by this Agreement and the Ancillary Agreements to which the Company is a party do not (i) conflict with or result in any breach of any of the material terms, conditions or provisions of, (ii) constitute a material default under (whether with or without the giving of notice, the passage of time or both), (iii) result in a material violation of, (iv) give any third party the right to terminate or accelerate, or cause any termination or acceleration of, any material right or material obligation under (v) result in the creation of any Lien upon the Company Units under, (vi) require any approval from, or (vii) require any filing with, (x) any Material Contract or Material Lease, (y) any Governing Document of an Utz Company or (z) any Governmental Entity under or pursuant to any Law or Order to which any Utz Company is bound or subject, with respect to clauses (x) and (z), which would have a Material Adverse Effect. No Utz Company is in violation of any of the Governing Documents of such Utz Company.

(b)          Except as set forth on Section 3.2(b) of the Company and Sellers’ Disclosure Letter or the filings pursuant to the HSR Act, the consummation of any transaction or series of transactions that would result in Sellers (or their equityholders) no longer owning a majority of the voting power or Equity Interests of the Company, would not (i) conflict with or result in any breach of any of the material terms, conditions or provisions of, (ii) constitute a material default under (whether with or without the giving of notice, the passage of time or both), (iii) result in a material violation of, (iv) give any third party the right to terminate or accelerate, or cause any termination or acceleration of, any material right or material obligation under, (v) result in the creation of any Lien upon the Company Units under, (vi) require any approval from, or (vii) require any filing with, any Material Contract or Material Lease which would have a Material Adverse Effect.

Section 3.3          Capitalization.

(a)          Section 3.3(a) of the Company and Sellers’ Disclosure Letter sets forth with respect to each Utz Company, (i) its name and jurisdiction of organization or formation, (ii) its form of organization or formation and (iii) the Equity Interests issued by each Utz Company (including the number and class (as applicable) of vested and unvested Equity Interests) and the record and beneficial ownership (including the percentage interests held thereby) thereof. The Equity Interests set forth on Section 3.3(a) of the Company and Sellers’ Disclosure Letter comprise all of the capital stock, limited liability company interests or other equity interests, as applicable, of the Utz Companies that are issued and outstanding as of the Effective Date and, except for any grants or issuances of Phantom Units under the LTIP permitted pursuant to Section 6.1(a) of the Company and Sellers’ Disclosure Letter, immediately prior to giving effect to the transactions occurring on the Closing Date set forth in this Agreement and in the Ancillary Agreements.

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(b)          Except as (x) set forth on Section 3.3(b) of the Company and Sellers’ Disclosure Letter, or (y) set forth in this Agreement, the Ancillary Agreements or the Governing Documents of the Utz Companies:

(i)          there are no outstanding options, warrants, Contracts, calls, puts, rights to subscribe, conversion rights or other similar rights to which any Utz Company is a party or which are binding upon any Utz Company providing for the offer, issuance, redemption, exchange, conversion, voting, transfer, disposition or acquisition of any of its Equity Interests;

(ii)         none of the Utz Companies is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Equity Interests;

(iii)        none of the Utz Companies is a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any of its Equity Interests;

(iv)        there are no contractual equityholder preemptive or similar rights, rights of first refusal, rights of first offer or registration rights in respect of Equity Interests of any of the Utz Companies to which any Utz Company is a party;

(v)         none of the Utz Companies has violated in any material respect any applicable securities Laws or any preemptive or similar rights created by Law, Governing Document or Contract to which such Utz Company is a party in connection with the offer, sale or issuance of any of its Equity Interests; and

(vi)        other than pursuant to existing credit facilities of the Utz Companies, there are no contractual restrictions which prevent the payment of dividends or distributions by any of the Utz Companies.

(c)          All of the issued and outstanding Equity Interests of the Utz Companies (including the Acquired Company Units and Exchanged Company Units) have been duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights in respect thereto, and were not issued in violation of any preemptive rights, call options, rights of first refusal, subscription rights, transfer restrictions (other than Securities Liens and other than as set forth in the Governing Documents of the Utz Companies) or similar rights of any Person or applicable Law, other than in each case Securities Liens. Upon delivery of and payment for the Acquired Company Units at the Closing and redemption of the Exchanged Company Units at the Closing, (i) Buyer will acquire good and valid title to all of the Acquired Company Units and Acquired Restricted Company Units, free and clear of any Liens (other than Securities Liens and other than as set forth in the Company’s LLCA) and (ii) the Acquired Company Units, the Acquired Restricted Company Units, together with the Retained Company Units and Retained Restricted Company Units, will represent all of the Equity Interests of the Company, other than as set forth in the Company’s LLCA.

(d)          Except as set forth on Section 3.3(d) of the Company and Sellers’ Disclosure Letter, no Utz Company currently owns, directly or indirectly, any Equity Interests in any Person (other than another Utz Company).

Section 3.4          Financial Statements; No Undisclosed Liabilities.

(a)          Attached as Section 3.4(a) of the Company and Sellers’ Disclosure Letter are the following financial statements (collectively, the “Financial Statements”):

(i)          the unaudited combined balance sheet of the Company and its Subsidiaries and certain Affiliates of the Company identified in the notes thereto as of December 29, 2019 (the “Latest Balance Sheet”) and the related unaudited combined statements of income, equity and cash flows for the fiscal year then ended, together with the notes thereto (collectively with the Latest Balance Sheet, the “Unaudited Financial Statements”);

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(ii)         the audited combined financial statements of the Company and its Subsidiaries and certain Affiliates of the Company identified in the notes thereto as of December 29, 2019, December 30, 2018 and December 31, 2017, consisting of the audited combined balance sheets and the related audited combined statements of income, equity and cash flows for the fiscal years ended on such dates, together with all related notes and schedules thereto, accompanied by the reports thereon of the Utz Companies’ independent auditors (the “Audited Financial Statements”); and

(iii)        the financial statements for any “business” within the meaning of Rule 11-01(d) of Regulation S-X of the SEC acquired by any Utz Company that is required pursuant to SEC rules and regulations or the abbreviated financial statements for any such “business” as permitted by the SEC pursuant to a waiver letter, as applicable, for the applicable periods required thereunder (the “Other Financial Statements”).

(b)          Except as set forth on Section 3.4(b) of the Company and Sellers’ Disclosure Letter, the Financial Statements were and the PCAOB Financial Statements will be derived from the books and records of the Utz Companies, which books and records are, in all material respects, correct and complete and have been maintained in all material respects in accordance with commercially reasonable business practices. Except as set forth on Section 3.4(b) of the Company and Sellers’ Disclosure Letter, each of the Financial Statements has been and the PCAOB Financial Statements will be prepared in all material respects in accordance with GAAP applied on a consistent basis throughout the periods indicated and in accordance with Regulation S-X of the SEC (except (x) as otherwise noted therein, (y) that the Unaudited Financial Statements do not include footnotes and disclosures required by GAAP, and (z) that the Unaudited Financial Statements do not include all year-end adjustments required by GAAP). Each of the Financial Statements fairly presents and the PCAOB Financial Statements will fairly present, in all material respects, the combined assets, liabilities, equity, cash flow and financial condition as of the respective dates thereof and the operating results of the Utz Companies for the periods covered thereby (except (x) as otherwise noted therein, (y) that the Unaudited Financial Statements do not include footnotes and disclosures required by GAAP, and (z) that the Unaudited Financial Statements do not include all year-end adjustments required by GAAP).

(c)          Each of the independent auditors for the Utz Companies, with respect to their report as included in the Audited Financial Statements and as will be included in the PCAOB Financial Statements, is an independent registered public accounting firm within the meaning of the Securities Act and the applicable rules and regulations adopted by the SEC and, with respect to the PCAOB Financial Statements, the PCAOB, and with respect to their report as included in the Other Financial Statements, is an independent public accounting firm within the meaning of the Securities Act and the applicable rules and regulations adopted by the SEC and the American Institute of Certified Public Accountants.

(d)          The Company maintains a system of internal accounting policies and controls sufficient to provide reasonable assurances that (i) transactions are executed in all material respects in accordance with management’s authorization; (ii) all income and expense items are in all material respects properly recorded for the relevant periods in accordance with the policies maintained by the Utz Companies; and (iii) financial statements and reports for external purposes are prepared in all material respects in accordance with GAAP (“Internal Controls”). The Company has not identified in writing and has not received written notice from an independent auditor of (x) any significant deficiency or material weakness in the system of Internal Controls utilized by the Utz Companies, (y) any facts, that in their totality, reasonably constitute Fraud that involves the Utz Companies’ management or other employees who have a role in the preparation of financial statements or the Internal Controls utilized by the Utz Companies, or (z) any claim or allegation regarding any of the foregoing. There are no significant deficiencies or material weaknesses in the design or operation of the Internal Controls over financial reporting that would reasonably be expected to adversely affect, in a material manner, the Company’s ability to record, process, summarize and report financial information, and, to the Knowledge of the Company, there are no facts, that in their totality, reasonably constitute actual and intentional common law fraud committed by Sellers or any of their Affiliates (other than an Utz Company), the management of any Utz Company or any other Person which actual and intentional common law fraud involves any Utz Company or their respective management, employees, assets or operations.

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(e)          The Utz Companies have no material Liabilities that are required to be disclosed on a balance sheet in accordance with GAAP, other than (i) Liabilities set forth in or reserved against in the Financial Statements or the notes thereto or books and records of the Utz Companies; (ii) Liabilities which have arisen after the date of the Latest Balance Sheet in the Ordinary Course of Business (none of which results from, arises out of, or was caused by any breach of warranty, breach of Contract or infringement or violation of Law); (iii) Liabilities arising under this Agreement, the Ancillary Agreements and/or the performance by the Company of its obligations hereunder or thereunder or incurred in connection with the transactions contemplated by this Agreement; or (iv) for fees, costs and expenses for advisors and Affiliates of the Utz Companies, including with respect to legal, accounting or other advisors incurred by the Utz Companies in connection with the transactions contemplated by this Agreement.

(f)          No Utz Company maintains any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K of the Securities and Exchange Commission.

Section 3.5          No Material Adverse Effect. Since December 30, 2019 through the Effective Date, there has been no Material Adverse Effect.

Section 3.6          Absence of Certain Developments. Except as set forth on Section 3.6 of the Company and Sellers’ Disclosure Letter, since December 30, 2019, (a) each Utz Company has conducted its business in all material respects in the Ordinary Course of Business and (b) no Utz Company has taken (or has had taken on its behalf) any action that would, if taken after the Effective Date, require the Buyer’s consent under Section 6.1(a).

Section 3.7          Real Property.

(a)          Set forth on Section 3.7(a) of the Company and Sellers’ Disclosure Letter is the address of each Owned Real Property. With respect to each Owned Real Property: (i) the applicable Utz Company has good and marketable indefeasible fee simple title to such Owned Real Property, free and clear of all Liens other than Permitted Liens; (ii) except as set forth on Section 3.7(a)(ii) of the Company and Sellers’ Disclosure Letter, no Utz Company leases or otherwise grants to any Person (other than to another Utz Company) the right to use or occupy such Owned Real Property; and (iii) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property. Except as set forth on Section 3.7(a)(iii) of the Company and Sellers’ Disclosure Letter, no Utz Company is a party to any agreement to purchase any real property or interest therein.

(b)          Set forth on Section 3.7(b) of the Company and Sellers’ Disclosure Letter is a correct and complete list (with the address) of all Leases for each Leased Real Property which provides for a current monthly base rent of more than $25,000 (the “Material Leases”). Except as set forth on Section 3.7(b) of the Company and Sellers’ Disclosure Letter, with respect to each of the Material Leases (i) no Utz Company subleases, licenses or otherwise grants to any Person the right to use or occupy the Leased Real Property or any portion thereof; and (ii) the applicable Utz Company’s possession and quiet enjoyment of the Leased Real Property under such Material Lease, to the extent applicable, is not being disturbed. Each applicable Utz Company has made available to the Buyer a correct and complete copy of all Material Leases.

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(c)          The Owned Real Property listed in Section 3.7(a) of the Company and Sellers’ Disclosure Letter, and the Leased Real Property comprise all of the real property used in the business of the Utz Companies.

(d)          The buildings, material building components, structural elements of the improvements, roofs, foundations, parking and loading areas, mechanical systems (including all heating, ventilating, air conditioning, plumbing, electrical, elevator, security, utility and fire/life safety systems) (collectively, the “Improvements”) included in the Owned Real Property and, to the Knowledge of the Company, the Leased Real Property are, in all material respects, in good working condition and repair (ordinary wear and tear excepted) and sufficient in all material respects for the operation of the business by each Utz Company as currently conducted, subject to any deferred maintenance. To the Knowledge of the Company, since the Lookback Date, no Utz Company has received written notice of (i) any condemnation, eminent domain or similar Proceedings affecting any parcel of Owned Real Property or the Material Leases comprising the Leased Real Property; (ii) any special assessment or pending improvement liens to be made by any Governmental Entity; or (iii) material violations of any building codes, zoning ordinances or governmental regulations or covenants or restrictions affecting any Owned Real Property or the Material Leases comprising the Leased Real Property.

(e)          To the Knowledge of the Company, all water, gas, electrical, stream, compressed air, telecommunication, sanitary and storm sewage lines and other utilities and systems servicing each parcel of Owned Real Property and Leased Real Property are sufficient in all material respects for the continued operation of the business of each applicable Utz Company as currently conducted on such Owned Real Property or Leased Real Property.

(f)          Except as set forth on Section 3.7(f) of the Company and Sellers’ Disclosure Letter, to the Knowledge of the Company, since the Lookback Date, no portion of the Owned Real Property or Leased Real Property has suffered damage by fire or other casualty loss, which has not been repaired and restored in all material respects.

Section 3.8          Tax Matters.Except as set forth on Section 3.8 of the Company and Sellers’ Disclosure Letter:

(a)          Each Seller and Utz Company has timely filed all income and other material Tax Returns required to be filed by it pursuant to applicable Laws (taking into account any validly obtained extensions of time within which to file). All income and other material Tax Returns filed by each of the Sellers and Utz Companies are correct and complete in all material respects and have been prepared in material compliance with all applicable Laws. All material amounts of Taxes due and payable by each of the Sellers and Utz Companies for which the applicable statute of limitations remains open have been timely paid (whether or not shown as due and payable on any Tax Return). Each Seller and Utz Company has timely and properly withheld and paid to the applicable Taxing Authority all material amounts of Taxes required to have been withheld and paid by it in connection with any amounts paid or owing to any employee, independent contractor, creditor, equityholder or other third party and all material sales, use, ad valorem and value added Taxes and has otherwise complied in all material respects with all applicable Laws relating to such withholding and payment of Taxes.

(b)          No written claim has been made by a Taxing Authority in a jurisdiction where a Seller or an Utz Company does not file a particular type of Tax Return, or pay a particular type of Tax, that such Seller or Utz Company is or may be subject to taxation of that type by, or required to file that type of Tax Return in, that jurisdiction, which claim has not been settled or resolved. The Income Tax Returns made available to the Buyer reflect all of the jurisdictions in which Sellers and the Utz Companies are required to remit material amounts of Income Tax.

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(c)          There is no Tax Proceeding currently being conducted or pending with respect to any Taxes or Tax Returns of or with respect to any Seller or any Utz Company, and, to the Knowledge of the Company and to the Knowledge of the Sellers, no such Tax Proceeding has been threatened that has not been settled or resolved. No Seller or Utz Company has commenced a voluntary disclosure proceeding in any jurisdiction that has not been resolved or settled. All material deficiencies for Taxes asserted or assessed in writing against any Seller or Utz Company have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn, and, to the Knowledge of the Company and to the Knowledge of the Sellers, no such deficiency has been threatened or proposed against any Seller or Utz Company.

(d)          There are no outstanding agreements or other documents extending or waiving the statute of limitations applicable to any Tax or Tax Return with respect to any Seller or Utz Company or extending a period of collection, assessment or deficiency for Taxes due from or with respect to any Sellers or Utz Company, which period (after giving effect to such extension or waiver) has not yet expired, and no request for any such waiver or extension is currently pending. No Utz Company is the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the applicable Governmental Entity) within which to file any Tax Return not previously filed. No private letter ruling, administrative relief, technical advice, or other similar ruling or request has been granted or issued by, or is pending with, any Governmental Entity that relates to any Taxes or Tax Returns of any Utz Company that would have a material adverse effect on any Utz Company following the date of the Latest Balance Sheet.

(e)          No Seller or Utz Company has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of U.S. state or local or non-U.S. Tax Law).

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(f)          Each of the Utz C Corp Entities is (and has been at all times since its direct or indirect acquisition by an Utz Company) properly treated as a C corporation for U.S. federal and all applicable state and local income Tax purposes. Except for the Utz C Corp Entities, Kennedy Endeavors, LLC, Flamingo Holdings, LLC, Good Health Natural Products, LLC and Condor Snack Foods LLC, each Company Subsidiary is (and has been at all times since its direct or indirect acquisition by an Utz Company) properly treated as an entity disregarded as separate from either Seller, the Company or SRS Leasing, LLC for U.S. federal and all applicable state and local income Tax purposes. Kennedy Endeavors, Incorporated was properly treated as a C corporation for U.S. federal and all applicable state and local income Tax purposes from the time of its acquisition by Utz Quality Foods, LLC until its conversion into Kennedy Endeavors, LLC, and Kennedy Endeavors, LLC is (and has been at all times since the consummation of such conversion) properly treated as an entity disregarded as separate from either Series U or the Company for U.S. federal and all applicable state and local income Tax purposes. Good Health Natural Products, Inc. was properly treated as a C corporation for U.S. federal and all applicable state and local income Tax purposes from the time of its acquisition by an Utz Company until its conversion into Good Health Natural Products, LLC and Good Health Natural Products, LLC, is (and has been at all times since the consummation of such conversion) properly treated as an entity disregarded as separate from Series U or the Company for U.S. federal and all applicable state and local income Tax purposes. Condor Snack Company was properly treated as a C corporation for U.S. federal and all applicable state and local income Tax purposes from the time of its acquisition by GH Pop Holdings, LLC, a subsidiary of Utz Quality Foods, Inc., until its tax classification changed to a qualified subchapter S subsidiary of Utz Quality Foods, Inc. and subsequent conversion to a limited liability company (renamed “Condor Snack Foods, LLC”) and Condor Snack Foods, LLC is (and has been at all times since the consummation of such conversion) properly treated as an entity disregarded as separate from Utz Quality Foods, Inc., Series U or the Company for U.S. federal and all applicable state and local income Tax purposes. The Company was for its entire existence until the consummation of Step 2 of the Restructuring properly treated as an entity disregarded as separate from Series U for U.S. federal and all applicable state and local income Tax purposes, and the Company is (and has been at all times since the consummation of Step 2 of the Restructuring) properly treated as a partnership for U.S. federal and all applicable state and local income Tax purposes. Flamingo Holdings, LLC is (and has been for its entire existence) classified as an entity that is disregarded as separate from either Heron Holding Corporation or Kitchen Cooked, Inc. for U.S. federal and all applicable state and local income Tax purposes. Each Seller is (and has been at all times since September 21, 2016) properly treated as a separate partnership (as opposed to Sellers together being treated as a single partnership) for U.S. federal and all applicable state and local income Tax purposes, and from September 14, 2016 (the date of Sellers’ formation ) until September 21, 2016, each Seller was a disregarded entity for U.S. federal and applicable state and local income Tax purposes. Rice Investments, LP was at all times from January 31, 2004 until immediately prior to the consummation of Step 2 of the Restructuring, and SRS Leasing, LLC was at all times from April 14, 1983 until immediately prior to the consummation of Step 1 of the Restructuring, properly treated as a partnership for U.S. federal and all applicable state and local income Tax purposes. The Company is (and has been at all times since the consummation of Step 2 of the Restructuring) a partnership continuation of Rice Investments, LP for purposes of Section 708 of the Code. SRS Leasing, LLC did not continue as a partnership for purposes of Section 708 of the Code following the consummation of Step 1 of the Restructuring. UM-R Intermediate, LLC was for its entire existence until the consummation of Step 2 of the Restructuring properly treated as an entity disregarded as separate from Series R for U.S. federal and all applicable state and local income Tax purposes. UQF Holdings, Inc. is and has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code and any comparable provision of state or local Law at all times during its existence. Utz Quality Foods, Inc. was a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code and any comparable provision of state or local Law from March 29, 1998 until its conversion into Utz Quality Foods, LLC. No election has been made (or is pending), and none of Sellers or the Company has any intention to take any action that would reasonably be expected, to change any of the foregoing in this Section 3.8(f).

(g)          No Utz Company will be required to include any material item of income, or exclude any material item of deduction, for any period (or portion thereof) after the Closing Date (determined with and without regard to the transactions contemplated by this Agreement) as a result of: (i) an installment sale transaction occurring on or before the Closing Date governed by Code Section 453 (or any similar provision of state, local or non-U.S. Laws); (ii) a disposition occurring on or before the Closing Date reported as an open transaction for U.S. federal income Tax purposes (or any similar doctrine under state, local, or non-U.S. Laws); (iii) any prepaid amounts received on or prior to the Closing Date or deferred revenue realized, accrued or received on or prior to the Closing Date; (iv) a change in method of accounting with respect to a Pre-Closing Tax Period that occurs or was requested on or prior to the Closing Date (or as a result of an impermissible method used in a Pre-Closing Tax Period); (v) an agreement entered into with any Governmental Entity (including a “closing agreement” under Code Section 7121) on or prior to the Closing Date; (vi) an election (including a protective election) pursuant to Code Section 108(i) (or any similar provision of state, local, or non-U.S. Laws); or (vii) intercompany transaction occurring or any excess loss account existing on or prior to the Closing Date, in each case described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local, or non-U.S. Laws). No Utz Company uses the cash method of accounting for income Tax purposes or will be or has been required to make any payment after the date of the Latest Balance Sheet as a result of an election under Section 965 of the Code (or any similar provision of state, local, or non-U.S. Laws). No Utz Company has any “long-term contracts” that are subject to a method of accounting provided for in Code Section 460 or has any deferred income pursuant to IRS Revenue Procedure 2004-34, Treasury Regulation Section 1.451-5, Section 455 of the Code, or Section 456 of the Code (or any corresponding provision of state or local Law). No Utz Company owns or has owned in the last two (2) years an interest in any Flow-Thru Entity (other than an interest in Rice Investments, LP).

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(h)          There is no Lien for Taxes on any of the assets of any Utz Company, other than Liens for Taxes not yet due and payable.

(i)           No Utz Company has any liability for Taxes of any other Person (other than any Utz Company) as a result of Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Laws), successor liability, transferee liability, joint or several liability, by contract, by operation of Law, or otherwise (other than pursuant to an Ordinary Course Tax Sharing Agreement). No Utz Company is party to or bound by any Tax Sharing Agreement, except for any Ordinary Course Tax Sharing Agreement (and except that the Company’s LLCA provides for the payment of Tax Distributions). All amounts payable by any Utz Company with respect to (or reference to) Taxes pursuant to any Ordinary Course Tax Sharing Agreement have been timely paid in accordance with the terms of such contracts.

(j)           The unpaid Taxes of the Utz Companies (i) did not, as of the date of the Latest Balance Sheet, materially exceed the reserves for Tax liabilities (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) included in the Latest Balance Sheet and (ii) do not materially exceed such reserves as adjusted for the passage of time through the Closing Date in accordance with the past practices of the Utz Companies in filing their Tax Returns.

(k)          No Utz Company is organized in any jurisdiction outside of the United States. No Utz Company (i) has or has had in the last five (5) years an office, permanent establishment, branch or taxable presence outside the United States or (ii) is or has been in the last five (5) years a resident for Tax purposes in any jurisdiction outside the United States.

(l)           Neither Seller is a foreign person within the meaning of Code Section 1445 or Code Section 1446(f).

(m)          No Utz Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was governed, or intended or reported to be governed, in whole or in part by Section 355 or Section 361 of the Code in the past two (2) years or that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Code Section 355(e)) that includes the transactions contemplated by this Agreement.

(n)          No election has been made under Treasury Regulation Section 301.9100-22 (or any similar provision of state, local, or non-U.S. Laws) with respect to any Utz Company.

(o)          For U.S. federal income Tax purposes, each step of the Restructuring qualifies for the intended tax treatment indicated for such step on Section 3.19 of the Company and Sellers’ Disclosure Letter (the “Restructuring Intended Tax Treatment”).

(p)          Each of the Company and Sellers have a valid election under Section 754 of the Code (and any similar provision of state, local or non-U.S. Law) in effect, and such elections will remain in effect for any taxable period that includes the Closing Date.

(q)          Neither Seller is a related person (within the meaning of Code Section 197(f)(9)(C) and Treasury Regulations Section 1.197-2(h)(6)) to the Buyer. No Section 197 intangible (within the meaning of Section 197 of the Code) of any of the Utz Companies will be subject to the anti-churning rules of Section 197(f)(9) of the Code or Treasury Regulations Section 1.197-2(h) as a result of the transactions contemplated by this Agreement.

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Section 3.9          Contracts.

(a)          Except as set forth on Section 3.9(a) of the Company and Sellers’ Disclosure Letter, no Utz Company is a party to, or bound by, any (other than any Contracts that are no longer in effect and under which no Utz Company has any continuing material Liability):

(i)          collective bargaining agreement;

(ii)         Contract with any Material Customer or Material Supplier;

(iii)        Material Lease;

(iv)        (x) Contract for the employment or engagement of any directors, officers, employees or individual independent contractors (other than IO Contracts) providing for an annual base compensation in excess of $200,000 (other than “at-will” Contracts that may be terminated upon thirty (30) days’ or less notice without the payment of severance, other than severance or termination payments required by Law), (y) Contract providing for severance payments in excess of $200,000, in the aggregate, or (z) Contract requiring the payment of any compensation by any Utz Company that is triggered (in whole or in part) as a result of the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements;

(v)         Contract (other than IO Contracts) under which any Utz Company has created, incurred, assumed or borrowed any money or issued any note, indenture or other evidence of Indebtedness or guaranteed Indebtedness of others, in each case having an outstanding principal amount in excess of $7,500,000 (other than borrowings under the existing credit facilities of the Utz Companies);

(vi)        written license or royalty Contract licensing-in to any Utz Company any Intellectual Property, other than Contracts (w) relating to or concerning commercially available Software, software-as-a-service services, platform-as-a-service services, and/or infrastructure-as-a-service services licensed for less than $750,000 in annual fees; (x) that are immaterial to the business of the Utz Companies; (y) that include a license in of any Intellectual Property pursuant to stock, boilerplate, or other generally non-negotiable terms, such as, for example, website and mobile application terms and conditions or terms of use, stock photography licenses, and similar Contracts; or (z) whereby Intellectual Property is implicitly licensed;

(vii)       written license or royalty Contract licensing out any Owned Intellectual Property to any Person (other than another Utz Company), other than Contracts (w) that are immaterial to the business of the Utz Companies; (x) that include a license out of any Intellectual Property pursuant to stock, boilerplate, or other generally non-negotiable terms, such as, for example, website and mobile application terms and conditions or terms of use, stock photography licenses, and similar Contracts; (y) whereby Intellectual Property is implicitly licensed or licensed to service providers, subcontractors, or suppliers of any Utz Company; or (x) entered into in the Ordinary Course of Business;

(viii)      Contract that the Company reasonably expects will require aggregate future payments to or from any Utz Company in excess of $10,000,000 in the 12-month period following Closing, other than those that can be terminated without material penalty by such Utz Company upon ninety (90) days’ notice or less and can be replaced with a similar Contract on materially equivalent terms in the Ordinary Course of Business; provided that the listing of a Contract on Section 3.9(a)(viii) of the Company and Sellers’ Disclosure Letter is not a representation or warranty that such Contract will actually require aggregate future payments in such period in excess of $10,000,000;

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(ix)         joint venture, partnership or similar Contract;

(x)         other than this Agreement, Contract for the sale or disposition of any material assets or Equity Interests of any Utz Company with an aggregate fair market value greater than $5,000,000 (other than those providing for sales or dispositions of (x) assets and inventory in the Ordinary Course of Business, (y) assets no longer used in the businesses of the Utz Companies, and (z) non-exclusive licenses or sublicenses of Intellectual Property in the Ordinary Course of Business), in each case, under which there are material outstanding obligations of the applicable Utz Company (including any sale or disposition agreement that has been executed, but has not closed);

(xi)         Contract (other than IO Contracts) that limits or restricts, or purports to limit or restrict, any Utz Company (or after the Closing, the Buyer or any Utz Company) from (x) engaging or competing in any line of business or material business activity in any jurisdiction or (y) acquiring any product or asset or receiving services from any Person or selling any product or asset for any Person;

(xii)        Contract that provides for any Utz Company to be an exclusive provider of any material product to any Person;

(xiii)       Contract that contains (x) a “most favored nation” provision with respect to any Person; (y) a provision providing for the sharing of any revenue or cost-savings with any other Person; or (z) “minimum purchase” requirements in which the Company reasonably expects will require aggregate future payments from any Utz Company in excess of $1,000,000 in the 12-month period following Closing;

(xiv)      Contract involving the payment of any earn-out or similar contingent payment;

(xv)       Contract involving the settlement, conciliation or similar agreement of any Proceeding or threatened Proceeding (y) involving payments (exclusive of attorney’s fees) in excess of $2,000,000 in any single instance or in excess of $5,000,000 in the aggregate, or (z) that by its terms limits or restricts any Utz Company from engaging or competing in any line of business in any jurisdiction;

(xvi)      Contract requiring any capital commitment or capital expenditure (or series of capital commitments or expenditures) by any Utz Company in an amount in excess of $5,000,000 annually or $10,000,000 over the life of the Contract;

(xvii)     Contract that relates to the future acquisition of material assets or properties by any Utz Company (including the acquisition of any business, stock or material assets of any Person or any real property and whether by merger, sale of stock, sale of assets or otherwise), except for (x) any agreement related to the transactions contemplated by this Agreement, (y) any non-disclosure, indications or interest, term sheets, letters of intent or similar agreements entered into in connection with such acquisitions, and (z) any agreement for the purchase of inventory or other assets in the Ordinary Course of Business;

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(xviii)    Contract (other than IO Contracts) requiring any Utz Company to guarantee the Liabilities of any Person (other than any other Utz Company) or pursuant to which any Person (other than an Utz Company) has guaranteed the Liabilities of an Utz Company;

(xix)       material interest rate, currency, or other hedging Contracts;

(xx)        Contract for the acquisition of any material business of a third party (whether by merger, acquisition of Equity Securities or acquisition of all or substantially all its assets) pursuant to which the Company has material continuing obligations following the Effective Date; or

(xxi)      Contract set forth on Section 3.24(a) of the Company and Sellers’ Disclosure Letter.

(b)          Except as set forth on Section 3.9(b) of the Company and Sellers’ Disclosure Letter, each Contract listed on Section 3.9(a) of the Company and Sellers’ Disclosure Letter (each, a “Material Contract”) is in full force and effect and is valid, binding and enforceable against the applicable Utz Company party thereto and, to the Knowledge of the Company, against each other party thereto, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles. The Company has made available to the Buyer a copy of each Material Contract. With respect to all Material Contracts, none of the Utz Companies or, to the Knowledge of the Company, any other party to any such Material Contract is in breach or default thereunder, which breach or default would have a Material Adverse Effect (or is alleged in writing to be in breach or default thereunder, which breach or default would have a Material Adverse Effect), and there does not exist under any Material Contract any event or circumstance which, with the giving of notice or the lapse of time (or both), would constitute such a breach or default by any Utz Company thereunder (which breach or default would have a Material Adverse Effect) or any other party to such Material Contract (which breach or default would have a Material Adverse Effect). During the last twelve (12) months, no Utz Company or any Seller has received any written, or to the Knowledge of the Company, oral claim or notice of breach of or default under any such Material Contract (which breach or default would have a Material Adverse Effect).

(c)          Set forth on Section 3.9(c) of the Company and Sellers’ Disclosure Letter is a list of the top ten (10) dollar volume customers of the Utz Companies (on a combined basis) for the fiscal year ended December 29, 2019 (each, a “Material Customer”). Since December 30, 2019, no such Material Customer has canceled, terminated or materially and adversely altered its relationship with any Utz Company (in each case, which would have a Material Adverse Effect) or, to the Knowledge of the Company, threatened in writing to cancel, terminate or materially and adversely alter its relationship with any Utz Company (in each case, which would have a Material Adverse Effect). There have been no disputes between any Utz Company and any Material Customer since the Lookback Date which would have a Material Adverse Effect. None of the Material Customers has notified any Utz Company in writing of any intention or plan to remove any of the Utz Companies’ products from its shelf in store(s) or listings online which would have a Material Adverse Effect, reduce any shelf space currently allocated to the Utz Companies’ products which would have a Material Adverse Effect or otherwise reduce the number or types of Utz Companies’ products that such Material Customer will carry which would have a Material Adverse Effect.

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(d)          Set forth on Section 3.9(d) of the Company and Sellers’ Disclosure Letter is a list of the Material Suppliers. Since December 30, 2019, no such Material Supplier has canceled, terminated or materially and adversely altered its relationship with any Utz Company (in each case, which would have a Material Adverse Effect) or, to the Knowledge of the Company, threatened to cancel, terminate or materially and adversely alter its relationship with any Utz Company (in each case, which would have a Material Adverse Effect). There have been no disputes between any Utz Company and any Material Supplier since the Lookback Date which would have a Material Adverse Effect.

(e)          No Utz Company is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any Equity Interests of another Person which is not an Utz Company.

Section 3.10        Intellectual Property.

(a)          Except as set forth on Schedule 3.10(a)(i) of the Company and Sellers’ Disclosure Letter, since the Lookback Date, the former and current products and operation of the business of the Utz Companies, in each case as advertised, marketed, offered for sale, sold, or performed (as applicable) in the United States, have not, in any material respect, infringed, misappropriated or otherwise violated, and do not currently, in any material respect, infringe, misappropriate or otherwise violate, any Intellectual Property rights of any Person, and, since the Lookback Date, no Utz Company has received any written charge, complaint, claim, demand, or notice alleging any such material infringement, misappropriation or other violation (including any claim that such Utz Company must license or refrain from using any material Intellectual Property rights of any Person) or challenging the ownership, registration, validity or enforcement of any Owned Intellectual Property. To the Knowledge of the Company, except as set forth on Schedule 3.10(a)(ii) of the Company and Sellers’ Disclosure Letter, no Person is, in any material respect, infringing upon, misappropriating or otherwise violating any Owned Intellectual Property.

(b)          Except as set forth on Schedule 3.10(b)(i) of the Company and Sellers’ Disclosure Letter, each Utz Company owns, or has the valid right to use, all Intellectual Property that is used in and material to the business of such Utz Company as currently conducted. Set forth on Schedule 3.10(b)(ii) of the Company and Sellers’ Disclosure Letter is a listing of each active and subsisting patent issuance, Trademark registration, Internet domain name, and copyright registration, and all active and subsisting applications for patents, Trademarks, and copyrights filed with a Governmental Entity, in each case which is owned by an Utz Company or, with respect to Internet domain names, is registered in the name of an Utz Company. Except as set forth on Section 3.10(b)(iii) of the Company and Sellers’ Disclosure Letter, all the Intellectual Property required to be disclosed on Section 3.10(b)(ii) of the Company and Sellers’ Disclosure Letter is, to the Knowledge of the Company, valid and enforceable, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles. Except as set forth on Section 3.10(b)(iv) of the Company and Sellers’ Disclosure Letter, the Owned Intellectual Property is not subject to any outstanding Order restricting the use or licensing thereof by such Utz Company or the business of the Utz Companies. All the Owned Intellectual Property required to be disclosed on Section 3.10(b)(ii) of the Company and Sellers’ Disclosure Letter that is an issued patent, patent application, registration, or application for registration has been maintained effective, subject to any expiration of term under applicable Law, by the filing of all necessary filings, maintenance and renewals and timely payment of requisite fees, except in the event the Utz Companies have decided in the exercise of good business judgment not to maintain such application, registration, or issuance.

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(c)          Each Utz Company has taken commercially reasonable measures to protect the confidentiality of all trade secrets and any other material confidential information owned by such Utz Company (and any confidential information owned by any Person to whom any of the Utz Companies has a confidentiality obligation). Except as required by Law or as part of any audit or examination by a regulatory authority or self-regulatory authority, no such trade secret or confidential information has been disclosed by any Utz Company to any Person other than to Persons subject to a duty of confidentiality or pursuant to a written agreement restricting the disclosure and use of such trade secrets or any other confidential information by such Person.

(d)          The IT Assets are sufficient in all material respects for the current business operations of the Utz Companies. The Utz Companies have in place disaster recovery and security plans and procedures and have taken reasonable steps to safeguard the availability, security and integrity of the IT Assets owned by the Utz Companies and all confidential or sensitive data and information stored thereon, including from unauthorized access and infection by Unauthorized Code. The Utz Companies have maintained in the Ordinary Course of Business all required licenses and service contracts, including the purchase of a sufficient number of license seats, for all Software material to the operation of the Utz Companies as currently conducted.

(e)          Except as set forth on Section 3.10(e) of the Company and Sellers’ Disclosure Letter, each item of Intellectual Property owned or used by the Utz Companies immediately prior to the Closing will be owned or available for use by the Utz Companies immediately subsequent to the Closing on substantially identical terms and conditions as owned or used by the Utz Companies immediately prior to the Closing.

(f)          Except as set forth on Section 3.10(f) of the Company and Sellers’ Disclosure Letter, the Utz Companies have not experienced any Security Breaches or material Security Incidents since the Lookback Date, and no Utz Company has received any written notices or complaints from any Person regarding such a Security Breach or material Security Incident. No Utz Company has received any written complaint, claim, demand, inquiry or other notice, including a notice of investigation, from any Person (including any Governmental Entity or self-regulatory authority or entity) regarding any of the Utz Companies’ Processing of Personal Information or compliance with applicable Privacy and Security Requirements.

(g)          Except as set forth on Section 3.10(g) of the Company and Sellers’ Disclosure Letter, each Utz Company is, and since the Lookback Date has been, in compliance in all material respects with all applicable Privacy and Security Requirements. The Utz Companies have a valid and legal right (whether contractually, by Law or otherwise) to access or use all Personal Information that is Processed by or on behalf of the Utz Companies in connection with the use and/or operation of its products and business, in the manner such Personal Information is accessed and used by the Utz Companies. The execution, delivery, or performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not violate any applicable Privacy and Security Requirements or result in or give rise to any right of termination or other right to impair or limit the Utz Companies’ right to own or process any Personal Information used in or necessary for the conduct of the business of the Utz Companies.

(h)          The Utz Companies have implemented reasonable physical, technical and administrative safeguards designed to protect Personal Information in their possession or control from unauthorized access by any Person.

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Section 3.11        Information Supplied.The information supplied by the Company with respect to the Utz Companies for inclusion in the Form S-4, any other document submitted to any other Governmental Entity or any announcement or public statement regarding the transactions contemplated by this Agreement (including the Signing Press Release and the Closing Press Release), which information with respect to the Utz Companies shall be provided by the Company, shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at (a) the time such information is filed, submitted or made publicly available, and with respect to information supplied by the Company for inclusion in the Form S-4, such information is not revised by any subsequently filed amendment prior to the time that the Form S-4 is declared effective by the SEC, to the extent such initially included information does not result in Liabilities to the Buyer under the Securities Act or the Securities Exchange Act, (b) the time the Form S-4 is declared effective by the SEC, (c) the time the Form S-4 (or any amendment thereof or supplement thereto) is first mailed to the Buyer Shareholders, or (d) the time of the Buyer Shareholder Meeting (in each case, subject to the qualifications and limitations set forth in the materials provided by the Company or that are included in such filings and/or mailings), except that no warranty or representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Buyer or its Affiliates for inclusion therein.

Section 3.12        Litigation. Except as set forth on Section 3.12(a) of the Company and Sellers’ Disclosure Letter, there are no Proceedings (or to the Knowledge of the Company, investigations) in which the reasonably expected damages are in excess of $3,000,000 pending or, to the Knowledge of the Company, threatened against any Utz Company or any director or officer of an Utz Company (in their capacity as such), and since the Lookback Date the Utz Companies have not been subject to or bound by any material outstanding Orders. Except as set forth on Section 3.12(b) of the Company and Sellers’ Disclosure Letter, there are no Proceedings in which the reasonably expected damages are in excess of $3,000,000 pending or threatened by any Utz Company against any other Person. There are no material internal investigations by any Utz Company with respect to any employee of an Utz Company.

Section 3.13        Brokerage. Except as set forth on Section 3.13 of the Company and Sellers’ Disclosure Letter, no Utz Company has any Liability in connection with this Agreement or the Ancillary Agreements, or the transactions contemplated hereby or thereby, that would result in the obligation of any Utz Company or the Buyer to pay any finder’s fee, brokerage or agent’s commissions or other like payments.

Section 3.14        Labor Matters.

(a)          Schedule 3.14(a) sets forth a complete list of all employees of the Utz Companies as of May 29, 2020 and, as applicable, their classification as exempt or non-exempt under the Fair Labor Standards Act, title and/or job description, job location and compensation (base compensation and any bonuses paid with respect to the fiscal year ended December 29, 2019 and the fiscal quarter ended March 29, 2020). All employees of the Utz Companies are legally permitted to be employed by the Utz Companies in the jurisdiction in which such employees are employed in their current job capacities.

(b)          Except as set forth on Section 3.14(b)(i) of the Company and Sellers’ Disclosure Letter, no Utz Company is a party to any collective bargaining agreement with respect to employees of any Utz Company. There are no strikes, work stoppages, slowdowns or other material labor disputes pending or, to the Knowledge of the Company, threatened against any Utz Company, and no such strikes, work stoppages, slowdowns or other material disputes have occurred since the Lookback Date. Except as set forth on Section 3.14(b)(ii) of the Company and Sellers’ Disclosure Letter, since the Lookback Date, (i) no labor union or other labor organization, or group of employees of any Utz Company has made a demand for recognition or certification, and there are no representation or certification proceedings presently pending or, to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority, (ii) there have been no pending or, to the Knowledge of the Company, threatened union organizing activities with respect to employees of any Utz Company, (iii) there has been no actual or, to the Knowledge of the Company, threatened, material unfair labor practice charges, material grievances or other material labor disputes arising under a collective bargaining agreement of any Utz Company. With respect to the transactions contemplated by this Agreement, the Utz Companies have, or prior to the Closing will have, satisfied, in all material respects all notice and bargaining obligations they owe to any unions representing their employees under applicable Law or any collective bargaining agreement of any Utz Company.

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(c)          Except as set forth on Section 3.14(c)(i) of the Company and Sellers’ Disclosure Letter and except as would not reasonably be expected to result in material Liabilities to the Utz Companies, the Utz Companies, as well as each third party that is a single employer or joint employer with the Utz Companies with respect to any employees, are, and since the Lookback Date have been, in compliance, in all material respects, with all applicable Laws relating to the employment of labor, including provisions thereof relating to wages and hours, classification (including employee-independent contractor classification and the proper classification of employees as exempt employees and nonexempt employees under the Fair Labor Standards Act and applicable state and local Laws), equal opportunity, employment harassment, discrimination or retaliation, disability rights or benefits, workers’ compensation, affirmative action, collective bargaining, workplace health and safety, immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), whistleblowing, plant closures and layoffs (including the WARN Act), employee trainings and notices, workers’ compensation, labor relations, employee leave issues, affirmative action, unemployment insurance and the payment of social security and other Taxes. Except as set forth on Section 3.14(c)(ii) of the Company and Sellers’ Disclosure Letter, (i) there are no material Proceedings pending or, to the Knowledge of the Company, threatened against any Utz Company by any current or former employee or individual independent contractor of any Utz Company and (ii) since the Lookback Date, none of the Utz Companies has implemented any plant closing or layoff of employees triggering notice requirements under the WARN Act, nor is there presently any outstanding liability under the WARN Act, and no such plant closings or employee layoffs are currently planned or announced.

(d)          Since the Lookback Date, except as would not reasonably be expected to result in material Liabilities to the Utz Companies, no Utz Company has been party to any Proceeding, Order or other dispute involving, or had any Liability with respect to, any single employer, joint employer or co-employer claims or causes of action by any individual who was employed or engaged by a third party and providing services to any Utz Company and each third party providing individuals to any Utz Company on a temporary, seasonal or leased basis are in compliance in all material respects with all applicable labor and employment Laws. The Utz Companies do not have reason to believe they are a single employer, joint employer or co-employer of any individuals with any third party.

(e)          Except as would not reasonably be expected to result in material Liabilities to the Utz Company, since the Lookback Date, (i) each of the Utz Companies has withheld all amounts required by Law or by agreement to be withheld from the wages, salaries, and other payments to employees; (ii) no Utz Company has been liable for any arrears of wages, compensation or related Taxes, penalties or other sums; (iii) each of the Utz Companies has paid in full to all employees and individual independent contractors all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to or on behalf of such employees and such individual independent contractors; and (iv) to the Knowledge of the Company, each individual who since the Lookback Date has provided or is providing services to any Utz Company, and has been classified as (y) an independent contractor, consultant, leased employee, or other non-employee service provider, or (z) an exempt employee, has been properly classified as such under all applicable Laws including relating to wage and hour and Tax. None of the Utz Companies has any material Liability under any applicable Laws arising out of improperly treating any such individual as a consultant, independent contractor or temporary employee, as applicable, since the Lookback Date, and, to the Knowledge of the Company, no such individual is entitled to any compensation or benefits that such Person has not been afforded under any applicable Laws or benefit plan or program of any Utz Company. None of the Utz Companies has any material liability for any delinquent payment to any trust or other fund or to any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for any Utz Company employees (other than routine payments to be made in the Ordinary Course of Business and consistent with past practice).

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(f)          To the Knowledge of the Company, no employee or individual independent contractor of any Utz Company is, with respect to his or her employment by or relationship with any Utz Company, in material breach of the terms of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, nonsolicitation agreement, restrictive covenant or other obligation (i) owed to the Utz Companies; or (ii) owed to any third party with respect to such Person’s employment or engagement by the Utz Companies. No senior executive has provided oral or written notice, and no key employee of any Utz Company has provided written notice, of any present intention to terminate his or her relationship with any Utz Company within the first twelve (12) months following the Closing.

(g)          The Utz Companies are not, and have not been since the Lookback Date: (i) a “contractor” or “subcontractor” (as defined by Executive Order 11246), (ii) required to comply with Executive Order 11246, (iii) required to maintain an affirmative action plan or (iv) party to, or bound by, any foreign, federal, state or local government contracts requiring the payment of prevailing wage rates and/or benefits to workers.

(h)          Since the Lookback Date, the Utz Companies have promptly, thoroughly and impartially investigated all sexual harassment, or other discrimination, retaliation or policy violation allegations which have been reported to the appropriate individuals in accordance with the policies and procedures established by the Utz Companies. With respect to each such allegation with potential merit, the Utz Companies have taken prompt corrective action that is reasonably calculated to prevent further improper conduct as was reported to the appropriate individual in accordance with the policies and procedures established by the Utz Companies. The Utz Companies do not reasonably expect any material Liabilities with respect to any such allegations.

Section 3.15        Employee Benefit Plans.

(a)          Section 3.15(a) of the Company and Sellers’ Disclosure Letter sets forth a list of each material Company Employee Benefit Plan. With respect to each Company Employee Benefit Plan, Sellers have made available to the Buyer correct and complete copies of, as applicable, (i) the current plan document (and all amendments thereto), (ii) the most recent summary plan description (with all summaries of material modifications thereto), (iii) the most recent determination, advisory or opinion letter received from the Internal Revenue Service (the “IRS”), (iv) the most recently filed Form 5500 annual report with all schedules and attachments as filed, and (v) all related insurance Contracts, trust agreements or other funding arrangements.

(b)          Except as set forth on Section 3.15(b) of the Company and Sellers’ Disclosure Letter, (i) no Company Employee Benefit Plan provides, and no Utz Company has any current or potential obligation to provide, retiree or post-employment health or life insurance or any other retiree or post-employment welfare-type benefits to any Person other than as required under Section 4980B of the Code or any similar state Law and for which the covered Person pays the full cost of coverage, (ii) no Company Employee Benefit Plan is, and no Utz Company sponsors, maintains or contributes to (or is required to contribute to), or has any Liability under or with respect to a “defined benefit plan” (as defined in Section 3(35) of ERISA) or a plan that is or was subject to Title IV of ERISA or Section 412 or 430 of the Code and (iii) no Utz Company contributes to or has any obligation to contribute to, or has any Liability under or with respect to, any “multiemployer plan,” as defined in Section 3(37) of ERISA. No Company Employee Benefit Plan is (x) a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 210 of ERISA, or (y) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). No Utz Company has any, or is reasonably expected to have any, Liability under Title IV of ERISA or on account of being considered a single employer under Section 414 of the Code with any other Person.

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(c)          Each Company Employee Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has timely received, or may rely upon, a current favorable determination, advisory or opinion letter from the IRS, and nothing has occurred that would reasonably be expected to cause the loss of the tax-qualified status or to materially adversely affect the qualification of such Company Employee Benefit Plan. Each Company Employee Benefit Plan has been established, operated, maintained, funded and administered in accordance in all material respects with its respective terms and in compliance in all material respects with all applicable Laws, including ERISA and the Code. There have been no material “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA that are not otherwise exempt under Section 408 of ERISA and no material breaches of fiduciary duty (as determined under ERISA) with respect to any Company Employee Benefit Plan since the Lookback Date. There is no Proceeding (other than routine and uncontested claims for benefits) pending or, to the Knowledge of the Company, threatened, with respect to any Company Employee Benefit Plan or against the assets of any Company Employee Benefit Plan. The Utz Companies have complied in all material respects with the requirements of the Patient Protection and Affordable Care Act, including the Health Care and Education Reconciliation Act of 2010 (the “ACA”), and none of the Utz Companies have incurred (whether or not assessed), nor is reasonably expected to incur, any penalty or Tax under the ACA (including with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable) or under Section 4980H, 4980B or 4980D of the Code. With respect to each Company Employee Benefit Plan, all contributions, distributions, reimbursements and premium payments that are due have been timely made in all material respects in accordance with the terms of the Company Employee Benefit Plan and in all material respects in compliance with the requirements of applicable Law, and all contributions, distributions, reimbursements and premium payments for any period ending on or before the Closing Date that are not yet due have been made or properly accrued. Except as set forth on Section 3.15(c) of the Company and Sellers’ Disclosure Letter, each participating employer in each of the Company Employee Benefit Plans has properly adopted such Company Employee Benefit Plan in accordance with its terms and applicable Law, and each participating employer in each of the Company Employee Benefit Plans is (and at all relevant times has been) properly treated as a single employer with the plan sponsor and all other participating employers under Section 414 of the Code.

(d)          Except as set forth on Section 3.15(d) of the Company and Sellers’ Disclosure Letter, the consummation of the transactions contemplated by this Agreement, alone or together with any other event will not (i) result in any material payment or benefit becoming due or payable, to any current or former officer, employee, director or individual independent contractor under a Company Employee Benefit Plan or otherwise, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any current or former officer, employee, director or individual independent contractor under a Company Employee Benefit Plan or otherwise, (iii) result in the acceleration of the time of payment, vesting or funding, or forfeiture, of any such benefit or compensation under a Company Employee Benefit Plan or otherwise, (iv) result in the forgiveness in whole or in part of any outstanding loans made by the Utz Companies to any current or former officer, employee, director or individual independent contractor, or (v) limit or restrict the Utz Companies’, the Sellers’ or Buyer’s ability to merge, amend or terminate any Company Employee Benefit Plan.

(e)          No Company Employee Benefit Plan covers employees primarily working outside of the United States.

(f)           Each Company Employee Benefit Plan that is, in any part, a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in compliance with Section 409A of the Code and applicable guidance thereunder. Except as set forth on Section 3.15(f) of the Company and Sellers’ Disclosure Letter, no Person has any right against the Utz Companies to be grossed up for, reimbursed or otherwise indemnified for any Tax or interest imposed under Section 409A of the Code.

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(g)          Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement could, either alone or in conjunction with any other event, result in the payment of any amount that could, individually or in combination with any other payment, constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code). Except as set forth on Section 3.15(g) of the Company and Sellers’ Disclosure Letter, no Utz Company has agreed to pay, gross up, reimburse or otherwise indemnify any Person for any Tax imposed under Section 4999 of the Code.

(h)          Section 3.15(h) of the Company and Sellers’ Disclosure Letter sets forth, with respect to each Phantom Unit, the “Account Value” and “Gross-Up Payment” amounts (if applicable), as such terms are defined in award agreements under the LTIP, in each case, calculated as of June 30, 2020 as if such date constitutes the date of a “Change in Control” within the meaning of the LTIP.

Section 3.16        Insurance. The Utz Companies have in effect policies of insurance in amounts and scope of coverage as set forth on Section 3.16 of the Company and Sellers’ Disclosure Letter (the “Insurance Policies”). Each such Insurance Policy is valid, binding and enforceable on the applicable Utz Company in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles. All premiums due under such Insurance Policies have been paid in accordance with the terms of such Insurance Policy. All Insurance Policies maintained for the benefit of the Utz Companies are maintained by the Utz Companies. The amount and scope of coverage of the Insurance Policies are customary, adequate and suitable for companies of a similar nature and size operating in the industries that the Utz Companies operate in and such Insurance Policies are sufficient for the current needs of the business of the Utz Companies. No Utz Company is in material breach or material default under, nor has it taken any action or failed to take any action which, with notice or the lapse of time, or both, would constitute a material breach or material default under, or permit a material increase in premium, cancellation, material reduction in coverage, material denial or non-renewal with respect to any Insurance Policy. During the twelve (12) months prior to the Effective Date, no Utz Company has received any written notice of material increase in premium (other than customary annual increases), cancellation, material reduction in coverage, material denial or nonrenewal of any Insurance Policy. Except as set forth on Section 3.16 of the Company and Sellers’ Disclosure Letter, during the twelve (12) months prior to the Effective Date, there have been no material claims by or with respect to the Utz Companies under any Insurance Policy as to which coverage has been denied or disputed in any material respect by the underwriters of such Insurance Policy. Since the date of the Latest Balance Sheet, no Utz Company has (a) failed to maintain in full force and effect any material Insurance Policy or (b) suffered any damage, destruction, theft or casualty loss to its tangible assets in excess of three hundred thousand dollars ($300,000) that is not covered by insurance. Except as set forth on Section 3.16 of the Company and Sellers’ Disclosure Letter, none of the Utz Companies has any self-insurance or co-insurance programs.

Section 3.17        Compliance with Laws; Permits.

(a)          Except as set forth on Section 3.17(a) of the Company and Sellers’ Disclosure Letter, each Utz Company is and, since the Lookback Date has been, in compliance in all material respects with all Laws applicable to the conduct of the business of the Utz Companies and, since the Lookback Date, no uncured written notices have been received by any Utz Company from any Governmental Entity or any other Person alleging a material violation of any such Laws.

(b)          Each Utz Company holds all material permits, licenses, registrations (excluding Intellectual Property registrations and certifications), approvals, consents, accreditations, waivers, exemptions and authorizations of any Governmental Entity and all material food-related quality and safety certifications, required for the ownership and use of its assets and properties or the conduct of their businesses (including for the occupation and use of the Leased Real Property) as currently conducted (collectively, “Permits”) and are in compliance in all material respects with all material terms and conditions of such Permits. All of such Permits are valid and in full force and effect and none of such Permits will be terminated as a result of, or in connection with, the consummation of the transactions contemplated by this Agreement. No Utz Company is in material default under any such Permit and no condition exists that, with the giving of notice or lapse of time or both, would constitute a material default under such Permit, and no Proceeding is pending or, to the Knowledge of the Company, threatened, to suspend, revoke, withdraw, modify or limit any such Permit in a manner that has had or would reasonably be expected to have a material adverse effect on the ability of the applicable Utz Company to use such Permit or conduct its business.

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Section 3.18        Environmental Matters. Except as set forth on Section 3.18 of the Company and Sellers’ Disclosure Letter, (a) each Utz Company is, and since the Lookback Date has been, in compliance in all material respects with all Environmental Laws; (b) since the Lookback Date, each Utz Company has timely obtained and maintained, and is, and since the Lookback Date has been, in compliance in all material respects with, all permits, licenses, certificates or other authorizations required by Environmental Laws for the occupation of its properties and facilities and the conduct of its business (collectively, the “Environmental Permits”), except where the failure to have such Environmental Permits would not be material, (c) all such Environmental Permits are in full force and effect and there is no pending Proceeding to revoke or materially modify any Environmental Permit; (d) no Utz Company has received any written notice regarding any actual or alleged material violation by any Utz Company of, or material Liabilities of any Utz Company under, any Environmental Laws, the subject of which remains unresolved or under which there are continuing unsatisfied obligations; (e) no Utz Company has used, generated, manufactured, distributed, sold, treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released, or exposed any Person to any Hazardous Materials, or owned, leased or operated any property or facility contaminated by, any Hazardous Materials, in each case, that would result in material Liability to any Utz Company; (f) there are no material Proceedings pending or, to the Knowledge of the Company, threatened against any Utz Company under any Environmental Laws; (g) no Utz Company is subject to any material outstanding Order of any Governmental Entity under Environmental Laws; (h) no consent, approval or authorization of or registration or filing with any Governmental Entity is required by Environmental Laws (including the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6, et seq. and the Connecticut Transfer Act, Conn. Gen. Stat. Sections 22a-134 et seq.) or Environmental Permits in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated by this Agreement; and (i) no Utz Company has assumed, undertaken, or provided an unexpired indemnity with respect to any material Liability, in each case under Environmental Laws. The Utz Companies have made available to the Buyer correct and complete copies of all Phase I environmental reports, Phase II environmental reports, environmental health and safety audits or inspections (in the case of such audits or inspections, conducted since the Lookback Date or earlier to the extent any finding contained therein is currently unresolved and material), and material documents related to any Proceeding or unresolved material Liability arising under Environmental Laws relating to any Utz Company or their current or former properties, facilities or operations, that in each case, are in the Utz Companies’ or Sellers’ possession or reasonable control.

Section 3.19        Title to and Sufficiency of Assets; No Bankruptcy. Each Utz Company has good and marketable title to, or, in the case of leased or subleased assets, a valid and binding leasehold interest in, or, in the case of licensed assets, a valid license in, all of its tangible assets, properties and rights free and clear of all Liens other than Permitted Liens (collectively, the “Assets”). The Assets constitute all of the material tangible assets, properties and rights necessary to conduct the business of the Utz Companies after the Closing, in all material respects, as it has been operated for the six (6) months prior to the Effective Date. As of December 30, 2019, the Restructuring has been consummated in the order set forth on, and otherwise in accordance with the terms of, Section 3.19 of the Company and Sellers’ Disclosure Letter. None of the Utz Companies is the subject of any bankruptcy, dissolution, liquidation, reorganization or similar Proceeding.

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Section 3.20        Food Law Compliance. Except as set forth on Section 3.20 of the Company and Sellers’ Disclosure Letter,

(a)          Since the Lookback Date, no Utz Company (i) has introduced into commerce any product that is adulterated or misbranded, as those terms are defined in the Food Laws, (ii) has in its inventory products that are adulterated or misbranded, (iii) has caused any product in commerce to become adulterated or misbranded, or (iv) has committed a “prohibited act,” as that term is used under Food Laws.

(b)          The food products manufactured or distributed by or for the Utz Companies are, and since the Lookback Date have been, produced, manufactured, labeled, packaged, held, transported, imported, exported, distributed, marketed, and sold by or for the Utz Companies in compliance in all material respects with all applicable Food Laws including the FDA’s regulations for Current Good Manufacturing Practices, Hazard Analysis and Risk Based Preventive Controls for Food for Humans and Animals, Foreign Supplier Verification Programs, Sanitary Transportation of Food, Mitigation Strategies to Protect Food Against Intentional Adulteration, food additives, and food labeling and claims. Prior to leaving the possession and control of the Utz Companies, all food products manufactured or held by or for any Utz Company are, and since the Lookback Date have been, to the extent applicable and required by Law, manufactured and held in a facility registered at all times with the FDA, operating under a grant of inspection from USDA’s Food Safety and Inspection Service, and otherwise appropriately licensed with all comparable Governmental Entities with jurisdiction such as state and local health authorities.

(c)          The Utz Companies possess a reasonable basis (as that term is defined by the FDA and the FTC) for all claims made about the food products marketed by the Utz Companies currently and since the Lookback Date, including competent and reliable scientific evidence for any health benefit claims for such products.

(d)          Since the Lookback Date, the Utz Companies have not received any written statement, warning, notice, inspection report, complaint or any other document from a Governmental Entity providing notice that any Utz Company may be in violation of any Food Law, and to the Knowledge of the Company, no Governmental Entity is currently investigating any Utz Company with regard to any noncompliance with any Food Law.

Section 3.21        Product Recalls, Liabilities and Warranties. Except as set forth on Section 3.21(a) of the Company and Sellers’ Disclosure Letter (i) there are no open, pending, or to the Knowledge of the Company, threatened recalls or withdrawals of any product manufactured, co-manufactured, licensed, sold or delivered by the Utz Companies, other than product returns in the Ordinary Course of Business, (ii) to the Knowledge of the Company, there are no facts or circumstances that would cause any Governmental Entity to request or require a product recall, withdrawal, recovery, or other action to quarantine or remove any product manufactured or sold by the Company from the marketplace, and (iii) there are no pending or, to the Knowledge of the Company, threatened, and since the Lookback Date have not been any, material claims not in the Ordinary Course of Business under or pursuant to any warranty, whether expressed or implied, regarding any product manufactured, co-manufactured, licensed, sold or delivered prior to the Closing Date by any Utz Company that are not reserved for in accordance with GAAP in the Latest Balance Sheet. Except as set forth on Section 3.21(b) of the Company and Sellers’ Disclosure Letter, all of the products manufactured, co-manufactured, licensed, sold or delivered by the Utz Companies, have been manufactured, co-manufactured, licensed, sold or delivered in all material respects in conformity with all applicable express warranties and, in all material respects, with all applicable contractual commitments while in their possession or control, and no Utz Company has any material pending warranty claims asserted against it, except for claims which would not have a Material Adverse Effect.

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Section 3.22        Accounts Receivable and Payable.

(a)          Sellers have made available to the Buyer a correct and complete list and the aging of all accounts receivable of the Utz Companies as of the Effective Date (“Accounts Receivable”). The Accounts Receivable represent valid obligations and bona fide transactions arising from or relating to sales actually made by the Utz Companies and the Accounts Receivable are, subject to applicable reserves, not subject to any known refunds or adjustments or any defenses or rights of set off or other Liens (other than Permitted Liens). All such Accounts Receivable relate solely to the sale of goods to customers of the Utz Companies, none of whom are Affiliates of any Utz Company. Except to the extent paid prior to the Closing Date, to the Knowledge of the Company the Accounts Receivable are, or will be as of the Closing Date, collectible net of the respective reserve shown in the corresponding line items on the Financial Statements or on the accounting records of Utz Companies as of the Closing Date (which reserves are adequate and calculated consistent with past practice). To the Knowledge of the Company, no Utz Company has received written notice from or on behalf of any obligor of any material Accounts Receivable that such obligor is unwilling or unable to pay a material portion of such Accounts Receivable.

(b)          All accounts payable of the Utz Companies, whether reflected on the Latest Balance Sheet or subsequently created, are valid payables that have arisen from bona fide transactions in the Ordinary Course of Business of the Utz Companies. Since the date of the Latest Balance Sheet, the Utz Companies have paid their accounts payable in the Ordinary Course of Business, except for those which are being disputed in good faith.

Section 3.23        Trade & Anti-Corruption Compliance.

(a)          Since the Extended Lookback Date, in connection with or relating to the business of the Utz Companies, no Utz Company nor any of its directors, officers, managers, or to the Knowledge of the Company, its employees, agents or third-party representatives (i) has made, authorized, solicited or received any unlawful bribe, rebate, payoff, influence payment or kickback, (ii) has used or is using any corporate funds for any illegal contributions, gifts, entertainment, hospitality, travel or other unlawful expenses, or (iii) has, directly or indirectly, made, offered, authorized, facilitated, received or promised to make or receive, any payment, contribution, gift, entertainment, bribe, rebate, kickback, financial or other advantage, or anything else of value, regardless of form or amount, to or from any officer of a Governmental Entity or other Person in violation of applicable Anti-Corruption Laws. To the Knowledge of the Company, there are no legal, regulatory, or administrative Proceedings, filings, Orders, or governmental investigations alleging (i) any such payments, contributions, gifts, entertainment, bribes, rebates, kickbacks, financial or other advantages or (ii) any other violation of any Anti-Corruption Law.

(b)          The transactions of the Utz Companies are accurately reflected on their respective books and records in compliance in all material respects with applicable Anti-Corruption Laws.

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Section 3.24        Affiliate Transactions.

(a)          Except as set forth on Section 3.24(a) of the Company and Sellers’ Disclosure Letter, (x) there are no Contracts (except for the Governing Documents) between any of the Utz Companies, on the one hand, and any Interested Party (other than another Utz Company) on the other hand and (y) no Interested Party (other than another Utz Company) (i) owes any amount to any Utz Company, (ii) owns any material assets, tangible or intangible, necessary for the conduct of the business of any Utz Company or (iii) owns any interest in, or is a director, officer, or owner of, or lender to or borrower from, or has the right to participate in the profits of, any Person which is a competitor, supplier, customer or landlord of any Utz Company (other than in connection with ownership of less than five percent (5%) of the stock of a publicly traded company) (such Contracts or arrangements described in clauses (x) and (y), “Affiliated Transactions”).

(b)          Except as set forth on Section 3.24(b) of the Company and Sellers’ Disclosure Letter, there have been no Prohibited Affiliate Transactions since December 30, 2019.

Section 3.25        Compliance with Applicable Sanctions and Embargo Laws.

(a)          Since the Extended Lookback Date, no Utz Company, nor any of their directors, officers, managers, nor, to the Knowledge of the Company, its employees, agents or third-party representatives is (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by OFAC, the OFAC Consolidated Sanctions List or in any Executive Order issued by the President of the United States and administered by OFAC, or a person or entity prohibited by any OFAC sanctions program or a person or entity whose property and interests in property subject to U.S. jurisdiction are otherwise blocked under any U.S. Laws, Executive orders or regulations; (ii) an entity owned, directly or indirectly, individually or in the aggregate, fifty (50%) percent or more by one (1) or more persons described in clause (i); (iii) a person or entity listed on the Sectoral Sanctions Identifications List (“SSI List”) maintained by OFAC or otherwise determined by OFAC to be subject to one (1) or more of the Directives issued under Executive Order 13662 of March 20, 2014, at the time that it is or was in effect, or an entity owned, directly or indirectly, individually or in the aggregate, fifty percent (50%) or more by one (1) or more persons or entities that are subject to the SSI List restrictions; or (iv) a person or entity named on the U.S. Department of Commerce, Bureau of Industry and Security Denied Persons List, Entity List, or Unverified List.

(b)          No Utz Company nor, any of their directors, officers, managers, nor, to the Knowledge of the Company, its employees, agents or third-party representatives, is or since the Extended Lookback Date, has been: (i) a Sanctioned Person; (ii) operating in, organized in, conducting business with, or otherwise engaging in dealings with or for the benefit of any Sanctioned Person or in any Sanctioned Country in material violation of applicable Sanctions in connection with the business of any Utz Company; or (iii) in material violation of any applicable Sanctions or applicable Export Control Laws or U.S. anti-boycott requirements (the “Trade Control Laws”), in connection with the business of any Utz Company.

(c)          The Utz Companies have not, since the Extended Lookback Date, violated in any material respect the Trade Control Laws.

(d)          To the Knowledge of the Company, there are no legal, regulatory, or administrative Proceedings, filings, Orders, or governmental investigations alleging any violations of the Trade Control Laws.

Section 3.26        Inventory. Except for any inventory that is subject to a reserve for obsolete or unmarketable inventory shown on the Latest Balance Sheet and except for inventory that has become obsolete or unmarketable in the Ordinary Course of Business since the date of the Last Balance Sheet: (a) all inventory of the Utz Companies shown on the Latest Balance Sheet is saleable, usable and merchantable in the Ordinary Course of Business of the Utz Companies and conforms in all material respects with any applicable contractual commitments and requirements of any Governmental Entity and (b) all such inventory is of a quality adequate to satisfy existing Contracts, purchase orders and bookings of the Utz Companies.

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Section 3.27        Inspections; Buyer’s Representations.The Company has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. The Company agrees to engage in the transactions contemplated by this Agreement based upon its own inspection and examination of Buyer and on the accuracy of the representations and warranties set forth in Article V and any certificate delivered by Buyer pursuant to this Agreement and hereby disclaims reliance upon any express or implied representations or warranties of any nature made by Buyer or its Affiliates or representatives, except for those set forth in Article V and in any certificate delivered by Buyer pursuant to this Agreement. The Company specifically acknowledges and agrees to Buyer’s disclaimer of any representations or warranties other than those set forth in Article V and in any certificate delivered by Buyer pursuant to this Agreement, whether made by either Buyer or any of its Affiliates or representatives, and of all Liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to the Company, Sellers, their Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to the Company, Sellers, their Affiliates or representatives by Buyer or any of its Affiliates or representatives), other than those set forth in Article V and in any certificate delivered by Buyer pursuant to this Agreement. The Company specifically acknowledges and agrees that, without limiting the generality of this Section 3.27, neither Buyer nor any of its Affiliates or representatives has made any representation or warranty with respect to any projections or other future forecasts. The Company specifically acknowledges and agrees that except for the representations and warranties set forth in Article V and in any certificate delivered by Buyer pursuant to this Agreement, Buyer has not made any other express or implied representation or warranty with respect to Buyer, its assets or Liabilities, the businesses of Buyer or the transactions contemplated by this Agreement or the Ancillary Agreements.

Article IV
REPRESENTATIONS AND WARRANTIES OF SELLERS

As an inducement to the Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement, except as set forth in the applicable section of the Company and Sellers’ Disclosure Letter, Sellers hereby jointly and severally represent and warrant to the Buyer as follows:

Section 4.1          Organization; Authority; Enforceability.Such Seller is a series of UM Partners, LLC, a limited liability company duly formed, validly existing, and in good standing under the Laws of the State of Delaware. Such Seller is qualified to do business and is in good standing as a foreign entity in each jurisdiction in which the character of its properties, or in which the transaction of its business, makes such qualification necessary, except where the failure to be so qualified and in good standing (or equivalent) would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on such Seller. Such Seller has the limited liability company power and authority to execute and deliver this Agreement and the Ancillary Agreements to which such Seller is a party and to consummate the transactions contemplated hereby and thereby. The board of managers of such Seller has duly approved this Agreement and the Ancillary Agreements to which such Seller is a party and the transactions contemplated hereby and thereby. No other limited liability company proceedings on the part of such Seller are necessary to approve and authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which such Seller is a party and the consummation of the transactions contemplated hereby and hereby. This Agreement has been duly executed and delivered by such Seller and constitutes the valid and binding agreement of such Seller, enforceable against such Seller in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles. Correct and complete copies of the Governing Documents of each Seller, as in effect on the date hereof, have been made available to the Buyer. Such Seller is not the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding.

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Section 4.2          Capitalization. Such Seller has good and valid title to the Company Interests as of the Effective Date and, as of the Closing, such Seller will have good and valid title to the Company Units owned by such Seller free and clear of all Liens, in each case other than Securities Liens and other than as set forth in the Company’s LLCA. Except as set forth on Section 4.2 of the Company and Sellers’ Disclosure Letter, such Seller is not a party to (i) any option, warrant, purchase right or other Contract (other than this Agreement) that would reasonably require such Seller to sell, transfer or otherwise dispose of any of the Company Units owned by such Seller or (ii) any voting trust, proxy, or other Contract with respect to the voting of the Company Units owned by such Seller. Other than the Company Units owned by such Seller, such Seller does not own or have the right to acquire any other Equity Interests of any Utz Company. Other than the BSOF Common Units and BSOF Preferred Units, no Person holds any Equity Interest in Sellers other than Family Members and Affiliates of Family Members.

Section 4.3          Noncontravention.Except as set forth on Section 4.3 of the Company and Sellers’ Disclosure Letter or the filings pursuant to Section 7.8, the consummation by such Seller of the transactions contemplated by this Agreement and the Ancillary Agreements to which such Seller is a party do not (a) conflict with or result in any breach of any of the material terms, conditions or provisions of, (b) constitute a material default under (whether with or without the giving of notice, the passage of time or both), (c) result in a material violation of, (d) give any third party the right to terminate or accelerate, or cause any termination or acceleration of, any material right or material obligation under, (e) result in the creation of any Lien upon the Company Units under, (f) require any approval under, from or pursuant to, or (g) require any filing with, (x) any material Contract to which such Seller is a party, (y) any Governing Document of such Seller or (z) any Governmental Entity under or pursuant to any Law or Order to which such Seller is bound or subject, with respect to clauses (x) and (z) that are or would reasonably be expected to be material to such Seller. Such Seller is not in violation of any of the Governing Documents of such Seller.

Section 4.4          Information Supplied. The information supplied or to be supplied by the Sellers with respect to the Sellers for inclusion in the Form S-4, any other document submitted to any other Governmental Entity or any announcement or public statement regarding the transactions contemplated by this Agreement (including the Signing Press Release and the Closing Press Release) shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at (a) the time such information is filed, submitted or made publicly available, and with respect to information supplied by the Sellers for inclusion in the Form S-4, such information is not revised by any subsequently filed amendment prior to the time that the Form S-4 is declared effective by the SEC, to the extent such initially included information does not result in Liabilities to the Buyer under the Securities Act or the Securities Exchange Act, (b) the time the Form S-4 is declared effective by the SEC, (c) the time the Form S-4 (or any amendment thereof or supplement thereto) is first mailed to the Buyer Shareholders, or (d) the time of the Buyer Shareholder Meeting (in each case, subject to the qualifications and limitations set forth in the materials provided by the Sellers or that are included in such filings and/or mailings), except that no warranty or representation is made by either Seller with respect to statements made or incorporated by reference therein based on information supplied by Buyer or its Affiliates for inclusion therein.

Section 4.5          Litigation. Except as set forth on Section 4.5 of the Company and Sellers’ Disclosure Letter, there are no material Proceedings (or to the Knowledge of the Sellers, investigations) pending or, to the Knowledge of the Sellers, threatened against such Seller or to the Knowledge of the Sellers, any director, officer or employee of such Seller (in their capacity as such), and during the past two (2) years there have not been any such Proceedings and such Seller is not subject to or bound by any material outstanding Orders. There are no material Proceedings pending or threatened by either Seller against any other Person.

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Section 4.6          Brokerage. Except as set forth on Section 4.6 of the Company and Sellers’ Disclosure Letter, such Seller has not incurred any Liability in connection with this Agreement or the Ancillary Agreements, or the transactions contemplated hereby or thereby, that would result in the obligation of any Utz Company or the Buyer to pay any finder’s fee, brokerage or agent’s commissions or other like payments.

Section 4.7          Investment Intent.

(a)          Such Seller understands and acknowledges that the acquisition of the Buyer Class V Voting Stock (and the Buyer Class A Common Stock into which the Buyer Class V Voting Stock, the Retained Company Units and the Retained Restricted Company Units may exchange into pursuant to the Company A&R LLCA) involves substantial risk. Such Seller can bear the economic risk of its investment (which such Seller acknowledges may be for an indefinite period) and has such knowledge and experience in financial or business matters that such Seller is capable of evaluating the merits and risks of its investment in the Buyer Class V Voting Stock (and the Buyer Class A Common Stock into which the Buyer Class V Voting Stock, the Retained Company Units and the Retained Restricted Company Units may exchange into pursuant to the Company A&R LLCA).

(b)          Such Seller is acquiring the Buyer Class V Voting Stock (and the Buyer Class A Common Stock into which the Buyer Class V Voting Stock, the Retained Company Units and the Retained Restricted Company Units may exchange into pursuant to the Company A&R LLCA) for its own account, for investment purposes only and not with a view toward, or for sale in connection with, any distribution thereof, or with any present intention of distributing or selling any Buyer Class V Voting Stock (and the Buyer Class A Common Stock into which the Buyer Class V Voting Stock, the Retained Company Units and the Retained Restricted Company Units may exchange into pursuant to the Company A&R LLCA), in each case, in violation of the federal securities Laws, any applicable foreign or state securities Laws or any other applicable Law.

(c)          Such Seller qualifies as an “accredited investor,” as such term is defined in Rule 501(a) promulgated pursuant to the Securities Act.

(d)          Such Seller understands and acknowledges that the issuance, sale or resale of the Buyer Class V Voting Stock has not been registered under the Securities Act, any United States state securities Laws or any other applicable foreign Law. Such Seller acknowledges that such securities may not be transferred, sold, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any other provision of applicable United States federal, United States state, or other Law or pursuant to an applicable exemption therefrom. Such Seller acknowledges that there is no public market for the Buyer Class V Voting Stock and that there can be no assurance that a public market will develop.

Section 4.8          Compliance with Laws. Each Seller is, and has been since January 1, 2018, in compliance in all material respects with all Laws applicable to the conduct of the business of the Sellers, and no uncured written notices have been received by any Seller from any Governmental Entity or any other Person alleging a material violation of any such Laws.

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Section 4.9          Inspections; Buyer’s Representations. Each Seller is an informed and sophisticated purchaser, and has engaged advisors, experienced in the evaluation and investment in businesses such as the Buyer. Each Seller has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. Each Seller agrees to engage in the transactions contemplated by this Agreement based upon its own inspection and examination of the Buyer and on the accuracy of the representations and warranties set forth in Article V and any certificate delivered by Buyer pursuant to this Agreement and hereby disclaims reliance upon any express or implied representations or warranties of any nature made by Buyer or its Affiliates or representatives, except for those set forth in Article V and in any certificate delivered by Buyer pursuant to this Agreement. Each Seller specifically acknowledges and agrees to Buyer’s disclaimer of any representations or warranties other than those set forth in Article V and in any certificate delivered by Buyer pursuant to this Agreement, whether made by either Buyer or any of its Affiliates or representatives, and of all Liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to the Company, Sellers, their Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to the Company, Sellers, their Affiliates or representatives by Buyer or any of its Affiliates or representatives), other than those set forth in Article V and in any certificate delivered by Buyer pursuant to this Agreement. Each Seller specifically acknowledges and agrees that, without limiting the generality of this Section 4.9, neither Buyer nor any of its Affiliates or representatives has made any representation or warranty with respect to any projections or other future forecasts. Each Seller specifically acknowledges and agrees that except for the representations and warranties set forth in Article V and in any certificate delivered by Buyer pursuant to this Agreement, Buyer has not made any other express or implied representation or warranty with respect to Buyer, its assets or Liabilities, the businesses of Buyer or the transactions contemplated by this Agreement or the Ancillary Agreements.

Article V
REPRESENTATIONS AND WARRANTIES OF THE BUYER

As an inducement to Sellers and the Company to enter into this Agreement and consummate the transactions contemplated by this Agreement, except (a) for all representations and warranties of the Buyer, as set forth in the applicable section of the Buyer Disclosure Letter, or (b) for all representations and warranties of the Buyer other than those set forth in Sections 5.1, 5.2(a), 5.2(b), 5.2(c), 5.2(e), 5.3, 5.8, 5.9, 5.12 and 5.15, as disclosed in any report, schedule, form statement or other document filed with, or furnished to, the SEC by the Buyer and publicly available prior to the Effective Date, the Buyer hereby represents and warrants to each of the Sellers and the Company as follows:

Section 5.1          Organization; Authority; Enforceability. Until the occurrence of the Domestication, the Buyer is an exempted company with limited liability duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and upon the occurrence of the Domestication, the Buyer will be a Delaware corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware. The Buyer is qualified to do business and is in good standing as a foreign entity in each jurisdiction in which the character of its properties, or in which the transaction of its business, makes such qualification necessary, except where the failure to be so qualified and in good standing (or equivalent) would not have a Buyer Material Adverse Effect. The Buyer has the requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement, the Ancillary Agreements to which the Buyer is a party and the transactions contemplated hereby and thereby have been duly approved and authorized by all requisite Board action on the part of the Buyer. No other proceedings on the part of the Buyer (including any action by the Buyer Board or the Buyer Shareholders), except for the receipt of the Required Vote, are necessary to approve and authorize the execution, delivery or performance of this Agreement and the Ancillary Agreements to which the Buyer is a party and the consummation of the transactions contemplated hereby and thereby. This Agreement has been, and the Ancillary Agreements to be executed and delivered by the Buyer at Closing will be, duly executed and delivered by Buyer and constitute valid and binding agreement of the Buyer, enforceable against the Buyer in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles. Correct and complete copies of the Second Amended and Restated Memorandum and Articles of Association of the Buyer, as in effect on the Effective Date, are filed as Exhibit 3.1 to the Form 8-K filed with the SEC on October 10, 2018. The Buyer is not the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding.

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Section 5.2          Capitalization.

(a)          Prior to the Domestication, the authorized share capital of the Buyer consists of (i) four hundred million (400,000,000) Buyer Class A Ordinary Shares, (ii) fifty million (50,000,000) Buyer Class B Ordinary Shares, and (iii) one million (1,000,000) preferred shares, par value one ten-thousandth of one dollar ($0.0001) per share (“Buyer Preferred Shares”). After the Domestication, the authorized capital stock of the Buyer will be as set forth in the Buyer Certificate of Incorporation. Prior to the Domestication (without giving effect to the Forward Purchase Securities, the Buyer Share Redemptions, the conversion of Buyer Class B Ordinary Shares into Buyer Class B Common Stock pursuant to the Sponsor Side Letter, the conversion of Buyer Class B Ordinary Shares into Buyer Class A Ordinary Shares pursuant to the applicable Buyer Governing Documents, or the Permitted Equity Financing), (A) forty-four million (44,000,000) Buyer Class A Ordinary Shares were issued and outstanding, (B) eleven million eight hundred seventy-five thousand (11,875,000) Buyer Class B Ordinary Shares were issued and outstanding, (C) no Buyer Preferred Shares were issued and outstanding, and (D) twenty-one million, eight hundred sixty-six thousand, six hundred sixty-six (21,866,666) warrants were issued and outstanding, in such amounts, type, exercise price and with such expiration date as set forth on Section 5.2(a)(D) of the Buyer Disclosure Letter (the “Buyer Warrants”) entitling the holder thereof to purchase one (1) Buyer Class A Ordinary Share at an exercise price of eleven dollars and fifty cents ($11.50) per Buyer Warrant. After the Domestication (without giving effect to the Forward Purchase Securities, the Buyer Share Redemptions, the conversion of Buyer Class B Ordinary Shares into Buyer Class B Common Stock pursuant to the Sponsor Side Letter, the conversion of Buyer Class B Ordinary Shares into Buyer Class A Ordinary Shares or Buyer Class A Common Stock pursuant to the applicable Buyer Governing Documents, or the Permitted Equity Financing), (A) forty-four million (44,000,000) shares of Buyer Class A Common Stock will be issued and outstanding, (B) no Buyer Preferred Shares will be issued and outstanding, and (C) twenty-one million, eight hundred sixty-six thousand, six hundred sixty-six (21,866,666) Buyer Warrants will be issued and outstanding, entitling the holder thereof to purchase one (1) share of Buyer Class A Common Stock at an exercise price of eleven dollars and fifty cents ($11.50) per Buyer Warrant. The exercise price of each Buyer Warrant has not been reduced to an amount less than $11.50 per Buyer Warrant. The Equity Interests set forth in this Section 5.2(a) comprise all of the Equity Interests of the Buyer that are issued and outstanding (without giving effect to the Forward Purchase Securities, the Buyer Share Redemptions, the conversion of Buyer Class B Ordinary Shares into Buyer Class B Common Stock pursuant to the Sponsor Side Letter, the conversion of Buyer Class B Ordinary Shares into Buyer Class A Ordinary Shares or Buyer Class A Common Stock pursuant to the applicable Buyer Governing Documents, or the Permitted Equity Financing).

(b)          Except as (x) set forth on Section 5.2(b) of the Buyer Disclosure Letter, or (y) set forth in this Agreement (including as set forth in Section 5.2(a)), the Ancillary Agreements or the Governing Documents of the Buyer:

(i)          there are no outstanding options, warrants, Contracts, calls, puts, rights to subscribe, conversion rights or other similar rights to which the Buyer is a party or which are binding upon Buyer providing for the offer, issuance, redemption, exchange, conversion, voting, transfer, disposition or acquisition of any of its Equity Interests;

(ii)         Buyer is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Equity Interests;

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(iii)        Buyer is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any of its Equity Interests;

(iv)        there are no contractual equityholder preemptive or similar rights, rights of first refusal, rights of first offer or registration rights in respect of Equity Interests of Buyer to which Buyer is party; and

(v)         Buyer has not violated in any material respect any applicable securities Laws or any preemptive or similar rights created by Law, Governing Document or Contract to which Buyer is a party in connection with the offer, sale or issuance of any of its Equity Interests.

(c)          All of the issued and outstanding Equity Interests of the Buyer, have been duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights in respect thereto, and were not issued in violation of any preemptive rights, call options, rights of first refusal or similar rights of any Person or applicable Law, other than in each case Securities Liens.

(d)          Except as set forth on Section 5.2(d) of the Buyer Disclosure Letter, the Buyer does not own, directly or indirectly, any Equity Interests, participation or voting right or other investment (whether debt, equity or otherwise) in any Person (including any Contract in the nature of a voting trust or similar agreement or understanding) or any other equity equivalents in or issued by any other Person.

(e)          Upon issuance and delivery of the Buyer Class V Voting Stock to the Sellers at the Closing, such Buyer Class V Voting Stock will (i) be duly authorized and validly issued, and fully paid and nonassessable, (ii) be issued in compliance in all material respects with applicable Law, (iii) not be issued in breach or violation of any preemptive rights or any Contract, (iv) be issued to Sellers with good and valid title, free and clear of any Liens other than Securities Liens, and (v) represent all of the Buyer Class V Voting Stock issued or outstanding.

(f)          Other than up to $2,000,000 of working capital loans that may be incurred during the Pre-Closing Period, the Buyer has no Liability with respect to indebtedness for borrowed money.

Section 5.3          Brokerage.Except as set forth on Section 5.3 of the Buyer Disclosure Letter, the Buyer has not incurred any Liability in connection with this Agreement or the Ancillary Agreements, or the transactions contemplated hereby or thereby, that would result in the obligation of the Sellers, any Utz Company or Buyer to pay a finder’s fee, brokerage or agent’s commissions or other like payments.

Section 5.4          Trust Account. As of the Effective Date, the Buyer has at least four hundred fifty one million dollars ($451,000,000) (the “Trust Amount”) in the Trust Account, with such funds invested in United States government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, and held in trust by the Trustee pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of the Buyer, enforceable in accordance with its terms. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect by the Buyer or the Trustee, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated by the Buyer. The Buyer is not a party to or bound by any side letters with respect to the Trust Agreement or (except for the Trust Agreement) any Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the Buyer SEC Documents to be inaccurate in any material respect or (ii) explicitly by their terms, entitle any Person (other than (x) the Buyer Shareholders who shall have exercised their rights to participate in the Buyer Share Redemptions, (y) the underwriters of the Buyer’s initial public offering, who are entitled to the Deferred Discount (as such term is defined in the Trust Agreement) and (z) the Buyer with respect to income earned on the proceeds in the Trust Account to cover any of its Tax obligations and up to $100,000 of interest on such proceeds to pay dissolution expenses) to any portion of the proceeds in the Trust Account. There are no Proceedings (or to the Knowledge of the Buyer, investigations) pending or, to the Knowledge of the Buyer, threatened with respect to the Trust Account.

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Section 5.5          Buyer SEC Documents; Controls.

(a)          The Buyer has timely filed or furnished all material forms, reports, schedules, statements and other documents required to be filed by it with the SEC since the consummation of the initial public offering of the Buyer’s securities, together with any material amendments, restatements or supplements thereto, and all such forms, reports, schedules, statements and other documents required to be filed or furnished under the Securities Act or the Securities Exchange Act (excluding Section 16 under the Securities Exchange Act) (all such forms, reports, schedules, statements and other documents filed with the SEC, the “Buyer SEC Documents”). As of their respective dates, each of the Buyer SEC Documents, as amended (including all financial statements included therein, exhibits and schedules thereto and documents incorporated by reference therein), compiled in all material respects with the applicable requirements of the Securities Act, or the Securities Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Buyer SEC Documents. None of the Buyer SEC Documents contained, when filed or, if amended prior to the Effective Date, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)          Each of the financial statements of the Buyer included in the Buyer SEC Documents, including all notes and schedules thereto, complied in all material respects, when filed or if amended prior to the Effective Date, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of the Buyer, as of their respective dates and the results of operations and the cash flows of the Buyer, for the periods presented therein. Each of the financial statements of the Buyer included in the Buyer SEC Documents were derived from the books and records of the Buyer, which books and records are, in all material respects, correct and complete and have been maintained in all material respects in accordance with commercially reasonable business practices.

(c)          No notice of any SEC review or investigation of the Buyer or Buyer SEC Documents has been received by the Buyer. Since the consummation of its initial public offering, all comment letters received by the Buyer from the SEC or the staff thereof and all responses to such comment letters filed by or on behalf of the Buyer are publicly available on the SEC’s EDGAR website.

(d)          Since the consummation of the initial public offering of the Buyer’s securities, the Buyer has timely filed all certifications and statements required by (x) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (y) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any Buyer SEC Report. Each such certification is correct and complete. The Buyer maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are reasonably designed to ensure that all material information concerning the Buyer is made known on a timely basis to the individuals responsible for the preparation of the Buyer’s SEC filings. As used in this Section 5.5(d), the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

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(e)          The Buyer has designed and maintains a system of internal controls over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act, sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Buyer maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability and (iii) access to assets is permitted only in accordance with management’s general or specific authorization.

Section 5.6          Information Supplied; Form S-4. The information supplied or to be supplied by the Buyer for inclusion in the Form S-4, the Additional Buyer Filings, any other Buyer SEC Filing, any document submitted to any other Governmental Entity or any announcement or public statement regarding the transactions contemplated by this Agreement (including the Signing Press Release and the Closing Press Release) shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at (i) the time such information is filed, submitted or made publicly available, (ii) the time the Form S-4 is declared effective by the SEC, (iii) the time the Form S-4 (or any amendment thereof or supplement thereto) is first mailed to the Buyer Shareholders, or (iv) the time of the Buyer Shareholder Meeting (subject to the qualifications and limitations set forth in the materials provided by the Buyer or that are included in such filings and/or mailings), except that no warranty or representation is made by the Buyer with respect to statements made or incorporated by reference therein based on information supplied by the Utz Companies, the Sellers or their Affiliates for inclusion therein. The Form S-4 will comply in all material respects with the applicable requirements of the Securities Act, the Securities Exchange Act and the rules and regulations of the SEC thereunder applicable to the Form S-4.

Section 5.7          Litigation. There are no material Proceedings (or to the Knowledge of the Buyer, investigations) pending or, to the Knowledge of the Buyer, threatened against the Buyer or, to the Knowledge of the Buyer, any director, officer or employee of the Buyer (in their capacity as such) and during the past two (2) years there have not been any such Proceedings and the Buyer is not subject to or bound by any material outstanding Orders . There are no material Proceedings pending or threatened by the Buyer against any other Person.

Section 5.8          Listing. Prior to the Domestication, the issued and outstanding Buyer Class A Ordinary Shares and the Buyer Warrants (the foregoing, collectively, the “Buyer Public Securities”) are registered pursuant to Section 12(b) of the Securities Exchange Act and are listed for trading on the Stock Exchange. There is no Proceeding or investigation pending or, to the Knowledge of the Buyer, threatened against the Buyer by the Stock Exchange or the SEC with respect to any intention by such entity to deregister the Buyer Public Securities or prohibit or terminate the listing of the Buyer Public Securities on the Stock Exchange. The Buyer has taken no action that is designed to terminate the registration of the Buyer Public Securities under the Securities Exchange Act. The Buyer has not received any written or, to the Knowledge of the Buyer, oral deficiency notice from the Stock Exchange relating to the continued listing requirements of the Buyer Public Securities.

Section 5.9          Investment Company. The Buyer is not an “investment company” within the meaning of the Investment Company Act of 1940.

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Section 5.10        Noncontravention. Except for the filings pursuant to Section 7.8, the consummation by the Buyer of the transactions contemplated by this Agreement and the Ancillary Agreements do not (i) conflict with or result in any breach of any of the material terms, conditions or provisions of, (ii) constitute a material default under (whether with or without the giving of notice, the passage of time or both), (iii) result in a material violation of, (iv) give any third party the right to terminate or accelerate, or cause any termination or acceleration of, any material right or material obligation under, (v) result in the creation of any Lien upon its Equity Interests under, (vi) require any approval under, from or pursuant to, or (vii)  require any filing with, (x) any Contract or lease to which the Buyer is a party, (y) any Governing Document of the Buyer, or (z) any Governmental Entity under or pursuant to any Law or Order to which the Buyer is bound or subject, with respect to clauses (x) and (z) that are or would reasonably be expected to be material to Buyer. The Buyer is not in violation of any of its Governing Documents.

Section 5.11        Business Activities.

(a)          Since its organization, other than as described in the Buyer SEC Reports, the Buyer has not conducted any material business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Buyer Governing Documents, there is no Contract, commitment, or Order binding upon the Buyer or to which the Buyer is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of the Buyer or any acquisition of property by the Buyer or the conduct of business by the Buyer after the Closing, other than such effects, individually or in the aggregate, which are not, and would not reasonably be expected to be, material to the Buyer.

(b)          Except for this Agreement and the transactions contemplated by this Agreement, the Buyer has no interests, rights, obligations or Liabilities with respect to, and the Buyer is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c)          The Buyer has no material Liabilities that are required to be disclosed on a balance sheet in accordance with GAAP, other than (i) Liabilities set forth in or reserved against in the balance sheet of the Buyer as of December 31, 2019 (the “Buyer Balance Sheet”); (ii) Liabilities which have arisen after the date of the Buyer Balance Sheet in the Ordinary Course of Business (none of which results from, arises out of, or was caused by any breach of warranty, breach of Contract or infringement or violation of Law); (iii) Liabilities arising under this Agreement, the Ancillary Agreements and/or the performance by the Buyer of its obligations hereunder or thereunder; or (iv) for fees, costs and expenses for advisors and Affiliates of the Buyer or the Sponsor, including with respect to legal, accounting or other advisors incurred by the Buyer in connection with the transactions contemplated by this Agreement.

Section 5.12          Investment Intent.

(a)          The Buyer understands and acknowledges that the acquisition of the Acquired Company Units and Acquired Restricted Company Units involves substantial risk. The Buyer can bear the economic risk of its investment (which the Buyer acknowledges may be for an indefinite period) and has such knowledge and experience in financial or business matters that the Buyer is capable of evaluating the merits and risks of its investment in the Acquired Company Units and Acquired Restricted Company Units.

(b)          The Buyer is acquiring the Acquired Company Units and Acquired Restricted Company Units for its own account, for investment purposes only and not with a view toward, or for sale in connection with, any distribution thereof, or with any present intention of distributing or selling any Acquired Company Units or Acquired Restricted Company Units, in each case, in violation of the federal securities Laws, any applicable foreign or state securities Laws or any other applicable Law.

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(c)          The Buyer qualifies as an “accredited investor,” as such term is defined in Rule 501(a) promulgated pursuant to the Securities Act.

(d)          The Buyer understands and acknowledges that the Acquired Company Units and Acquired Restricted Company Units have not been registered under the Securities Act, any United States state securities Laws or any other applicable foreign Law. The Buyer acknowledges that such securities may not be transferred, sold, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any other provision of applicable United States federal, United States state, or other Law or pursuant to an applicable exemption therefrom. The Buyer acknowledges that there is no public market for the Acquired Company Units and Acquired Restricted Company Units and that there can be no assurance that a public market will develop.

Section 5.13        Tax Matters.

(a)          The Buyer has timely filed all income and other material Tax Returns required to be filed by it pursuant to applicable Laws (taking into account any validly obtained extension of time within which to file). All such Tax Returns are correct and complete in all material respects and have been prepared in material compliance with all applicable Laws. The Buyer has timely paid all material amounts of Taxes due and payable by it for which the applicable statute of limitations remains open (whether or not shown as due and payable on any Tax Return). The Buyer has timely and properly withheld and paid to the applicable Taxing Authority all material amounts of Taxes required to have been withheld and paid by it in connection with any amounts paid or owing to any employee, individual independent contractor, creditor, equityholder or other third party and all material sales, use, ad valorem and value added Taxes and has otherwise complied in all material respects with all applicable Laws relating to such withholding and payment of Taxes.

(b)          No written claim has been made by a Taxing Authority in a jurisdiction where the Buyer does not file a particular type of Tax Return, or pay a particular type of Tax, that the Buyer is or may be subject to taxation of that type by, or required to file that type of Tax Return in, that jurisdiction that has not been settled or resolved. The income Tax Returns of the Buyer made available to the Sellers, if any, reflect all of the jurisdictions in which the Buyer is required to remit material income Tax.

(c)          There is no Tax audit or examination or any Proceeding now being conducted, pending or threatened in writing (or, to the Knowledge of the Buyer, otherwise threatened) with respect to any Taxes or Tax Returns of or with respect to the Buyer. All material deficiencies for Taxes asserted or assessed in writing against the Buyer have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn, and, to the Knowledge of the Buyer, no such deficiency has been threatened or proposed against the Buyer.

(d)          The Buyer has not agreed to (nor has directed any Person to agree on its behalf) any extension or waiver of the statute of limitations applicable to any Tax or Tax Return, or any extension of time with respect to a period of Tax collection, assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired, and no request for any such waiver or extension is currently pending.

(e)          There is no Lien for Taxes on any of the assets of the Buyer, other than Liens for Taxes, assessments or governmental charges or levies imposed with respect to property which are not yet due and payable.

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(f)          The Buyer does not have any liability for Taxes of any other Person as a result of Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Laws), successor liability, transferee liability, joint or several liability, by contract, by operation of Law, or otherwise (other than pursuant to this Agreement or any of the Ancillary Agreements, if any).

(g)          The unpaid Taxes of the Buyer (i) did not, as of December 31, 2019, materially exceed the reserves for Tax liabilities (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) included in the Buyer Balance Sheet and (ii) do not materially exceed such reserves as adjusted for the passage of time through the Closing Date in accordance with the past practices of the Buyer in filing its Tax Returns.

(h)          The Buyer does not have, and since its incorporation has never had, any material Liability for any United States federal, state or local Taxes.

(i)           The Domestication will qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code (and any analogous provisions of applicable U.S. state and local Tax Law).

Section 5.14        Compliance with Laws. Buyer is, and has been since April 30, 2018, in compliance in all material respects with all Laws applicable to the conduct of the business of the Buyer, and no uncured written notices have been received by Buyer from any Governmental Entity or any other Person alleging a material violation of any such Laws.

Section 5.15        Inspections; Company and Sellers’ Representations. Buyer is an informed and sophisticated purchaser, and has engaged advisors, experienced in the evaluation and investment in businesses such as the Utz Companies. Buyer has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. Buyer agrees to engage in the transactions contemplated by this Agreement based upon its own inspection and examination of the Utz Companies and on the accuracy of the representations and warranties set forth in Article III, Article IV and any certificate delivered by Sellers pursuant to this Agreement and hereby disclaims reliance upon any express or implied representations or warranties of any nature made by Sellers, the Company or their respective Affiliates or representatives, except for those set forth in Article III, Article IV and in any certificate delivered by Sellers pursuant to this Agreement. Buyer specifically acknowledges and agrees to Sellers’ disclaimer of any representations or warranties other than those set forth in Article III, Article IV and in any certificate delivered by Sellers pursuant to this Agreement, whether made by either Seller, the Company or any of their respective Affiliates or representatives, and of all Liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Buyer, the Sponsor, their Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to Buyer, the Sponsor, their Affiliates or representatives by either Seller, any Utz Company or any of their respective Affiliates or representatives), other than those set forth in Article III, Article IV and in any certificate delivered by Sellers pursuant to this Agreement. Buyer specifically acknowledges and agrees that, without limiting the generality of this Section 5.15, no Seller or Utz Company nor any of their respective Affiliates or representatives has made any representation or warranty with respect to any projections or other future forecasts. Buyer specifically acknowledges and agrees that except for the representations and warranties set forth in Article III, Article IV and in any certificate delivered by Sellers pursuant to this Agreement, neither the Company nor any Seller makes, nor has the Company or any Seller made, any other express or implied representation or warranty with respect to Sellers, the Utz Companies, their assets or Liabilities, the businesses of Sellers or the Utz Companies or the transactions contemplated by this Agreement or the Ancillary Agreements.

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Article VI
INTERIM OPERATING COVENANTS

Section 6.1          Interim Operating Covenants.

(a)          From the Effective Date until the earlier of: (1) the date this Agreement is terminated in accordance with Article XI and (2) the Closing Date (such period, the “Pre-Closing Period”), unless the Buyer shall otherwise give prior consent (which consent shall not be unreasonably withheld, conditioned or delayed) in writing (including via electronic mail as provided in the Company and Sellers’ Disclosure Letter) and except as contemplated by this Agreement or the Ancillary Agreements or as set forth on Section 6.1(a) of the Company and Sellers’ Disclosure Letter, the Company shall, and Sellers shall cause the Utz Companies to, conduct and operate their business in all material respects in the Ordinary Course of Business and use its commercially reasonable efforts to preserve their existing relationships with material customers, suppliers and distributors, and the Company shall not, and Sellers shall cause the Utz Companies not to:

(i)          amend or otherwise modify any of the Governing Documents of any Utz Company;

(ii)         make any material changes to its accounting policies, methods or practices, other than as required by GAAP or applicable Law;

(iii)        sell, issue, redeem, assign, transfer, pledge (other than in connection with existing credit facilities), convey or otherwise dispose of (w) any Equity Interests of any Utz Company or (x) any options, warrants, rights of conversion or other rights or agreements, arrangements or commitments obligating any Utz Company to issue, deliver or sell any Equity Interests of any Utz Company;

(iv)        declare, make or pay any dividend, other distribution or return of capital (whether in cash or in kind) to any equityholder of the Company, other than (x) to another Utz Company, and (y) Tax Distributions;

(v)         adjust, split, combine or reclassify any of its Equity Interests;

(vi)        (x) incur, assume, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness (other than (A) additional Indebtedness under existing credit facilities, (B) with respect to IO Contracts, (C) capital leases not to exceed $7,500,000 in the aggregate, and (D) other Indebtedness not to exceed $5,000,000 in the aggregate), (y) make any advances or capital contributions to, or investments in, any Person, other than IO Contracts, an Utz Company or in the Ordinary Course of Business, or (z) amend or modify in any material respect any Indebtedness (other than IO Contracts);

(vii)       commit to or authorize any capital expenditure (or series of commitments or capital expenditures), other than capital expenditures (x) contemplated by the capital expenditure schedule set forth on Section 6.1(a)(vii) of the Company and Sellers’ Disclosure Letter (the “CapEx Schedule”), or (y) in an amount not to exceed $3,000,000 in the aggregate in excess of the amount set forth on the CapEx Schedule;

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(viii)      enter into any material amendment or termination (other than an expiration in accordance with the terms thereof) of any material term of any Material Contract or Material Lease or enter into any Contract that if entered into prior to the Effective Date would be a Material Contract or Material Lease, in each case other than in the Ordinary Course of Business;

(ix)        other than inventory and other assets acquired in the Ordinary Course of Business, acquire the business, properties or assets, including Equity Interests of another Person (except, in each case, for acquisitions whose consideration in an aggregate amount (for all such acquisitions) is not greater than $10,000,000, the consideration for which is payable only in cash, so long as, based upon the advice of the Company’s accountants, such acquisition, individually or in the aggregate, would not require any additional disclosure pursuant to the rules and regulations adopted by PCAOB, whether through merger, consolidation, share exchange, business combination or otherwise; provided that in the event of any such acquisition for consideration not greater than $10,000,000 (A) Sellers and the Company shall not, and shall cause the other Utz Companies not to, engage in discussions or negotiations with potential debt or equity financing sources without notice to Buyer and (B) the Buyer shall be notified prior to entering into, consummation or agreeing to consummate any such acquisition and provided with copies of any related material documentation subject to the Buyer and the Sponsor first executing a joinder to any confidentiality agreement entered into by any Utz Company in connection with such acquisition;

(x)         propose, adopt or effect any plan of complete or partial liquidation, dissolution, recapitalization or reorganization, or voluntarily subject to any material Lien, any of the material rights or assets owned by, or leased or licensed to, any Utz Company, except for (x) Permitted Liens, (y) Liens under existing credit facilities or other Indebtedness permitted pursuant to Section 6.1(a)(vi), and (z) internal liquidations, dissolutions, recapitalizations or reorganizations to the extent not adversely impacting the transactions contemplated by this Agreement;

(xi)        compromise, commence or settle any pending or threatened Proceeding (w) involving payments (exclusive of attorney’s fees) by an Utz Company not covered by insurance in excess of $1,000,000 in any single instance or in excess of $2,000,000 in the aggregate, (x) granting material injunctive or other equitable remedy against an Utz Company, (y) which imposes any material restrictions on the operations of businesses of the Utz Companies or (z) by the equityholders of the Company or any other Person which relates to the transactions contemplated by this Agreement;

(xii)       make, increase, accelerate (with respect to payment or vesting) or grant any compensation or benefits (including severance) to any employee of an Utz Company, other than base salary increases made in the Ordinary Course of Business (without taking into account clause (b) of the definition thereof), for new hires or as required pursuant to a Company Employee Benefit Plan in effect on the Effective Date, other than, in each case, one-time cash bonuses or other cash payments which do not exceed $1,750,000 in the aggregate for all employees, provided, that, no more than $750,000 of such amount may be attributable to change-in-control or other transaction bonuses related to the transactions contemplated by this Agreement;

(xiii)      establish or adopt, or materially amend (other than as required by applicable Law or as part of an annual renewal for health and/or welfare benefits), or terminate any Company Employee Benefit Plan;

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(xiv)      grant, accelerate (with respect to payment or vesting) or announce the grant or award of any equity or equity-based incentive awards;

(xv)       hire or terminate (other than for cause) any individual with annual base compensation in excess of $370,000;

(xvi)      sell, assign, transfer, convey, exclusively license or otherwise dispose of any rights or assets owned by, or leased or licensed to, any Utz Company, other than (x) inventory or products in the Ordinary Course of Business, and (y) assets with an aggregate fair market value less than $5,000,000; or

(xvii)     agree or commit to do any of the foregoing.

(b)          During the Pre-Closing Period, unless the Buyer shall otherwise give prior consent (which consent shall not be unreasonably withheld, conditioned or delayed) in writing (including via electronic mail as provided in the Company and Sellers’ Disclosure Letter) and except as contemplated by this Agreement or the Ancillary Agreements or as set forth on Section 6.1(b) of the Company and Sellers’ Disclosure Letter, the Company shall not, and Sellers shall cause the Utz Companies not to:

(i)          enter into, renew or modify any Affiliated Transaction;

(ii)         incur or enter into any Prohibited Affiliate Transaction; or

(iii)        except to the extent required by applicable Law, (1) make, change or revoke any material election relating to Taxes outside the Ordinary Course of Business consistent with past practice (subject to changes in applicable Law), (2) enter into any agreement, settlement or compromise with any Taxing Authority relating to a material amount of Taxes, (3) consent to any extension or waiver of the statutory period of limitations applicable to any material Tax matter not disclosed in Section 3.8 of the Company and Sellers’ Disclosure Letter, (4) abandon or fail to diligently conduct any material Tax Proceeding, (5) file any amended material Tax Return, (6) fail to timely file (taking into account valid extensions) any material Tax Return required to be filed, (7) file any material Tax Return in a manner materially inconsistent with the past practices of the Utz Companies (subject to changes in applicable Law), (8) fail to pay any material amount of Tax as it becomes due, (9) enter into any Tax Sharing Agreement (other than an Ordinary Course Tax Sharing Agreement), (10) adopt or change a material method of accounting with respect to a material amount of Taxes or change a material accounting period with respect to a material amount of Taxes outside the Ordinary Course of Business consistent with past practice not disclosed in Section 3.8 of the Company and Sellers’ Disclosure Schedule, (11) surrender any right to claim any refund of a material amount of Taxes, or (12) take any action that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment or the representations and warranties in Sections 3.8(f) and 3.8(n) from being true, correct and complete.

(c)          Nothing contained in this Agreement shall be deemed to give the Buyer, directly or indirectly, the right to control or direct the Company or any operations of any Utz Company prior to the Closing. Prior to the Closing, the Utz Companies shall exercise, consistent with the terms and conditions of this Agreement, control over their respective businesses and operations.

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Section 6.2          Interim Operating Covenants (Buyer).

(a)          During the Pre-Closing Period, unless Sellers shall otherwise give prior consent (which consent shall not be unreasonably withheld, conditioned or delayed) in writing (including via electronic mail as provided in the Buyer Disclosure Letter) and except as contemplated by this Agreement or the Ancillary Agreements or as set forth on Section 6.2(a) of the Buyer Disclosure Letter, the Buyer shall not:

(i)          amend or otherwise modify the Trust Agreement, the Buyer Governing Documents or the Forward Purchase Agreements in any material respect;

(ii)         withdraw any of the Trust Amount, other than as permitted by the Buyer Governing Documents or the Trust Agreement;

(iii)        make any material changes to its accounting policies, methods or practices, other than as required by GAAP or applicable Law;

(iv)        except to the extent required by applicable Law, (1) make, change or revoke any material election relating to Taxes outside the Ordinary Course of Business consistent with past practice (subject to changes in applicable Law), (2) enter into any agreement, settlement or compromise with any Taxing Authority relating to a material amount of Taxes, (3) consent to any extension or waiver of the statutory period of limitations applicable to any material Tax matter, (4) abandon or fail to diligently conduct any material Tax Proceeding, (5) file any amended material Tax Return, (6) fail to timely file (taking into account valid extensions) any material Tax Return required to be filed, (7) file any material Tax Return in a manner materially inconsistent with the past practices of the Buyer (subject to changes in applicable Law), (8) fail to pay any material amount of Tax as it becomes due, (9) enter into any tax sharing agreement (other than an Ordinary Course Tax Sharing Agreement), (10) adopt or change a material method of accounting with respect to a material amount of Taxes or change a material accounting period with respect to a material amount of Taxes outside the Ordinary Course of Business consistent with past practice, (11) surrender any right to claim any refund of a material amount of Taxes, or (12) take any action that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment or the representations and warranties in Section 5.13(j) from being true, correct and complete;

(v)         other than in connection with the Required Vote, a Buyer Share Redemption, the Forward Purchase Agreements or a Permitted Equity Financing, sell, issue, redeem, assign, transfer, convey or otherwise dispose of (w) any of its Equity Interests, or (x) any options, warrants, rights of conversion or other rights or agreements, arrangements or commitments obligating Buyer or Sponsor to issue, deliver or sell any Equity Interests of Buyer;

(vi)        other than in connection with a Buyer Share Redemption, declare, make or pay any dividend, other distribution or return of capital (whether in cash or in kind) to the equityholders of the Buyer;

(vii)       adjust, split, combine or reclassify (other than a reclassification pursuant to the Domestication, pursuant to the Sponsor Side Letter, or a conversion of Buyer Class B Ordinary Shares into Buyer Class A Ordinary Shares pursuant to the Buyer Governing Documents) any of its Equity Interests;

(viii)      reduce the exercise price of any Buyer Warrant;

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(ix)           incur, assume, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness, other than Indebtedness incurred in order to finance working capital needs (and the proceeds of which are used to pay amounts which would be treated as a Transaction Expense if unpaid as of the Closing Date, including any ordinary course operating expenses) in an amount not to exceed $2,000,000, so long as each lender of such working capital loans waives its right, if any, to convert such Indebtedness into, or use such Indebtedness to purchase, warrants or other Equity Securities of the Buyer;

(x)            make any working capital loan that permits or allows all or any portion of such loan to be converted into warrants or other Equity Securities of the Buyer;

(xi)           enter into any transaction or Contract with the Sponsor or any of its Affiliates for the payment of finder’s fees, consulting fees, monies in respect of any payment of a loan or other compensation paid by Buyer to the Sponsor, Buyer’s officers or directors, or any Affiliate of the Sponsor or Buyer’s officers, for services rendered prior to, or for any services rendered in connection with, the consummation of the transactions contemplated by this Agreement;

(xii)          compromise, commence or settle any pending or threatened Proceeding (w) involving payments (exclusive of attorney’s fees) by Buyer not covered by insurance in excess of $1,000,000 or in excess of $2,000,000 in the aggregate, (x) granting material injunctive or other equitable remedy against the Buyer (y) which imposes any material restrictions on the operations of businesses of the Buyer or (z) by the public stockholders or any other Person which relates to the transactions contemplated by this Agreement; or

(xiii)         agree or commit to do any of the foregoing.

(b)           Nothing contained in this Agreement shall be deemed to give the Sellers or the Company, directly or indirectly, the right to control or direct the Buyer prior to the Closing. Prior to the Closing, the Buyer shall exercise, consistent with the terms and conditions of this Agreement, control over its business.

Article VII
PRE-CLOSING AGREEMENTS

Section 7.1         Commercially Reasonable Efforts; Further Assurances. Subject to the terms and conditions set forth in this Agreement, and to applicable Laws, during the Pre-Closing Period, the Parties shall cooperate and use their respective commercially reasonable efforts to take, or cause to be taken, all appropriate action (including executing and delivering any documents, certificates, instruments and other papers that are necessary for the consummation of the transactions contemplated by this Agreement), and do, or cause to be done, and assist and cooperate with the other Parties in doing, all things necessary to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement. Each Seller shall use its commercially reasonable efforts, and the Buyer shall cooperate in all reasonable respects with Sellers, to solicit and obtain the consents of the Persons who are parties to the Contracts listed on Section 7.1 of the Company and Sellers’ Disclosure Letter prior to the Closing; provided, however, that no Party nor any of their Affiliates shall be required to pay or commit to pay any amount to (or incur any obligation in favor of) any Person from whom any such consent may be required (unless such payment is required in accordance with the terms of the relevant Contract requiring such consent). Any payment pursuant to the foregoing proviso shall be a Transaction Expense.

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Section 7.2        Trust & Closing Funding; Forward Purchase Securities. Subject to the satisfaction or waiver of the conditions set forth in Section 2.5 (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions) and provision of notice thereof to the Trustee (which notice the Buyer shall provide to the Trustee in accordance with the terms of the Trust Agreement), in accordance with the Trust Agreement and the Buyer Governing Documents, at the Closing, the Buyer shall (a) (i) cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered; and (ii) cause the Trustee to pay as and when due (x) all amounts payable to Buyer Shareholders who shall have validly elected to redeem their Buyer Class A Ordinary Shares pursuant to the Buyer Memorandum and Articles and use its best efforts to cause the Trustee to pay as and when due the Deferred Discount (as defined in the Trust Agreement) pursuant to the terms of the Trust Agreement, except to the extent that such Deferred Discount is waived, and (y) pay all amounts payable pursuant to Section 2.2, and (b) (i) cause the documents and notices required to be delivered to the Sponsor and the Buyer’s independent directors pursuant to the Forward Purchase Agreements in order to cause the purchase of the Forward Purchase Securities in connection with the Closing to be so delivered, and (ii) use its best efforts to cause the Sponsor and the Buyer’s independent directors to pay into escrow as and when due pursuant to the Forward Purchase Agreements the aggregate purchase price for the Forward Purchase Securities.

Section 7.3        Listing. Subject to Section 7.19, during the Pre-Closing Period prior to the Domestication, the Buyer shall remain listed as a public company on, and for the Buyer Class A Ordinary Shares to be listed on, the Stock Exchange. The Buyer shall cause the Buyer Class A Common Stock to be listed on the Stock Exchange.

Section 7.4        EIP. Prior to the Closing Date, the Buyer shall approve and, subject to the approval of the Buyer Shareholders, adopt, an omnibus incentive equity plan, in the form attached hereto as Exhibit M to be effective from and after the Closing (the “EIP”). Nothing contained in this Section 7.4 (whether express or implied) shall confer any rights, remedies or benefits whatsoever (including any third-party beneficiary rights) on any Person other than the Parties to this Agreement.

Section 7.5        Confidential Information. During the Pre-Closing Period, each Party shall be bound by and comply with the provisions set forth in the Confidentiality Agreement as if such provisions were set forth herein, and such provisions are hereby incorporated herein by reference. Each Party acknowledges and agrees that each is aware, and each of their respective Affiliates and representatives is aware (or upon receipt of any material nonpublic information of the other Party, will be advised), of the restrictions imposed by the United States federal securities Laws and other applicable foreign and domestic Laws on Persons possessing material nonpublic information about a public company. Each Party hereby agrees, that during the Pre-Closing Period, except in connection with or support of the transactions contemplated by this Agreement (including any communications with BSOF or potential Equity Financing Sources) or at the request of the Buyer or any of its Affiliates or its or their representatives, while any of them are in possession of such material nonpublic information, none of such Persons shall, directly or indirectly (through its Affiliates or otherwise), acquire, offer or propose to acquire, agree to acquire, sell or transfer or offer or propose to sell or transfer any securities of the Buyer, communicate such information to any other Person or cause or encourage any Person to do any of the foregoing.

Section 7.6        Access to Information.

(a)          During the Pre-Closing Period, upon reasonable prior written notice, Sellers shall, and shall cause the Utz Companies to, afford the representatives of the Buyer reasonable access, during normal business hours, to the properties, books and records of the Utz Companies and furnish to the representatives of the Buyer such additional financial and operating data and other information regarding the business of the Utz Companies as the Buyer or its representatives may from time to time reasonably request for purposes of consummating the transactions contemplated by this Agreement, but only to the extent that Sellers and the Utz Companies may do so without violating any obligations to any third party and to the extent that Sellers and the Utz Companies have the authority to grant such access without breaching any restrictions binding on them (and provided that Buyer shall abide by the terms of the Confidentiality Agreement). Buyer agrees to be responsible for the reasonable and documented out-of-pocket expenses incurred by the Utz Companies as a result of providing such access (which shall be treated as Transaction Expenses hereunder).

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(b)          Buyer shall coordinate its access rights with the Sellers to reasonably minimize any inconvenience to or interruption of the conduct of the business of the Utz Companies.

(c)          Notwithstanding anything to the contrary in this Section 7.6, Sellers shall not be required to disclose any information to Buyer during the Pre-Closing Period if such disclosure would (i) jeopardize any attorney-client or other applicable legal privilege, or (ii) contravene any applicable Contracts or Laws. Prior to the Closing, without the prior written consent of Sellers, which may be withheld for any reason, Buyer shall not contact any suppliers to, or customers of, any Utz Company in relation to the transactions contemplated by this Agreement and Buyer shall have no right to perform invasive or subsurface investigations of any of the Leased Real Property.

Section 7.7        Notification of Certain Matters.

(a)          During the Pre-Closing Period, each of Sellers and the Company shall disclose to the Buyer in writing any development, fact or circumstance of which Sellers or the Company has Knowledge, arising before or after the Effective Date, that would cause or would reasonably be expected to result in the failure of the conditions set forth in Section 2.5(a) or Section 2.5(b) to be satisfied.

(b)          During the Pre-Closing Period, Buyer shall disclose to Sellers in writing any development, fact or circumstance of which Buyer has Knowledge, arising before or after the Effective Date, that would cause or would reasonably be expected to result in the failure of the conditions set forth in Section 2.5(a) or Section 2.5(c) to be satisfied.

Section 7.8        Antitrust Laws.

(a)          The Parties will (i) cause the Notification and Report Forms required pursuant to the HSR Act with respect to the transactions contemplated by this Agreement to be filed no later than thirty (30) days prior to the Closing, (ii) request early termination of the waiting period relating to such HSR Act filings, if early termination is being granted at the time of such filing, (iii) supply as promptly as practicable any additional information and documentary material that may be requested by a Governmental Entity pursuant to the HSR Act and (iv) otherwise use its commercially reasonable efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act with respect to the transactions contemplated by this Agreement as soon as practicable. The Parties shall use commercially reasonable efforts to promptly obtain, and to cooperate with each other to promptly obtain, all authorizations, approvals, clearances, consents, actions or non-actions of any Governmental Entity in connection with the above filings, applications or notifications. Each Party shall promptly inform the other Parties of any material communication between itself (including its representatives) and any Governmental Entity regarding any of the transactions contemplated by this Agreement. If a Party or any of its Affiliates receives any formal or informal request for supplemental information or documentary material from any Governmental Entity with respect to the transactions contemplated by this Agreement, then the Party, to the extent necessary and advisable, shall provide a reasonable response to such request as promptly as reasonably practicable. All fees or other payments required by applicable Law to any Governmental Entity in order to obtain any such approvals, consents, or Orders shall be Transaction Expenses.

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(b)          The Parties shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement and, to the extent permissible, promptly furnish the other with copies of notices or other communications between any Party (including their respective Affiliates and representatives), as the case may be, and any third party and/or Governmental Entity with respect to such transactions. Each Party shall give the other Party and its counsel a reasonable opportunity to review in advance, to the extent permissible, and consider in good faith the views and input of the other Party in connection with, any proposed material written communication to any Governmental Entity relating to the transactions contemplated by this Agreement. Each Party agrees not to participate in any substantive meeting, conference or discussion, either in person or by telephone, with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with the other Party in advance and, to the extent not prohibited by such Governmental Entity, gives the other Party the opportunity to attend and participate.

(c)          Each Party shall use its commercially reasonable efforts to resolve objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act, and any other United States federal or state or foreign statutes, rules, regulations, Orders, decrees, administrative or judicial doctrines or other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or constituting anticompetitive conduct (collectively, the “Antitrust Laws”). Subject to the other terms of this Section 7.8(c), each Party shall use its commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement.

(d)          The Buyer shall not take any action that would reasonably be expected to materially delay or prevent the consummation of the transactions contemplated by this Agreement as a result of the application of any Antitrust Law.

(e)          Notwithstanding anything in this Agreement to the contrary, but subject to compliance with Section 7.5, nothing in this Section 7.8 shall require Buyer, Sponsor or any of their respective Affiliates to take any action with respect to any of Buyer’s or Sponsor’s Affiliates (other than Buyer and Buyer’s Subsidiaries and the Utz Companies), any of their respective affiliated investment funds or any portfolio company (as such term is commonly understood in the private equity industry) or investment of Buyer, Sponsor or their respective Affiliates (other than the Utz Companies), or any interests therein, including selling, divesting or otherwise disposing of, licensing, holding separate, or otherwise restricting or limiting its freedom to operate with respect to, any business, products, rights, services, licenses, investments, or assets, of Buyer, Sponsor or their respective Affiliates (other than the Utz Companies), any of their respective affiliated investment funds or any portfolio company (as such term is commonly understood in the private equity industry) or investment of Buyer, Sponsor or their respective Affiliates (other than the Utz Companies), or any interests therein.

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Section 7.9        R&W Insurance Policy.

(a)          The Buyer has entered into a binding agreement (the “Binder Agreement”), which conditionally bounds a buyer-side representation and warranty insurance policy (collectively, the “R&W Insurance Policy”), attached hereto as Exhibit L. Each Party shall use its commercially reasonable efforts to satisfy the conditions set forth in the Binder Agreement to ensure that the R&W Insurance Policy is in full force and effect at the Closing. The Buyer shall instruct the insurer under the R&W Insurance Policy that any proceeds owing or payable by the insurer under the R&W Insurance Policy shall be paid, or to the extent such proceeds are received by the Buyer, the Buyer shall pay, (i) to an Utz Company to the extent constituting a Whole Company Loss and (ii) to the Buyer to the extent constituting a Buyer Loss. If the Sellers collectively own more than 52% of the Common Units immediately following the Closing, (A) the R&W Insurance Policy will convert to a pro rata policy, (B) the Buyer shall cause the limit of liability in the R&W Insurance Policy to be reduced by a percentage equal to the percentage of Common Units collectively owned by Sellers immediately following the Closing, with the premium and retention in the R&W Insurance Policy to be adjusted accordingly, (C) the indemnification provisions in Article X will continue in full force and effect in accordance with their terms, and (D) any proceeds owing or payable by the insurer under the R&W Insurance Policy shall be paid (i) to the Buyer, to the extent constituting a Buyer Loss, (ii) to the Buyer, to the extent constituting a Whole Company Loss for which the Sellers do not have an obligation to indemnify under Section 10.2(a)(ii) or Section 10.2(a)(iii), (iii) to an Utz Company, to the extent constituting a Whole Company Loss for which the Sellers have an obligation to indemnify under Section 10.2(a)(ii) or Section 10.2(a)(iii) and for which the Sellers have paid the amount of such Loss required to be paid under Section 10.2(a)(ii) or Section 10.2(a)(iii) to an Utz Company (or will simultaneously pay to the Utz Companies with such insurance proceeds) the full amount of such Loss less the portion paid or payable by the insurer (such difference, the “Net Loss”) or (iv) to the extent constituting a Whole Company Loss for which the Sellers have an obligation to indemnify under Section 10.2(a)(ii) or Section 10.2(a)(iii) and for which the Sellers dispute the payment of the full amount of such Net Loss (x) to the Buyer, that amount of the insurance proceeds multiplied by the proportion of the Net Loss that the Sellers have not paid (or will not simultaneously pay to the Utz Companies with such insurance proceeds), and further multiplied by the Buyer’s percentage ownership interest in the Company as of the date of payment of such insurance proceeds and (y) to any Utz Company, the balance of such insurance proceeds; provided, that, in the case of this clause (iv), to the extent the Sellers pay, at any time or from time to time thereafter, additional amounts of the Net Loss, then the Buyer shall pay to an Utz Company, within three (3) Business Days of the Sellers’ payment, the additional insurance proceeds in respect of such Loss to which the Utz Companies would have been entitled had such additional amount of Net Loss been initially paid by Sellers in calculating the amount owed to the Buyer pursuant to clause (iv), or if the Sellers pay the entire Net Loss, then Buyer shall pay to an Utz Company the balance of the insurance proceeds received from the insurer. Buyer agrees that it cannot use any proceeds received from the insurer under the R&W Insurance Policy to purchase Equity Securities of the Company.

(b)          The cost of obtaining the R&W Insurance Policy, including all premiums and any related brokers fees, shall be a Transaction Expense.

Section 7.10      Communications; Press Release; SEC Filings.

(a)          Any press or other public release or public announcement concerning the transactions contemplated by this Agreement shall not be issued without the prior written consent of each of the Buyer and Sellers, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that each Party may make any public announcement which is required by applicable Law; and, provided, further, that each Party may make, and the Company may cause Utz Quality Foods, LLC, to make, announcements regarding this Agreement and the transactions contemplated hereby consisting solely of information contained in and otherwise consistent with any such press release or public announcement and the Buyer SEC Documents to their employees, customers, suppliers and other interested parties without the consent of the other Parties.

(b)          As promptly as practicable following the Effective Date, the Buyer shall prepare and file a Current Report on Form 8-K pursuant to the Securities Exchange Act to report the execution of this Agreement (the “Signing Form 8-K”) and the Parties shall issue a mutually agreeable press release announcing the execution of this Agreement (the “Signing Press Release”). Buyer shall provide Sellers with a reasonable opportunity to review and comment on the Signing Form 8-K prior to its filing and shall consider such comments in good faith.

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(c)          As promptly as reasonably practicable after the Effective Date, (i) the Buyer and the Company shall prepare and the Buyer shall file with the SEC materials that include the proxy statements/prospectus to be filed with the SEC as part of Form S-4 and sent to Buyer Shareholders related to the Buyer Shareholder Meeting (such proxy statement/prospectus, together with any amendment or supplements thereto, the “Proxy Statement”) and (ii) the Buyer shall prepare (with the Company’s reasonable cooperation) and file with the SEC the Form S-4, in which the Proxy Statement will be included as a prospectus, in connection with the registration under the Securities Act of the Buyer Class A Common Stock to be issued in connection with the Domestication and the other transactions contemplated by this Agreement. The Buyer shall file the definitive Form S-4 with the SEC and cause the Proxy Statement to be mailed to the Buyer Shareholders of record, as of the record date to be established by the Buyer Board that is in existence at such time, at such time as reasonably agreed by Buyer and the Company promptly following (i) in the event the preliminary Form S-4 is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Securities Exchange Act or (ii) in the event the preliminary Form S-4 is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC.

(d)          Prior to filing with the SEC, the Buyer will make available to Sellers drafts of the Form S-4 and any other documents to be filed with the SEC, both preliminary and final, and drafts of any amendment or supplement to the Form S-4 or such other document and will provide Sellers with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith. The Buyer will advise Sellers promptly after it receives notice thereof, of (i) the time when the Form S-4 has been filed, (ii) in the event the preliminary Form S-4 is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Securities Exchange Act, (iii) in the event the preliminary Form S-4 is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC, (iv) the filing of any supplement or amendment to the Form S-4, (v) any request by the SEC for amendment of the Form S-4, (vi) any comments, written or oral, from the SEC relating to the Form S-4 and responses thereto and (vii) requests by the SEC for additional information in connection with the Form S-4. The Parties shall cooperate to promptly respond to any comments of the SEC on the Form S-4, and the Parties shall use their respective commercially reasonable efforts to have the Form S-4 cleared by the SEC under the Securities Act and Securities Exchange Act as soon after filing as practicable.

(e)          If at any time prior to the Buyer Shareholders Meeting any Party discovers or becomes aware of any information that should be set forth in an amendment or supplement to the Form S-4 so that the Form S-4 would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, such Party shall inform the other Parties hereto and the Buyer shall promptly transmit to the Buyer Shareholders an amendment or supplement to the Form S-4 containing such information. The Buyer will also inform the Company, promptly after the Buyer receives written notice thereof, of the time of the issuance of any stop order or the suspension of the qualification of the Buyer Class A Common Stock for offering or sale in any jurisdiction, or of the initiation or written threat of any Proceeding for any such purpose.

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(f)          The Parties acknowledge that a substantial portion of the Form S-4 and certain other forms, reports and other filings required to be made by the Buyer under the Securities Act and Securities Exchange Act in connection with the transactions contemplated by this Agreement (collectively, “Additional Buyer Filings”) shall include disclosure regarding the Utz Companies and the business of the Utz Companies and the Utz Companies management, operations and financial condition. Accordingly, Sellers and the Company agree to, and agree to cause the Utz Companies to, as promptly as reasonably practicable, provide the Buyer with all information concerning Sellers, the Company and the Utz Companies, and their respective business, management, operations and financial condition, in each case, that is reasonably required to be included in the Form S-4, Additional Buyer Filings or any other Buyer SEC Filing. Sellers and the Company shall make, and shall cause Utz Companies to, make, and shall cause their Affiliates, directors, officers, managers and employees to make, available to the Buyer and its counsel, auditors and other representatives in connection with the drafting of the Form S-4, Additional Buyer Filings and any other Buyer SEC Filing and responding in a timely manner to comments thereto from the SEC all information concerning Sellers and the Utz Companies, their respective businesses, management, operations and financial condition, in each case, that is reasonably required to be included in the Form S-4, such Additional Buyer Filing or other Buyer SEC Filing. If, at any time prior to the Closing, the Parties discover or become aware of any event, fact or circumstance relating to Sellers, the Company or the Utz Companies or their respective businesses, or any of their respective Affiliates, directors, officers, managers or employees or their respective management, operations or financial condition, which should be set forth in an amendment or a supplement to the Form S-4 (or any Additional Buyer Filing or other Buyer SEC Filing) so that such documents would not contain any untrue statement of a material fact or failure to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, such Person shall promptly inform the other Parties, and the Parties shall cooperate reasonably in connection with preparing and disseminating any such required amendment or supplement. The Buyer shall make all necessary filings with respect to the transactions contemplated by this Agreement under the Securities Act, the Securities Exchange Act and applicable blue sky Laws and the rules and regulations thereunder, and the Sellers and the Company shall reasonably cooperate in connection therewith.

(g)          At least five (5) days prior to Closing, the Buyer shall begin preparing a draft Current Report on Form 8-K in connection with and announcing the Closing, together with, or incorporating by reference, such information that is or may be required to be disclosed with respect to the transactions contemplated by this Agreement pursuant to Form 8-K (the “Closing Form 8-K”). Buyer shall provide Sellers with a reasonable opportunity to review and comment on the Closing Form 8-K prior to its filing and shall consider such comments in good faith. Prior to the Closing, the Parties shall prepare a mutually agreeable press release announcing the consummation of the transactions contemplated by this Agreement (“Closing Press Release”). Concurrently with the Closing, the Buyer shall distribute the Closing Press Release, and within four (4) Business Days thereafter, file the Closing Form 8-K with the SEC.

(h)          The Company shall provide to the Buyer as promptly as practicable after the Effective Date (i) audited combined balance sheets of the Company and its Subsidiaries and certain Affiliates of the Company identified in the notes thereto as of December 29, 2019, December 30, 2018 and December 31, 2017, and related audited combined statements of operations, members’ equity and cash flows for the fiscal years ended on such dates, together with all related notes and schedules thereto, accompanied by the reports thereon of the Utz Companies’ independent auditors (which reports shall be unqualified) in each case audited in accordance with the standards of the PCAOB (the “PCAOB Financial Statements”), (ii) unaudited combined financial statements of the Company and its Subsidiaries and certain Affiliates of the Company identified in the notes thereto including combined balance sheets, statements of operations, statements of members’ equity and statements of cash flows as of and for the fiscal quarter ended March 29, 2020 together with all related notes and schedules thereto, prepared in accordance with GAAP applied on a consistent basis throughout the covered periods and Regulation S-X of the SEC and reviewed by the Utz Companies’ independent auditor in accordance with Statement on Auditing Standards No. 100 issued by the American Institute of Certified Public Accountants, (iii) all other audited and unaudited financial statements of the Utz Companies and any company or business units acquired by the Utz Companies, as applicable, required under the applicable rules and regulations and guidance of the SEC to be included in the Form S-4 and/or the Closing Form 8-K (including pro forma financial information), (iv) all selected financial data of the Utz Companies required by Item 301 of Regulation S-K, as necessary for inclusion in the Form S-4 and Closing Form 8-K and (v) management’s discussion and analysis of financial condition and results of operations prepared in accordance with Item 303 of Regulation S-K of the SEC (as if the Utz Companies were subject thereto) with respect to the periods described in clauses (i) and (ii), and (iii) above, as necessary for inclusion in the Form S-4 and Closing Form 8-K (including pro forma financial information).

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(i)           Each Party covenants and agrees that the information supplied or to be supplied by such Party or its Affiliates for inclusion in the Form S-4, the Additional Buyer Filings, any other the Buyer SEC Filing, any document submitted to any other Governmental Entity or any announcement or public statement regarding the transactions contemplated by this Agreement (including the Signing Press Release and the Closing Press Release) shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at (i) the time such information is filed, submitted or made publicly available, (ii) the time the Form S-4 is declared effective by the SEC, (iii) the time the Form S-4 (or any amendment thereof or supplement thereto) is first mailed to the Buyer Shareholders, (iv) the time of the Buyer Shareholder Meeting or (v) the Closing (subject to the qualifications and limitations set forth in the materials provided by such Party or that are included in such filings and/or mailings). Buyer further covenants and agrees that it shall timely file, including for such purposes any extensions permitted under Rule 12b-25 of the Securities Exchange Act or other relief granted by the SEC, with the SEC all Buyer SEC Documents required to be filed by it through the Closing Date.

Section 7.11      Expenses. Except as otherwise provided in this Agreement, each Party shall be solely liable for and pay all of its own costs and expenses (including attorneys’, accountants’ and investment bankers’ fees and other out-of-pocket expenses) incurred by such Party or its Affiliates in connection with the negotiation and execution of this Agreement and the Ancillary Agreements, the performance of such Party’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby. To the extent there are any Transaction Expenses, which become due and payable following the Closing, such Transaction Expenses shall be borne by the Company following the Closing.

Section 7.12      Releases.

(a)          Subject to the other provisions in this Section 7.12, effective upon the Closing, each Seller, on behalf of itself and its current and former Subsidiaries, Affiliates and their respective successors and assigns (collectively, the “Seller Releasing Parties”), hereby releases and discharges the Buyer, each Utz Company and their respective Affiliates and each of their respective current and former managers, directors, officers, employees, members, stockholders, partners, benefit plan fiduciaries and administrators and their respective successors and assigns (the “Seller Released Parties”) from and against any and all Liabilities, and causes of actions of such Seller, of any kind or nature whatsoever arising out of such Seller’s ownership of any Utz Company (whether directly or indirectly) as to facts, conditions, transactions, events or circumstances prior to the Closing (the “Seller Released Matters”), and each Seller shall not, and shall cause the other Seller Releasing Parties not to, seek to recover any amounts in connection with such Seller Released Matters from any Seller Released Party; provided, however, that nothing contained in this Section 7.12(a) shall waive, release or discharge any Seller Released Party from any Liability such Person may have to any Seller Releasing Party with respect to indemnification under the Governing Documents of the Utz Companies.

(b)          Subject to the other provisions in this Section 7.12, effective upon the Closing, Buyer, on behalf of itself and the Utz Companies, Buyer’s Affiliates and their respective successors and assigns (collectively, the “Buyer Releasing Parties”), hereby releases and discharges each Seller and its Affiliates and each of their respective current and former managers, directors, officers, employees, members, stockholders, partners, benefit plan fiduciaries and administrators and their respective successors and assigns (the “Buyer Released Parties”) from and against any and all Liabilities, and causes of actions of any Utz Company, of any kind or nature whatsoever arising out of such Seller’s ownership of any Utz Company (whether directly or indirectly), as to facts, conditions, transactions, events or circumstances prior to the Closing (the “Buyer Released Matters”), and Buyer shall not, and shall cause the other Buyer Releasing Parties not to, seek to recover any amounts in connection with such Buyer Released Matters from any Buyer Released Party.

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(c)         Each Party acknowledges that it is aware of the California Civil Code Section 1542, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Being aware of this section, each Party hereby waives and relinquishes all rights and benefits which it may have under this section as well as any other statutes or common law principles of similar effect.

(d)         It is the intention of each Seller in executing the release contained in Section 7.12(a) and in giving and receiving the consideration called for in this Agreement, that this release shall be effective as a full and final accord and satisfaction and general release of and from all Seller Released Matters. Each Seller hereby jointly and severally represents to the Buyer that such Seller has not voluntarily or involuntarily assigned or transferred or purported to assign or transfer to any Person any Seller Released Matters and that, to the Knowledge of the Sellers, no Person other than Sellers has any interest in any Seller Released Matters by applicable Law or contract by virtue of any action or inaction by Sellers in a manner that would derogate from or otherwise prejudice the foregoing waiver.

(e)         It is the intention of Buyer in executing the release contained in Section 7.12(b) and in giving and receiving the consideration called for in this Agreement, that this release shall be effective as a full and final accord and satisfaction and general release of and from all Buyer Released Matters. Buyer represents to Sellers that Buyer has not voluntarily or involuntarily assigned or transferred or purported to assign or transfer to any Person any Buyer Released Matters and that, to the Knowledge of the Buyer, no Person other than Buyer has any interest in any Buyer Released Matters by applicable Law or contract by virtue of any action or inaction by Buyer in a manner that would derogate from or otherwise prejudice the foregoing waiver.

(f)          Notwithstanding anything to the contrary in this Section 7.12, nothing in this Section 7.12 shall waive, release, discharge, limit, modify, restrict, operate as a waiver with respect to or otherwise affect, any Liabilities or rights any Party may have (i) under this Agreement, any Ancillary Agreement or the transactions contemplated hereby and thereby, (ii) under the Confidentiality Agreement, (iii) arising out of actions or omissions occurring after the Closing or (iv) arising out of, or resulting from, Fraud of the released Person. The invalidity or unenforceability of any part of this Section 7.12 shall not affect the validity or enforceability of the remainder of this Section 7.12, which shall remain in full force and effect.

Section 7.13      Directors and Officers.

(a)          Beginning on the Closing Date and continuing until the sixth (6th) anniversary of the Closing Date, the Buyer (i) shall cause each Utz Company to maintain in effect all rights to indemnification, advancement of expenses, exculpation and other limitations on Liability to the extent provided in the Governing Documents of such Utz Company in effect as of the Effective Date (“D&O Provisions”) in favor of any current or former director, officer, or manager, or, to the extent authorized under the applicable D&O Provisions, any employee, agent or representative of any Utz Company (collectively, with such Person’s heirs, executors or administrators, the “Utz Indemnified Persons”), and (ii) shall not, and shall not permit any Utz Company to, amend, repeal or modify in a manner adverse to the beneficiary thereof any provision in the D&O Provisions  as it relates to any Utz Indemnified Person, in each case relating to a state of facts existing prior to Closing, without the written consent of such affected Utz Indemnified Person (it being agreed that each Utz Indemnified Person shall be a third party beneficiary of this Section 7.13). After the Closing, in the event that any Utz Company or its successors (i) consolidates with or merges into any other Person and is not the continuing or surviving company or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then in each such case, Buyer shall cause proper provision to be made so that the successors of the Utz Company shall succeed to and be bound by the obligations set forth in this Section 7.13.

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(b)         Tail Policy.

(i)            For a period of six (6) years from and after the Closing Date, the Buyer shall purchase and maintain in effect policies of directors’ and officers’ liability insurance covering those Persons who are currently covered by such policies of the Utz Companies and the Buyer with respect to claims arising from facts or events that occurred on or before the Closing and with substantially the same coverage and amounts as, and contain terms and conditions no less advantageous than, in the aggregate, the coverage currently provided by such current policy.

(ii)            At or prior to the Closing Date, the Buyer shall purchase and maintain in effect for a period of six (6) years thereafter, “run-off” coverage as provided by any Utz Company’s and the Buyer’s fiduciary and employee benefit policies, in each case, covering those Persons who are covered on the Effective Date by such policies and with terms, conditions, retentions and limits of liability that are no less advantageous than the coverage provided under any Utz Company’s or the Buyer’s existing policies (the policies contemplated by the foregoing clauses (i) and (ii), collectively, the “Tail Policy”); provided that in no event shall the Buyer be required to expend on the premium thereof in excess of three hundred percent (300%) of the aggregate annual premiums currently payable by the Company and the Buyer with respect to such current policies (the “Premium Cap”); provided, further, that if such minimum coverage under any such Tail Policy is or becomes not available at the Premium Cap, then any such Tail Policy shall contain the maximum coverage available at the Premium Cap. No claims made under or in respect of such Tail Policy related to any fiduciary or employee of any Utz Company shall be settled without the prior written consent of Sellers.

Section 7.14      Employee Matters. On or prior, and as a condition, to the Closing, Sellers shall, or shall cause the Utz Companies to, take such actions regarding the Utz Quality Foods, LLC 2018 Long-Term Incentive Plan (as amended, the “LTIP”) as are set forth on Section 7.14 of the Company and Sellers’ Disclosure Letter. Nothing contained in this Section 7.14 (whether express or implied) shall confer any rights, remedies or benefits whatsoever (including any third-party beneficiary rights) on any Person other than the Parties to this Agreement.

Section 7.15      Equity Financing; Cooperation.

(a)          During the Pre-Closing Period, the Buyer may execute Subscription Agreements with Equity Investors that would constitute a Permitted Equity Financing; provided that, without the prior written consent of Sellers, (i) no such Subscription Agreement shall provide for a purchase price of Buyer Class A Ordinary Shares (before the Domestication) or Buyer Class A Common Stock (after the Domestication) at a price per share of less than ten dollars ($10) per share, (ii) all the Subscription Agreements shall not in the aggregate provide for the issuance of Buyer Class A Ordinary Shares (before the Domestication) or Buyer Class A Common Stock (after the Domestication) such that following such issuance, the number of shares of Buyer Class A Ordinary Shares (before the Domestication) or Buyer Class A Common Stock (after the Domestication) so issued is greater than the total number of shares of Buyer Class A Ordinary Shares (before the Domestication) or Buyer Class A Common Stock (after the Domestication) that are redeemed pursuant to Buyer Share Redemptions, or (iii) no such Subscription Agreement shall provide for the issuance of any Buyer Warrants or any other Equity Interests of the Buyer or the Company other than as provided in clause (ii).

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(b)          Prior to the earlier of the Closing and the termination of this Agreement pursuant to Section 11.1, Sellers and each Utz Company agree, and shall cause the appropriate officers and employees thereof, to use commercially reasonable efforts to cooperate, at Buyer’s sole cost and expense (which expense shall be treated as a Transaction Expense hereunder), in connection with (x) the arrangement of any Permitted Equity Financing, (y) the consummation of the Forward Purchase Agreements and (z) the marketing of the transactions contemplated by this Agreement and the Ancillary Agreements in the public markets and with existing equityholders of the Buyer (including in the case of clauses (x) and (y) with respect to the satisfaction of the relevant conditions precedent), in each case as may be reasonably requested by the Buyer, including by (i) upon reasonable prior notice, participating in meetings, calls, drafting sessions, presentations, and due diligence sessions (including accounting due diligence sessions) and sessions with prospective investors at mutually agreeable times and locations and upon reasonable advance notice (including the participation in any relevant “roadshow”), (ii) assisting with the preparation of customary materials, (iii) providing the Financial Statements and such other financial information regarding the Utz Companies readily available to the Sellers or the Company as is reasonably requested in connection therewith, subject to confidentiality obligations acceptable to Sellers, (iv), taking all corporate actions that are necessary or customary to obtain Permitted Equity Financing, consummate the Forward Purchase Agreements and market the transactions contemplated by this Agreement, and (v) otherwise reasonably cooperating in the Buyer’s efforts to obtain Permitted Equity Financing, consummate the Forward Purchase Agreements and market the transactions contemplated by this Agreement; provided, that (A) none of (x) Sellers, any Utz Company or any of their respective Affiliates, representatives or agents, or (y) prior to the Closing, no Utz Company, shall be required to incur any Liability in respect of the Permitted Equity Financing, the Forward Purchase Agreements or otherwise or any assistance provided in connection therewith, unless and solely to the extent such Liability is treated as a Transaction Expense, (B) nothing in this Section 7.15 shall require such cooperation to the extent it could unreasonably interfere with the business of any Utz Company, or conflict with or violate any applicable Law or Contract, or require any Seller or Utz Company to breach, waive or amend any terms of this Agreement, and (C) no Seller or any of their respective Affiliates or representatives or agents shall have any obligation to approve, authorize or ratify the execution of any of the definitive documents in respect of the Permitted Equity Financing (except in their capacity as an officer, director or other representative of an Utz Company), the Forward Purchase Agreements or otherwise.

Section 7.16      Affiliate Obligations. On or before the Closing Date, except for this Agreement and any Ancillary Agreements, the Company and Sellers shall take all actions necessary to cause all Liabilities of the Utz Companies under any Affiliated Transaction, other than as set forth on Section 7.16 of the Company and Sellers’ Disclosure Letter, to be terminated without any further force and effect and without any cost to or other Liability to any Utz Company or the Buyer.

Section 7.17      Stock Transactions. During the Pre-Closing Period, except as otherwise contemplated by this Agreement, neither Seller nor the Company nor any of its Affiliates, directly or indirectly, shall engage in any transactions involving the securities of the Buyer without the prior written consent of the Buyer.

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Section 7.18      280G. Prior to the Closing, the Company shall use its commercially reasonable efforts to (i) obtain an executed waiver from each Person who is a “disqualified individual” (as defined in Section 280G of the Code) of that portion of any payments or economic benefits received or payable to such Person that is reasonably expected to constitute “parachute payments” (as defined in Section 280G(b) of the Code) (the “Waived 280G Benefits”), if any, and (ii) solicit the approval of its shareholders of any Waived 280G Benefits, in a manner that complies with Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder. Solely to the extent there are any Waived 280G Benefits, (A) the Company shall forward to the Buyer at least five (5) days prior to distribution to the intended recipients, copies of all documents prepared by the Company in connection with this Section 7.18 (including supporting analysis and calculations) for the Buyer’s review and comment, and the Company shall consider the comments received from the Buyer on such documents at least two (2) days prior to distribution to the intended recipients in good faith, and (B)  prior to Closing, the Company shall deliver to the Buyer evidence of the results of such vote. Such shareholder approval, if obtained, shall establish the disqualified individual’s right to receive or retain the Waived 280G Benefits, such that if such shareholder approval is not obtained, no portion of the Waived 280G Benefits shall be paid, payable, received or retained.

Section 7.19      Domestication. Subject to receipt of the Required Vote, prior to the Closing, the Buyer shall cause the Domestication to become effective, including by (a) filing with the Delaware Secretary of State a Certificate of Domestication with respect to the Domestication, in form and substance reasonably acceptable to the Buyer and the Sellers, together with the Buyer Certificate of Incorporation, in each case, in accordance with the provisions hereof and the DGCL, (b) completing and making and procuring all those filings required to be made with the Registrar of Companies of the Cayman Islands under Cayman Islands Companies Law (2020 Revision) in connection with the Domestication, and (c) obtaining a certificate of de-registration from the Registrar of Companies of the Cayman Islands, and the Buyer shall complete and make all filings required to be made with the SEC and the Stock Exchange to list the Buyer Class A Common Stock on the Stock Exchange. Immediately prior to the Closing, the Buyer shall adopt the Buyer Bylaws in the form attached hereto as Exhibit B as its bylaws until thereafter amended in accordance with the provisions thereof, the Buyer Certificate of Incorporation and the DGCL. In accordance with applicable Law, the Domestication shall provide that at the effective time of the Domestication, by virtue of the Domestication, and without any action on the part of any Buyer Shareholder, (i) each Buyer Class A Share outstanding immediately prior to the effective time of the Domestication shall be converted into one (1) share of Buyer Class A Common Stock and (ii) except as set forth in the Sponsor Side Letter, each Buyer Class B Share outstanding immediately prior to the effective time of the Domestication shall be converted into one (1) share of Buyer Class A Common Stock. Sellers and the Company will reasonably cooperate with the Buyer with respect to the Domestication.

Section 7.20      Name Change. In connection with the Domestication, the Buyer will complete the Name Change.

Section 7.21      Buyer Warrants. By virtue of the Domestication and without any action on the part of any holder of Buyer Warrants, each Buyer Warrant that is outstanding immediately prior to the consummation of the Domestication shall, pursuant to and in accordance with Section 4.4 of the Warrant Agreement, automatically and irrevocably be modified solely to provide that such Buyer Warrant shall entitle the holder thereof to acquire shares of Buyer Class A Common Stock rather than Buyer Class A Ordinary Shares (after giving effect to the Domestication).

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Section 7.22      Exclusivity.

(a)          From the Effective Date, until the earlier of the Closing or the termination of this Agreement in accordance with Section 11.1, neither Seller nor the Company shall, directly or indirectly, (i) solicit, initiate or take any action to facilitate or encourage any inquiries or the making, submission or announcement of, any proposal or offer from any Person or group of Persons other than the Buyer and the Sponsor (and their respective representatives, acting in their capacity as such) (a “Competing Buyer”) that may constitute, or could reasonably be expected to lead to, a Competing Transaction; (ii) enter into, participate in, continue or otherwise engage in, any discussions or negotiations with any Competing Buyer regarding a Competing Transaction; (iii) furnish (including through any virtual data room) any information relating to any Utz Company or any of its assets or businesses, or afford access to the assets, business, properties, books or records of any Utz Company to a Competing Buyer, in all cases for the purpose of assisting with or facilitating, or that could otherwise reasonably be expected to lead to, a Competing Transaction; (iv) approve, endorse or recommend any Competing Transaction; or (v) enter into a Competing Transaction or any agreement, arrangement or understanding (including any letter of intent or term sheet) relating to a Competing Transaction or publicly announce an intention to do so; provided that none of the foregoing restrictions shall prohibit any Utz Company from taking the actions permitted by the exceptions set forth in Sections 6.1(a)(iii), 6.1(a)(ix), 6.1(a)(x) and 6.1(a)(xiv) of this Agreement or the related sections of the Company and Sellers’ Disclosure Letter, and any such action shall not be deemed a violation of this Section 7.22(a); provided further, that none of the foregoing restrictions shall prohibit any Utz Company from participating in, continuing or otherwise engaging in, any discussions or negotiations regarding any Competing Transaction referenced in clause (d) of the definition of Competing Transaction without regard to the consideration cap set forth in Section 6.1(a)(ix) of the Company and Sellers’ Disclosure Letter, so long as (A) such discussions do not include any discussions or negotiations with potential debt or equity financing sources for such Competing Transaction and (B) Buyer is notified of such discussions and provided with copies of any related material documentation, in each case, subject to Sponsor and Buyer first executing a joinder to any confidentiality agreement entered into by any Utz Company in connection with such Competing Transaction.

(b)          From the Effective Date, until the earlier of the Closing or the termination of this Agreement in accordance with Section 11.1, Buyer shall not directly or indirectly, enter into a Buyer Competing Transaction.

Article VIII
ADDITIONAL AGREEMENTS

Section 8.1        Access to Books and Records. From and after the Closing, the Buyer and its Affiliates shall make or cause to be made available to Sellers (including the right to copy at Sellers’ sole expense) all books, records and documents relating to periods prior to the Closing Date of any Utz Company (and the assistance of employees responsible for such books, records and documents) during regular business hours and upon reasonable prior written request as may be reasonably necessary for (a) investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any Proceeding (other than an actual or potential Proceeding (i) brought or threatened to be brought by Sellers or their Affiliates arising under this Agreement or (ii) brought or threatened to be brought by the Buyer or their Affiliates against Sellers or their Affiliate relating to or arising under this Agreement), (b) preparing reports to Governmental Entities or (c) such other purposes (that do not involve an actual or potential Proceeding brought by Sellers or its Affiliates against the Buyer or by the Buyer or its Affiliates against Sellers arising under this Agreement) for which access to such documents is reasonably necessary. The Buyer shall (at the Company’s sole expense) cause each Utz Company to maintain and preserve all such books, records and other documents in the possession of the Utz Companies as of the Closing Date for the greater of (i) six (6) years after the Closing Date and (ii) any applicable statutory or regulatory retention period, as the same may be extended, and in each case, shall offer to transfer such records to Sellers, at the end of such period. Notwithstanding anything in this Agreement to the contrary, the Buyer shall not be required to provide any access or information to Sellers, their Affiliates or any of their respective representatives which constitutes information protected by attorney-client privilege or which would violate any obligation owed to a third party under Contract or Law. This Section 8.1 shall not apply to Taxes or Tax matters, which are the subject of Section 9.1.

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Section 8.2        Use of Name. From and after the Closing, no Seller nor any of their respective Affiliates (as used in this Section 8.2, other than the Utz Companies) will have any right to use the Brand Names, and Sellers shall not, and shall not permit any of their respective Affiliates to, use the Brand Names. In furtherance thereof, as promptly as practicable, but no later than ninety (90) days after the Closing Date, Sellers shall, and shall cause their Affiliates to remove, strike over or otherwise eliminate all Brand Names from all materials owned by Sellers or any of their respective Affiliates and used or displayed publicly including any sales and marketing materials, displays, signs, promotional materials and other materials; provided, that Sellers and their Affiliates shall have no obligation to remove, strike over or otherwise eliminate any Brand Names in any materials (including financial, investment and/or tax records) in the possession, custody or control of Sellers or any of their Affiliates and may continue to retain such materials for archival purposes or as required by applicable Law.

Section 8.3        Foundation Transfer. In connection with any Foundation Transfer (as defined in the Company A&R LLCA), the Buyer hereby agrees that it will not elect to settle all or any portion of any Exchange (as defined in the Company A&R LLCA) that constitutes a Foundation Transfer in cash otherwise permitted pursuant to Section 4.6(a)(ii) or 4.6(f) of the Company A&R LLCA.

Article IX
TAX MATTERS

Section 9.1        Certain Tax Matters.

(a)         Tax Returns.

(i)            Sellers shall prepare and file, or cause to be prepared and filed, at the cost and expense of the Utz Companies, all Tax Returns of each Utz Company that are due on or prior to the Closing Date (taking into account applicable extensions) and all Tax Returns of each Utz Company for any taxable period ending on or prior to the Closing Date (collectively, the “Sellers Prepared Returns”). Each Sellers Prepared Return filed after the Closing Date shall be prepared in a manner consistent with the Utz Companies’ past practices except as otherwise required by applicable Law. Each Sellers Prepared Return that is an Income Tax Return or other material Tax Return filed after the Closing Date (taking into account applicable extensions) shall be submitted to the Buyer no later than thirty (30) days prior to the due date for filing such Tax Return (taking into account applicable extensions) for review. Sellers shall consider in good faith all reasonable comments received from the Buyer no later than ten (10) days prior to the due date for filing any such Tax Return (taking into account applicable extensions). Subject to Section 9.1(k), no filed Sellers Prepared Return may be amended after the Closing without the prior written consent of the Buyer, which consent shall not be unreasonably withheld, conditioned or delayed. The Buyer shall prepare and file, or cause to be prepared and filed, at the cost and expense of the Utz Companies, all Tax Returns of each Utz Company (other than Sellers Prepared Returns) for any Straddle Period that are due after the Closing Date (taking into account applicable extensions) (the “Buyer Prepared Returns”). Each Buyer Prepared Return shall be prepared in a manner consistent with the Utz Companies’ past practices except as otherwise required by applicable Law. Each Buyer Prepared Return that is an Income Tax Return or other material Tax Return shall be submitted to Sellers no later than thirty (30) days prior to the due date for filing such Tax Return (taking into account applicable extensions) for review and approval, which approval shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, each Tax Return described in this Section 9.1(a) for a taxable period that includes the Closing Date (x) for which the “interim closing method” under Section 706 of the Code (or any similar provision of state, local or non-U.S. Law) is available shall be prepared in accordance with such method, (y) for which an election under Section 754 of the Code (or any similar provision of state, local or non-U.S. Law) may be made shall make such election and (z) shall be prepared in a manner such that any and all deductions, losses, or credits of any of the Utz Companies resulting from, attributable to or accelerated by the payment of the Target Repaid Indebtedness and Transaction Expenses in connection with the transactions contemplated by this Agreement (which have not been paid on or before the Closing Date, or accrued or taken into account for or with respect to a Pre-Closing Tax Period) are allocated to the portion of the taxable period beginning after the Closing Date to the extent permitted by applicable Law. For the avoidance of doubt, all Tax Returns of each Utz Company (other than Sellers Prepared Returns and Buyer Prepared Returns) shall be prepared and filed in accordance with the terms of the Company A&R LLCA.

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(ii)            Buyer shall cause the Utz Companies to pay or reimburse the Sellers for the costs and expenses for the preparation of all Tax Returns required to be filed by Sellers and SRS Leasing, LLC for taxable periods that end in 2019 (such Tax Returns, the “2019 Seller Returns”) to the extent such costs and expenses have not already been paid or reimbursed by the Utz Companies as of the Closing. Sellers shall be responsible for the costs and expenses for the preparation of all Tax Returns required to be filed by Sellers for taxable periods ending after December 31, 2019. Each 2019 Seller Return that is an Income Tax Return shall be submitted to the Buyer no later than twenty (20) days prior to the due date for filing such Tax Return (taking into account applicable extensions) for review. Sellers shall consider in good faith all reasonable comments received from the Buyer no later than ten (10) days after such Tax Returns are submitted to Buyer.

(iii)            After the Closing, without the prior written consent of the Sellers (which consent shall not be unreasonably withheld, conditioned or delayed), Buyer shall not (and shall neither cause nor permit any Utz Company) to take any of the following actions if such action would reasonably be expected to have a material adverse and disproportionate Tax effect on Sellers or any of their direct or indirect current or former owners under this Agreement or otherwise as compared to the Buyer: (w) file (except for Sellers Prepared Returns and Buyer Prepared Returns as permitted under Section 9.1(a)(i)), amend, re-file or otherwise modify any Tax Return relating in whole or part to any Utz Company with respect to any Pre-Closing Tax Period or Straddle Period, (x) enter into an agreement to extend the statute of limitations with respect to Tax Returns relating in whole or part to any Utz Company with respect to any Pre-Closing Tax Period or Straddle Period, (y) make any Tax election or take any position on any Tax Return with respect to any Utz Company that would have retroactive effect to a Pre-Closing Tax Period or Straddle Period, or (z) initiate discussion, voluntary disclosure or examination with any Taxing Authority regarding Taxes or Tax Returns with respect to any Utz Company for any Pre-Closing Tax Period or Straddle Period (except that the Buyer and the Utz Companies shall be permitted to continue to comply with any voluntary disclosure program that was initiated prior to the Closing Date).

(iv)            Notwithstanding the deadlines set forth in Sections 9.1(a)(i) and (ii) with respect to any Tax Return described therein, the Sellers and Buyer shall reasonably cooperate to set later deadlines if it is reasonably necessary in order to allow sufficient time for preparation and review of such Tax Return prior to the due date of such Tax Return (including applicable extensions) and, in the case of a 2019 Seller Return, to set a shorter time period for Buyer to review such Tax Return.

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(b)          For purposes of determining whether the following Taxes are attributable to a Pre-Closing Tax Period:

(i)            in the case of property Taxes and other similar Taxes imposed for a Straddle Period, the amounts that are allocable to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the portion of the taxable period ending on and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period;

(ii)            in the case of Taxes imposed on any Utz Company as a result of income of any Flow-Thru Entity realized on or prior to the Closing Date (such income being computed assuming the Flow-Thru Entity had a year that ends as of the end of the day on the Closing Date and closed its books), such Taxes shall be treated as Taxes of an Utz Company for a Pre-Closing Tax Period;

(iii)           in the case of all other Taxes for a Straddle Period (including Taxes based on or measured by income, receipts, payments, or payroll (to the extent not covered by clauses (i)-(ii) above)), the amount allocable to the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the end of the day on the Closing Date using a “closing of the books” methodology (including deductions under Section 168(k) of the Code); provided that for purposes of this clause (iii), any item determined on an annual or periodic basis (including amortization and depreciation deductions and the effects of graduated rates but not including deductions under Section 168(k) of the Code) shall be allocated to the portion of the Straddle Period ending on the Closing Date based on the mechanics set forth in clause (i) for periodic Taxes; and

(iv)          in the case of Taxes in the form of interest, penalties or additions, all such Taxes shall be treated as attributable to a Pre-Closing Tax Period to the extent relating to a Tax for a Pre-Closing Tax Period (determined in accordance with clauses (i)-(iii) above) whether such items are incurred, accrued, assessed or similarly charged on, before or after the Closing Date.

(c)          Notwithstanding anything in this Agreement to the contrary, Section 10.2(e) shall not apply to Taxes or Tax matters, which are covered by Section 9.1, and, in the event of any conflict between the Company A&R LLCA and Section 10.2(e), the Company A&R LLCA shall control.

(d)         Each Party shall reasonably cooperate (and cause its Affiliates to reasonably cooperate), as and to the extent reasonably requested by each other Party, in connection with the preparation and filing of Tax Returns required to be filed by the Sellers and Tax Returns pursuant to Section 9.1(a), including Buyer signing Sellers Prepared Returns that have been prepared in accordance with Section 9.1(a)(i) on behalf of an Utz Company, the preparation of the Allocation, determining the amount of “Tax Distributions” to be made pursuant to the Company’s LLCA (as defined therein) from and after the Effective Date and prior to the Closing (provided such cooperation shall not prevent the Company from making the determination of the amount of such “Tax Distributions” in accordance with and pursuant to the Company’s LLCA and the definition of Tax Distributions hereunder), updating Section 9.2(a) and Section 9.2(b) of the Company and Sellers’ Disclosure Letter to accurately reflect facts as of the Closing, determining any amount due and owing under Section 9.2, and any Tax Proceeding with respect to Taxes or Tax Returns of any Utz Company. Such cooperation shall include the provision of records and information which are reasonably relevant to any such Tax Return, Tax Proceeding or other Tax related matter and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Following the Closing, the Buyer, the Sellers (to the extent the Sellers have any such books and records in their possession) and the Company shall (and the Company shall cause the Utz Companies to) retain all books and records with respect to Tax matters pertinent to the Utz Companies relating to any taxable period beginning before the Closing Date until the seven (7) year anniversary of the Closing Date, and to abide by all record retention agreements entered into with any Taxing Authority. Sellers shall (and shall cause their respective Affiliates (other than the Utz Companies after the Closing) to) provide any information reasonably requested to allow the Buyer or any Utz Company to comply with any information reporting or withholding requirements contained in the Code or other applicable Laws or to compute the amount of payroll or other employment Taxes due with respect to any payment made in connection with this Agreement.

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(e)           Each Party shall promptly notify the other Parties in writing upon receipt by the applicable Party or its Affiliates of notice of any Tax Proceeding with respect to Taxes or Tax Returns of any Utz Company relating to any Pre-Closing Tax Period or Straddle Period; provided that the failure to so notify the other Parties shall not relieve an Indemnitor of its indemnification obligations under Section 10.2, except to the extent that an Indemnitor is materially prejudiced thereby. Such notification shall specify in reasonable detail the basis for such Tax Proceeding and shall include a copy of the relevant portion of any correspondence received from the Taxing Authority.

(i)            The Controlling Party shall have the right to control, at the cost and expense of the Utz Companies, any Tax Proceeding in respect of any Utz Company for any Pre-Closing Tax Period or Straddle Period; provided, however, that (A) the Non-Controlling Party shall have the right, at the cost and expense of the Utz Companies, to participate in any such Tax Proceeding, (B) the Controlling Party shall provide the Non-Controlling Party with a timely and reasonably detailed account of each stage of such Tax Proceeding, (C) the Controlling Party shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of the Non-Controlling Party, which consent shall not be unreasonably withheld, conditioned or delayed, and (D) the Controlling Party shall defend such Tax Proceeding diligently and in good faith and consult with the Non-Controlling Party in good faith concerning the appropriate strategy for contesting such Tax Proceeding; provided, further, that the Non-Controlling Party, at the cost and expense of the Utz Companies, may control and contest any such Tax Proceeding for which the Controlling Party would otherwise have the right to control under this Section 9.1(e)(i) if the Controlling Party declines or fails to diligently conduct such Tax Proceeding; provided, further, however, that if the Non-Controlling Party exercises its right to control any such Tax Proceeding under the preceding clause, the Controlling Party shall have the right, at the cost and expense of the Utz Companies, to participate in any such Tax Proceeding and the Non-Controlling Party shall (x) provide the Controlling Party with a timely and reasonably detailed account of each stage of such Tax Proceeding, (y) not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of the Controlling Party, which consent shall not be unreasonably withheld, conditioned or delayed, and (z) consult with the Controlling Party in good faith concerning the appropriate strategy for contesting such Tax Proceeding. With respect to any Tax Proceeding described in this Section 9.1(e)(i), “Controlling Party” means (1) the Sellers if the Sellers and their direct and indirect owners would reasonably be expected to bear more than fifty percent (50%) of the Tax liability in connection with such Tax Proceeding (either directly or through claims for indemnification under Article X), (2) the Buyer if the Buyer (directly) or the Utz Companies would reasonably be expected to bear more than fifty percent (50%) of the Tax liability in connection with such Tax Proceeding, in each case, assuming that the full amount of Tax at issue in such Tax Proceeding were imposed and taking into account claims for indemnification under Article X, or (3) otherwise, the Buyer; and “Non-Controlling Party” means whichever of the Sellers or the Buyer is not the Controlling Party with respect to such Tax Proceeding.

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(ii)            Sellers shall have the right to control, at the cost and expense of the Sellers, any Tax Proceeding in respect of the Sellers for taxable periods that end in 2019; provided, however, that (A) Sellers shall provide the Buyer with a timely and reasonably detailed account of each stage of such Tax Proceeding and (B) Sellers shall consult with the Buyer in good faith concerning the appropriate strategy for contesting such Tax Proceeding.

(f)           All Transfer Taxes shall be borne by the Utz Companies. The Company shall prepare and file or shall cause the applicable Utz Company to prepare and file in a timely manner, all necessary Tax Returns and other documentation with respect to all Transfer Taxes, and, if required by applicable Law, the Sellers, the Company and the Buyer will, and will cause their respective Affiliates to, reasonably cooperate and join in the execution of any such Tax Returns and other documentation. The Parties shall reasonably cooperate to establish any available exemption from (or reduction in) any Transfer Tax. The Company shall provide the other Parties with evidence reasonably satisfactory to such other Party or Parties that such Transfer Taxes have been paid, or if the relevant transactions are exempt from Transfer Taxes, evidence of the filing of an appropriate certificate or other evidence of exemption.

(g)          The Parties acknowledge and agree that for U.S. federal and, as applicable, state and local income Tax purposes, they intend that (i) the transaction contemplated by Section 2.2(c) (A) be treated as a sale as of the Closing Date of the Assigned Company Units by Sellers to the Buyer and a purchase of the Assigned Company Units by the Buyer from Sellers (the “Sale”), in exchange for the Net Cash Consideration and certain rights under the Tax Receivable Agreement, and allocated as between the Sellers, as contemplated by Section 2.2(c) in a transaction described in Section 741 of the Code (and any similar applicable state or local provisions of Tax Law) and (B) give rise to an adjustment to the Buyer’s tax basis in the direct and indirect assets of the Company (including stock of the Utz C Corp Entities) pursuant to Section 743(b) of the Code (and, in each case, any equivalent adjustments for applicable state and local income Tax purposes), (ii) the Sale be governed by the first sentence of each of Treasury Regulations Section 1.197-2(h)(12)(i) and Section 1.197-2(h)(12)(v)(A), (iii) the payment and contribution of the Excess Cash contemplated by Section 2.2(b)(ii) and Section 2.2(b)(iii) be treated as a contribution of such Excess Cash by the Buyer to the Company governed by Section 721 of the Code (and any similar applicable state or local provisions of Tax Law), (iv) the Domestication qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, (v) this Agreement be, and hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Section 368 of the Code, (vi) each step of the Restructuring qualify for the Restructuring Intended Tax Treatment, (vii) the BSOF Preferred Equity Purchase and the BSOF Common Equity Purchase (A) be treated as a sale as of the Closing Date of the BSOF Preferred Interests and the BSOF Common Interests by BSOF to the Buyer and a purchase of such interests by the Buyer from BSOF (the “BSOF Sale”), in exchange for the BSOF Consideration and allocated as set forth in the BSOF Purchase Agreement in a transaction described in Section 741 of the Code (and any similar applicable state or local provisions of Tax Law) and (B) give rise to an adjustment to the Buyer’s tax basis in the direct and indirect assets of the Sellers pursuant to Section 743(b) of the Code (and, in each case, any equivalent adjustments for applicable state and local income Tax purposes), and (viii) the Redemption be treated as a distribution pursuant to Sections 731 and 732 of the Code (and any similar applicable state or local provisions of Tax Law) (collectively, the “Intended Tax Treatment”).

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(h)          As soon as reasonably practicable following the Closing, the Parties shall adjust the number of Exchanged Company Units, Assigned Company Units, and Issued Company Units, in each case, (1) that are Common Units (as defined in the Company A&R LLCA) such that (A) the aggregate number of Acquired Company Units received by the Buyer at the Closing remains the same and (B) the value and Capital Account (as defined in the Company A&R LLCA) associated with each Acquired Company Unit is equal in amount for U.S. federal income Tax purposes (assuming that such value and Capital Account associated with each Acquired Restricted Company Unit is zero), taking into account the amounts disbursed pursuant to Section 2.2 and the U.S. federal income Tax treatment thereof and (2) that are Restricted Common Units (as defined in the A&R LLCA) such that (A) the aggregate number of Acquired Restricted Company Units received by the Buyer at the Closing remains the same and (B) the fraction of Exchanged Company Units, Assigned Company Units, and Issued Company Units, respectively, that are Acquired Restricted Company Units is equal to a fraction, the numerator of which is the aggregate number of Acquired Restricted Company Units and the denominator of which is the sum of the Acquired Restricted Company Units plus the Acquired Company Units. Within one hundred eighty (180) days following the Closing Date, but in no event later than January 31, 2021, the Buyer will prepare, and deliver (or cause to be prepared and delivered) to Sellers, (i) an allocation statement allocating the Net Cash Consideration and any other amounts treated as consideration for U.S. federal income Tax purposes with respect to the Sale (the “Aggregate Consideration”) and the BSOF Consideration and any other amounts treated as consideration for U.S. federal income Tax purposes with respect to the BSOF Sale among the assets of the Company and the Company Subsidiaries that are classified as entities that are disregarded as separate from the Company for U.S. federal income Tax purposes, in each case, taking into account any adjustment required by Law pursuant to Section 734(b) of the Code as a result of the Redemption and in accordance with Section 1060 of the Code (and any other applicable section of the Code), the Treasury Regulations thereunder (and any similar provision of state or local Law) (the “Allocation”) and (ii) a balance sheet, as of the Closing Date, that sets out the Tax basis of the assets then owned by the Company and the Company Subsidiaries that are classified as entities that are disregarded as separate from the Company for U.S. federal income Tax purposes on the Closing Date and the amount of the liabilities of the Company and such Company Subsidiaries on the Closing Date (the “Tax Basis Balance Sheet”). The Allocation shall contain sufficient detail to permit the Parties to make the computations and adjustments required under Sections 734(b), 743(b), 751 and 755 of the Code and the Treasury Regulations thereunder. Within thirty (30) days after the receipt of the Tax Basis Balance Sheet and Allocation, the Sellers will propose any changes or will indicate its concurrence therewith. If the Buyer and Sellers do not agree with the Tax Basis Balance Sheet or Allocation, then the Buyer and Sellers shall attempt in good faith to reach agreement on the Tax Basis Balance Sheet or the Allocation, as applicable, in a manner consistent with applicable income Tax Law. If the Buyer and Sellers cannot reach agreement on the Tax Basis Balance Sheet or the Allocation within fifteen (15) days after receipt of the Sellers’ proposed changes, then the Buyer and Sellers shall submit the dispute to a nationally recognized accounting firm mutually acceptable to the Buyer and Sellers (the “Tax Accounting Firm”) for resolution, acting as an accounting expert (and not as an arbitrator). For this purpose, (x) the Tax Accounting Firm may not assign a value to any disputed item greater than the greatest value for such disputed item claimed by any party or less than the lowest value for such disputed item claimed by any party and (y) all fees and expenses relating to the work, if any, to be performed by the Tax Accounting Firm will be allocated between the Buyer, on the one hand, and Sellers, on the other hand, in the same proportion that the aggregate amount of the disputed items so submitted to the Tax Accounting Firm that is unsuccessfully disputed by each such Party (as finally determined by the Tax Accounting Firm) bears to the total amount of such disputed items so submitted. The Tax Basis Balance Sheet and the Allocation, as agreed to by the Buyer and Sellers or as finally determined by the Tax Accounting Firm, as the case may be, shall be binding on all Parties (the “Final Tax Basis Balance Sheet” and the “Final Allocation,” respectively).

(i)           The Parties shall, and shall cause each of their respective applicable Affiliates to: (1) prepare and file all Tax Returns consistent with the Final Tax Basis Balance Sheet, Final Allocation and Intended Tax Treatment (collectively, the “Tax Positions”); (2) take no position in any communication (whether written or unwritten) with any Governmental Entity or any other action inconsistent with the Tax Positions; (3) promptly inform each other of any challenge by any Governmental Entity to any portion of the Tax Positions; (4) consult with and keep one another informed with respect to the status of, and any discussion, proposal or submission with respect to, any such challenge to any portion of the Tax Positions; and (5) use their respective commercially reasonable efforts to defend the Tax Positions in any Tax Proceeding; provided that, to the extent permitted by applicable Law, the Parties shall cooperate to make appropriate adjustments to the Final Allocation (in a manner consistent with the principles used to create the Final Allocation) to reflect any adjustments to the Aggregate Consideration as a result of any indemnification payments pursuant to Section 10.2, in which case such adjustments as mutually agreed by the Parties shall be binding on all Parties and considered part of the Final Allocation for purposes of this Section 9.1(i).

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(j)           Without the prior written consent of the Buyer, Sellers and the Company shall not, and shall cause their respective Affiliates not to, make or cause to be made any election under Treasury Regulation Section 301.9100-22 (or any similar provision of state, local, or non-U.S. Laws) with respect to any Utz Company. With respect to any Tax Proceeding of any Utz Company treated as a partnership for federal income Tax purposes for any Pre-Closing Tax Period or any Straddle Period and for which the election provided for in Section 6226 of the Code (or any similar provision of state, local, or non-U.S. Laws) is available, the Company shall (and Buyer shall cause the Company to), and shall cause their respective eligible Subsidiaries to, timely make all such available elections in accordance with applicable Laws (and Sellers expressly consent to, and shall reasonably cooperate to the extent requested by Buyer in, the making of all such available elections). Sellers and the Company shall, and shall cause their respective applicable Subsidiaries to, comply with all applicable Laws with respect to the making and implementation of any such election. Sellers shall consult in good faith with the Buyer prior to, and reasonably in advance of, effectuating any transaction whereby (i) each Seller would no longer be properly treated as a separate partnership (as opposed to Sellers together being treated as a single partnership) or either Seller would liquidate, in each case, for U.S. federal or any applicable state or local income Tax purposes and (ii) either Seller or any of their respective Affiliates could reasonably be expected to become a related person (within the meaning of Code Section 197(f)(9)(C) and Treasury Regulations Section 1.197-2(h)(6)) to the Buyer and following which any Section 197 intangible (within the meaning of Section 197 of the Code) of any of the Utz Companies could reasonably be expected to become subject to the anti-churning rules of Section 197(f)(9) of the Code or Treasury Regulations Section 1.197-2(h). Each of the Company and Sellers shall (and Buyer shall cause the Company to), and shall cause all of their respective eligible Subsidiaries, if any, to, make or cause to remain in effect, as applicable, a valid election under Section 754 of the Code (and any similar provision of state, local or non-U.S. Law) for any taxable period that includes the Closing Date (and, with respect to the Company and its eligible Subsidiaries, if any, for any taxable period that includes the date of any Exchange (as defined in the Company A&R LLCA)).

(k)          The Sellers shall be entitled to receive, without duplication, any refunds of Seller Taxes actually received by any of the Utz Companies, and any amounts in respect of Seller Taxes actually applied as a credit against any Taxes (other than Seller Taxes) of the Utz Companies otherwise payable in cash by any of the Utz Companies, after the Closing Date, for all Pre-Closing Tax Periods and any Straddle Period attributable to the period ending as of or before the Closing Date, except to the extent such refund or credit is (i) attributable to any loss, deduction or similar item arising in a taxable period (or portion of a Straddle Period) beginning after the Closing Date (including items governed by the Tax Receivable Agreement) applied (e.g., as a carryback) to a Pre-Closing Tax Period, (ii) reflected as an asset on the books and records of the Utz Companies as of the end of the day on the Closing Date, or (iii) required to be paid to a third party pursuant to a contract entered into at or before the Closing. The Company shall pay or cause to be paid to the Sellers the amount of any such refund or credit to which Sellers are entitled under this Section 9.1(k), net of any Taxes and out-of-pocket expenses incurred in connection with obtaining such refund or credit, within ten (10) days after such receipt of such refund or such application of such credit by the Utz Companies. To the extent that any of the Utz Companies is required to repay to the applicable Taxing Authority any refund or credit paid to the Sellers pursuant to this Section 9.1(k) (or any such refund or credit is otherwise disallowed or reduced by the applicable Taxing Authority), the Sellers shall repay to the Company (for the account of the applicable Utz Company) such refund or credit (plus any interest or penalties) imposed thereon by the relevant Taxing Authority) as promptly as reasonably practicable after a written request therefor. Upon the written request of the Sellers, Buyer shall cause the applicable Utz Companies to file a claim for refund or credit to which Sellers would be entitled under this Section 9.1(k), including through the filing of amended Tax Returns or otherwise, relating to an Utz Company (or its assets or operations) for any Pre-Closing Tax Period or Straddle Tax Period in such form as the Sellers may reasonably request.

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Section 9.2        Post -Closing Adjustment to Tax Distributions for Pre-Closing Tax Periods.

(a)          To the extent a Seller’s or SRS Leasing LLC’s 2019 federal, state or local Income Tax Returns are not filed prior to the Closing, then after the Closing, the Company shall make (and the Buyer shall cause the Company to make) “Tax Distributions” to each Seller as provided in clauses (ii) and (iii) of the definition thereof in the Company’s LLCA in effect immediately prior to the Closing based on the final IRS Schedule K-1s (and any similar form prescribed for state or local income Tax purposes) of such Seller and SRS Leasing, LLC, as applicable, for its taxable year ending in 2019 (“2019 Tax Year”) as filed after the Closing, taking into account and reduced (but not below zero) by any “Tax Distributions” (as defined in and made pursuant to the Sellers’ LLCA, the Company’s LLCA, and SRS Leasing’s LLCA) previously made by such Seller or SRS Leasing, LLC, as applicable, to its members and, without duplication, by the Company to such Seller prior to the Closing, in each case with respect to its 2019 Tax Year (which distributions made prior to the Closing in respect of the 2019 Tax Year (the “2019 Pre-Closing Tax Distributions”) are set forth on Section 9.2(a) of the Company and Sellers’ Disclosure Letter as of the Effective Date, and which shall be updated in accordance with Section 9.1(d)). Such payment, if any, shall be made to such Seller within ten (10) days after the date such Tax Returns and final Schedule K-1s (and any similar form prescribed for applicable state or local income Tax purposes) of such Seller or SRS Leasing, LLC are filed. For purposes of this Section 9.2(a), any such “Tax Distributions” made after the Closing with respect to SRS Leasing, LLC shall be made to Series U.

(b)          After the Closing, the Company shall make (and the Buyer shall cause the Company to make) estimated “Tax Distributions” to the Sellers as provided in clauses (i) and (ii) of the definition thereof in the Company’s LLCA in effect immediately prior to the Closing for the taxable year of the Company that includes the Closing Date, but only with respect to taxable income of the Company allocated to the Sellers for the portion of such taxable year ending as of the end of the day on the Closing Date, based on an interim closing of the books of the Company (“2020 Pre-Closing Taxable Income”), taking into account and reduced (but not below zero) by any “Tax Distributions” (as defined in and made pursuant to the Company’s LLCA) previously made by the Company with respect to its 2020 taxable year prior to the Closing (which distributions made prior to the Closing in respect of such 2020 taxable year (the “2020 Pre-Closing Tax Distributions”) are set forth on Section 9.2(b) of the Company and Sellers’ Disclosure Letter as of the Effective Date, and which shall be updated in accordance with Section 9.1(d)). The Company shall pay (and the Buyer shall cause the Company to pay) such estimated tax payments, if any, to the Sellers on the quarterly estimated tax payment dates consistent with past practices. If, based on the final IRS Schedule K-1 (and any similar form prescribed for state or local income Tax purposes) with respect to the 2020 taxable year of the Company, the sum of (i) the 2020 Pre-Closing Tax Distributions, and (ii)  the estimated tax payments for the 2020 tax year made by the Company to the Sellers after the Closing pursuant to this Agreement is less than the amount that would have been computed based on such final tax information of 2020 Pre-Closing Taxable Income reflected on such final Tax Returns, calculated in accordance with such Company’s LLCA, then the Company shall pay (and the Buyer shall cause the Company to pay) such shortfall to the Sellers as soon as possible after such shortfall is determined by the Parties.

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(c)          For U.S. federal and applicable state and local income Tax purposes, any payments by the Company pursuant to this Section 9.2 shall be treated as a distribution from the Company under Section 731 of the Code during the taxable year of the Company that includes the Closing Date for the portion of such taxable year prior to the Closing.

Article X
INDEMNIFICATION

Section 10.1      Survival Periods. None of the representations, warranties, covenants or agreements set forth in this Agreement or in any certificate delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants or agreements, shall survive the Closing (and there shall be no Liability after the Closing in respect thereof), in each case, except for (i) those covenants and agreements that by their terms are to be performed, in each case, in whole or in part after the Closing, and then only with respect to the period following the Closing (including any breaches occurring after the Closing), which shall survive until thirty (30) days following the date of the expiration, by its terms, of the obligation of the applicable Party under such covenant or agreement, including when such covenant or agreement has been fully performed, (ii) Section 3.24(b), which shall survive for fifteen (15) months after the Closing Date, (iii) Section 6.1(a), which shall survive for twelve (12) months after the Closing Date, and (iv) Section 10.2(a)(ii), which shall survive until thirty (30) days after the date of the expiration of the applicable statute of limitations with respect to the applicable Tax. Notwithstanding the foregoing, any representation, warranty, covenant or agreement in respect of which indemnity may be sought under Section 10.2, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 10.1 if written notice of the breach or non-fulfillment thereof giving rise to such right or alleged right of indemnity shall have been given to the Party against whom such indemnity may be sought prior to such time, in which case it shall survive until the associated claim is finally resolved.

Section 10.2      General Indemnification.

(a)          Subject to the limitations set forth in this Section 10.2 and the other limitations set forth in this Agreement, Sellers shall jointly and severally indemnify the Buyer Indemnified Parties and save and hold each of them harmless from and against and pay on behalf of or reimburse such Buyer Indemnified Parties for any and all Losses which any such Buyer Indemnified Party may incur, be subject to or suffer as a result of, arising from or relating to:

(i)            any breach or non-fulfillment of Section 6.1(a) prior to the Closing, in each case other than to the extent accounted for on a dollar for dollar basis in the Closing Statement;

(ii)            any and all Pre-Closing Imputed Underpayments (including if paid by an Utz Company anytime from and after December 30, 2019, other than to the extent accounted for on a dollar for dollar basis in the Closing Statement) and any and all Seller Taxes that are not Pre-Closing Imputed Underpayments to the extent such Seller Taxes that are not Pre-Closing Imputed Underpayments exceed $1,000,000; and

(iii)           any inaccuracy or breach of the representation and warranty set forth in Section 3.24(b) (at the Effective Date or the Closing Date), in each case other than to the extent accounted for on a dollar for dollar basis in the Closing Statement.

(b)         Notwithstanding anything in this Agreement to the contrary, except in the case of Fraud by Sellers, Sellers’ aggregate Liability to the Buyer Indemnified Parties for any and all Losses which the Buyer Indemnified Parties may suffer as a result of, arising from or relating to this Agreement shall not exceed $490,000,000.

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(c)         Notwithstanding anything in this Agreement to the contrary, Losses in respect of which an Indemnitee would otherwise be entitled to indemnification shall be reduced by any amounts or benefits received (whether in the form of cash, credit or some other beneficial arrangement) in respect of such Loss, including (i) any insurance proceeds, including pursuant to the R&W Insurance Policy (net of any reasonable and documented out-of-pocket expenses incurred in obtaining such recovery, including any deductible under any insurance policy or the retention under the terms of the R&W Insurance Policy) and (ii) an amount equal to the excess, if any, of (A) the reduction in Taxes of the applicable Indemnitee (which, if the Indemnitee is the Buyer, shall include reductions realized by the Buyer directly or indirectly through the Utz Companies, and if the Indemnitee is an Utz Company, shall include reductions realized by any of the Utz Companies), without duplication, by reason of a Tax deduction, credit or other Tax benefit realized as a result of such Losses with respect to the taxable period during which such Loss is incurred or the immediately succeeding taxable period over (B) the amount of any additional Tax cost incurred by such Indemnitee (which, if the Indemnitee is the Buyer, shall include additional Tax cost incurred by the Buyer directly or indirectly through the Utz Companies, and if the Indemnitee is an Utz Company, shall include additional Tax cost incurred by any of the Utz Companies) arising from such Loss or the receipt of such indemnification payments hereunder and treating the applicable Tax item as the last item to be used (collectively the “Third-Party Recovery Proceeds”).

(d)         To the extent required by applicable Law, each Indemnitee shall take commercially reasonable efforts to mitigate any Loss in respect of which such Indemnitee is entitled to indemnification upon becoming aware of any event, state of facts, circumstances or developments which would reasonably be expected to, or does, give rise thereto. Notwithstanding anything in this Agreement to the contrary, with respect to any indemnification obligation of Sellers pursuant to Section 10.2(a)(ii) or Section 10.2(a)(iii), to the extent coverage is or would reasonably be expected to be available for such Loss, the Buyer must first seek recovery under the R&W Insurance Policy before seeking indemnification from the Sellers under, and subject to the limitations in, this Article X, and Sellers shall only be under an obligation to indemnify all or part of such Loss in accordance with (and subject to the limitations in) this Section 10.2 to the extent such Loss was not covered or partially covered under the R&W Insurance Policy (including to the extent not covered or partially covered due to the retention thereunder). The Buyer shall not be prejudiced in any way for first seeking recovery under the R&W Insurance Policy so long as the Buyer gives timely written notice to the Sellers of its right to indemnity by not later than the end of the survival period for such claim set forth in Section 10.1. Further, to avoid losing any rights under Section 10.1, the Buyer shall be permitted to make a simultaneous claim (but shall not seek recovery from Sellers to the extent coverage is or would reasonably be expected to be available under the R&W Insurance Policy for such Loss in accordance with the second preceding sentence) against the Sellers under Section 10.2(a)(ii) or Section 10.2(a)(iii) for any portion of such Loss not covered under the terms of the R&W Insurance Policy (including the retention thereunder applicable to such Loss). With respect to any indemnity claims made pursuant to Section 10.2(a)(i), the Buyer shall not be required to first seek recovery under the R&W Insurance Policy before it can proceed against Sellers.

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(e)         If any Buyer Indemnified Party desires to make a claim for indemnification under this Section 10.2 (an “Indemnitee”), the Indemnitee shall promptly notify the indemnifying party (an “Indemnitor”) of the claim in writing after receiving written notice of the claim or the commencement of any Proceeding by a third party (“Third Party Claim”), describing the nature of the claim, the amount thereof (if known and quantifiable) and the basis thereof; provided that the failure to so notify an Indemnitor shall not relieve an Indemnitor of its indemnification obligations under Section 10.2, except to the extent that an Indemnitor is materially prejudiced thereby. The Parties shall cooperate in good faith to resolve any disputed claim for indemnification. Any Indemnitor shall be entitled to participate in the defense of such Third Party Claim giving rise to an Indemnitee’s claim for indemnification at such Indemnitor’s expense, and at its option (subject to the limitations set forth below) shall be entitled to assume the control of the defense thereof by providing notice to the Indemnitee within thirty (30) days of receipt of the written notice described in the first sentence of this Section 10.2(e) and in connection therewith, by irrevocably agreeing to indemnify the Indemnitee for all Losses relating to such Third Party Claim, subject to the limitations in this Section 10.2. If the Indemnitor assumes the defense of such Third Party Claim, it shall appoint counsel that is reasonably acceptable to the Indemnitee (which the Parties hereby agree that Kirkland & Ellis LLP (“K&E”) is reasonably acceptable counsel for the Buyer and Cozen O’Connor is reasonably acceptable counsel for Sellers) to be the lead counsel in connection with such defense; provided that (i) the Indemnitee shall be entitled to participate in the defense of such Third Party Claim and to employ counsel of its choice for such purpose if the fees and expenses of such separate counsel are borne entirely by the Indemnitee; (ii) the Indemnitor shall not be entitled to assume control of such defense if (A) the claim for indemnification relates to or arises in connection with any criminal Proceeding, (B) the claim primarily seeks an injunction or other equitable relief, or (C) the claim presents, under applicable standards of professional conduct, a legal conflict on any significant issue for one counsel to represent both the Indemnitee and the Indemnitor; and (iii) if an Indemnitor shall control the defense of any such Third Party Claim, such Indemnitor shall obtain the prior written consent of the Indemnitee (which shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of a Third Party Claim; provided, however, subject to the limitations set forth in this Section 10.2, an Indemnitor may settle or consent to the entry of judgment in respect of such claim without the consent of the Indemnitee, if such settlement or judgment is for (x) money damages only, (y) includes a full and unconditional release of the Indemnitee from any further Liability in respect of such claim and (z) does not contain any admission of wrongdoing on the part of the Indemnitee. The Indemnitee may take any actions reasonably necessary to defend any Third Party Claim prior to the time it receives notice from the Indemnitor that it will assume the defense of such claim. If the Indemnitor makes any payments on any Third Party Claim pursuant to this Section 10.2, the Indemnitor shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnitee to any insurance benefits or other claims of the Indemnitee with respect to such claim, including any claims against third parties.

(f)          Except in the case of Fraud by Sellers, in the event the Closing occurs, the Buyer Indemnified Parties’ sole and exclusive source of recovery for any Losses due to an inaccuracy or breach of any representation or warranty (other than Section 3.24(b)) of Sellers or the Company in this Agreement or in any certificate delivered by Sellers or the Company pursuant to this Agreement shall be recovery from the insurance coverage provided by the R&W Insurance Policy (whether or not available thereunder), including if the R&W Insurance Policy converts to a pro rata policy, and in no event will any Buyer Indemnified Party make a claim for indemnification pursuant to this Agreement, including this Section 10.2, in respect of any Loss resulting from any inaccuracy or breach of any representation or warranty (other than Section 3.24(b)) of Sellers or the Company pursuant to this Agreement or any certificate delivered by Sellers or the Company pursuant to this Agreement (except to the extent such Loss is expressly subject to indemnification pursuant to the terms of Sections 10.2(a)(i) or 10.2(a)(ii) hereof, but subject to Section 10.2(d)). Subject to the limitations set forth in this Section 10.2, to the extent Sellers are liable to any Buyer Indemnified Party for any indemnifiable Loss pursuant to Section 10.2(a), then within three (3) Business Days after the final, binding determination of such indemnifiable Loss, Sellers must pay, or cause to be paid, at the election of Sellers in their sole discretion, (i) by wire transfer of immediately available funds to the Buyer Indemnified Party, the amount of such indemnifiable Loss (after taking into account any recovery under the R&W Insurance Policy, if applicable), or (ii) by the surrender by the Sellers and cancelation, for no additional consideration, of a number of Retained Company Units and the same number of shares of Buyer Class V Voting Stock equal to the quotient of (A) the amount of such indemnifiable Loss divided by (B) the Common Stock Price as of the date of such final and binding determination pursuant to this Agreement, or any combination of the foregoing clauses (i) and (ii) in a total amount equal to the amount of such indemnifiable Loss payable hereunder.

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(g)         To the extent that any Third-Party Recovery Proceeds are recovered by an Indemnitee after the related indemnification payment has been made by the Indemnitor pursuant to this Section 10.2 for the same Loss, in order to prevent any recovery of a Loss more than once in respect of the same Losses suffered, such Indemnitee shall pay over to the Indemnitor, in cash, the amounts of such Third-Party Recovery Proceeds for which indemnification payments have previously been made by the Indemnitor, promptly after such Third-Party Recovery Proceeds are actually recovered, but not more than the amount of indemnification payment made by Indemnitor pursuant to this Section 10.2. If permitted by applicable Law, in lieu of the foregoing, such Buyer Indemnified Party may subrogate or assign its rights to recover under the R&W Insurance Policy to Sellers or their designee.

(h)         Notwithstanding anything in this Agreement to the contrary, for the purposes of this Section 10.2, for purposes of (i) determining whether an inaccuracy or breach of a representation or warranty has occurred pursuant to this Agreement and (ii) calculating the amount of Losses arising from an inaccuracy or breach of any representation and warranty for which an Indemnitee is entitled to indemnification under this Agreement, each representation and warranty in this Agreement (and the corresponding sections of the Disclosure Letter) shall be read without giving effect to the terms “material,” “in all material respects,” “Material Adverse Effect” or similar phrases or qualifiers contained in such representation or warranty (as if such words or phrases were deleted from such representation and warranty).

(i)          When determining the amount of Losses for which a claim under Section 10.2(a) has been made, to the extent the Buyer Indemnified Party seeking recovery or that receives payment for such Loss is not an Utz Company, the final amount of indemnifiable Losses payable under this Agreement to such Buyer Indemnified Party shall be reduced to reflect the Buyer’s percentage ownership interest in the Company as of the date of the final and binding determination of such Loss pursuant to this Agreement; provided that no such reduction shall be made if such Buyer Indemnified Party suffers such Loss directly.

(j)          In no event shall any Indemnitee be entitled to duplicate compensation with respect to the same Losses under more than one provision of this Agreement and the Ancillary Agreements.

(k)         Except in the case of Fraud, in the event the Closing occurs, the sole and exclusive remedy for any and all claims against any Party arising under, out of, related to or in connection with this Agreement, shall be the rights of indemnification set forth in this Section 10.2 and, with respect to any covenant or agreement, specific performance or other equitable remedies, and no Person will have any other entitlement, remedy or recourse, whether in Contract, tort or otherwise against any Party (other than specific performance, injunction or other equitable relief pursuant to the terms of Section 12.10), it being agreed by the Parties that all of such other remedies, entitlements and recourse are waived and released by the Parties to the fullest extent permitted by Law. The provisions of this Section 10.2 and the limited remedies provided in Section 10.2 were specifically bargained for by the Parties and were taken into account by them in arriving at the terms and conditions of this Agreement. No Party shall be entitled to a rescission of this Agreement or any further indemnification or rights or claims of any nature whatsoever, all of which are hereby waived by the Parties to the fullest extent permitted under applicable Law.

(l)          All indemnification payments under this Section 10.2 shall be deemed adjustments to the Aggregate Consideration for all purposes, including for income Tax purposes, to the extent permitted by applicable Law.

(m)        In connection with the Buyer making an indemnification claim against the Sellers pursuant to this Article X following the Closing, any determination to be made by the Buyer shall be made by the Audit Committee of the Buyer Board.

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(n)         In the event of any indemnification claim by the Buyer against the Sellers under this Article X, the non-prevailing Party (Sellers or Buyer, as applicable) shall be required to reimburse the prevailing Party (Buyer or Sellers, as applicable) for its attorneys’ fees, costs and expenses in connection with such indemnification claim, to the extent not otherwise obligated to be reimbursed.

Article XI
TERMINATION

Section 11.1      Termination. This Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Closing only as follows:

(a)          by the mutual written consent of Sellers and the Buyer;

(b)          by either Sellers or the Buyer by written notice to the other Party or Parties if any applicable Law is in effect making the consummation of the transactions contemplated by this Agreement illegal or any final, non-appealable Order is in effect permanently preventing the consummation of the transactions contemplated by this Agreement; provided, however, that the right to terminate this Agreement pursuant to this Section 11.1(b) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement of this Agreement results in or causes such final, non-appealable Order or other action (including, with respect to Sellers, any breach by the Company);

(c)          by either Sellers or the Buyer by written notice to the other Party or Parties if the consummation of the transactions contemplated by this Agreement shall not have occurred on or before October 11, 2020 (the “Outside Date”); provided that if the Buyer Shareholders approve an extension of the date required to consummate a Business Combination in accordance with the Buyer Memorandum and Articles, the Outside Date shall automatically be extended to the earlier of (i) such extension date, and (ii) the six month anniversary of the Effective Date; provided, further, that the right to terminate this Agreement under this Section 11.1(c) shall not be available to any Party then in material breach of its representations, warranties, covenants or agreements under this Agreement (including, with respect to Sellers, any breach by the Company);

(d)          by Sellers, if Buyer breaches in any material respect any of its representations or warranties contained in this Agreement or breaches or fails to perform in any material respect any of its covenants contained in this Agreement, which breach or failure to perform (i) would render a condition precedent to Sellers’ obligations to consummate the transactions set forth in Section 2.5(a) or Section 2.5(c) of this Agreement not capable of being satisfied, and (ii) after the giving of written notice of such breach or failure to perform to the Buyer by Sellers, cannot be cured or has not been cured by the later of the Outside Date and thirty (30) Business Days after receipt of such written notice (in which case the Outside Date shall automatically be extended until the end of such thirty (30) Business Day period, but in no event on more than one occasion) and Sellers or the Company have not waived in writing such breach or failure; provided, however, that the right to terminate this Agreement under this Section 11.1(d) shall not be available to Sellers if the Company or either Seller is then in material breach of any representation, warranty, covenant or agreement contained in this Agreement; and

(e)          by the Buyer, if the Company or either Seller breaches in any material respect any of their representations or warranties contained in this Agreement or the Company or either Seller breaches or fails to perform in any material respect any of its covenants contained in this Agreement, which breach or failure to perform (i) would render a condition precedent to the Buyer’s obligations to consummate the transactions set forth in Section 2.5(a) or Section 2.5(b) of this Agreement not capable of being satisfied, and (ii) after the giving of written notice of such breach or failure to perform to Sellers by the Buyer, cannot be cured or has not been cured by the later of the Outside Date and thirty (30) Business Days after the delivery of such written notice (in which case the Outside Date shall automatically be extended until the end of such thirty (30) Business Day period, but in no event on more than one occasion) and the Buyer has not waived in writing such breach or failure; provided, however, that the right to terminate this Agreement under this Section 11.1(e) shall not be available to the Buyer if the Buyer is then in material breach of any representation, warranty, covenant or agreement contained in this Agreement.

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Section 11.2      Effect of Termination. In the event of the termination of this Agreement pursuant to Section 11.1, this Agreement shall immediately become null and void, without any Liability on the part of any Party or any other Person, and all rights and obligations of each Party shall cease; provided that (a) the Confidentiality Agreement and the agreements contained in Section 7.10(a), Section 7.11, this Section 11.2 and Article XII of this Agreement survive any termination of this Agreement and remain in full force and effect and (b) no such termination shall relieve any Party from any Liability arising out of or incurred as a result of its Fraud or its willful and material breach of this Agreement.

Article XII
MISCELLANEOUS

Section 12.1      Amendment and Waiver. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer, the Company, and Sellers. No waiver of any provision or condition of this Agreement shall be valid unless the same shall be in writing and signed by the Party against which such waiver is to be enforced. No waiver by any Party of any default, breach of representation or warranty or breach of covenant hereunder, whether intentional or not, shall be deemed to extend to any other, prior or subsequent default or breach or affect in any way any rights arising by virtue of any other, prior or subsequent such occurrence.

Section 12.2      Notices. All notices, demands and other communications to be given or delivered under this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with confirmation of transmission) prior to 5:00 p.m. eastern time on a Business Day and, if otherwise, on the next Business Day, (b) one (1) Business Day following sending by reputable overnight express courier (charges prepaid) or (c) three (3) days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 12.2, notices, demands and other communications to the Company, the Buyer, and Sellers shall be sent to the addresses indicated below:

Notices to Sellers, and prior to the Closing, the Company:			with copies to:

Cozen O’Connor
Utz Quality Foods, LLC			One Liberty Place
900 High Street			1650 Market Street, Suite 2800
Hanover, PA 17331			Philadelphia, PA 19103
Attention: Dylan B. Lissette			Attention: Larry P. Laubach, Esq.
Email: dlissette@utzsnacks.com			E-mail: llaubach@cozen.com

Notices to the Buyer, and following the Closing, the Company:			with a copy to (which shall not constitute notice):

Collier Creek Holdings			Kirkland & Ellis LLP
200 Park Avenue, 58th Floor			601 Lexington Avenue
New York, NY 10166			New York, NY 10022
Attention:	Jason K. Giordano	Attention:	Peter Martelli, P.C.
Email:	giordano@cc.capital		Lauren M. Colasacco, P.C.
		E-mail:	peter.martelli@kirkland.com
lauren.colasacco@kirkland.com

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Section 12.3      Assignment. This Agreement and all of the provisions hereof (including the first paragraph of (a) Sections 6.1(a) and 6.1(b) of the Company and Sellers’ Disclosure Letter, and (b) Section 6.2(a) of the Buyer Disclosure Letter) shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any Party (including by operation of Law) without the prior written consent of the other Parties. Any purported assignment or delegation not permitted under this Section 12.3 shall be null and void.

Section 12.4      Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable Law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

Section 12.5      Interpretation. The headings and captions used in this Agreement and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Disclosure Letter, Schedule or Exhibit attached hereto or delivered at the same time and not otherwise defined therein shall have the meanings set forth in this Agreement. The use of the word “including” herein shall mean “including without limitation.” The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References herein to a specific Section, Subsection, Clause, Recital, Section of a Disclosure Letter, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Clauses, Recitals, Sections of a Disclosure Letter, Schedules or Exhibits of this Agreement. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. References herein to any gender shall include each other gender. The word “or” shall not be exclusive unless the context clearly requires the selection of one (1) (but not more than one (1)) of a number of items. References to “written” or “in writing” include in electronic form. References herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and permitted assigns; provided, however, that nothing contained in this Section 12.5 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement. References herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity. Any reference to “days” shall mean calendar days unless Business Days are specified; provided that if any action is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. References herein to any Contract (including this Agreement) mean such Contract as amended, restated, supplemented or modified from time to time in accordance with the terms thereof; provided that with respect to any Contract listed (or required to be listed) on the Disclosure Letters, all material amendments and modifications thereto (but excluding any purchase orders, work orders or statements of work) must also be listed on the appropriate section of the applicable Disclosure Letter. With respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.” References herein to any Law shall be deemed also to refer to such Law, as amended, and all rules and regulations promulgated thereunder. If any Party has breached any representation, warranty, covenant or agreement contained in this Agreement in any respect, the fact that there exists another representation, warranty, covenant or agreement relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, covenant or agreement. The word “extent” in the phrase “to the extent” (or similar phrases) shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” An accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP. Except where otherwise provided, all amounts in this Agreement are stated and shall be paid in United States dollars. The Parties and their respective counsel have reviewed and negotiated this Agreement as the joint agreement and understanding of the Parties, and the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. Any information or materials shall be deemed provided, made available or delivered to the Buyer if such information or materials have been uploaded to the electronic data room maintained by Sellers and their financial advisors on the Firmex online-platform for purposes of the transactions contemplated by this Agreement (the “Data Room”) or otherwise provided to the Buyer’s representatives (including counsel) via electronic mail, in each case, prior to the Effective Date. The content of the Data Room as of the Effective Date will be stored on six (6) identical encrypted USB devices, and Sellers will cause three (3) such devices to be sent to the Buyer within thirty days of the Effective Date.

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Section 12.6      Entire Agreement. This Agreement, the Ancillary Agreements and the Confidentiality Agreement (together with the Disclosure Letters and Exhibits to this Agreement) contain the entire agreement and understanding among the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings and discussions (including that certain non-binding letter of intent among the Buyer, the Sponsor and the Sellers dated February 28, 2020 (the “LOI”)), whether written or oral, relating to such subject matter in any way. The Parties have voluntarily agreed to define their rights and Liabilities with respect to the transactions contemplated by this Agreement exclusively pursuant to the express terms and provisions of this Agreement, and the Parties disclaim that they are owed any duties or are entitled to any remedies not set forth in this Agreement. Furthermore, this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations and no Person has any special relationship with another Person that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction.

Section 12.7      Counterparts; Electronic Delivery. This Agreement, the Ancillary Agreements and the other agreements, certificates, instruments and documents delivered pursuant to this Agreement may be executed and delivered in one or more counterparts and by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of a fax machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or email as a defense to the formation or enforceability of a Contract and each Party forever waives any such defense.

Section 12.8      Governing Law; Waiver of Jury Trial; Jurisdiction. The Law of the State of Delaware shall govern (a) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this Agreement, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. Each party to this Agreement hereby IRREVOCABLY waives all rights to trial by jury in any Proceeding brought to resolve any dispute between or among any of the parties (whether arising in contract, tort or otherwise) arising out of, connected with, related or incidental to this Agreement, the transactions contemplated BY THIS AGREEMENT and/or the relationships established among the parties under THIS AGREEMENT. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each of the Parties submits to the exclusive jurisdiction of first, the Chancery Court of the State of Delaware or if such court declines jurisdiction, then to the Federal District Court for the District of Delaware, in any Proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the Proceeding shall be heard and determined in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement in any other courts. Nothing in this Section 12.8, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law or at equity. Each Party agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity.

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Section 12.9      Trust Account Waiver. Each of the Company and Sellers acknowledge that the Buyer has established the Trust Account for the benefit of its public Buyer Shareholders, which holds proceeds of its initial public offering. For and in consideration of the Buyer entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company and Sellers, for itself and the Affiliates it has the authority to bind, hereby agrees it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets in the Trust Account (or distributions therefrom to (i) the public Buyer Shareholders upon the redemption of their shares and (ii) the underwriters of Buyer’s initial public offering in respect of their deferred underwriting commissions held in the Trust Account, in each case as set forth in the Trust Agreement (collectively, the “Trust Distributions”)), and hereby waives any claims it has or may have at any time solely against the Trust Account (including the Trust Distributions) as a result of, or arising out of, any discussions, contracts or agreements (including this Agreement) among the Buyer, Sellers and the Company and will not seek recourse against the Trust Account (including the Trust Distributions) for any reason whatsoever. The Sellers agree and acknowledge that such irrevocable waiver is material to this Agreement and specifically relied upon by the Buyer and the Sponsor to induce Buyer to enter in this Agreement, and the Sellers further intend and understand such waiver to be valid, binding and enforceable against the Sellers and each of their respective Affiliates that they have the authority to bind under applicable Law. To the extent any Seller or any of its respective Affiliates that such Seller has the authority to bind commences any action or proceeding against the Buyer or any of its Affiliates based upon, in connection with, relating to or arising out of any matter relating to the Buyer or its representatives, which Proceeding seeks, in whole or in part, monetary relief against the Buyer or its representatives, the Sellers hereby acknowledge and agree that the Sellers’ and such Affiliates’ sole remedy shall be against assets of the Buyer not in the Trust Account and that such claim shall not permit the Sellers or such Affiliates (or any Person claiming on any of their behalves) to have any claim against the Trust Account (including the Trust Distributions) or any amounts contained in the Trust Account while in the Trust Account.

Section 12.10    Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated by this Agreement are unique and recognize and affirm that in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, money damages would be inadequate (and therefore the non-breaching Party would have no adequate remedy at Law) and the non-breaching Party would be irreparably damaged. Accordingly, each Party agrees that each other Party shall be entitled to specific performance, an injunction or other equitable relief (without posting of bond or other security or needing to prove irreparable harm) to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any Proceeding, in addition to any other remedy to which such Person may be entitled. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 12.10 shall not be required to provide any bond or other security in connection with any such injunction.

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Section 12.11    No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties and such permitted assigns, any legal or equitable rights hereunder (other than in respect of the Buyer Indemnified Parties, the Utz Indemnified Persons and Non-Party Affiliates, each of whom is an express third-party beneficiary hereunder to the specific provisions in which such Person is referenced and entitled to enforce only such obligations hereunder).

Section 12.12     Disclosure Letters and Exhibits. The Disclosure Letters and Exhibits attached hereto or referred to in this Agreement are (a) each hereby incorporated in and made a part of this Agreement as if set forth in full herein and (b) qualified in their entirety by reference to specific provisions of this Agreement. Any fact or item disclosed in any Section of a Disclosure Letter shall be deemed disclosed in each other Section of the applicable Disclosure Letter to which such fact or item may apply so long as (x) such other Section is referenced by applicable cross-reference or (y) it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other Section or portion of the Disclosure Letter. The headings contained in the Disclosure Letters are for convenience of reference only and shall not be deemed to modify or influence the interpretation of the information contained in the Disclosure Letters or this Agreement. The Disclosure Letters are not intended to constitute, and shall not be construed as, an admission or indication that any such fact or item is required to be disclosed. The Disclosure Letters shall not be deemed to expand in any way the scope or effect of any representations, warranties or covenants described in this Agreement. Any fact or item, including the specification of any dollar amount, disclosed in the Disclosure Letters shall not by reason only of such inclusion be deemed to be material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement, and matters reflected in the Disclosure Letters are not necessarily limited to matters required by this Agreement to be reflected herein and may be included solely for information purposes; and no Party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in the Disclosure Letters in any dispute or controversy between the Parties as to whether any obligation, item or matter not described or included in the Disclosure Letters is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the Ordinary Course of Business. No disclosure in the Disclosure Letters relating to any possible breach or violation of any Contract, Law or Order shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. Moreover, in disclosing the information in the Disclosure Letters, Sellers do not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein. The information contained in the Disclosure Letters shall be kept strictly confidential by the Parties and no third party may rely on any information disclosed or set forth therein.

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Section 12.13     No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement (except in the case of the immediately succeeding sentence) or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any Party may be a partnership or limited liability company, each Party hereto, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the Parties shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any Party (or any of their successors or permitted assignees), against any former, current, or future general or limited partner, manager, stockholder or member of any Party (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including the Parties (each, but excluding for the avoidance of doubt, the Parties, a “Non-Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, Contract or otherwise) by or on behalf of such Party against the Non-Party Affiliates, by the enforcement of any assessment or by any Proceeding, or by virtue of any statute, regulation or other applicable Law, or otherwise; it being agreed and acknowledged that no personal Liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Non-Party Affiliate, as such, for any obligations of the applicable Party under this Agreement or the transactions contemplated by this Agreement, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, Contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation. Notwithstanding the forgoing, a Non-Party Affiliate may have obligations under any documents, agreements, or instruments delivered contemporaneously herewith or otherwise required by this Agreement if such Non-Party Affiliate is party to such document, agreement or instrument. Except to the extent otherwise set forth in, and subject in all cases to the terms and conditions of and limitations herein, this Agreement may only be enforced against, and any claim or cause of action of any kind based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are named as Parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. Each Non-Party Affiliate is intended as a third-party beneficiary of this Section 12.13. Notwithstanding any provision of this Agreement to the contrary, in no event shall Sellers, the Utz Companies or any of their respective Affiliates or representatives (a) seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Equity Financing Source in connection with this Agreement or (b) seek to enforce the commitments against, make any claims for breach of any Subscription Agreement against, or seek to recover monetary damages from, or otherwise sue, any Equity Financing Source for the Equity Financing in connection with (i) this Agreement or (ii) the obligations of the Equity Financing Sources for the Equity Financing under the applicable Subscription Agreement. Nothing in this Section 12.13 shall in any way limit or qualify the rights and obligations of the Equity Financing Sources for the applicable Equity Financing, the Buyer and the other parties to the Subscription Agreement to each other thereunder or in connection therewith.

Section 12.14    Legal Representation.

(a)         Sellers.

(i)            Each Party hereby agrees, on its own behalf and on behalf of its directors, managers, officers, owners, employees and Affiliates (including the Sponsor) and each of their successors and assigns (all such parties, the “Waiving Parties”), that Cozen O’Connor (or any successor thereto) (“Cozen”) may represent Sellers or any direct or indirect director, manager, officer, owner, employee or Affiliate thereof or of any Utz Company, in connection with any dispute, claim, Proceeding or Liability arising out of or relating to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby (any such representation, the “Seller Post-Closing Representation”) notwithstanding its representation (or any continued representation) of the Sellers and the Utz Companies in connection with the transactions contemplated by this Agreement, and each of the Buyer and the Company on behalf of itself and the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto, even though the interests of the Seller Post-Closing Representation may be directly adverse to the Waiving Parties.

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(ii)            Each of the Buyer and the Company acknowledges that the foregoing provision applies whether or not Cozen provides legal services to the Utz Companies after the Closing Date. Each of the Buyer and the Company, for itself and the Waiving Parties, hereby irrevocably acknowledges and agrees that all communications among Cozen, the Utz Companies, Sellers and/or any director, manager, officer, owner, employee or representative of any of the foregoing made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute, claim, Proceeding or Liability arising out of or relating to, this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby or any matter relating to any of the foregoing, are privileged communications and the attorney-client privilege and the expectation of client confidence belongs solely to Sellers and is exclusively controlled by Sellers and shall not pass to or be claimed by Buyer, the Sponsor or any of the Utz Companies. From and after the Closing, none of the Buyer, the Sponsor, any Utz Company or any Person purporting to act on behalf of or through the Buyer, the Sponsor, any Utz Company or any of the Waiving Parties, will seek to obtain the same by any process. From and after the Closing, each of the Buyer and the Company, on behalf of itself and the Waiving Parties, irrevocably waives and will not assert any attorney-client privilege with respect to any communication among Cozen, any Utz Company, Sellers and/or any director, manager, officer, owner, employee or representative of any of the foregoing occurring prior to the Closing in connection with any Seller Post-Closing Representation. Notwithstanding the foregoing, in the event that a dispute arises between the Buyer, the Sponsor or any Utz Company, on the one hand, and a third party other than Sellers, on the other hand, the Buyer, the Sponsor and any Utz Company may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party; provided, however, that neither the Buyer nor the Sponsor nor any Utz Company may waive such privilege without the prior written consent of Sellers.

(b)         Buyer.

(i)            Each Waiving Party hereby agrees that K&E (or any successor thereto) may represent Buyer or any direct or indirect director, manager, officer, owner, employee or Affiliate thereof (including the Utz Companies), in connection with any dispute, claim, Proceeding or Liability arising out of or relating to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby (any such representation, the “Buyer Post-Closing Representation”) notwithstanding its representation (or any continued representation) of the Buyer in connection with the transactions contemplated by this Agreement, and Sellers on behalf of themselves and the Waiving Parties hereby consent thereto and irrevocably waive (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto, even though the interests of the Buyer Post-Closing Representation may be directly adverse to the Waiving Parties.

(ii)            Each of the Sellers acknowledges that the foregoing provision applies whether or not K&E provides legal services to the Utz Companies after the Closing Date. Each Seller, for itself and the Waiving Parties, hereby irrevocably acknowledges and agrees that all communications among K&E, the Buyer, the Sponsor and/or any director, manager, officer, owner, employee or representative of any of the foregoing made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute, claim, Proceeding or Liability arising out of or relating to, this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby or any matter relating to any of the foregoing, are privileged communications and the attorney-client privilege and the expectation of client confidence belongs solely to the Buyer and is exclusively controlled by the Buyer and shall not pass to or be claimed by Sellers or any of the Utz Companies. From and after the Closing, neither Seller nor any Person purporting to act on behalf of or through either Seller or any of the Waiving Parties, will seek to obtain the same by any process. From and after the Closing, each Seller, on behalf of itself and the Waiving Parties, irrevocably waives and will not assert any attorney-client privilege with respect to any communication among K&E, the Buyer, the Sponsor and/or any director, manager, officer, owner, employee or representative of any of the foregoing occurring prior to the Closing in connection with any Buyer Post-Closing Representation. Notwithstanding the foregoing, in the event that a dispute arises between the Sellers, on the one hand, and a third party other than the Buyer or the Sponsor, on the other hand, the Sellers may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party; provided, however, that neither Seller may waive such privilege without the prior written consent of the Buyer.

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Section 12.15    Equitable Adjustments. If, during the Pre-Closing Period, the outstanding shares of Buyer Capital Stock shall have been changed into a different number of shares or a different class, with the prior written consent of the Sellers to the extent required by this Agreement, by reason of any stock dividend, share capitalization, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event shall have occurred (including any of the foregoing in connection with the Domestication), then any number or amount contained in this Agreement which is based upon the number of shares of Buyer Capital Stock will be appropriately adjusted to provide to Sellers and the Buyer Shareholders the same economic effect as contemplated by this Agreement prior to such event.

* * * * *

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IN WITNESS WHEREOF, each of the undersigned has caused this Business Combination Agreement to be duly executed as of the date first above written.

BUYER:

COLLIER CREEK HOLDINGS

By:	/s/ Jason K. Giordano
Name: Jason K. Giordano
Title: Co-Executive Chairman

COMPANY:

UTZ BRANDS HOLDINGS, LLC

By:	/s/ Dylan B. Lissette
Name: Dylan B. Lissette
Title: President and Chief Executive Officer

SELLERS:

SERIES U OF UM PARTNERS, LLC

By:	/s/ Dylan B. Lissette
Name: Dylan B. Lissette
Title: President and Chief Executive Officer

SERIES R OF UM PARTNERS, LLC

By:	/s/ Dylan B. Lissette
Name: Dylan B. Lissette
Title: President and Chief Executive Officer

EXHIBIT A

BUYER CERTIFICATE OF INCORPORATION

(see attached)

CERTIFICATE OF INCORPORATION
OF
Utz Brands, Inc.

Article I

Section 1.1.     Name. The name of the Corporation is Utz Brands, Inc. (the “Corporation”).

Article II

Section 2.1.     Address. The registered office of the Corporation in the State of Delaware is [9 E. Loockerman Street, Suite 311, Dover, Kent County, Delaware 19901]; and the name of the Corporation’s registered agent at such address is [Registered Agent Solutions, Inc.].

Article III

Section 3.1.     Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the General Corporation Law of the State of Delaware (the “DGCL”). The Corporation is being incorporated in connection with the domestication of Collier Creek Holdings, a Cayman Islands exempted company limited by shares (“Collier Creek Cayman”), to a Delaware corporation (the “Domestication”), and this Certificate of Incorporation is being filed simultaneously with the Certificate of Corporate Domestication of Collier Creek Cayman (the “Certificate of Domestication”).

Article IV

Section 4.1.     Capitalization. The total number of shares of all classes of stock that the Corporation is authorized to issue is [ ● ] shares, consisting of (i) [ ● ] shares of Preferred Stock, par value $0.0001 per share (“Preferred Stock”), (ii) [ ● ] shares of Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), (iii) 2,000,000 shares of Class B Non-Voting Common Stock, par value $0.0001 per share (“Class B Common Stock”), which shall be divided into 1,000,000 shares of Series B-1 Common Stock, par value $0.0001 per share (“Series B-1 Common Stock”) and 1,000,000 shares of Series B-2 Common Stock, par value $0.0001 per share (“Series B-2 Common Stock”) and (v) [ ● ] shares of Class V Common Stock, par value $0.0001 per share (“Class V Common Stock” and, together with the Class A Common Stock, and the Class B Common Stock (the “Common Stock”). The number of authorized shares of any of the Class A Common Stock, Class B Common Stock, Class V Common Stock, or Preferred Stock may be increased or decreased (but not below the number of shares of such class or series then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Class A Common Stock, the Class B Common Stock, the Class V Common Stock or Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to this Certificate of Incorporation or any certificate of designations relating to any series of Preferred Stock. Upon the filing of the Certificate of Domestication and this Certificate of Incorporation, which shall occur on the closing date (such date, the “Closing Date”) of the transactions contemplated by that certain Business Combination Agreement, dated as of June [●], 2020, by and among Collier Creek Cayman, Utz Brands Holdings, LLC (“LLC”), Series U of UM Partners, LLC (“Series U”) and Series R of UM Partners, LLC (“Series R” and together with Series U, the “Sellers”), each share of capital stock of Collier Creek Cayman issued and outstanding immediately prior to the Closing (as defined in the Business Combination Agreement) will for all purposes be deemed to be one issued and outstanding, fully paid and nonassessable share of Class A Common Stock, without any action required on the part of the Corporation or the holders thereof; provided, however, in accordance with the terms of the Side Letter (as defined below), an aggregate 1,000,000 Founder Shares (as defined therein) shall automatically convert into Series B-1 Common Stock and an aggregate 1,000,000 Founder Shares shall automatically convert into Series B-2 Common Stock.

Section 4.2.     Preferred Stock.

(A)          The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized, subject to any limitations prescribed by the DGCL, by resolution or resolutions, at any time and from time to time, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the powers, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series and to cause to be filed with the Secretary of State of the State of Delaware a certificate of designations with respect thereto. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

(B)          Except as otherwise required by law, holders of a series of Preferred Stock, as such, shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Certificate of Incorporation (including any certificate of designations relating to such series).

Section 4.3.     Common Stock.

(A)         Voting Rights.

(1)     Except as otherwise provided in this Certificate of Incorporation or as provided by law, each holder of Class A Common Stock, as such, shall be entitled to one vote for each share of Class A Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that to the fullest extent permitted by law, holders of Class A Common Stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on, any amendment to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.

(2)     Except as required by law, no holder of Class B Common Stock, as such, shall be entitled to any voting rights with respect to Class B Common Stock.

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(3)     Except as otherwise provided in this Certificate of Incorporation or as provided by law, each holder of record of Class V Common Stock, as such, shall be entitled to one vote for each share of Class V Common Stock held of record by such holder on all matters on which stockholders generally or holders of Class V Common Stock as a separate class are entitled to vote (whether voting separately as a class or together with one or more classes of the Corporation’s capital stock); provided, however, to the fullest extent permitted by law, holders of Class V Common Stock, as such, shall have no voting power pursuant to this Certificate of Incorporation with respect to, and shall not be entitled to vote on, any amendment to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.

(4)     Except as otherwise provided in this Certificate of Incorporation or required by applicable law, the holders of Common Stock having the right to vote in respect of such Common Stock shall vote together as a single class (or, if the holders of one or more series of Preferred Stock are entitled to vote together with the holders of Common Stock having the right to vote in respect of such Common Stock, as a single class with the holders of such other series of Preferred Stock) on all matters submitted to a vote of the stockholders having voting rights generally.

(B)          Dividends and Distributions.

(1)     Class A Common Stock and Class B Common Stock. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Class A Common Stock and Class B Common Stock with respect to the payment of dividends and other distributions in cash, stock of any corporation or property of the Corporation, the holders of Class A Common Stock and Class B Common Stock shall be entitled to receive ratably, taken together as a single class, such dividends and other distributions as may from time to time be declared by the Board in its discretion out of the assets of the Corporation that are by law available therefor at such times and in such amounts as the Board in its discretion shall determine. Notwithstanding anything to the contrary contained in this Certificate of Incorporation, the payment of any dividend or other distribution so declared with respect to the Class B Common Stock shall be contingent upon, and no dividend or other distribution shall be paid unless and until, the occurrence of a Conversion Event (as such term is defined in in that certain letter agreement, dated as of June [●], 2020, by and among the Corporation, Collier Creek Partners, LLC (the “CCH Sponsor”) and the other persons party thereto (as the same may be amended, modified or supplemented from time to time in accordance with the terms of such letter, the “Side Letter”)), if any, in respect of any such share of Class B Common Stock and, upon declaration of any dividend or other distribution, the record date for such dividend or other distribution with respect to the Class B Common Stock (but, for the avoidance of doubt, not the Class A Common Stock) shall be one day before the Conversion Date (as defined in the Side Letter), and the Board shall so set the record date upon such declaration. Such dividends or other distributions with respect to the Class B Common Stock shall be paid to the holders of the Class B Common Stock on the Conversion Date in accordance with the Side Letter.

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(2)    Class V Common Stock. Dividends and other distributions shall not be declared or paid on the Class V Common Stock.

(C)          Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock or any class or series of stock having a preference over the Class A Common Stock as to distributions upon dissolution or liquidation or winding up shall be entitled, the holders of all outstanding shares of Class A Common Stock (including Class A Common Stock which converted to Class A Common Stock from Class B Common Stock in accordance with Section 4.3(D) below on or prior to the date of such liquidation, dissolution or winding up (including if a Conversion Event occurred as a result of such liquidation, dissolution or winding up)) shall be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares held by each such stockholder. The holders of shares of (i) Class B Common Stock (other than to the extent such liquidation, dissolution or winding up constitutes a Conversion Event, in which case such Class B Common Stock shall automatically convert to Class A Common Stock in accordance with Section 4.3(D) below and the holders of such resulting Class A Common Stock shall be treated as a holder of Class A Common Stock in accordance with this Section 4.3(C)) and (ii) Class V Common Stock, in the case of clauses (i) and (ii) as such, shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(D)          Conversion of Class B Common Stock. Immediately upon any Conversion Event applicable to any shares of Class B Common Stock, such shares of Class B Common Stock shall automatically, without any further action on the part of the record holder thereof or any other person, convert into and become an equal number of shares of Class A Common Stock, which conversion shall be effective on the Conversion Date with respect to such shares of Class B Common Stock, and the holder of such share of Class B Common Stock shall become a record holder of Class A Common Stock as of such Conversion Date. Each outstanding stock certificate or book-entry credit, as applicable, that, immediately prior to such Conversion Event, represented one or more shares of Class B Common Stock shall, upon such Conversion Event, be automatically deemed to represent as of the Conversion Date an equal number of shares of Class A Common Stock, without the need for any surrender, exchange or registration thereof or any consent or notification. The Corporation, or any transfer agent of the Corporation, shall, upon the request on or after the Conversion Date of any holder whose shares of Class B Common Stock have been converted into shares of Class A Common Stock as a result of a Conversion Event and upon surrender by such holder to the Corporation of the outstanding certificate(s) formerly representing such holder’s shares of Class B Common Stock (if any), issue and deliver to such holder certificate(s) representing the shares of Class A Common Stock into which such holder’s shares of Class B Common Stock were converted as a result of such Conversion Event (if such shares are certificated) or, if such shares are uncertificated, register such shares in book-entry form, reflecting that such holder is a record holder of Class A Common Stock as of the Conversion Date in respect of the relevant shares of Class B Common Stock.

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(E)          Cancellation of Class V Common Stock. In the event that any outstanding share of Class V Common Stock shall cease to be held directly or indirectly by a holder of a Common Unit (as defined in the Third Amended and Restated Limited Liability Company Agreement of the LLC, dated on or about the date hereof (the “LLC Agreement”), as set forth in the books and records of the LLC, such share shall automatically and without further action on the part of the Corporation or any holder of Class V Common Stock be transferred to the Corporation and cancelled for no consideration. The Corporation shall not issue additional shares of Class V Common Stock after the Closing Date other than in connection with the valid issuance of Common Units in accordance with the LLC Agreement or the vesting of any Restricted Common Units (as defined in the LLC Agreement) into Common Units upon the occurrence of an applicable Vesting Event (as defined in the LLC Agreement).

(F)          Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock an amount equal to the number of then-outstanding Common Units subject to Exchange (as defined in the LLC Agreement) and then-outstanding Restricted Common Units plus the number of then-outstanding shares of Class B Common Stock, in each case, from time to time. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class V Common Stock an amount equal to the number of then-outstanding Restricted Common Units, from time to time.

(G)          Splits. If the Corporation at any time combines or subdivides (by any stock split, stock dividend, recapitalization, reorganization, merger, amendment of this Certificate of Incorporation, scheme, arrangement or otherwise) the number of shares of Class A Common Stock into a greater or lesser number of shares, the shares of Class B Common Stock and Class V Common Stock outstanding immediately prior to such subdivision shall be proportionately similarly combined or subdivided such that the ratio of shares of outstanding Class B Common Stock and Class V Common Stock, respectively, to shares of outstanding Class A Common Stock immediately prior to such subdivision shall be maintained immediately after such combination or subdivision; provided, that (i) such actions with respect to the Class V Common Stock shall be subject to Section 4.1(d) and the last sentence of Section 3.2 of the LLC Agreement and (ii) such actions with respect to the Class B Common Stock shall be subject to the last sentence of Section 1.5 of the Side Letter. Any adjustment described in this Section 4.3(G) shall become effective at the close of business on the date the combination or subdivision becomes effective.

Article V

Section 5.1.     By-Laws. In furtherance and not in limitation of the powers conferred by the DGCL, the Board is expressly authorized to make, amend, alter, change, add to or repeal the by-laws of the Corporation (as the same may be amended from time to time, the “By-Laws”) without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation. Notwithstanding anything to the contrary contained in this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote of the stockholders, in addition to any vote of the holders of any class or series of capital stock of the Corporation required herein (including any certificate of designations relating to any series of Preferred Stock), by the By-Laws or pursuant to applicable law, the affirmative vote of the holders of at least 66 2/3% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend, repeal or rescind, in whole or in part, any provision of Article I, Article II or Article IV of the By-Laws of the Corporation, or to adopt any provision inconsistent therewith and, with respect to any other provision of the By-Laws of the Corporation, the affirmative vote of the holders of at least a majority of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend, repeal or rescind, in whole or in part, any such provision of the By-Laws of the Corporation, or to adopt any provision inconsistent therewith.

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Article VI

Section 6.1.     Board of Directors.

(A)          Except as otherwise provided in this Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board. Subject to the investor rights agreement (the “Investor Rights Agreement”) dated on or about the date hereof, by and among the Corporation, the Sellers, the CCH Sponsor and the other parties party thereto, the total number of directors constituting the whole Board shall be determined from time to time by resolution adopted by the Board. Subject to the Investor Rights Agreement, the directors (other than those directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be) shall be divided into three classes designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of such directors. Class I directors shall initially serve for a term expiring at the first annual meeting of stockholders following the Closing Date, Class II directors shall initially serve for a term expiring at the second annual meeting of stockholders following the Closing Date and Class III directors shall initially serve for a term expiring at the third annual meeting of stockholders following the Closing Date. At each annual meeting following the Closing Date, successors to the class of directors whose term expires at that annual meeting shall be elected for a term expiring at the third succeeding annual meeting of stockholders. If the number of such directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any such additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove, or shorten the term of, any incumbent director. Any such director shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, or his or her earlier death, resignation, retirement, disqualification or removal from office. The Board is authorized to assign members of the Board already in office to their respective class in accordance with the Investor Rights Agreement.

(B)          Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding and the rights granted pursuant to the Investor Rights Agreement, any newly-created directorship on the Board that results from an increase in the number of directors and any vacancy occurring in the Board (whether by death, resignation, retirement, disqualification, removal or other cause) shall be filled by the affirmative vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director (and not by the stockholders). Any director elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

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(C)          Any director may resign at any time upon notice to the Corporation given in writing or by any electronic transmission permitted by the By-Laws. Subject to the terms of the Investor Rights Agreement, any or all of the directors (other than the directors elected by the holders of any series of Preferred Stock of the Corporation, voting separately as a series or together with one or more other such series, as the case may be) may be removed only for cause and only upon the affirmative vote of the holders of at least 66 2/3% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Subject to the terms and conditions of the Investor Rights Agreement, in case the Board or any one or more directors should be so removed, new directors may be elected pursuant to Section 6.1(B).

(D)          Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) applicable thereto. Notwithstanding Section 6.1(A), the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to Section 6.1(A) hereof, and the total number of directors constituting the whole Board shall be automatically adjusted accordingly.

(E)           Directors of the Corporation need not be elected by written ballot unless the By-Laws shall so provide.

Article VII

Section 7.1.     Meetings of Stockholders. Any action required or permitted to be taken by the holders of stock of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders unless such action is recommended or approved by all directors of the Corporation then in office; provided, however, that any action required or permitted to be taken by the holders of Class V Common Stock , voting separately as a class, or, to the extent expressly permitted by the certificate of designations relating to one or more series of Preferred Stock, by the holders of such series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant class or series having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or to an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation may be called only by or at the direction of the Board, the Chairman of the Board or the Chief Executive Officer of the Corporation or as otherwise provided in the By-Laws.

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Article VIII

Section 8.1.     Limited Liability of Directors. To the fullest extent permitted by law, no director of the Corporation will have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Neither the amendment nor the repeal of this Article VIII shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the Corporation existing prior to such amendment or repeal.

Article IX

Section 9.1.     DGCL Section 203 and Business Combinations.

(A)          The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

(B)          Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below), at any point in time at which the Corporation’s Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act of 1934, as amended (the “Exchange Act”), with any interested stockholder (as defined below) for a period of three years following the time that such stockholder became an interested stockholder, unless:

(1)     prior to such time, the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or

(2)     upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

(3)     at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.

(C)          For purposes of this Article IX, references to:

(1)     “Affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(2)     “associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

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(3)         “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

a.            any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (i) with the interested stockholder, or (ii) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Section 9.1(B) of this Article IX is not applicable to the surviving entity;

b.            any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

c.            any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (i) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (ii) pursuant to a merger under Section 251(g) of the DGCL; (iii) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (iv) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (v) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (iii) through (v) of this subsection (c) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

d.            any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

e.            any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (a) through (d) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

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(4)            “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of a corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing Section 9.1(B) of Article IX, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(5)            “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (ii) is an Affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the Affiliates and associates of such person; but “interested stockholder” shall not include (x) any Stockholder Party, any Stockholder Party Direct Transferee, any Stockholder Party Indirect Transferee or any of their respective Affiliates or any “group,” or any member of any such group, to which such persons are a party under Rule 13d-5 of the Exchange Act, provided that a majority of the aggregate shares of voting stock of the Corporation owned by such group immediately prior to the business combination or the transaction which resulted in the stockholder becoming an interested stockholder were owned (without giving effect to beneficial ownership attributed to such person pursuant to Section 13(d)(3) of the Exchange Act or Rule 13d-5 of the Exchange Act) by one or more Stockholder Parties, Stockholder Party Direct Transferees, or Stockholder Party Indirect Transferees, or (y) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation; provided, further, that in the case of clause (y) such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(6)            “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its Affiliates or associates:

a.             beneficially owns such stock, directly or indirectly; or

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b.            has (i) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s Affiliates or associates until such tendered stock is accepted for purchase or exchange; or (ii) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or

c.            has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (ii) of subsection (b) above), or disposing of such stock with any other person that beneficially owns, or whose Affiliates or associates beneficially own, directly or indirectly, such stock.

(7)            “person” means any individual, corporation, partnership, unincorporated association or other entity.

(8)            “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(9)            “Stockholder Parties” means the Holders (as defined in the Investor Rights Agreement). The term “Stockholder Party” shall have a correlative meaning to “Stockholder Parties.”

(10)          “Stockholder Party Direct Transferee” means any person that acquires (other than in a registered public offering) directly from any Stockholder Party or any of its successors or any “group,” or any member of any such group, of which such persons are a party under Rule 13d-5 of the Exchange Act, beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.

(11)          “Stockholder Party Indirect Transferee” means any person that acquires (other than in a registered public offering) directly from any Stockholder Party Direct Transferee or any other Stockholder Party Indirect Transferee, beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.

(12)          “voting stock” means stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of voting stock shall refer to such percentages of the votes of such voting stock.

Article X

Section 10.1.          Competition and Corporate Opportunities.

(A)          In recognition and anticipation that members of the Board who are not employees of the Corporation (“Non-Employee Directors”) and their respective Affiliates and Affiliated Entities (each, as defined below) may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article X are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

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(B)          No Non-Employee Director or his or her Affiliates or Affiliated Entities (the Persons (as defined below) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (1) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (2) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section 10.1(C) of this Article X. Subject to Section 10.1(C) of this Article X, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person.

(C)          The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director if such opportunity is expressly offered or presented to, or acquired or developed by, such person solely in his or her capacity as a director or officer of the Corporation, and the provisions of Section 10.1(B) of this Article X shall not apply to any such corporate opportunity.

(D)          In addition to and notwithstanding the foregoing provisions of this Article X, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation, (iii) is one in which the Corporation has no interest or reasonable expectancy, or (iv) is one presented to any account for the benefit of a member of the Board or such member’s Affiliate over which such member of the Board has no direct or indirect influence or control, including, but not limited to, a blind trust.

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(E)           For purposes of this Article X, (i) “Affiliate” shall mean (a) in respect of a member of the Board, any Person that, directly or indirectly, is controlled by such member of the Board (other than the Corporation and any entity that is controlled by the Corporation) and (b) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; (ii) “Affiliated Entity” shall mean (x) any Person of which a Non-Employee Director serves as an officer, director, employee, agent or other representative (other than the Corporation and any entity that is controlled by the Corporation), (y) any direct or indirect partner, stockholder, member, manager or other representative of such Person or (z) any Affiliate of any of the foregoing; and (iii) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

(F)          To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article X.

(G)          Any alteration, amendment, addition to or repeal of this Article X shall require the affirmative vote of at least 80% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Neither the alteration, amendment, addition to or repeal of this Article X, nor the adoption of any provision of this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) inconsistent with this Article X, shall eliminate or reduce the effect of this Article X in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article X, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption. This Article X shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Certificate of Incorporation, the By-Laws or applicable law.

Article XI

Section 11.1.       Severability. If any provision of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby.

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Article XII

Section 12.1.       Forum. Unless the Corporation consents in writing to the selection of an alternative forum, (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action (a) arising pursuant to any provision of the DGCL, this Certificate of Incorporation (as it may be amended or restated) or the By-Laws or (b) as to which the DGCL confers jurisdiction on the Delaware Court of Chancery or (iv) any action asserting a claim against the Corporation or any officer or director of the Corporation governed by the internal affairs doctrine of the law of the State of Delaware shall, to the fullest extent permitted by law, be solely and exclusively brought in the Delaware Court of Chancery; provided, however, that, in the event that the Delaware Court of Chancery lacks subject matter jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware, in each such case, unless the Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Failure to enforce the foregoing provisions would cause the Corporation irreparable harm and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XII.

Article XIII

Section 13.1.       Amendments. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, in addition to any vote required by law, the following provisions in this Certificate of Incorporation may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least 66 2/3% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class: Article V, Article VI, Article VII, Article VIII, Article IX, Article XII and this Article XIII. Except as expressly provided in the foregoing sentence and the remainder of this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock), this Certificate of Incorporation may be amended by the affirmative vote of the holders of at least a majority of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Article XIV

Section 14.1.       Incorporator. The name and mailing address of the incorporator of the Corporation is as follows:

Name	Address
Jason K. Giordano	c/o CC Capital Partners
200 Park Avenue, 58th Floor
New York, NY 10166

* * *

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IN WITNESS WHEREOF, the undersigned, being the incorporator herein before named, has executed, signed and acknowledged this Certificate of Incorporation as of this __ day of ______________, 2020.

Jason K. Giordano
Incorporator

[Signature Page –Certificate of Incorporation]

EXHIBIT B

BUYER BYLAWS

(see attached)

BY-LAWS

OF

UTZ BRANDS, INC.

Article I.

STOCKHOLDERS

Section 1.     The annual meeting of the stockholders of Utz Brands, Inc. (the “Corporation”) for the purpose of electing directors and for the transaction of such other business as may properly be brought before the meeting shall be held on such date, and at such time and place, if any, within or without the State of Delaware, or by means of remote communications pursuant to paragraph (C)(2) of Section 12, as may be designated from time to time by the Board of Directors of the Corporation (the “Board”). The Corporation may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled.

Section 2.     Except as otherwise required by the General Corporation Law of the State of Delaware (the “DGCL”) or the certificate of incorporation of the Corporation (the “Certificate of Incorporation”), and subject to the rights of the holders of any class or series of Preferred Stock (as defined in the Certificate of Incorporation), special meetings of the stockholders of the Corporation may be called only by or at the direction of the Board, the Chairman of the Board or the Chief Executive Officer of the Corporation. Special meetings may be held either at a place, within or without the State of Delaware, or by means of remote communications pursuant to paragraph (C)(2) of Section 12 as the Board may determine.

Section 3.     Except as otherwise provided by the DGCL, the Certificate of Incorporation or these By-Laws, notice of the date, time, place (if any), the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting) and, in the case of a special meeting, the purpose or purposes of the meeting of stockholders shall be given not more than sixty (60), nor less than ten (10), days previous thereto (unless a different time is specified by law), to each stockholder entitled to vote at the meeting as of the record date for determining stockholders entitled to notice of the meeting. If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. Without limiting the manner by which notices of meetings otherwise may be given effectively to stockholders, any such notice may be given by electronic transmission in the manner provided in Section 232 of the DGCL.

Section 4.     The holders of a majority in voting power of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business, except as otherwise provided herein, by applicable law or by the Certificate of Incorporation; but if at any meeting of stockholders there shall be less than a quorum present, the chairman of the meeting or, by a majority in voting power thereof, the stockholders present (either in person or by proxy) may, to the extent permitted by law, adjourn the meeting from time to time without further notice other than announcement at the meeting of the date, time and place, if any, and the means of remote communication, if any, by which stockholders may be deemed present in person and vote at such adjourned meeting, until a quorum shall be present or represented. Notwithstanding the foregoing, where a separate vote by a class or series or classes or series is required, a majority in voting power of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter. At any adjourned meeting at which a quorum shall be present or represented by proxy, any business may be transacted which might have been transacted at the original meeting. Notice need not be given of any adjourned meeting if the time, date and place, if any, and the means of remote communication, if any, by which stockholders may be deemed present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken; provided, however, that if the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix a new record date for notice of such adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date for notice of such adjourned meeting.

Section 5.     The Chairman of the Board, or in the absence of the Chairman of the Board or at the Chairman of the Board’s direction, the Chief Executive Officer, or in the Chief Executive Officer’s absence or at the Chief Executive Officer’s direction, any officer of the Corporation shall call all meetings of the stockholders to order and shall act as chairman of any such meetings. The Secretary of the Corporation or, in such officer’s absence, an Assistant Secretary, shall act as secretary of the meeting. If neither the Secretary nor an Assistant Secretary is present, the chairman of the meeting shall appoint a secretary of the meeting. The Board may adopt such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Unless otherwise determined by the Board prior to the meeting, the chairman of the meeting shall determine the order of business and shall have the authority in his or her discretion to regulate the conduct of any such meeting, including, without limitation, convening the meeting and adjourning the meeting (whether or not a quorum is present), announcing the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote, imposing restrictions on the persons (other than stockholders of record of the Corporation or their duly appointed proxies) who may attend any such meeting, establishing procedures for the transaction of business at the meeting (including the dismissal of business not properly presented), maintaining order at the meeting and safety of those present, restricting entry to the meeting after the time fixed for commencement thereof and limiting the circumstances in which any person may make a statement or ask questions at any meeting of stockholders. Unless and to the extent determined by the Board or the chairman over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

Section 6.     At all meetings of stockholders, any stockholder entitled to vote thereat shall be entitled to vote in person or by proxy, subject to applicable law. Without limiting the manner in which a stockholder may authorize another person or persons to act for the stockholder as proxy pursuant to the DGCL, the following shall constitute a valid means by which a stockholder may grant such authority: (1) a stockholder may execute a writing authorizing another person or persons to act for the stockholder as proxy, and execution of the writing may be accomplished by the stockholder or the stockholder’s authorized officer, director, employee or agent signing such writing or causing his or her signature to be affixed to such writing by any reasonable means including, but not limited to, by facsimile signature; or (2) a stockholder may authorize another person or persons to act for the stockholder as proxy by transmitting or authorizing by means of electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such means of electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder. If it is determined that such electronic transmissions are valid, the inspector or inspectors of stockholder votes or, if there are no such inspectors, such other persons making that determination shall specify the information upon which they relied.

A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the Corporation a revocation of the proxy or a new proxy bearing a later date.

Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to the preceding paragraphs of this Section 6 (including any electronic transmission) may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

Proxies shall be filed with the secretary of the meeting prior to or at the commencement of the meeting to which they relate.

Section 7.     When a quorum is present at any meeting, the vote of the holders of a majority of the votes cast shall decide any question brought before such meeting, unless the question is one upon which by express provision of the Certificate of Incorporation, these By-Laws or the DGCL a different vote is required, in which case such express provision shall govern and control the decision of such question. Notwithstanding the foregoing, where a separate vote by a class or series or classes or series is required and a quorum is present, the affirmative vote of a majority of the votes cast by shares of such class or series or classes or series shall be the act of such class or series or classes or series, unless the question is one upon which by express provision of the Certificate of Incorporation, these By-Laws or the DGCL a different vote is required, in which case such express provision shall govern and control the decision of such question.

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Section 8.     (A)     In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

(B)            In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change or conversion or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall not be more than sixty (60) days prior to such action. If no such record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

Section 9.     At any time when action by one or more classes or series of stockholders of the Corporation is permitted to be taken by written consent pursuant to the terms and limitations set forth in the Certificate of Incorporation, the provisions of this section shall apply. All consents properly delivered in accordance with the Certificate of Incorporation and the DGCL shall be deemed to be recorded when so delivered. No written consent shall be effective to take the corporate action referred to therein unless, within sixty (60) days of the earliest dated consent delivered to the Corporation as required by the DGCL, written consents signed by the holders of a sufficient number of shares to take such corporate action are so delivered to the Corporation in accordance with the applicable provisions of the DGCL. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the Corporation as provided in the applicable provisions of the DGCL. Any action taken pursuant to such written consent or consents of the stockholders shall have the same force and effect as if taken by the stockholders at a meeting thereof. In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board. If no record date has been fixed by the Board, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board is required by the DGCL, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board and prior action by the Board is required by the DGCL, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board adopts the resolution taking such prior action.

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Section 10.     The Corporation shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least ten (10) days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

Section 11.     The Board, in advance of all meetings of the stockholders, shall appoint one or more inspectors of stockholder votes, who may be employees or agents of the Corporation or stockholders or their proxies, but who shall not be directors of the Corporation or candidates for election as directors. In the event that the Board fails to so appoint one or more inspectors of stockholder votes or, in the event that one or more inspectors of stockholder votes previously designated by the Board fails to appear or act at the meeting of stockholders, the chairman of the meeting may appoint one or more inspectors of stockholder votes to fill such vacancy or vacancies. Inspectors of stockholder votes appointed to act at any meeting of the stockholders, before entering upon the discharge of their duties, shall take and sign an oath to faithfully execute the duties of inspector of stockholder votes with strict impartiality and according to the best of their ability and the oath so taken shall be subscribed by them. The inspector or inspectors so appointed or designated shall (i) ascertain the number of shares of capital stock of the Corporation outstanding and the voting power of each such share, (ii) determine the shares of capital stock of the Corporation represented at the meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (v) certify their determination of the number of shares of capital stock of the Corporation represented at the meeting and such inspectors’ count of all votes and ballots. Such certification and report shall specify such other information as may be required by law. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the Corporation, the inspectors may consider such information as is permitted by applicable law.

Section 12.

(A)          Annual Meetings of Stockholders.

(1)            Nominations of persons for election to the Board and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders only (a) as provided in the Investor Rights Agreement (as defined in the Certificate of Incorporation), (b) pursuant to the Corporation’s notice of meeting (or any supplement thereto) delivered pursuant to Article I, Section 3 of these By-Laws, (c) by or at the direction of the Board or any authorized committee thereof or (d) by any stockholder of the Corporation who is entitled to vote on such election or such other business at the meeting, who has complied with the notice procedures set forth in subparagraphs (2) and (3) of this paragraph (A) of this Section 12 and who was a stockholder of record at the time such notice was delivered to the Secretary of the Corporation.

(2)            For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to Article I, Section 12(A)(1)(d) of these By-laws, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation (even if such matter is already the subject of any notice to the stockholders or a public announcement from the Board), and, in the case of business other than nominations of persons for election to the Board, such other business must be a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is scheduled for more than thirty (30) days before, or more than seventy (70) days following, such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered not later than the tenth day following the day on which public announcement of the date of such meeting is first made. For purposes of the application of Rule 14a-4(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (or any successor provision), the date for notice specified in this paragraph (A)(2) shall be the earlier of the date calculated as hereinbefore provided or the date specified in paragraph (c)(1) of Rule 14a-4. For purposes of the first annual meeting of stockholders following the adoption of these By-Laws, the date of the preceding year’s annual meeting shall be deemed to be [ ● ] of the preceding calendar year.

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Such stockholder’s notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend these By-Laws, the language of the proposed amendment), the reasons for conducting such business at the meeting and any substantial interest (within the meaning of Item 5 of Schedule 14A under the Exchange Act) in such business of such stockholder and the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act), if any, on whose behalf the proposal is made; (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Corporation’s books and records, and of such beneficial owner, (ii) the class or series and number of shares of capital stock of the Corporation which are owned directly or indirectly, beneficially and of record by such stockholder and such beneficial owner, (iii) a representation that the stockholder is a holder of record of the stock of the Corporation at the time of the giving of the notice, will be entitled to vote at such meeting and will appear in person or by proxy at the meeting to propose such business or nomination, (iv) a representation whether the stockholder or the beneficial owner, if any, will be or is part of a group which will (A) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the voting power of the Corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (B) otherwise solicit proxies or votes from stockholders in support of such proposal or nomination, (v) a certification regarding whether such stockholder and beneficial owner, if any, have complied with all applicable federal, state and other legal requirements in connection with the stockholder’s and/or beneficial owner’s acquisition of shares of capital stock or other securities of the Corporation and/or the stockholder’s and/or beneficial owner’s acts or omissions as a stockholder of the Corporation and (vi) any other information relating to such stockholder and beneficial owner, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder; (d) a description of any agreement, arrangement or understanding with respect to the nomination or proposal and/or the voting of shares of any class or series of stock of the Corporation between or among the stockholder giving the notice, the beneficial owner, if any, on whose behalf the nomination or proposal is made, any of their respective affiliates or associates and/or any others acting in concert with any of the foregoing (collectively, “proponent persons”); and (e) a description of any agreement, arrangement or understanding (including without limitation any contract to purchase or sell, acquisition or grant of any option, right or warrant to purchase or sell, swap or other instrument) the intent or effect of which may be (i) to transfer to or from any proponent person, in whole or in part, any of the economic consequences of ownership of any security of the Corporation, (ii) to increase or decrease the voting power of any proponent person with respect to shares of any class or series of stock of the Corporation and/or (iii) to provide any proponent person, directly or indirectly, with the opportunity to profit or share in any profit derived from, or to otherwise benefit economically from, any increase or decrease in the value of any security of the Corporation. A stockholder providing notice of a proposed nomination for election to the Board or other business proposed to be brought before a meeting (whether given pursuant to this paragraph (A)(2) or paragraph (B) of this Section 12) shall update and supplement such notice from time to time to the extent necessary so that the information provided or required to be provided in such notice shall be true and correct as of the record date for determining the stockholders entitled to notice of the meeting and as of the date that is fifteen (15) days prior to the meeting or any adjournment or postponement thereof, provided that if the record date for determining the stockholders entitled to vote at the meeting is less than fifteen (15) days prior to the meeting or any adjournment or postponement thereof, the information shall be supplemented and updated as of such later date. Any such update and supplement shall be delivered in writing to the Secretary at the principal executive offices of the Corporation not later than five (5) days after the record date for determining the stockholders entitled to notice of the meeting (in the case of any update or supplement required to be made as of the record date for determining the stockholders entitled to notice of the meeting), not later than ten (10) days prior to the date for the meeting or any adjournment or postponement thereof (in the case of any update or supplement required to be made as of fifteen (15) days prior to the meeting or any adjournment or postponement thereof) and not later than five (5) days after the record date for determining the stockholders entitled to vote at the meeting, but no later than the date prior to the meeting or any adjournment or postponement thereof (in the case of any update and supplement required to be made as of a date less than fifteen (15) days prior the date of the meeting or any adjournment or postponement thereof). The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Corporation and to determine the independence of such director under the Exchange Act and rules and regulations thereunder and applicable stock exchange rules.

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The foregoing notice requirements of this paragraph (A)(2) of Section 12 shall be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified the Corporation of such stockholder’s intention to present such proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) of the Exchange Act, and such stockholder has complied with the requirements of such Rule for inclusion of such proposal in a proxy statement prepared by the Corporation to solicit proxies for such annual meeting. Nothing in this paragraph (A)(2), Section 12 shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(3)            Notwithstanding anything in the second sentence of paragraph (A)(2) of this Section 12 to the contrary, in the event that the number of directors to be elected to the Board is increased, effective after the time period for which nominations would otherwise be due under paragraph (A)(2) of this Section 12, and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board made by the Corporation at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 12 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth day following the day on which a public announcement of such increase is first made by the Corporation.

(B)           Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting pursuant to Article I, Section 3 of these By-Laws. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (a) by or at the direction of the Board or a committee thereof or (b) provided that the Board has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is entitled to vote on such election at the meeting, who has complied with the notice procedures set forth in this Section 12 and who is a stockholder of record at the time such notice is delivered to the Secretary of the Corporation. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board, any such stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting if the stockholder’s notice as required by paragraph (A)(2) of this Section 12 is delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting.

(C)     General.     (1)     Only persons who are nominated in accordance with the procedures set forth in this Section 12 shall be eligible to be elected to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 12. Except as otherwise provided by law, the Certificate of Incorporation or these By-Laws, the chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this Section 12 and, if any proposed nomination or business is not in compliance with this Section 12, to declare that such defective nomination shall be disregarded or that such proposed business shall not be transacted.

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Notwithstanding the foregoing provisions of this Section 12, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 12, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

(2)            If authorized by the Board in its sole discretion, and subject to such rules, regulations and procedures as the Board may adopt, stockholders of the Corporation and proxyholders not physically present at a meeting of stockholders of the Corporation may, by means of remote communication participate in a meeting of stockholders of the Corporation and be deemed present in person and vote at a meeting of stockholders of the Corporation whether such meeting is to be held at a designated place or solely by means of remote communication; provided, however, that (i) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder of the Corporation or proxyholder; (ii) the Corporation shall implement reasonable measures to provide such stockholders of the Corporation and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders of the Corporation, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings; and (iii)  if any stockholder of the Corporation or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

(3)            For purposes of this Section 12, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service, in a document publicly filed or furnished by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act or otherwise disseminated in a manner constituting “public disclosure” under Regulation FD promulgated by the Securities and Exchange Commission.

(4)            No adjournment or postponement or notice of adjournment or postponement of any meeting shall be deemed to constitute a new notice (or extend any notice time period) of such meeting for purposes of this Section 12, and in order for any notification required to be delivered by a stockholder pursuant to this Section 12 to be timely, such notification must be delivered within the periods set forth above with respect to the originally scheduled meeting.

(5)            Notwithstanding the foregoing provisions of this Section 12, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 12; provided, however, that, to the fullest extent permitted by law, any references in these By-Laws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 12 (including paragraphs (A)(1)(d) and (B) hereof), and compliance with paragraphs (A)(1)(d) and (B) of this Section 12 shall be the exclusive means for a stockholder to make nominations or submit other business. Nothing in this Section 12 shall apply to the right, if any, of the holders of any series of Preferred Stock to elect directors pursuant to any applicable provisions of the Certificate of Incorporation.

Notwithstanding anything to the contrary contained herein, for as long as the Investor Rights Agreement (as defined in the Certificate of Incorporation) remains in effect with respect to the Stockholder Parties (as defined in the Certificate of Incorporation), the Stockholder Parties (to the extent then subject to the Investor Rights Agreement) shall not be subject to the notice procedures set forth in paragraphs (A)(2), (A)(3) or (B) of this Section 12 with respect to any annual or special meeting of stockholders to the extent necessary to effect the transactions and rights set forth in the Investor Rights Agreement.

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Article II.
BOARD OF DIRECTORS

Section 1.     The Board shall consist, subject to the Certificate of Incorporation and the Investor Rights Agreement, of such number of directors as shall from time to time be fixed exclusively by resolution adopted by the Board. Directors shall (except as hereinafter provided for the filling of vacancies and newly created directorships and except as otherwise expressly provided in the Certificate of Incorporation) be elected by the holders of a plurality of the votes cast by the holders of shares present in person or represented by proxy at the meeting and entitled to vote on the election of such directors in accordance with the terms of the Certificate of Incorporation and the Investor Rights Agreement, as applicable. A majority of the total number of directors then in office shall constitute a quorum for the transaction of business. Except as otherwise provided by law, these By-Laws, by the Certificate of Incorporation or by the Investor Rights Agreement, the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board. Directors need not be stockholders.

Section 2.     Subject to the Certificate of Incorporation and the Investor Rights Agreement, unless otherwise required by the DGCL or Article II, Section 4 of these By-Laws, any newly created directorship on the Board that results from an increase in the number of directors and any vacancy occurring in the Board (whether by death, resignation, removal, retirement, disqualification or otherwise) shall be filled only by a majority of the directors then in office, although less than a quorum, by any authorized committee of the Board or by a sole remaining director.

Section 3.     Meetings of the Board shall be held at such place, if any, within or without the State of Delaware as may from time to time be fixed by resolution of the Board or as may be specified in the notice of any meeting. Regular meetings of the Board shall be held at such times as may from time to time be fixed by resolution of the Board and special meetings may be held at any time upon the call of the Chairman of the Board, the Chief Executive Officer, or by a majority of the total number of directors then in office, by written notice, including facsimile, e-mail or other means of electronic transmission, duly served on or sent and delivered to each director in accordance with Article X, Section 2. Notice of each special meeting of the Board shall be given, as provided in Article X, Section 2, to each director (i) at least twenty-four (24) hours before the meeting if such notice is oral notice given personally or by telephone or written notice given by hand delivery or by means of a form of electronic transmission and delivery; (ii) at least two (2) days before the meeting if such notice is sent by a nationally recognized overnight delivery service; and (iii) at least five (5) days before the meeting if such notice is sent through the United States mail. If the Secretary shall fail or refuse to give such notice, then the notice may be given by the officer who called the meeting or the directors who requested the meeting. The notice of any meeting need not specify the purposes thereof. A meeting of the Board may be held without notice immediately after the annual meeting of stockholders at the same place, if any, at which such meeting is held. Notice need not be given of regular meetings of the Board held at times fixed by resolution of the Board. Notice of any meeting need not be given to any director who shall attend such meeting (except when the director attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened), or who shall waive notice thereof, before or after such meeting, in writing (including by electronic transmission).

Section 4.     Notwithstanding the foregoing, whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal, and other features of such directorships shall be governed by the terms of the Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) applicable thereto. The number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the total number of directors fixed by the Board pursuant to the Certificate of Incorporation and these By-Laws. Except as otherwise expressly provided in the terms of such series, the number of directors that may be so elected by the holders of any such series of stock shall be elected for terms expiring at the next annual meeting of stockholders, and vacancies among directors so elected by the separate vote of the holders of any such series of Preferred Stock shall be filled by the affirmative vote of a majority of the remaining directors elected by such series, or, if there are no such remaining directors, by the holders of such series in the same manner in which such series initially elected a director.

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Section 5.     The Board may from time to time establish one or more committees of the Board to serve at the pleasure of the Board, which shall be comprised of such members of the Board, subject to the Investor Rights Agreement, and have such duties as the Board shall from time to time determine. Any director may belong to any number of committees of the Board. Subject to the Certificate of Incorporation and the Investor Rights Agreement, the Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member, subject to the Investor Rights Agreement. Subject to the Certificate of Incorporation and the Investor Rights Agreement, unless otherwise provided in the Certificate of Incorporation, these By-Laws or the resolution of the Board designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and may delegate to a subcommittee any or all of the powers and authority of the committee.

Section 6.     Unless otherwise restricted by the Certificate of Incorporation or these By-Laws, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing (including by electronic transmission), and the writing or writings (including any electronic transmission or transmissions) are filed with the minutes of proceedings of the Board.

Section 7.     The members of the Board or any committee thereof may participate in a meeting of such Board or committee, as the case may be, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this subsection shall constitute presence in person at such a meeting.

Section 8.     The Board may establish policies for the compensation of directors and for the reimbursement of the expenses of directors, in each case, in connection with services provided by directors to the Corporation.

Article III.
OFFICERS

Section 1.     The Board shall elect officers of the Corporation, including a Chief Executive Officer, a President and a Secretary. The Board may also from time to time elect such other officers as it may deem proper or may delegate to any elected officer of the Corporation the power to appoint and remove any such other officers and to prescribe their respective terms of office, authorities and duties. Any Vice President may be designated Executive, Senior or Corporate, or may be given such other designation or combination of designations as the Board or the Chief Executive Officer may determine. Any two or more offices may be held by the same person. The Board may also elect or appoint a Chairman of the Board, who may or may not also be an officer of the Corporation. The Board may elect or appoint co-Chairmen of the Board, co-Presidents or co-Chief Executive Officers and, in such case, references in these By-Laws to the Chairman of the Board, the President or the Chief Executive Officer shall refer to either such co-Chairman of the Board, co-President or co-Chief Executive Officer, as the case may be.

Section 2.     All officers of the Corporation elected by the Board shall hold office for such terms as may be determined by the Board or, except with respect to his or her own office, the Chief Executive Officer, or until their respective successors are chosen and qualified or until his or her earlier resignation or removal. Any officer may be removed from office at any time either with or without cause by the Board, or, in the case of appointed officers, by the Chief Executive Officer or any elected officer upon whom such power of removal shall have been conferred by the Board.

Section 3.     Each of the officers of the Corporation elected by the Board or appointed by an officer in accordance with these By-Laws shall have the powers and duties prescribed by law, by these By-Laws or by the Board and, in the case of appointed officers, the powers and duties prescribed by the appointing officer, and, unless otherwise prescribed by these By-Laws or by the Board or such appointing officer, shall have such further powers and duties as ordinarily pertain to that office.

Section 4.     Unless otherwise provided in these By-Laws, in the absence or disability of any officer of the Corporation, the Board or the Chief Executive Officer may, during such period, delegate such officer’s powers and duties to any other officer or to any director and the person to whom such powers and duties are delegated shall, for the time being, hold such office.

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Article IV.
INDEMNIFICATION AND ADVANCEMENT OF EXPENSES

Section 1.     Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative or any other type whatsoever (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or an officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, agent or trustee or in any other capacity while serving as a director, officer, employee, agent or trustee, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; except as provided in Section 3 of this Article IV with respect to proceedings to enforce rights to indemnification or advancement of expenses or with respect to any compulsory counterclaim brought by such indemnitee, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

Section 2.     In addition to the right to indemnification conferred in Section 1 of this Article IV, an indemnitee shall also have the right to be paid by the Corporation the expenses (including attorney’s fees) incurred in appearing at, participating in or defending any such proceeding in advance of its final disposition or in connection with a proceeding brought to establish or enforce a right to indemnification or advancement of expenses under this Article IV (which shall be governed by Section 3 of this Article IV) (hereinafter an “advancement of expenses”); provided, however, that, if (x) the DGCL requires or (y) in the case of an advance made in a proceeding brought to establish or enforce a right to indemnification or advancement, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made solely upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined after final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to indemnification under this Article IV or otherwise.

Section 3.     If a claim under Section 1 or 2 of this Article IV is not paid in full by the Corporation within (i) sixty (60) days after a written claim for indemnification has been received by the Corporation or (ii) twenty (20) days after a claim for an advancement of expenses has been received by the Corporation, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim or to obtain advancement of expenses, as applicable. To the fullest extent permitted by law, if the indemnitee is successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense of the Corporation that, and (ii) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article IV or otherwise shall be on the Corporation.

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Section 4.

(A)          The provision of indemnification to or the advancement of expenses and costs to any indemnitee under this Article IV, or the entitlement of any indemnitee to indemnification or advancement of expenses and costs under this Article IV, shall not limit or restrict in any way the power of the Corporation to indemnify or advance expenses and costs to such indemnitee in any other way permitted by law or be deemed exclusive of, or invalidate, any right to which any indemnitee seeking indemnification or advancement of expenses and costs may be entitled under any law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such indemnitee’s capacity as an officer, director, employee or agent of the Corporation and as to action in any other capacity.

(B)           Given that certain jointly indemnifiable claims (as defined below) may arise due to the service of the indemnitee as a director and/or officer of the Corporation or as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust or other enterprise at the request of the indemnitee-related entities (as defined below), the Corporation shall be fully and primarily responsible for the payment to the indemnitee in respect of indemnification or advancement of expenses in connection with any such jointly indemnifiable claims, pursuant to and in accordance with the terms of this Article IV, irrespective of any right of recovery the indemnitee may have from the indemnitee-related entities. Under no circumstance shall the Corporation be entitled to any right of subrogation against or contribution by the indemnitee-related entities and no right of advancement, indemnification or recovery the indemnitee may have from the indemnitee-related entities shall reduce or otherwise alter the rights of the indemnitee or the obligations of the Corporation under this Article IV. In the event that any of the indemnitee-related entities shall make any payment to the indemnitee in respect of indemnification or advancement of expenses with respect to any jointly indemnifiable claim, the indemnitee-related entity making such payment shall be subrogated to the extent of such payment to all of the rights of recovery of the indemnitee against the Corporation, and the indemnitee shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the indemnitee-related entities effectively to bring suit to enforce such rights. Each of the indemnitee-related entities shall be third-party beneficiaries with respect to this Section 4(B) of Article IV, entitled to enforce this Section 4(B) of Article IV.

For purposes of this Section 4(B) of Article IV, the following terms shall have the following meanings:

(1)         The term “indemnitee-related entities” means any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than the Corporation or any other corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise for which the indemnitee has agreed, on behalf of the Corporation or at the Corporation’s request, to serve as a director, officer, employee or agent and which service is covered by the indemnity described herein) from whom an indemnitee may be entitled to indemnification or advancement of expenses with respect to which, in whole or in part, the Corporation may also have an indemnification or advancement obligation.

(2)         The term “jointly indemnifiable claims” shall be broadly construed and shall include, without limitation, any action, suit or proceeding for which the indemnitee shall be entitled to indemnification or advancement of expenses from both the indemnitee-related entities and the Corporation pursuant to applicable law, any agreement, certificate of incorporation, by-laws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or comparable organizational documents of the Corporation or the indemnitee-related entities, as applicable.

Section 5.     The rights conferred upon indemnitees in this Article IV shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article IV that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit, eliminate, or impair any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

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Section 6.     The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 7.     The Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article IV with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

Article V.
CORPORATE BOOKS

The books of the Corporation may be kept inside or outside of the State of Delaware at such place or places as the Board may from time to time determine.

Article VI.
CHECKS, NOTES, PROXIES, ETC.

All checks and drafts on the Corporation’s bank accounts and all bills of exchange and promissory notes, and all acceptances, obligations and other instruments for the payment of money, shall be signed by such officer or officers or agent or agents as shall be authorized from time to time by the Board or such officer or officers who may be delegated such authority. Proxies to vote and consents with respect to securities of other corporations or other entities owned by or standing in the name of the Corporation may be executed and delivered from time to time on behalf of the Corporation by the Chairman of the Board, the Chief Executive Officer, or by such officers as the Chairman of the Board, Chief Executive Officer or the Board may from time to time determine.

Article VII.
SHARES AND OTHER SECURITIES OF THE CORPORATION

Section 1.     Certificated and Uncertificated Shares. The shares of the Corporation may be certificated or uncertificated, subject to the sole discretion of the Board and the requirements of the DGCL.

Section 2.     Signatures. Each certificate representing capital stock of the Corporation shall be signed by or in the name of the Corporation by any two authorized officers of the Corporation, which authorized officers shall include, without limitation, the Chairman of the Board, the Chief Executive Officer, the President, any Vice President, the Chief Financial Officer, the Secretary or any Assistant Secretary of the Corporation. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar on the date of issue.

Section 3.     Lost, Destroyed or Wrongfully Taken Certificates.

(A)            If an owner of a certificate representing shares claims that such certificate has been lost, destroyed or wrongfully taken, the Corporation shall issue a new certificate representing such shares or such shares in uncertificated form if the owner: (i) requests such a new certificate before the Corporation has notice that the certificate representing such shares has been acquired by a protected purchaser; (ii) if requested by the Corporation, delivers to the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, wrongful taking or destruction of such certificate or the issuance of such new certificate or uncertificated shares; and (iii) satisfies other reasonable requirements imposed by the Corporation.

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(B)            If a certificate representing shares has been lost, apparently destroyed or wrongfully taken, and the owner fails to notify the Corporation of that fact within a reasonable time after the owner has notice of such loss, apparent destruction or wrongful taking and the Corporation registers a transfer of such shares before receiving notification, the owner shall, to the fullest extent permitted by law, be precluded from asserting against the Corporation any claim for registering such transfer or a claim to a new certificate representing such shares or such shares in uncertificated form.

Section 4.     Transfer of Stock.

(A)            Transfers of record of shares of stock of the Corporation shall be made only upon the books administered by or on behalf of the Corporation and only upon proper transfer instructions, including by Electronic Transmission, pursuant to the direction of the registered holder thereof, such person’s attorney lawfully constituted in writing, or from an individual presenting proper evidence of succession, assignment or authority to transfer the shares of stock; or, in the case of stock represented by certificate(s) upon delivery of a properly endorsed certificate(s) for a like number of shares or accompanied by a duly executed stock transfer power.

(B)            The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

Section 5.     Registered Stockholders. Before due presentment for registration of transfer of a certificate representing shares of the Corporation or of an instruction requesting registration of transfer of uncertificated shares, the Corporation may treat the registered owner as the person exclusively entitled to inspect for any proper purpose the stock ledger and the other books and records of the Corporation, vote such shares, receive dividends or notifications with respect to such shares and otherwise exercise all the rights and powers of the owner of such shares, except that a person who is the beneficial owner of such shares (if held in a voting trust or by a nominee on behalf of such person) may, upon providing documentary evidence of beneficial ownership of such shares and satisfying such other conditions as are provided under applicable law, may also so inspect the books and records of the Corporation.

Section 6.     Regulations. The Board shall have power and authority to make such additional rules and regulations, subject to any applicable requirement of law, as the Board may deem necessary and appropriate with respect to the issue, transfer or registration of transfer of shares of stock or certificates representing shares. The Board may appoint one or more transfer agents or registrars and may require for the validity thereof that certificates representing shares bear the signature of any transfer agent or registrar so appointed.

Article VIII.
FISCAL YEAR

The fiscal year of the Corporation shall end on the Sunday of each calendar year that is closest to December 31, unless otherwise determined by resolution of the Board.

Article IX.
CORPORATE SEAL

The corporate seal shall have inscribed thereon the name of the Corporation. In lieu of the corporate seal, when so authorized by the Board or a duly empowered committee thereof, a facsimile thereof may be impressed or affixed or reproduced.

Article X.
GENERAL PROVISIONS

Section 1.     Whenever notice is required to be given by law or under any provision of the Certificate of Incorporation or these By-Laws, notice of any meeting need not be given to any person who shall attend such meeting (except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened), or who shall waive notice thereof, before or after such meeting, in writing (including by electronic transmission).

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Section 2.     Means of Giving Notice. Except as otherwise set forth in any applicable law or any provision of the Certificate of Incorporation or these By-Laws, notice of any meeting shall be given by the following means:

(A)           Notice to Directors. Whenever under applicable law, the Certificate of Incorporation or these By-Laws notice is required to be given to any director, such notice shall be given either (i) in writing and sent by mail, or by a nationally recognized delivery service, (ii) by means of facsimile telecommunication or other form of electronic transmission, or (iii) by oral notice given personally or by telephone. A notice to a director will be deemed given as follows: (i) if given by hand delivery, orally, or by telephone, when actually received by the director, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iv) if sent by facsimile telecommunication, when sent to the facsimile transmission number for such director appearing on the records of the Corporation, (v) if sent by electronic mail, when sent to the electronic mail address for such director appearing on the records of the Corporation, or (vi) if sent by any other form of electronic transmission, when sent to the address, location or number (as applicable) for such director appearing on the records of the Corporation.

(B)           Electronic Transmission. “Electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

(C)           Notice to Stockholders Sharing Same Address. Without limiting the manner by which notice otherwise may be given effectively by the Corporation to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these By-Laws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. A stockholder may revoke such stockholder’s consent by delivering written notice of such revocation to the Corporation. Any stockholder who fails to object in writing to the Corporation within 60 days of having been given written notice by the Corporation of its intention to send such a single written notice shall be deemed to have consented to receiving such single written notice.

(D)           Exceptions to Notice Requirements.

(1)            Whenever notice is required to be given, under the DGCL, the Certificate of Incorporation or these By-Laws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting that shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

(2)            Whenever notice is required to be given by the Corporation, under any provision of the DGCL, the Certificate of Incorporation or these By-Laws, to any stockholder to whom (x) notice of two consecutive annual meetings of stockholders and all notices of stockholder meetings or of the taking of action by written consent of stockholders without a meeting to such stockholder during the period between such two consecutive annual meetings, or (y) all, and at least two payments (if sent by first-class mail) of dividends or interest on securities during a 12-month period, have been mailed addressed to such stockholder at such stockholder’s address as shown on the records of the Corporation and have been returned undeliverable, the giving of such notice to such stockholder shall not be required. Any action or meeting that shall be taken or held without notice to such stockholder shall have the same force and effect as if such notice had been duly given. If any such stockholder shall deliver to the Corporation a written notice setting forth such stockholder’s then current address, the requirement that notice be given to such stockholder shall be reinstated. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate need not state that notice was not given to persons to whom notice was not required to be given pursuant to Section 230 (b) of the DGCL. The exception in subsection (x) of the first sentence of this paragraph to the requirement that notice be given shall not be applicable to any notice returned as undeliverable if the notice was given by electronic transmission.

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Section 3.     Section headings in these By-Laws are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein.

Section 4.     In the event that any provision of these By-Laws is or becomes inconsistent with any provision of the Certificate of Incorporation or the DGCL, the provision of these By-laws shall not be given any effect to the extent of such inconsistency but shall otherwise be given full force and effect.

Article XI.
AMENDMENTS

These By-Laws may be made, amended, altered, changed, added to or repealed as set forth in the Certificate of Incorporation.

EXHIBIT C

COMPANY A&R LLCA

(see attached)

FORM OF THIRD AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

UTZ BRANDS HOLDINGS, LLC

DATED AS OF [●], 2020

THE LIMITED LIABILITY COMPANY INTERESTS IN UTZ BRANDS HOLDINGS, LLC HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, THE SECURITIES LAWS OF ANY STATE, OR ANY OTHER APPLICABLE SECURITIES LAWS, AND HAVE BEEN OR ARE BEING ISSUED IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH INTERESTS MUST BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE SECURITIES LAWS OF ANY STATE AND ANY OTHER APPLICABLE SECURITIES LAWS; (II) THE TERMS AND CONDITIONS OF THIS THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT; AND (III) ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BETWEEN THE MANAGING MEMBER AND THE APPLICABLE MEMBER. THE LIMITED LIABILITY COMPANY INTERESTS MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH SUCH LAWS, THIS THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT, AND ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BY THE MANAGING MEMBER AND THE APPLICABLE MEMBER. THEREFORE, PURCHASERS AND OTHER TRANSFEREES OF SUCH LIMITED LIABILITY COMPANY INTERESTS WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT OR ACQUISITION FOR AN INDEFINITE PERIOD OF TIME.

Table of Contents

i

Table of Contents (cont’d)

ii

Table of Contents (cont’d)

Exhibits

Exhibit A: Capitalization

Exhibit B: Exchange Notice

Exhibit C: Officers

Exhibit D: Distribution Policy

Exhibit E: Joinder

Exhibit F: Section 83(b) Election

iii

THIRD AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

UTZ BRANDS HOLDINGS, LLC

This THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (as amended, supplemented or restated from time to time in accordance with this LLC Agreement, this “LLC Agreement”) of Utz Brands Holdings, LLC (f/k/a UM-U Intermediate, LLC), a Delaware limited liability company (the “Company”), is entered into as of [●], 2020, by and among Utz Brands, Inc., a Delaware corporation (“PubCo”), as a Member and the Managing Member as of the date hereof, Series U of UM Partners, LLC, a series of a Delaware limited liability company (“Series U”), Series R of UM Partners, LLC, a series of a Delaware limited liability company (“Series R”, and together with Series U, the “Continuing Members”) and each other Person who is or at any time becomes a Member in accordance with the terms of this LLC Agreement and the Act. Capitalized terms used in this LLC Agreement shall have the respective meanings set forth in Section 1.1.

RECITALS

WHEREAS, the Company was formed pursuant to a Certificate of Formation filed in the office of the Secretary of State of the State of Delaware on September 14, 2016, and was originally governed by the Limited Liability Company Agreement of the Company, dated as of September 19, 2016 (the “Initial LLC Agreement”);

WHEREAS, the Continuing Members entered into the Amended and Restated Limited Liability Company Agreement, effective as of December 30, 2019 (the “Restructuring LLC Agreement”), which amended and restated the Initial LLC Agreement;

WHEREAS, the Continuing Members entered into the Second Amended and Restated Limited Liability Company Agreement, effective as of December 31, 2019 (the “Existing LLC Agreement”), which amended and restated the Restructuring LLC Agreement;

WHEREAS, immediately prior to giving effect to the transactions contemplated by the Business Combination Agreement, the Company was wholly owned by the Continuing Members;

WHEREAS, on June [●], 2020, the Company, PubCo, and the Continuing Members entered into that certain Business Combination Agreement (as amended, modified or supplemented from time to time in accordance with the terms thereof, the “Business Combination Agreement”), pursuant to which, among other things, as of the Effective Time, PubCo will acquire the Acquired Company Units (as such term is defined in the Business Combination Agreement) and the Acquired Restricted Company Units (as such term is defined in the Business Combination Agreement) in exchange for the consideration described in the Business Combination Agreement, in each case representing Common Units and Restricted Common Units, respectively;

WHEREAS, the Members desire to amend and restate the Existing LLC Agreement in its entirety as of the Effective Time to reflect: (a) the recapitalization of the Company to convert the Pre-Closing Units held by the Continuing Members into Common Units and Restricted Common Units in such amounts as set forth in this LLC Agreement (the “Recapitalization”), (b) the consummation of the transactions contemplated by the Business Combination Agreement and the Ancillary Agreements (as such term is defined in the Business Combination Agreement), including the admission of PubCo as a Member in connection with the issuance by the Company to PubCo of Common Units and Restricted Common Units representing the Issued Company Units (as such term is defined in the Business Combination Agreement), the receipt by PubCo of Common Units and Restricted Common Units representing the Exchanged Company Units (as such term is defined in the Business Combination Agreement) and the receipt by PubCo of Common Units and Restricted Common Units representing the Assigned Company Units (as such term is defined in the Business Combination Agreement), (c) PubCo’s designation as the sole Managing Member of the Company, and (d) the rights and obligations of the Members and other terms and provisions, in each case as set forth in this LLC Agreement; and

WHEREAS, following the Effective Time, each Common Unit (other than any Common Unit held by PubCo and its wholly owned Subsidiaries) may be exchanged, at the election of the holder of such Common Unit (together with the surrender and delivery by such holder of one (1) share of Class V Common Stock of PubCo), for one (1) share of Class A Common Stock of PubCo, in each case in accordance with the terms and conditions of this LLC Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained in this LLC Agreement, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

Article I
DEFINITIONS

Section 1.1      Definitions. As used in this LLC Agreement and the Schedules and Exhibits attached to this LLC Agreement, the following definitions shall apply:

“Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq.

“Action” means any action, suit, charge, litigation, arbitration, notice of violation or citation received, or other proceeding at law or in equity (whether civil, criminal or administrative) by or before any Governmental Entity.

“Adjusted Basis” has the meaning given to such term in Section 1011 of the Code.

“Adjusted Capital Account Deficit” means the deficit balance, if any, in such Member’s Capital Account at the end of any Taxable Year or other taxable period, with the following adjustments:

(a)            credit to such Capital Account any amount that such Member is obligated to restore under Treasury Regulations Section 1.704-1(b)(2)(ii)(c), as well as any addition thereto pursuant to the next to last sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5) after taking into account thereunder any changes during such year in Company Minimum Gain and Member Minimum Gain; and

(b)            debit to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

This definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Advancement of Expenses” is defined in Section 7.4(b).

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise. For purposes of this LLC Agreement, no Member shall be deemed to be an Affiliate of any other Member.

“Appraiser FMV” means the fair market value of any Equity Security as determined by an independent appraiser mutually agreed upon by the Managing Member and the relevant Transferor, whose determination shall be final and binding for those purposes for which Appraiser FMV is used in this LLC Agreement. Appraiser FMV shall be the fair market value determined without regard to any discounts for minority interest, illiquidity or other discounts. The cost of any independent appraisal in connection with the determination of Appraiser FMV in accordance with this LLC Agreement shall be borne by the Company.

“Assumed Rate” means the highest effective marginal combined U.S. federal, state and local income tax rate (including, if applicable, under Section 1411 of the Code) applicable to an individual resident in Pennsylvania (or if the highest effective marginal combined U.S. federal, state and local income tax rate applicable to a U.S. corporation is higher, such combined corporate income tax rate), in each case taking into account all jurisdictions in which the Company is required to file income tax returns and the relevant apportionment information, in effect for the applicable Taxable Year, taking into account (a) the character of any income, gains, deductions, losses or credits, the deductibility of state income taxes (provided, that, for administrative convenience, it shall be assumed that no portion of any state or local taxes shall be deductible for so long as the limitation set forth in Section 164(b)(6)(B) of the Code as of the date hereof remains applicable), and (b) deductions under Code Section 199A, as applicable. The Assumed Rate shall be the same for all Members regardless of the actual combined income tax rate of the Member or its direct or indirect owners.

“Audit” is defined in Section 10.4(b).

“BBA Rules” means Subchapter C of Chapter 63 of the Code (Sections 6221 et seq.) as amended by the Bipartisan Budget Act of 2015, and any Treasury Regulations and other guidance promulgated thereunder, and any similar state or local legislation, regulations or guidance.

“beneficially own” and “beneficial owner” shall be as defined in Rule 13d-3 of the rules promulgated under the Exchange Act.

“Board” means the board of directors of PubCo, as constituted at any given time.

“Business Combination Agreement” is defined in the recitals to this LLC Agreement.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State of New York.

“Business Opportunities Exempt Party” is defined in Section 8.3.

“Capital Account” means, with respect to any Member, the capital account maintained for such Member in accordance with Section 4.4. The initial Capital Account of each Member as of the Effective Time (the “Closing Date Capital Account Balance”) is set forth next to such Member’s name on Exhibit A hereto.

“Capital Contribution” means, with respect to any Member, the amount of cash and the Fair Market Value of any property (other than cash) contributed to the Company by such Member, net of any liabilities assumed by the Company for such Member in connection with such contribution, as set forth from time to time in the books and records of the Company. Any reference to the Capital Contribution of a Member will include any Capital Contributions made by a predecessor holder of such Member’s Units to the extent that such Capital Contribution was made in respect of Units Transferred to such Member. As of the Effective Time, each Member shall be deemed to have made Capital Contributions equal to the Closing Date Capital Account Balance of such Member set forth next to such Member’s name on Exhibit A hereto.

“Cash Available for Tax Distributions” is defined in Section 6.2(a).

“Cash Exchange Class A 5-Day VWAP” means the arithmetic average of the VWAP for each of the five (5) consecutive Trading Days ending on the Trading Day immediately prior to the Exchange Notice Date.

“Cash Exchange Notice” has the meaning set forth in Section 4.6(a)(ii).

“Cash Exchange Payment” means with respect to a particular Exchange for which PubCo has elected to make a Cash Exchange Payment in accordance with Section 4.6(a)(ii):

(i) if the Class A Common Stock trades on a National Securities Exchange or automated or electronic quotation system, an amount of cash equal to the product of (x) the number of shares of Class A Common Stock that would have been received by the Exchanging Member in the Exchange for that portion of the Common Units subject to the Exchange set forth in the Cash Exchange Notice if PubCo had paid the Stock Exchange Payment with respect to such number of Common Units, and (y) the Cash Exchange Class A 5-Day VWAP; or

(ii) if the Class A Common Stock is not then traded on a National Securities Exchange or automated or electronic quotation system, as applicable, an amount of cash equal to the product of (x) the number of shares of Class A Common Stock that would have been received by the Exchanging Member in the Exchange for that portion of the Common Units subject to the Exchange set forth in the Cash Exchange Notice if PubCo had paid the Stock Exchange Payment with respect to such number of Common Units, for which PubCo has elected to make a Cash Exchange Payment and (y) the Appraiser FMV of one (1) share of Class A Common Stock that would be obtained in an arms-length transaction between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to buy or sell, respectively, and without regard to the particular circumstances of the buyer or seller.

“Certificate Delivery” means, in the case of any shares of Class V Common Stock to be transferred and surrendered by an Exchanging Member in connection with an Exchange which are represented by a certificate or certificates, the process by which the Exchanging Member shall also present and surrender such certificate or certificates representing such shares of Class V Common Stock during normal business hours at the principal executive offices of PubCo, or if any agent for the registration or transfer of shares of Class V Common Stock is then duly appointed and acting, at the office of such transfer agent, along with any instruments of transfer reasonably required by the Managing Member or such transfer agent, as applicable, duly executed by the Exchanging Member or the Exchanging Member’s duly authorized representative.

“Change of Control” means the occurrence of any transaction or series of related transactions in which: (a) any Person or any group of Persons (other than PubCo) acting together that would constitute a “group” for purposes of Section 13(d) of the Exchange Act, is or becomes the beneficial owner, directly or indirectly, of securities of PubCo or the Company representing more than 50% of the combined voting power of PubCo’s or the Company’s, as applicable, then outstanding voting securities (excluding a transaction or series of related transactions described in clause (b) that would not constitute a Change of Control), (b) there is consummated a merger or consolidation of PubCo or the Company with any other Person, and, immediately after the consummation of such merger or consolidation, the outstanding voting securities of PubCo or the Company, as applicable, immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if PubCo or the Company, as applicable (or its successor) is a Subsidiary of such Person, the ultimate parent thereof, or (c) there is consummated an agreement or series of related agreements for the sale or transfer, directly or indirectly, by PubCo of all or substantially all of PubCo’s assets (including the Company). Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of (i) the consummation of any transaction or series of related transactions immediately following which the record holders of the shares of PubCo immediately prior to such transaction or series of related transactions continue to have substantially the same proportionate ownership in, and voting control over, and own substantially all of the shares of, an entity which owns, directly or indirectly, all or substantially all of the assets of PubCo immediately following such transaction or series of related transactions or (ii) any acquisition or disposition of any securities of PubCo by the Continuing Members or any of their Permitted Transferees; provided that any such acquisition does not violate Section 2.1(a) of the Standstill Agreement.

“Class A 3-Day VWAP” means, on any relevant measurement date, the VWAP for three (3) consecutive Trading Days ending on such date (calculated as a single period).

“Class A Common Stock” means, as applicable, (a) the Class A Common Stock, par value $0.0001 per share, of PubCo or (b) following any consolidation, merger, reclassification or other similar event involving PubCo, any shares or other securities of PubCo or any other Person that become payable in consideration for the Class A Common Stock or into which the Class A Common Stock is exchanged or converted as a result of such consolidation, merger, reclassification or other similar event.

“Class B Common Stock” means, as applicable, (a) the Class B Common Stock, par value $0.0001 per share, of PubCo or (b) following any consolidation, merger, reclassification or other similar event involving PubCo, any shares or other securities of PubCo or any other Person that become payable in consideration for the Class B Common Stock or into which the Class B Common Stock is exchanged or converted as a result of such consolidation, merger, reclassification or other similar event.

“Class V Common Stock” means, as applicable, (a) the Class V Common Stock, par value $0.0001 per share, of PubCo or (b) following any consolidation, merger, reclassification or other similar event involving PubCo, any shares or other securities of PubCo or any other Person that become payable in consideration for the Class V Common Stock or into which the Class V Common Stock is exchanged or converted as a result of such consolidation, merger, reclassification or other similar event.

“Closing Date Capital Account Balance” has the meaning set forth in the definition of “Capital Account”.

“COC Exchange” is defined in Section 4.6(a)(iv).

“COC Exchange Date” is defined in Section 4.6(a)(iv).

“COC Notice” is defined in Section 4.6(a)(iv).

“Code” means the United States Internal Revenue Code of 1986.

“Commission” means the U.S. Securities and Exchange Commission, including any Governmental Entity succeeding to the functions thereof.

“Common Units” means the common units of limited liability company interests issued under this LLC Agreement, including by way of dividend or other distribution, split, recapitalization, merger, rollup transaction, consolidation, conversion or reorganization, but shall exclude any Restricted Common Units prior to their conversion into Common Units upon the occurrence of an applicable Vesting Event.

“Company” is defined in the preamble to this LLC Agreement.

“Company Minimum Gain” has the meaning of “partnership minimum gain” set forth in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

“Company Representative” shall mean the Person designated under this LLC Agreement in its capacity as the “partnership representative” (as such term is defined under the BBA Rules and any analogous provision of state or local tax Law) of the Company and as the “tax matters partner” (to the extent applicable for state and local tax purposes and for U.S. federal income tax purposes for Taxable Years beginning on or before December 31, 2017) of the Company, including, as the context requires, any “designated individual” through whom the Company Representative is permitted by applicable Law to act in accordance with the terms hereof, which Person shall be, as of the Effective Time, PubCo.

“Confidential Information” means any and all confidential or proprietary information obtained by a Member from the Company or any of its Affiliates directly or indirectly, including from their representatives, which information includes ideas, financial information, products, services, business strategies, innovations, recipes and materials, all aspects of the Company’s business plan, proposed operation and products, corporate structure, board minutes and materials, financial and organizational information, analyses, proposed partners, software code and system and product designs, employees and their identities, equity ownership, the methods and means by which the Company plans to conduct its business, all trade secrets, trademarks, tradenames and all intellectual property associated with the Company’s business. With respect to any Member, Confidential Information does not include information that: (a) is in the possession of such Member on a non-confidential basis at the time of disclosure by or on behalf of the Company or any of its Affiliates; (b) before or after it has been disclosed to such Member by or on behalf of the Company or any of its Affiliates, becomes part of public knowledge, not as a result of any action or inaction of such Member (other than PubCo) in violation of this LLC Agreement; (c) is approved for release by written authorization of the Board; (d) is disclosed to such Member or its representatives by a third party not, to the knowledge of such Member or such representative, respectively, in violation of any obligation of confidentiality owed to the Company or any of its Affiliates with respect to such information; or (e) is or becomes independently developed by such Member or its representatives without use or reference to the Confidential Information.

“Continuing Member COC” means a Change of Control in which the acquiring Person or Persons in the relevant transaction or series of related transactions are not (a) a Continuing Member, (b) a member of the Rice Family, or (c) an Affiliate of a Continuing Member or a member of the Rice Family.

“Continuing Members” is defined in the preamble to this LLC Agreement.

“Continuing Member Representative” means Series U.

“Conversion Date” means, with respect to any Restricted Common Unit, the date on which a Vesting Event occurs for such Restricted Common Unit or such later date as determined pursuant to Section 4.1(d).

“Debt Securities” means, with respect to PubCo, any and all debt instruments or debt securities that are not convertible or exchangeable into Equity Securities of PubCo.

“Depreciation” means, for each Taxable Year or other taxable period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for U.S. federal income tax purposes with respect to an asset for such Taxable Year or other taxable period, except that (a) with respect to any such property the Gross Asset Value of which differs from its Adjusted Basis for U.S. federal income tax purposes and which difference is being eliminated by use of the “remedial method” pursuant to Treasury Regulations Section 1.704-3(d), Depreciation for such Taxable Year or other taxable period shall be the amount of book basis recovered for such Taxable Year or other taxable period under the rules prescribed by Treasury Regulations Section 1.704-3(d)(2), and (b) with respect to any other such property the Gross Asset Value of which differs from its Adjusted Basis for U.S. federal income tax purposes at the beginning of such Taxable Year or other taxable period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Taxable Year or other taxable period bears to such beginning Adjusted Basis; provided, however, that if the Adjusted Basis for U.S. federal income tax purposes of an asset at the beginning of such Taxable Year or other taxable period is zero, Depreciation with respect to such asset shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Managing Member.

“DGCL” means the General Corporation Law of the State of Delaware.

“Disinterested Majority” means a majority of the directors of the Board who are disinterested as determined by the Board in accordance with the DGCL with respect to the matter being considered by the Board; provided that to the extent a matter being considered by the Board is required to be considered by disinterested directors under the rules of the National Securities Exchange on which the Class A Common Stock is then listed, the Securities Act or the Exchange Act, such rules with respect to the definition of disinterested director shall apply solely with respect to such matter.

“Distribution Catch-Up Payment” is defined in Section 6.1(a).

“Distribution Catch-Up Period” means, with respect to any Restricted Common Unit, the period beginning at the Effective Time and ending on the Conversion Date with respect to such Restricted Common Unit.

“Distribution Policy” is defined in Section 6.1(a).

“Effective Time” means the time of the “Closing” as defined in the Business Combination Agreement.

“Equity Securities” means, with respect to any Person, all of the shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock or preferred interests or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of such Person (including partnership or member interests therein), whether voting or nonvoting.

“ERISA” means the Employee Retirement Security Act of 1974.

“Exchange” means (a) the exchange by the Company of Common Units held by a Member (together with the surrender and cancellation of the same number of outstanding shares of Class V Common Stock held by such Member) for either (i) a Stock Exchange Payment or (ii) a Cash Exchange Payment or (b) the direct purchase by PubCo of Common Units and shares of Class V Common Stock held by a Member in accordance with a PubCo Call Right, in each case in accordance with Section 4.6.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Blackout Period” means the period of time commencing on (x) the date of payment of a distribution by the Company to PubCo (or the record date for such distribution, if earlier than the date of payment of such distribution) (such date, the “Start Date”) for the first distribution under Section 6.1 or Section 6.2 after the date of this LLC Agreement and thereafter for each first distribution under Section 6.1 or Section 6.2 following the end of each immediately preceding Exchange Blackout Period (in respect of the four (4) distribution dates in a calendar year set forth in the Distribution Policy) and ending on (but including) (y) the PubCo Record Date for the PubCo dividend immediately following such distribution; provided that in no event shall such period of time exceed twenty (20) calendar days following the Start Date. For the avoidance of doubt, no more than four (4) Exchange Blackout Periods can begin in any calendar year.

“Exchange Conditions” means any of the following conditions: (a) any Registration Statement pursuant to which the resale of the Class A Common Stock to be registered for such Exchanging Member at or immediately following the consummation of the Exchange shall have ceased to be effective pursuant to any action or inaction by the Commission or no such resale Registration Statement has yet become effective, (b) PubCo shall have failed to cause any related prospectus to be supplemented by any required prospectus supplement necessary to effect such Exchange, (c) PubCo shall have exercised its right to defer, delay or suspend the filing or effectiveness of a Registration Statement and such deferral, delay or suspension shall affect the ability of such Exchanging Member to have its Class A Common Stock registered at or immediately following the consummation of the Exchange, (d) any stop order relating to the Registration Statement pursuant to which the Class A Common Stock was to be registered by such Exchanging Member at or immediately following the Exchange shall have been issued by the Commission, (e) there shall be in effect an injunction, a restraining order or a decree of any nature of any Governmental Entity that restrains or prohibits the Exchange, or (f) PubCo shall have failed to comply in all material respects with its obligations under the Investor Rights Agreement to the extent related to the resale of the Class A Common Stock of an Exchanging Member, and such failure shall have adversely affected the ability of such Exchanging Member to consummate the resale of Class A Common Stock to be received upon such Exchange pursuant to an effective Registration Statement.

“Exchange Date” means the date that is five (5) Business Days after the Exchange Notice Date is given; provided, that if an Exchanging Member delays the consummation of an Exchange by delivering an Exchange Delay Notice, the Exchange Date shall occur on the date that is three (3) Business Days following the date on which the conditions giving rise to such delay cease to exist which shall in no event be prior to the date otherwise determined pursuant to this definition (or such earlier day as the Managing Member and such Exchanging Member may agree in writing); provided, further, that if the Exchange Date for any Exchange with respect to which PubCo elects to make a Stock Exchange Payment would otherwise fall within any Exchange Blackout Period, then the Exchange Date shall occur on the next Business Day following the end of such Exchange Blackout Period; provided further, that to the extent an Exchange is made in connection with an Exchanging Member’s proper exercise of its rights to participate in a Piggyback Registration pursuant to Section 3.2 of the Investor Rights Agreement, the Exchange Date shall be the date on which the offering with respect to such Piggyback Registration is completed.

“Exchange Delay Notice” is defined in Section 4.6(a)(iii).

“Exchange Notice” means a written election of Exchange in the form of Exhibit B, duly executed by the Exchanging Member.

“Exchange Notice Date” means, with respect to any Exchange Notice, the date such Exchange Notice is given to the Company in accordance with Section 12.9.

“Exchanging Member” means any Member holding Common Units (other than PubCo and its wholly-owned Subsidiaries) whose Common Units are subject to an Exchange.

“Exchanged Units” means, with respect to any Exchange, the Common Units being exchanged pursuant to a relevant Exchange Notice, and an equal number of shares of Class V Common Stock held by the relevant Exchanging Member; provided, that, such amount of Common Units shall in no event be less than the Minimum Exchange Amount.

“Existing LLC Agreement” is defined in the recitals to this LLC Agreement.

“Fair Market Value” means the fair market value of any property as determined in good faith by the Managing Member after taking into account such factors as the Managing Member shall reasonably deem appropriate.

“Family Member” means with respect to any Person, a spouse, lineal descendant (whether natural or adopted) or spouse of a lineal descendant of such Person or any trust created for the benefit of such Person or of which any of the foregoing is a beneficiary.

“Fiscal Year” means the fiscal year of the Company, which shall end on the Sunday of each calendar year that is closest to December 31, unless the fiscal year is otherwise modified by the Managing Member.

“Final Adjudication” is defined in Section 7.4(b).

“First Tier Vesting Event” means the first day on which the Class A 3-Day VWAP is equal to at least $12.50; provided, however, that the reference to $12.50 shall be decreased by the aggregate per share amount of dividends actually paid in respect of a share of Class A Common Stock following the Effective Time.

“Foundation” means The Rice Family Foundation.

“Foundation Transfer” is defined in Section 9.1(b).

“Foundation Transfer Amount” is defined in Section 9.1(b).

“Full Vesting Event” means (a) with respect to one hundred percent (100%) of each Continuing Member’s Restricted Common Units, the occurrence of a Continuing Member COC, (b) with respect to one hundred percent (100%) of PubCo’s Restricted Common Units, the occurrence of a Sponsor COC, or (c) with respect to all Restricted Common Units, a Liquidating Event pursuant to which each Common Unit would be entitled to an amount exceeding that required for a Second Tier Vesting Event (taking into account the conversion of the Restricted Common Units to Common Units and the payment of the then unpaid Distribution Catch-Up Amount with respect to such Common Units). Notwithstanding anything to the contrary in this LLC Agreement, a Full Vesting Event under clauses (a) and (b) can occur with respect to the same Change of Control.

“GAAP” means United States generally accepted accounting principles at the time.

“Governmental Entity” means any nation or government, any state, province or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator (public or private) or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality of any federal, state, local or foreign jurisdiction.

“Gross Asset Value” means, with respect to any asset, the asset’s Adjusted Basis for U.S. federal income tax purposes, except as follows:

(a)            the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross Fair Market Value of such asset as of the date of such contribution;

(b)            the Gross Asset Values of all Company assets shall be adjusted to equal their respective gross Fair Market Values (taking into account Section 7701(g) of the Code) in accordance with the rules set forth in Treasury Regulation Section 1.704-1(b)(2)(iv)(f), except as otherwise provided in this LLC Agreement, as of the following times: (i) the acquisition of a Unit (or additional Units) by any new or existing Member in exchange for more than a de minimis Capital Contribution to the Company; (ii) the grant of a Unit (other than a de minimis interest in the Company) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a member capacity, or by a new Member acting in a member capacity or in anticipation of becoming a Member of the Company (within the meaning of Treasury Regulation Section 1.704-1(b)(2)(iv)(d)); (iii) the distribution by the Company to a Member of more than a de minimis amount of Company assets; (iv) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g)(1)); (v) the acquisition of a Unit by any new or existing Member upon the exercise of a noncompensatory option in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(s); (vi) the conversion of any Restricted Common Units into Common Units upon the occurrence of a Vesting Event in accordance with principles similar to those set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(s); or (vii) any other event to the extent determined by the Managing Member to be permitted and necessary or appropriate to properly reflect Gross Asset Values in accordance with the standards set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(g); provided, however, that adjustments pursuant to clauses (i), (ii), (iii) and (v) above shall be made only if the Managing Member reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company. If any noncompensatory options or Restricted Common Units are outstanding upon the occurrence of an event described in this paragraph (b)(i) through (b)(vii) (other than, if applicable, the noncompensatory options being exercised or the Restricted Common Units being converted that give rise to the occurrence of such event), the Company shall adjust the Gross Asset Values of its properties in accordance with, or, in the case of outstanding Restricted Common Units, in accordance with principles similar to those set forth in, Treasury Regulations Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2);

(c)            the Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross Fair Market Value of such asset on the date of such distribution;

(d)            the Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the Adjusted Basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and clause (f) in the definition of “Profits” or “Losses” below or Section 5.2(h); provided, however, that the Gross Asset Value of a Company asset shall not be adjusted pursuant to this clause to the extent the Managing Member determines that an adjustment pursuant to clause (b) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (d); and

(e)            if the Gross Asset Value of a Company asset has been determined or adjusted pursuant to clauses (a), (b) or (d) of this definition of Gross Asset Value, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits, Losses and other items allocated pursuant to Article V.

“HSR Act” is defined in Section 4.1(d).

“Imputed Tax Underpayments” is defined in Section 10.4(c).

“Indebtedness” means (a) all indebtedness for borrowed money, (b) all indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, and (c) all capitalized lease obligations or obligations required to be capitalized in accordance with GAAP.

“Indemnifiable Losses” is defined in Section 7.4(a).

“Indemnitee” is defined in Section 7.4(a).

“Initial LLC Agreement” is defined in the recitals to this LLC Agreement.

“Investor Rights Agreement” means the Investor Rights Agreement, dated as of the date hereof, by and among PubCo, the Continuing Members and the other parties thereto (together with any other parties that become a party thereto from time to time upon execution of a joinder in accordance with the terms thereof by any successor or assign to any party to such Agreement).

“IRS” means the U.S. Internal Revenue Service.

“Law” means all laws, acts, statutes, constitutions, treaties, ordinances, codes, rules, regulations and rulings of a Governmental Entity, including common law. All references to “Laws” shall be deemed to include any amendments thereto, and any successor Law, unless the context otherwise requires.

“Liability” means any debt, liability or obligation, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

“Liquid Securities” is defined in Section 4.6(a)(iv).

“Liquidating Event” is defined in Section 11.1.

“Liquidity Limitations” is defined in Section 6.2(a).

“LLC Agreement” is defined in the preamble to this LLC Agreement.

“Managing Member” means PubCo, in its capacity as the sole managing Member of the Company.

“Member” means any Person that executes this LLC Agreement as a Member (including the Managing Member), and any other Person admitted to the Company as an additional or substituted Member, that has not made a disposition of all of such Person’s Units.

“Member Minimum Gain” has the meaning ascribed to “partner nonrecourse debt minimum gain” set forth in Treasury Regulations Section 1.704-2(i). It is further understood that the determination of Member Minimum Gain and the net increase or decrease in Member Minimum Gain shall be made in the same manner as required for such determination of Company Minimum Gain under Treasury Regulations Sections 1.704-2(d) and 1.704-2(g)(3), as set forth in Treasury Regulations Section 1.704-2(i)(3).

“Member Nonrecourse Debt” has the meaning of “partner nonrecourse debt” set forth in Treasury Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Deductions” has the meaning of “partner nonrecourse deductions” set forth in Treasury Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).

“Minimum Exchange Amount” means a number of Common Units held by an Exchanging Member equal to the lesser of (x) 100,000 Common Units and (y) all of the Common Units then held by the applicable Exchanging Member.

“National Securities Exchange” means a securities exchange registered with the Commission under Section 6 of the Exchange Act.

“Non-Party Affiliate” is defined in Section 12.15.

“Nonrecourse Deductions” has the meaning assigned that term in Treasury Regulations Sections 1.704-2(b) and 1.704-2(c).

“Nonrecourse Liability” is defined in Treasury Regulations Section 1.704-2(b)(3).

“Officer” means each Person appointed as an officer of the Company pursuant to and in accordance with the provisions of Section 7.2. The initial Officers are listed on Exhibit C attached hereto.

“Ordinary Distribution” is defined in Section 6.1(a).

“Partial Vesting Event” means (a) with respect to fifty percent (50%) of any Member’s Restricted Common Units held as of the date of a First Tier Vesting Event, the First Tier Vesting Event; provided that a First Tier Vesting Event shall not occur more than once; (b) with respect to the remaining fifty percent (50%) of any Member’s Restricted Common Units held as of the date of a First Tier Vesting Event (in each case after giving effect to any subdivision (by any equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise)), the Second Tier Vesting Event; or (c) if no First Tier Vesting Event has occurred as of the date of a Liquidating Event, then with respect to fifty percent (50%) of each Member’s Restricted Common Units, a Liquidating Event pursuant to which each Common Unit would be entitled to an amount exceeding that required for a First Tier Vesting Event (taking into account the conversion of Restricted Common Units which would be converted to Common Units in the event of a First Tier Vesting Event and the payment of the then unpaid Distribution Catch-Up Amount with respect to such Common Units).

“Party” and “Parties” means, individually or collectively, each Member and the Company.

“Permitted Transfer” is defined in Section 9.1(b).

“Permitted Transferee” means any Member and, (a) with respect to any Member, (i) any Family Member of such Member, (ii) any Affiliate of such Member, and (iii) any Affiliate of any Family Member of such Member (excluding any Affiliate under this clause (iii) who operates or engages in a business which competes with the business of PubCo or the Company), and (b) with respect to any Continuing Member, (i) any member of the Rice Family, and (ii) any Affiliate of a member of the Rice Family (excluding any Affiliate under this clause (ii) who operates or engages in a business which competes with the business of PubCo or the Company), but excluding the Foundation (and the Foundation shall not be a Permitted Transferee of (y) a Continuing Member or (z) a Permitted Transferee of a Continuing Member, but the Foundation shall be entitled to the benefit of the Foundation Transfer).

“Person” means any natural person, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Entity.

“Plan Asset Regulations” means the regulations issued by the U.S. Department of Labor at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the Code of Federal Regulations.

“Pre-Closing Units” is defined in Section 3.1.

“Profits” or “Losses” means, for each Taxable Year or other taxable period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

(a)            any income or gain of the Company that is exempt from U.S. federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss;

(b)            any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses, shall be subtracted from such taxable income or loss;

(c)            in the event the Gross Asset Value of any Company asset is adjusted pursuant to clause (b) or (c) of the definition of Gross Asset Value above, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the Company asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the Company asset) from the disposition of such asset and shall, except to the extent allocated pursuant to Section 5.2, be taken into account for purposes of computing Profits or Losses;

(d)            gain or loss resulting from any disposition of Company assets with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed with reference to the Gross Asset Value of the asset disposed of notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value;

(e)            in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such period;

(f)            to the extent an adjustment to the adjusted tax basis of any asset pursuant to Code Section 734(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Account balances as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or an item of loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and

(g)            any items of income, gain, loss or deduction which are specifically allocated pursuant to the provisions of Section 5.2 shall not be taken into account in computing Profits or Losses for any Taxable Year, but such items available to be specially allocated pursuant to Section 5.2 will be determined by applying rules analogous to those set forth in clauses (a) through (f) above.

“PubCo” is defined in the preamble to this LLC Agreement.

“PubCo Call Notice” has the meaning set forth in Section 4.6(f).

“PubCo Call Right” means PubCo’s election, in accordance with Section 4.6(a)(iv) or Section 4.6(f), to directly purchase Exchanged Units described in an Exchange Notice given by an Exchanging Member.

“PubCo Common Stock” means all classes of common stock of PubCo, including the Class A Common Stock and the Class V Common Stock.

“PubCo Record Date” means the record date determined by the Board for the declaration of a dividend payable on the Class A Common Stock.

“PubCo Warrants” has the meaning given to “Buyer Warrants” in the Business Combination Agreement.

“Push-Out Election” is defined in Section 10.4(b).

“Recapitalization” is defined in the recitals to this LLC Agreement.

“Reclassification Event” means any of the following: (a) any reclassification or recapitalization of PubCo Common Stock (other than the Domestication (as defined in the Business Combination Agreement), a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination or any transaction subject to Section 4.1(h)), (b) any merger, consolidation or other combination involving PubCo or (c) any sale, conveyance, lease, or other disposal of all or substantially all the properties and assets of PubCo to any other Person, in each of clauses (a), (b) or (c), as a result of which holders of PubCo Common Stock shall be entitled to receive cash, securities or other property for their shares of PubCo Common Stock.

“Registration Statement” means any registration statement that PubCo is required to file pursuant to the Investor Rights Agreement.

“Regulatory Allocations” is defined in Section 5.2(j).

“Restricted Common Unit” means the Units which are restricted subject to vesting, with the rights and privileges as set forth in this LLC Agreement.

“Restructuring LLC Agreement” is defined in the recitals to this LLC Agreement.

“Rice Family” means Michael W. Rice or any Family Member of Michael W. Rice.

“Second Tier Vesting Event” means the first day on which the Class A 3-Day VWAP is equal to at least $15.00; provided, however, that the reference to $15.00 shall be decreased by the aggregate per share amount of dividends actually paid in respect of a share of Class A Common Stock following the Effective Time.

“Securities Act” means the Securities Act of 1933.

“Series R” is defined in the preamble to this LLC Agreement.

“Series U” is defined in the preamble to this LLC Agreement.

“Specified Audit” is defined in Section 10.4(d).

“Sponsor” means Collier Creek Partners LLC, a Delaware limited liability company.

“Sponsor COC” means a Change of Control in which the acquiring Person or Persons in the relevant transaction or series of related transactions are not (a) the Sponsor, (b) the Sponsor Representative, (c) a Sponsor Person, or (d) Affiliates of Sponsor, the Sponsor Representative or a Sponsor Person.

“Sponsor Person” means each of Chinh E. Chu, Roger Deromedi and Jason Giordano, and any Family Member of Chinh E. Chu, Roger Deromedi or Jason Giordano.

“Sponsor Representative” means [●], or such other Person, controlled by one or more of Chinh E. Chu, Roger Deromedi or Jason Giordano, who is identified as the replacement Sponsor Representative by the then existing Sponsor Representative giving prior written notice to the Company and the Continuing Members.

“Standstill Agreement” means the Standstill Agreement, dated as of the date hereof, by and among PubCo, the Continuing Members and the other parties thereto (together with any other parties that become a party thereto from time to time upon execution of a joinder in accordance with the terms thereof).

“Start Date” is defined in the definition of “Exchange Blackout Period”.

“Stock Exchange Payment” means, with respect to any Exchange of Common Units for which a Stock Exchange Payment is elected by the Managing Member, a number of shares of Class A Common Stock equal to the number of Common Units so exchanged.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than fifty percent (50%) of the voting power or equity is owned or controlled directly or indirectly by such Person, or one (1) or more of the Subsidiaries of such Person, or a combination thereof.

“Tax Advances” is defined in Section 10.5(a).

“Tax Amount” means, with respect to a Taxable Year commencing after the Effective Time (or, in the case of a Taxable Year that includes the Effective Time, the portion thereof after the Effective Time), the excess, if any, of (a) the product of (i) an amount, if positive, equal to the product of (A) the taxable income of the Company allocable to a Member pursuant to this LLC Agreement (taking into account corrective allocations made pursuant to Section 5.3(e)) with respect to the relevant Taxable Year (or portion thereof) (determined based upon a good faith estimate by the Managing Member and updated to reflect the final Company tax returns filed for such Taxable Year, and, for purposes of this definition, (w) including adjustments to taxable income in respect of Section 704(c) of the Code, (x) excluding adjustments to taxable income in respect of Section 743(b) of the Code, (y) calculated as if allocations of such taxable income were, for such Taxable Year (or portion thereof), the sole source of income and loss for such Member, (or, as appropriate, of its direct or indirect partners or members), and (z) taking into account the carryover of items of loss, deduction and expense, including the utilization of any excess business interest expense under Code Section 163(j), previously allocated to such Member for a Taxable Year (or portion thereof) that begins after the Effective Time to the extent not previously taken into account for purposes of determining the Tax Amount for a Taxable Year (or portion thereof) times (B) one-fourth (1/4) in the case of the first quarter, one-half (1/2) in the case of the second quarter, three-fourths (3/4) in the case of the third quarter, and one (1) in the case of the fourth quarter times (ii) the Assumed Rate with respect to such Taxable Year (or portion thereof), over (b) the amount of distributions previously made to such Member pursuant to Section 6.2 with respect to such Taxable Year (or portion thereof) after the Effective Time. For each Continuing Member that is treated as a partnership for applicable state and/or local income or franchise tax purposes, there shall be added to the amount in clause (a) of this definition, if the information described in clause (2) of this definition below is timely provided, an amount sufficient to enable such Continuing Member to pay its applicable state and local entity-level income and franchise tax liability (without duplication) imposed on entities treated as partnerships for applicable state and/or local income or franchise tax purposes, to the extent arising from allocations of taxable income of the Company for the relevant Taxable Year (or portion thereof after the Effective Time) as a result of such Continuing Member’s ownership of Common Units, calculated (1) using the conventions set forth in clauses (w)-(z) of this definition above and (2) based on information timely provided by such Continuing Member to the Managing Member sufficient for the Managing Member to calculate such amount, assuming the highest effective marginal state and local income and franchise tax rates imposed on an entity treated as a partnership for state or local income or franchise tax purposes in the applicable jurisdiction; provided that (I) the aggregate amount described in this sentence shall in no event be greater than $100,000 per Taxable Year in the aggregate for all Continuing Members and (II) the aggregate amount payable under Section 6.2 to all Members solely as a result of the amount added to clause (a) as described in this sentence shall in no event be greater than $400,000 per Taxable Year in the aggregate for all Members, and if such cap in clause (I) or (II) of this sentence is exceeded, the required reduction shall be applied pro rata among the Continuing Members, in the case of clause (I), or all the Members, in the case of clause (II), based on their respective numbers of Common Units.

“Tax Distribution Date” means April 10, June 10, September 10, and December 10 of each calendar year, which shall be adjusted by the Managing Member as reasonably necessary to take into account changes in estimated tax payment due dates for U.S. federal income taxes under applicable Law (but in no event shall the Managing Member make adjustments such that there are more than four (4) Tax Distribution Dates in any calendar year).

“Tax Distributions” is defined in Section 6.2.

“Tax Receivable Agreement” means that certain tax receivable agreement, dated as of the date hereof, by and among PubCo, the Company, and the Continuing Members.

“Taxable Year” means the Company’s taxable year for U.S. federal income tax purposes, which shall be the Fiscal Year unless otherwise required by applicable Law.

“Trading Day” means a day on which the New York Stock Exchange or such other principal United States securities exchange on which the Class A Common Stock is listed, quoted or admitted to trading and is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“Transfer” means, when used as a noun, any voluntary or involuntary, direct or indirect, transfer, sale, pledge or hypothecation or other disposition by the Transferor (whether by operation of law or otherwise) and, when used as a verb, the Transferor voluntarily or involuntarily, directly or indirectly, transfers, sells, pledges or hypothecates or otherwise disposes of (whether by operation of law or otherwise), in each case with respect to any Units. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

“Treasury Regulations” means pronouncements, as amended from time to time, or their successor pronouncements, which clarify, interpret and apply the provisions of the Code, and which are designated as “Treasury Regulations” by the United States Department of the Treasury.

“Undertaking” is defined in Section 7.4(b).

“Units” means the Common Units, the Restricted Common Units, any other Equity Securities of the Company, and any rights to payments as a holder of any of the foregoing, but excluding any rights under any court-authorized charging order.

“Vesting Event” means a Partial Vesting Event or a Full Vesting Event.

“VWAP” means the daily per share volume-weighted average price of the Class A Common Stock on the New York Stock Exchange or such other principal United States securities exchange on which the Class A Common Stock is listed, quoted or admitted to trading, as displayed under the heading Bloomberg VWAP on the Bloomberg page designated for the Class A Common Stock (or its equivalent successor if such page is not available) in respect of the period from the open of trading on such Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, (a) the per share volume-weighted average price of a share of Class A Common Stock on such Trading Day (determined without regard to afterhours trading or any other trading outside the regular trading session or trading hours), or (b) if such determination is not feasible, the market price per share of Class A Common Stock, in either case as determined by a nationally recognized independent investment banking firm retained in good faith for this purpose by PubCo); provided, however, that if at any time for purposes of the Class A 3-Day VWAP, shares of Class A Common Stock are not then listed, quoted or traded on a principal United States securities exchange or automated or electronic quotation system, then the VWAP shall mean the per share Appraiser FMV of one (1) share of Class A Common Stock (or such other Equity Security into which the Class A Common Stock was converted or exchanged).

Section 1.2             Interpretive Provisions. For all purposes of this LLC Agreement, except as otherwise provided in this LLC Agreement or unless the context otherwise requires:

(a)            the terms defined in Section 1.1 are applicable to the singular as well as the plural forms of such terms;

(b)            an accounting term not otherwise defined in this LLC Agreement has the meaning assigned to it under GAAP;

(c)            all references to currency, monetary values and dollars set forth in this LLC Agreement shall mean United States (U.S.) dollars and all payments under this LLC Agreement shall be made in United States dollars;

(d)            when a reference is made in this LLC Agreement to an Article, Section, clause, Exhibit or Schedule, such reference is to an Article, Section or clause of, or an Exhibit or Schedule to, this LLC Agreement unless otherwise indicated;

(e)            whenever the words “include”, “includes” or “including” are used in this LLC Agreement, they shall be deemed to be followed by the words “without limitation”;

(f)            “or” is not exclusive;

(g)            pronouns of any gender or neuter shall include, as appropriate, the other pronoun forms;

(h)            references in this LLC Agreement to any Law shall be deemed also to refer to such Law, any amendments thereto, any successor provisions thereof, and all rules and regulations promulgated thereunder; and

(i)            the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this LLC Agreement, refer to this LLC Agreement as a whole and not to any particular provision of this LLC Agreement.

Article II
ORGANIZATION OF THE LIMITED LIABILITY COMPANY

Section 2.1             Formation. The Company shall continue its existence as a limited liability company subject to the provisions of the Act upon the terms, provisions and conditions set forth in this LLC Agreement.

Section 2.2             Filing. The Company’s Certificate of Formation was filed with the Secretary of State of the State of Delaware in accordance with the Act. The Members shall execute such further documents (including amendments to such Certificate of Formation) and take such further action as is appropriate to comply with the requirements of Law for the operation of a limited liability company in all states and counties in which the Company may conduct business.

Section 2.3             Name. The name of the Company is “Utz Brands Holdings, LLC” and all business of the Company shall be conducted in such name or, in the discretion of the Managing Member, under any other name.

Section 2.4             Registered Office: Registered Agent. The location of the registered office of the Company in the State of Delaware is Registered Agent Solutions, Inc., 9 E. Loockerman Street, Suite 311, Dover, Kent County, Delaware 19901, or at such other place as the Managing Member may select from time to time. The name and address for service of process on the Company in the State of Delaware is Registered Agent Solutions, Inc., 9 E. Loockerman Street, Suite 311, Dover, Kent County, Delaware 19901, or such other qualified Person and address as the Managing Member may designate from time to time.

Section 2.5             Principal Place of Business. The principal place of business of the Company shall be located in such place as is determined by the Managing Member from time to time.

Section 2.6             Purpose; Powers. The nature of the business or purposes to be conducted by the Company is to engage in any lawful act or activity for which limited liability companies may be formed under the Act. The Company shall have the power and authority to take any and all actions and engage in any and all activities necessary, appropriate, desirable, advisable, ancillary or incidental to the accomplishment of the foregoing purpose.

Section 2.7             Term. The term of the Company commenced on the date of filing of the Certificate of Formation of the Company with the office of the Secretary of State of the State of Delaware in accordance with the Act and shall continue indefinitely. The Company may be dissolved and its affairs wound up only in accordance with Article XI.

Section 2.8             Intent. It is the intent of the Members that the Company be operated in a manner consistent with its treatment as a “partnership” for U.S. federal and applicable state and local income and franchise tax purposes and that the Company be treated as a continuation of Rice Investments, LP for purposes of Code Section 708. The Company and each Member shall file all tax returns and shall otherwise take all tax, financial and other reporting positions in a manner consistent with such treatment. Neither the Company nor any Member shall take any action inconsistent with the intent of the Parties set forth in this Section 2.8. No election (including an entity classification election for the Company) contrary to the intent of the Parties as set forth in this Section 2.8 shall be made by the Company or any Member, and the Company shall not convert into or merge into (with the Company not being the surviving entity in such merger) an entity treated as a corporation for U.S. federal or applicable state and local income or franchise tax purposes. Notwithstanding anything to the contrary set forth in this Section 2.8, this Section 2.8 shall not prevent the Company from entering into or consummating any transaction which constitutes a Change of Control to the extent such transaction is duly authorized by the Managing Member in accordance with this LLC Agreement, subject to (a) the consent rights set forth in the Investor Rights Agreement (if any, applicable to such transaction) and (b) the rights set forth in the Tax Receivable Agreement, if any, to the extent applicable to such transaction.

Article III
CLOSING TRANSACTIONS

Section 3.1             Recapitalization. To effectuate the Recapitalization, upon execution of this LLC Agreement and as of immediately prior to the Effective Time, all Units that were issued and outstanding and held by the Continuing Members immediately prior to the execution of this LLC Agreement, which are set forth next to each Continuing Member’s name on Exhibit A (the “Pre-Closing Units”), are hereby converted into that number of Common Units and Restricted Common Units set forth next to such Continuing Member’s name on Exhibit A hereto under the heading “Post-Recapitalization Units”, and such Common Units and Restricted Common Units are hereby issued and outstanding as of the Effective Time and the holders of such Common Units and Restricted Common Units hereby continue as Members.

Section 3.2             Business Combination Agreement Transactions. Pursuant to the terms of the Business Combination Agreement and for the consideration set forth in the Business Combination Agreement, as of the Effective Time and immediately following the Recapitalization, (a) PubCo will acquire the Common Units and Restricted Common Units constituting the Exchanged Company Units (as such term is defined in the Business Combination Agreement) as a result of such Continuing Member’s redemption of interests held by PubCo in each Continuing Member, following which (b) the Company will issue to PubCo the Common Units and Restricted Common Units constituting the Issued Company Units (as such term is defined in the Business Combination Agreement), subject to the Company’s receipt of the Contribution Amount (as such term is defined in the Business Combination Agreement), following which (c) PubCo will acquire from the Continuing Members the Common Units and Restricted Common Units constituting the Assigned Company Units (as such term is defined in the Business Combination Agreement), subject to the Continuing Members’ receipt of the Net Cash Consideration (as such term is defined in the Business Combination Agreement). As a result of the foregoing transactions, the total number of Common Units and Restricted Common Units held by the Continuing Members and PubCo as of the Effective Time is set forth next to each such Member’s name on Exhibit A hereto under the headings “Effective Time Common Units” and “Effective Time Restricted Common Units”. The number of shares of Class V Common Stock held by each Continuing Member shall equal the number of Common Units held by such Continuing Member.

Article IV
OWNERSHIP AND CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS

Section 4.1             Authorized Units; General Provisions with Respect to Units.

(a)            Units. Subject to the provisions of this LLC Agreement, the Company shall be authorized to issue from time to time such number of Common Units and Equity Securities, as the Managing Member shall determine in accordance with and subject to the restrictions in this Section 4.1 and Section 4.3. Subject to this Section 4.1 and Section 4.3, each authorized Unit may be issued pursuant to such agreements as the Managing Member shall approve, including pursuant to warrants, options, or other rights or property to acquire Units or that may be converted into Units. The Company may reissue any Units that have been repurchased or acquired by the Company; provided that any such issuance, and the admission of any Person as a Member in connection therewith, is otherwise made in accordance with and subject to the restrictions in this LLC Agreement. The Units shall be uncertificated. The Company shall not, and the Managing Member shall not cause the Company to, issue any Units if such issuance would result in the Company having more than 100 partners, within the meaning of Treasury Regulations Section 1.7704-1(h) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3)); provided that, for such purposes, the Company and the Managing Member shall be entitled to assume that each Continuing Member is treated as a single partner within the meaning of Treasury Regulations Section 1.7704-1(h) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3)), unless otherwise required by applicable Law.

(b)            Outstanding Units. Each Continuing Member previously was admitted as a Member and shall remain a Member of the Company at the Effective Time. Immediately after the Effective Time, the Units will comprise (i) a single class of Common Units and (ii) a single class of Restricted Common Units. Except as otherwise provided in this LLC Agreement, each outstanding Common Unit shall be identical, and each outstanding Restricted Common Unit shall be identical. The Managing Member’s interest in its capacity as such shall be a non-economic interest in the Company, which does not entitle the Managing Member, solely in its capacity as such, to any Common Units, Ordinary Distributions or Tax Distributions.

(c)            Schedule of Members. The Company shall maintain a schedule, appended hereto as Exhibit A (as updated and amended from time to time in accordance with the terms of this LLC Agreement and current as of the date set forth therein), which shall include: (i) the name and address of each Member; (ii) the aggregate number of and type of Units issued and outstanding and held by each Member; and (iii) each Member’s Capital Contributions following the Effective Time.

(d)            Restricted Common Units. Each Restricted Common Unit will be held in accordance with this LLC Agreement unless and until an applicable Vesting Event occurs with respect to such Restricted Common Unit. Upon the occurrence of a Vesting Event, on the Conversion Date, those Restricted Common Units to which such Vesting Event relates will be immediately converted into an equal number of Common Units, with all rights and privileges of a Common Unit under this LLC Agreement from and after the Conversion Date. For the avoidance of doubt, (i) upon the occurrence of a First Tier Vesting Event, if ever, 50% of each of the Continuing Members’ and PubCo’s Restricted Common Units issued and outstanding as of the date of such occurrence will vest, become entitled to receive the Distribution Catch-Up Payment with respect to such Restricted Common Units and convert immediately into an equal number of Common Units, (ii) upon the occurrence of a Second Tier Vesting Event, if ever, the remaining 50% of each of the Continuing Members’ and PubCo’s Restricted Common Units issued and outstanding as of the date of the occurrence of a First Tier Vesting Event (after giving effect to any subdivision (by any equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise)) will vest, become entitled to receive the Distribution Catch-Up Payment with respect to such Restricted Common Units and convert immediately into an equal number of Common Units (such that following the occurrence of a Second Tier Vesting Event no Restricted Common Units remain outstanding), and (iii) upon the occurrence of a Continuing Member COC or Sponsor COC, 100% of each of the Continuing Members’ and/or PubCo’s, as applicable, Restricted Common Units then outstanding, respectively, will vest, become entitled to receive the Distribution Catch-Up Payment with respect to such Restricted Common Units and convert immediately into an equal number of Common Units (such that following the occurrence of a Continuing Member COC, no Continuing Member will hold any Restricted Common Units and following the occurrence of a Sponsor COC, PubCo will not hold any Restricted Common Units). If a First Tier Vesting Event has not occurred at the time of the occurrence of a Second Tier Vesting Event, such First Tier Vesting Event shall also occur upon the occurrence of the Second Tier Vesting Event, such that all of the then outstanding Restricted Common Units shall vest in accordance with the immediately preceding sentence. Notwithstanding anything to the contrary contained in this LLC Agreement, if, upon the occurrence of a Vesting Event, a filing is required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR Act”) for the immediate conversion of any Restricted Common Unit into an equal number of Common Units, then the Conversion Date with respect to all Restricted Common Units which would convert into an equal number of Common Units resulting from such Vesting Event shall be delayed until the earlier of (i) such time as the required filing under the HSR Act has been made and the waiting period applicable to such conversion under the HSR Act shall have expired or been terminated or (ii) such filing is no longer required, at which time such conversion shall automatically occur without any further action by the holders of any such Restricted Common Unit. Each of the Continuing Members and PubCo agree to promptly take all actions required to make such filing under the HSR Act and the filing fee for such filing shall be paid by the Company. On the Conversion Date with respect to any Restricted Common Unit held by a Continuing Member, PubCo shall issue, for each Restricted Common Unit which has converted to a Common Unit under this LLC Agreement, one share of Class V Common Stock to such Continuing Member. For the avoidance of doubt, in the event of a subdivision or combination referred to in Section 4.1(i)(i) or Section 4(i)(ii), the number of shares of Class V Common Stock to which a Continuing Member shall be entitled upon vesting of its Restricted Common Units shall equal the number of Restricted Common Units held by the Continuing Members as a result of such subdivision or combination that have converted into Common Units. PubCo hereby agrees to reserve for issuance at all times an adequate number of shares of Class V Common Stock to permit the issuance of all Class V Common Stock assuming all of the Continuing Members’ Restricted Common Units vest under this LLC Agreement. To the extent that, on or before the tenth (10th) anniversary of the Effective Time, a Vesting Event has not occurred with respect to a Restricted Common Unit, and a Restricted Common Unit has not vested and converted into a Common Unit under this LLC Agreement, then immediately and without any further action under this LLC Agreement, on the date that is the tenth (10th) anniversary of the Effective Time, all such Restricted Common Units outstanding under this LLC Agreement shall be canceled and extinguished for no consideration.

(e)            New PubCo Issuances.

(i)            Subject to Section 4.6 and Section 4.1(e)(ii), if, at any time after the Effective Time, PubCo issues shares of its Class A Common Stock or any other Equity Security of PubCo (other than shares of Class V Common Stock), (x) the Company shall concurrently issue to PubCo an equal number of Common Units (if PubCo issues shares of Class A Common Stock), or an equal number of such other Equity Security of the Company corresponding to the Equity Securities issued by PubCo (if PubCo issues Equity Securities other than Class A Common Stock), and with the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of PubCo so issued and (y) PubCo shall concurrently contribute to the Company the net proceeds or other property received by PubCo, if any, for such share of Class A Common Stock or other Equity Security, subject to the second proviso in Section 7.8.

(ii)            Notwithstanding anything to the contrary contained in Section 4.1(e)(i) or Section 4.1(e)(iii), this Section 4.1(e) shall not apply to (x) the issuance and distribution to holders of shares of PubCo Common Stock of rights to purchase Equity Securities of PubCo under a “poison pill” or similar shareholder rights plan (and upon exchange of Common Units for Class A Common Stock, such Class A Common Stock will be issued together with a corresponding right under such plan) or (y) the issuance under PubCo’s employee benefit plans of any warrants, options, stock appreciation right, restricted stock, restricted stock units, performance based award or other rights to acquire Equity Securities of PubCo or rights or property that may be converted into or settled in Equity Securities of PubCo, but shall in each of the foregoing cases apply to the issuance of Equity Securities of PubCo in connection with the exercise or settlement of such warrants, options, stock appreciation right, restricted stock units, performance based awards or the vesting of restricted stock (including as set forth in clause (iii) below, as applicable).

(iii)            In the event any outstanding Equity Security of PubCo is exercised or otherwise converted and, as a result, any shares of Class A Common Stock or other Equity Securities of PubCo are issued (including as a result of the exercise of PubCo Warrants), (x) the corresponding Equity Security outstanding at the Company, if any, shall be similarly exercised or otherwise converted, if applicable, (y) an equivalent number of Common Units or equivalent Equity Securities of the Company shall be issued to PubCo as required by the first sentence of Section 4.1(e)(i), and (z) PubCo shall concurrently contribute to the Company the net proceeds received by PubCo from any such exercise or conversion, subject to the second proviso in Section 7.8.

(f)            PubCo Debt Issuance. If at any time PubCo or any of its Subsidiaries (other than the Company and its Subsidiaries) issues Debt Securities, PubCo or such Subsidiary shall transfer to the Company the net proceeds received by PubCo or such Subsidiary, as applicable, in exchange for such Debt Securities in a manner that directly or indirectly burdens the Company with the repayment of the Debt Securities, subject to the second proviso in Section 7.8.

(g)            New Company Issuances. Except pursuant to Section 4.6, (x) the Company may not issue any additional Units to PubCo or any of its Subsidiaries (other than the Company and its Subsidiaries) unless (i) substantially simultaneously therewith PubCo or such Subsidiary issues or transfers an equal number of newly-issued shares of Class A Common Stock (or relevant Equity Security of such Subsidiary) to another Person or Persons, and (ii) such issuance is in accordance with Section 4.1(e), and (y) the Company may not issue any other Equity Securities of the Company to PubCo or any of its Subsidiaries (other than the Company and its Subsidiaries) unless (i) substantially simultaneously therewith PubCo or such Subsidiary issues or transfers, to another Person, an equal number of newly-issued shares of Equity Securities of PubCo or such Subsidiary with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of the Company, and (ii) such issuance is in accordance with Section 4.1(e).

(h)            Repurchases and Redemptions.

(i)            PubCo or any of its Subsidiaries (other than the Company and its Subsidiaries) may redeem, repurchase or otherwise acquire (A) shares of Class A Common Stock pursuant to a Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the Board) and substantially simultaneously therewith the Company redeems, repurchases or otherwise acquires from PubCo or such Subsidiary an equal number of Common Units for the same price per security, if any, or (B) any other Equity Securities of PubCo or any of its Subsidiaries (other than the Company and its Subsidiaries) pursuant to a Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the Board) and substantially simultaneously therewith the Company redeems, repurchases or otherwise acquires from PubCo or such Subsidiary an equal number of the corresponding class or series of Equity Securities of the Company with the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of PubCo or such Subsidiary for the same price per security, if any.

(ii)            The Company may not redeem, repurchase or otherwise acquire (x) any Common Units from PubCo or any of its Subsidiaries (other than the Company and its Subsidiaries) unless substantially simultaneously PubCo or such Subsidiary redeems, repurchases or otherwise acquires pursuant to a Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the Board) an equal number of shares of Class A Common Stock for the same price per security from holders thereof or (y) any other Equity Securities of the Company from PubCo or any of its Subsidiaries (other than the Company and its Subsidiaries) unless substantially simultaneously PubCo or such Subsidiary redeems, repurchases or otherwise acquires pursuant to a Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the Board) for the same price per security an equal number of Equity Securities of PubCo (or such Subsidiary) of a corresponding class or series with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of PubCo or such Subsidiary.

(iii)            Notwithstanding the foregoing clauses (i) and (ii), to the extent that any consideration payable by PubCo in connection with the redemption, repurchase or acquisition of any shares of Class A Common Stock or other Equity Securities of PubCo or any of its Subsidiaries (other than the Company and its Subsidiaries) consists (in whole or in part) of shares of Class A Common Stock or such other Equity Securities (including in connection with the cashless exercise of an option or warrant (or other convertible right or security) other than under PubCo’s employee benefit plans for which there is no corresponding Common Units or other Equity Securities of the Company, then the redemption, repurchase or acquisition of the corresponding Common Units or other Equity Securities of the Company shall be effectuated in an equivalent manner.

(i)            Equity Subdivisions and Combinations.

(i)            The Company shall not in any manner effect any subdivision (by any equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of the outstanding Units unless accompanied by an identical subdivision or combination, as applicable, of the outstanding PubCo Common Stock or other related class or series of Equity Security of PubCo, with corresponding changes made with respect to any other exchangeable or convertible Equity Securities of the Company and PubCo.

(ii)            Except in accordance with Section 4.6(c), PubCo shall not in any manner effect any subdivision (by any equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of the outstanding PubCo Common Stock or any other class or series of Equity Security of PubCo, unless accompanied by an identical subdivision or combination, as applicable, of the outstanding Units or other related class or series of Equity Security of the Company, with corresponding changes made with respect to any applicable exchangeable or convertible Equity Securities of the Company and PubCo.

(j)            General Authority. For the avoidance of doubt, but subject to Sections 4.1(a), (d), (e), (g), (h) and (i) and Section 4.3, the Company and PubCo (including in its capacity as the Managing Member of the Company) shall be permitted to undertake all actions, including an issuance, redemption, reclassification, distribution, division or recapitalization, with respect to the Common Units or Restricted Common Units, as applicable, to maintain at all times a one-to-one ratio between (i) the number of Common Units owned by PubCo, directly or indirectly, and the number of outstanding shares of Class A Common Stock, (ii) the number of Restricted Common Units owned by PubCo, directly or indirectly, and the number of outstanding shares of Class B Common Stock issued by PubCo, and (iii) the number of outstanding shares of Class V Common Stock held by any Person (other than PubCo) and the number of Common Units held by such Person disregarding, for purposes of maintaining the one-to-one ratios in clauses (i) and (ii), (A) options, rights or securities of PubCo issued under any plan involving the issuance of any Equity Securities that are convertible into or exercisable or exchangeable for Class A Common Stock, (B) treasury stock, or (C) preferred stock or other debt or equity securities (including warrants, options or rights) issued by PubCo that are convertible or into or exercisable or exchangeable for Class A Common Stock (but in each case prior to such conversion or exchange).

Section 4.2             Capital Contributions. Except as otherwise set forth in this LLC Agreement, no Member shall be required to make additional Capital Contributions to the Company.

Section 4.3             Issuance of Additional Units. Subject to the terms and conditions of this LLC Agreement (including Section 4.1 and this Section 4.3), the Managing Member shall have the right to authorize and cause the Company to issue on such terms (including price) as may be determined by the Managing Member (a) additional Common Units or Equity Securities in the Company having such rights, preferences and privileges as determined by the Managing Member, which rights, preferences and privileges may be senior to the Units, and (b) obligations, evidences of Indebtedness or other securities or interests convertible or exchangeable for Units or other Equity Securities in the Company; provided that at any time following the date hereof, in each case the Company shall not issue Equity Securities in the Company to any Person other than PubCo or then-existing Members unless such Person shall have executed a counterpart to this LLC Agreement and all other documents, agreements or instruments deemed necessary or desirable as determined in good faith by the Managing Member. Upon any such issuance and execution, (a) such Person shall be admitted as a Member of the Company, and (b) the Managing Member shall update the Company’s books and records and amend Exhibit A to reflect such issuance. Subject to Section 4.1, this Section 4.3 and Section 12.1, the Managing Member is hereby authorized to amend this LLC Agreement to set forth the designations, preferences, rights, powers and duties of such additional Common Units or other Equity Securities in the Company authorized or issued pursuant to this Section 4.3.

Section 4.4          Capital Accounts. A Capital Account shall be maintained by the Managing Member for each Member in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv) and, to the extent consistent with such regulations, the other provisions of this LLC Agreement. Each Member’s Capital Account balance as of the Effective Time shall be equal to the amount of its respective Closing Date Capital Account Balance set forth opposite such Member’s name on Exhibit A. Thereafter, each Member’s Capital Account shall be (a) increased by (i) allocations to such Member of Profits pursuant to Section 5.1 and any other items of income or gain allocated to such Member pursuant to Section 5.2, (ii) the amount of cash or the initial Gross Asset Value of any asset (net of any Liabilities assumed by the Company and any Liabilities to which the asset is subject) contributed to the Company by such Member, and (iii) any other increases allowed or required by Treasury Regulations Section 1.704-1(b)(2)(iv), and (b) decreased by (i) allocations to such Member of Losses pursuant to Section 5.1 and any other items of deduction or loss allocated to such Member pursuant to the provisions of Section 5.2, (ii) the amount of any cash or the Gross Asset Value of any asset (net of any Liabilities assumed by the Member and any Liabilities to which the asset is subject) distributed to such Member, and (iii) any other decreases allowed or required by Treasury Regulations Section 1.704-1(b)(2)(iv). Upon the conversion of any Restricted Common Units into Common Units upon a Vesting Event, the parties intend that the allocations and capital maintenance rules shall be governed under Treasury Regulations Section 1.704-3 with adjustments being made in accordance with principles similar to those set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(s) and consistent with the principles of Section 704(c) of the Code and the Treasury Regulations thereunder in order to effectuate the Members’ agreed upon economic sharing of items within the Company. In the event of a Transfer of Units made in accordance with this LLC Agreement (including a deemed Transfer for U.S. federal income tax purposes as described in Section 4.6(i), the Capital Account of the Transferor that is attributable to the Transferred Units shall carry over to the Transferee Member in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv)(l). This Section 4.4 and other provisions of this LLC Agreement relating to the maintenance of Capital Accounts are intended to comply with the Treasury Regulations promulgated under Code Section 704(b), including Treasury Regulation Section 1.704-1(b)(2)(iv), and shall be interpreted and applied in a manner consistent with such Treasury Regulations. In determining the amount of any Liability for purposes of calculating Capital Accounts, there shall be taken into account Section 752(c) of the Code and any other applicable provisions of the Code and Treasury Regulations. The Members’ Capital Accounts will normally be adjusted on an annual or other periodic basis as determined by the Managing Member, but the Capital Accounts may be adjusted more often if a new Member is admitted to the Company or if circumstances otherwise make it advisable in the judgment of the Managing Member.

Section 4.5           Other Matters Regarding Capital Contributions.

(a)          The Company shall not be obligated to repay any Capital Contributions of any Member. Under circumstances requiring a return of any Capital Contributions, no Member has the right to receive property other than cash.

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(b)          No Member shall receive any interest, salary, compensation or reimbursement with respect to its Capital Contributions or its Capital Account, or for services rendered or expenses incurred on behalf of the Company or otherwise in its capacity as a Member, except as otherwise provided in Section 7.8 or other provisions of this LLC Agreement.

(c)          A Member shall not be required to restore a deficit balance in such Member’s Capital Account, to lend any funds to the Company or, except as otherwise set forth in this LLC Agreement, to make any additional contributions or payments to the Company.

Section 4.6           Exchange of Common Units.

(a)          Exchange Procedures.

(i)            Upon the terms and subject to the conditions set forth in this Section 4.6, after the expiration of the Lock-Up Period (as defined in the Investor Rights Agreement), the Exchanging Members shall collectively be entitled to cause the Company to effect an Exchange up to two (2) times per calendar quarter (and no more frequently), in each case with respect to a number of Common Units at least equal to or exceeding the Minimum Exchange Amount, by delivering an Exchange Notice to the Company, with a copy to PubCo. Each Exchange Notice shall be in the form set forth on Exhibit B and shall include all information required to be included therein. In the event that an Exchange is being exercised in order to participate in a Piggyback Registration (as such term is defined in the Investor Rights Agreement), the Exchange Notice Date shall be prior to the expiration of the time period in which a holder of securities is required to notify PubCo that it wishes to participate in such Piggyback Registration in accordance with Section 3.2 of the Investor Rights Agreement.

(ii)            Within three (3) Business Days of the giving of an Exchange Notice, the Managing Member may elect to settle all or a portion of the Exchange in cash in an amount equal to the Cash Exchange Payment (in lieu of shares of Class A Common Stock), exercisable by giving written notice of such election to the Exchanging Member within such three (3) Business Day period (such notice, the “Cash Exchange Notice”). The Cash Exchange Notice shall set forth the portion of the Common Units subject to the Exchange which will be exchanged for cash in lieu of Class A Common Stock. To the extent such Exchange relates to the exercise of the Exchanging Member’s registration rights under Section 3.1 of the Investor Rights Agreement, PubCo and the Company will cooperate in good faith with such Exchanging Member to exercise such Exchange in a manner which preserves such Exchanging Member’s rights thereunder. At any time following the giving of a Cash Exchange Notice and prior to the Exchange Date, the Managing Member may elect (exercisable by giving written notice of such election to the Exchanging Member) to revoke the Cash Exchange Notice with respect to all or any portion of the Exchanged Units and make the Stock Exchange Payment with respect to any such Exchanged Units on the Exchange Date.

(iii)            In the event the Managing Member does not timely give a Cash Exchange Notice (or revokes a Cash Exchange Notice in accordance with the foregoing clause (ii)), the Exchanging Member may, if and only if any Exchange Condition exists, elect to (x) retract its Exchange Notice or (y) delay the consummation of an Exchange, in each case, exercisable by giving written notice of such election to the Managing Member within two (2) Business Days of the occurrence of an Exchange Condition and in any event no later than (1) Business Day prior to the Exchange Date (such notice under clause (y), an “Exchange Delay Notice”); provided that any such notice must specify the particular Exchange Condition giving rise to such election. The giving of any notice pursuant to clause (x) shall terminate all of the Exchanging Member’s, the Managing Member’s and Company’s rights and obligations under this Section 4.6 arising from such retracted Exchange Notice, but shall not count against the maximum number of Exchanges that an Exchanging Member may effect in a calendar quarter.

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(iv)            In the event of a Continuing Member COC, the Managing Member may elect, pursuant to a written notice given to the Members (other than PubCo) at least thirty (30) days prior to the consummation of a Continuing Member COC (a “COC Notice”), to require each such Member to effect an Exchange with respect to any portion of such Member’s Common Units (together with the surrender and cancellation of the corresponding number of outstanding shares of Class V Common Stock held by such Member), taking into account the conversion of such Member’s Restricted Common Units into Common Units as a result of any such Continuing Member COC (any such exchange, a “COC Exchange”) which shall be effective immediately prior to the consummation of the Continuing Member COC (but such Exchange shall be conditioned on the consummation of such Continuing Member COC, and shall not be effective if such Continuing Member COC is not consummated) (the “COC Exchange Date”). In connection with a COC Exchange, such Exchange shall be settled (including, if PubCo elects by delivery of a COC Notice, directly by PubCo) (x) with the Stock Exchange Payment with respect to the Common Units subject to the COC Exchange or (y) in cash or property, so long as in each case each such Member receives the identical consideration, on a per Unit basis, that the holder of a share of Class A Common Stock would receive in connection with such Continuing Member COC. Notwithstanding anything in this Section 4.6(a)(iv) to the contrary, the Managing Member cannot elect to require any Member to effect a COC Exchange unless such Member receives, pursuant to such COC Exchange (including in connection with the consummation of such Continuing Member COC), (x) consideration consisting entirely of (A) cash, (B) Equity Securities that (I) are listed on a National Securities Exchange within sixty (60) days of the consummation of such Continuing Member COC and (II) can be resold without registration or within sixty (60) days of the consummation of such Continuing Member COC are registered for resale on a shelf registration statement under the Securities Act (the Equity Securities referred to in this clause (B), the “Liquid Securities”), or (C)  a combination of cash and Liquid Securities, or (y) consideration that includes cash and Liquid Securities, the sum of such cash plus the fair market value of such Liquid Securities is at least equal to the income taxes incurred by such Member in connection with such COC Exchange (including in connection with the consummation of such Continuing Member COC), determined on a “with and without” basis.

(v)            Restricted Common Units are not permitted to be treated as Exchanged Units under this LLC Agreement, and in no event shall the Company or PubCo effect an Exchange of a Restricted Common Unit unless and until a Vesting Event and Conversion Date has occurred with respect to such Restricted Common Unit and it has been converted to a Common Unit in accordance with the terms hereof.

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(vi)            For purposes of this Section 4.6 (and defined terms and provisions related thereto), all decisions, determinations, elections and other actions to be taken by the Managing Member or PubCo shall require the approval of the Disinterested Majority.

(b)          Exchange Payment. The Exchange shall be consummated on the Exchange Date. Unless PubCo has exercised its PubCo Call Right pursuant to Section 4.6(f), on the Exchange Date (to be effective immediately prior to the close of business on the Exchange Date) (i) PubCo shall contribute to the Company for delivery to the Exchanging Member (x) the Stock Exchange Payment with respect to any Exchanged Units not subject to a Cash Exchange Notice and (y) the Cash Exchange Payment with respect to any Exchanged Units subject to a Cash Exchange Notice, (ii) the Exchanging Member shall transfer and surrender the Exchanged Units to the Company, free and clear of all liens and encumbrances, (iii) the Company shall issue to PubCo a number of Common Units equal to the number of Common Units surrendered pursuant to clause (ii), (iv) solely to the extent necessary in connection with an Exchange, PubCo shall undertake all actions, including an issuance, reclassification, distribution, division or recapitalization, with respect to the Class A Common Stock to maintain a one-to-one ratio between the number of Common Units owned by PubCo, directly or indirectly, and the number of outstanding shares of Class A Common Stock, taking into account the issuance in clause (iii), any Stock Exchange Payment, and any other action taken in connection with this Section 4.6, (v) the Company shall (x) cancel the redeemed Common Units which were Exchanged Units held by the Exchanging Member and (y) transfer to the Exchanging Member the Cash Exchange Payment and/or the Stock Exchange Payment, as applicable, and (vi) PubCo shall cancel the surrendered shares of Class V Common Stock. On or prior to the Exchange Date, and as a condition to the Exchange, the Exchanging Member shall make any applicable Certificate Delivery. Upon the Exchange of all of a Member’s Units, such Member shall cease to be a Member of the Company.

(c)          Splits, Distributions and Reclassifications. If there is any reclassification, reorganization, recapitalization or other similar transaction in which the shares of Class A Common Stock are converted or changed into another security, securities or other property, this Section 4.6 shall continue to be applicable, mutatis mutandis, with respect to such security or other property. This Section 4.6(c) is intended to preserve the intended economic effect of Section 4.1 and this Section 4.6 and to put each Member in the same economic position, to the greatest extent possible, with respect to Exchanges as if such reclassification, reorganization, recapitalization or other similar transaction had not occurred and shall be interpreted in a manner consistent with such intent.

(d)          PubCo Covenants. PubCo shall at all times keep available, solely for the purpose of issuance upon an Exchange, out of its authorized but unissued shares of Class A Common Stock, such number of shares of Class A Common Stock that shall be issuable upon the Exchange of all outstanding Common Units and Restricted Common Units (other than those Common Units and Restricted Common Units held by PubCo or any Subsidiary of PubCo); provided that nothing contained in this LLC Agreement shall be construed to preclude PubCo from satisfying its obligations with respect to an Exchange by delivery of a Cash Exchange Payment or shares of Class A Common Stock that are held in treasury of PubCo. PubCo covenants that all shares of Class A Common Stock that shall be issued upon an Exchange shall, upon issuance thereof, be validly issued, fully paid and non-assessable, free and clear of all liens and encumbrances. In addition, for so long as the shares of Class A Common Stock are listed on a stock exchange or automated or electronic quotation system, PubCo shall cause all shares of Class A Common Stock issued upon an Exchange to be listed on such stock exchange or automated or electronic quotation system at the time of such issuance. For purposes of this Section 4.6(d), references to the “Class A Common Stock” shall be deemed to include any Equity Securities issued or issuable as a result of any reclassification, combination, subdivision or similar transaction of the Class A Common Stock that any Member would be entitled to receive pursuant to Section 4.6(c).

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(e)          Exchange Taxes. The issuance of shares of Class A Common Stock upon an Exchange shall be made without charge to the Exchanging Member for any stamp or other similar tax in respect of such issuance; provided, however, that if any such shares of Class A Common Stock are to be issued in a name other than that of the Exchanging Member (subject to the restrictions in Article IX), then the Person or Persons in whose name the shares are to be issued shall pay to PubCo the amount of any additional tax that may be payable in respect of any Transfer involved in such issuance in excess of the amount otherwise due if such shares were issued in the name of the Exchanging Member or shall establish to the satisfaction of PubCo that such additional tax has been paid or is not payable.

(f)          PubCo Call Rights. Notwithstanding anything to the contrary contained in this Section 4.6, with respect to any Exchange Notice or COC Notice, an Exchanging Member shall be deemed to have offered to sell its Exchanged Units as described in any Exchange Notice directly to PubCo (rather than to the Company), and PubCo may, by delivery of a written notice to the Exchanging Member no later than three (3) Business Days following the giving of an Exchange Notice, in accordance with, and subject to the terms of, this Section 4.6(f) (such notice, a “PubCo Call Notice”), elect to purchase directly and acquire such Exchanged Units on the Exchange Date by paying to the Exchanging Member (or such other Person specified in the Exchange Notice) the Stock Exchange Payment and/or the Cash Exchange Payment, whereupon PubCo shall acquire the Exchanged Units on the Exchange Date and be treated for all purposes of this LLC Agreement as the owner of such Common Units. Except as otherwise provided in this Section 4.6(f), an exercise of the PubCo Call Right shall be consummated pursuant to the same timeframe and in the same manner as the relevant Exchange would have been consummated if PubCo had not given a PubCo Call Notice, in each case as relevant, including that Section 4.6(a)(ii) shall apply mutatis mutandis and that clauses (iv) and (vi) of Section 4.6(b) shall apply (notwithstanding that the other clauses thereof do not apply).

(g)          Distribution Rights. No Exchange shall impair the right of the Exchanging Member to receive any distributions payable on the Common Units redeemed pursuant to such Exchange in respect of a record date that occurs prior to the Exchange Date for such Exchange. No Exchanging Member, or a Person designated by an Exchanging Member to receive shares of Class A Common Stock, shall be entitled to receive, with respect to such record date, distributions or dividends both on Common Units redeemed by the Company from such Exchanging Member and on shares of Class A Common Stock received by such Exchanging Member, or other Person so designated, if applicable, in such Exchange.

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(h)          Exchange Restrictions. The Managing Member may impose additional limitations and restrictions on Exchanges (including limiting Exchanges or creating priority procedures for Exchanges) to the extent it reasonably determines in good faith that such limitations and restrictions are necessary to avoid the Company being classified as a “publicly traded partnership” within the meaning of Section 7704 of the Code; provided that, for such purposes, the Company and the Managing Member shall assume that each Continuing Member is treated as a single partner within the meaning of Treasury Regulations Section 1.7704-1(h) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3)), unless otherwise required by applicable Law.

(i)          Tax Matters. In connection with any Exchange or COC Notice, the Exchanging Member shall deliver to PubCo or the Company, as applicable, a certificate, dated as of the Exchange Date and sworn under penalties of perjury, in a form reasonably acceptable to PubCo or the Company, as applicable, certifying as to such Exchanging Member’s taxpayer identification number and that such Exchanging Member is a not a foreign person for purposes of Section 1445 and Section 1446(f) of the Code (which certificate may be an Internal Revenue Service Form W-9 if then sufficient for such purposes under applicable Law). For U.S. federal and applicable state and local income tax purposes, each of the Exchanging Member, the Company and PubCo agree to treat each Exchange as a sale by the Exchanging Member of the Exchanging Member’s Common Units (together with an equal number of shares of Class V Common Stock, which shares shall not be allocated any economic value) to PubCo in exchange for the payment by PubCo of the Stock Exchange Payment, the Cash Exchange Payment, or other applicable consideration to the Exchanging Member.

(j)          Representations and Warranties. In connection with any Exchange or exercise of a PubCo Call Right, upon the acceptance of the Class A Common Stock or an amount of cash equal to the Cash Exchange Payment, the Exchanging Member shall represent and warrant that the Exchanging Member is the owner of the number of Common Units the Exchanging Member is electing to Exchange and that such Common Units are not subject to any liens or restrictions on transfer (other than restrictions imposed by this LLC Agreement, the charter and governing documents of PubCo and applicable Law).

Section 4.7          Representations and Warranties of the Members. Unless otherwise set forth in a written agreement between the Company and a Member (including the Business Combination Agreement), each Member who acquires Units after the Effective Time severally (and not jointly) represents and warrants to the Company and each other Member as of the date of such Member’s admittance to the Company and as of each subsequent date that such Member acquires any additional Units (other than, in the case of acquisition of additional Units, Section 4.7(b) to the extent any conflict under Section 4.7(b) is related to the occurrence of a Change of Control resulting from such acquisition) that:

(a)          Organization; Authority.

(i)            To the extent it is not a natural person, (x) it is duly formed, validly existing and in good standing under the Laws of the jurisdiction of its formation, and if required by Law is duly qualified to conduct business and is in good standing in the jurisdiction of its principal place of business (if not formed in such jurisdiction), and (y) has full corporate, limited liability company, partnership, trust or other applicable power and authority to execute and deliver this LLC Agreement and to perform its obligations under this LLC Agreement and all necessary actions by the board of directors, shareholders, managers, members, partners, trustees, beneficiaries or other Persons necessary for the due authorization, execution, delivery and performance of this LLC Agreement by that Member have been duly taken.

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(ii)            It has duly executed and delivered this LLC Agreement, and this LLC Agreement is enforceable against such Member in accordance with its terms, subject to bankruptcy, moratorium, insolvency and other Laws generally affecting creditors’ rights and general principles of equity (whether applied in a proceeding in a court of law or equity).

(b)          Non-Contravention.

(i)            Its authorization, execution, delivery, and performance of this LLC Agreement does not breach or conflict with or constitute a default under (x) such Member’s charter or other governing documents to the extent it is not a natural person, (y) any material obligation under any other material agreement to which that Member is a party or by which it is bound or (z) applicable Law.

(ii)            No governmental, administrative or other material third party consents or approvals are required or necessary on the part of it in connection with its admittance as a Member or its ownership of its Units.

(c)          Due Inquiry.

(i)            It has had, prior to the execution and delivery of this LLC Agreement, the opportunity to ask questions of and receive answers from representatives of the Company concerning an investment in the Company, as well as the finances, operations, business and prospects of the Company, and the opportunity to obtain additional information to verify the accuracy of all information so obtained, and received all such information about the Company and the Units as it has requested.

(ii)            In determining whether to enter into this LLC Agreement in respect of its Units, it has relied solely on its own knowledge and understanding of the Company and its business based upon its own due diligence investigation and the information furnished pursuant to this clause (c) and it has not relied on any other representations or information in making its investment decision, whether written or oral, relating to the Company, its operations and/or prospects;

(d)          Purpose of Investment. It is acquiring and holding its Units solely for investment purposes, for its own account and not for the account or benefit of any other Person and not with a view towards the distribution or dissemination thereof, did not decide to enter into this LLC Agreement as a result of any general solicitation or general advertising within the meaning of Rule 502 of Regulation D under the Securities Act, and acknowledges and understands that no United States federal or state agency has passed upon or made any recommendation or endorsement of the offering of any Units;

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(e)          Transfer Restrictions. It understands the Units are being Transferred in a transaction not involving a public offering within the meaning of the Securities Act and the Units will comprise “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act which shall not be sold, pledged, hypothecated or otherwise Transferred except in accordance with the terms of this LLC Agreement and applicable Law. It agrees that, if in the future it decides to offer, resell, pledge or otherwise Transfer any portion of its Units, such Units may be offered, resold, pledged or otherwise Transferred only pursuant to an effective Registration Statement under the Securities Act or an applicable exemption from registration and/or qualification under the Securities Act and applicable state securities Laws, and as a condition precedent to any such Transfer, it may be required to deliver to the Company an opinion of counsel satisfactory to the Company, and agrees, absent registration or an exemption with respect to its Units, not to resell any such Units.

(f)          Investor Status. It (i) has adequate means of providing for its current needs and possible contingencies, is able to bear the economic risks of its investment for an indefinite period of time and has a sufficient net worth to sustain a loss of its entire investment in the Company in the event such loss should occur, (ii) is sophisticated in financial matters and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Company, (iii) is, or is controlled by, an “accredited investor,” as that term is defined in Rule 501(a) of Regulation D, promulgated under the Securities Act, and acknowledges the issuance of Units under this LLC Agreement is being made in reliance on a private placement exemption to “accredited investors” within the meaning of Section 501(a) of Regulation D under the Securities Act or similar exemptions under federal and state Law, and (iv) is treated as a single partner within the meaning of Treasury Regulations Section 1.7704-1(h) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3)).

Article V
ALLOCATIONS OF PROFITS AND LOSSES

Section 5.1          Profits and Losses. After giving effect to the allocations under Section 5.2 and subject to Section 5.2 and Section 5.4, Profits and Losses (and, to the extent reasonably determined by the Managing Member to be necessary and appropriate to achieve the resulting Capital Account balances described below, any allocable items of income, gain, loss, deduction or credit includable in the computation of Profits and Losses) for each Taxable Year or other taxable period shall be allocated among the Members during such Taxable Year or other taxable period in a manner such that, after giving effect to all distributions through the end of such Taxable Year or other taxable period, the Capital Account balance of each Member, immediately after making such allocation, is, as nearly as possible, equal to (a) the amount such Member would receive pursuant to Section 11.3(b)(iii) if all assets of the Company on hand at the end of such Taxable Year or other taxable period were sold for cash equal to their Gross Asset Values, all liabilities of the Company were satisfied in cash in accordance with their terms (limited with respect to each nonrecourse liability to the Gross Asset Value of the assets securing such liability), and all remaining or resulting cash was distributed, in accordance with Section 11.3(b)(iii), to the Members immediately after making such allocation, minus (b) such Member’s share of Company Minimum Gain and Member Minimum Gain, computed immediately prior to the hypothetical sale of assets, and the amount any such Member is treated as obligated to contribute to the Company, computed immediately after the hypothetical sale of assets.

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Section 5.2          Special Allocations.

(a)          Nonrecourse Deductions for any Taxable Year or other taxable period shall be specially allocated to the Members on a pro rata basis in accordance with the number of Common Units owned by each Member. The amount of Nonrecourse Deductions for a Taxable Year or other taxable period shall equal the excess, if any, of the net increase, if any, in the amount of Company Minimum Gain during that Taxable Year or other taxable period over the aggregate amount of any distributions during that Taxable Year or other taxable period of proceeds of a Nonrecourse Liability that are allocable to an increase in Company Minimum Gain, determined in accordance with the provisions of Treasury Regulations Section 1.704-2(d).

(b)          Any Member Nonrecourse Deductions for any Taxable Year or other taxable period shall be specially allocated to the Member who bears economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i). If more than one (1) Member bears the economic risk of loss for such Member Nonrecourse Debt, the Member Nonrecourse Deductions attributable to such Member Nonrecourse Debt shall be allocated among the Members according to the ratio in which they bear the economic risk of loss. This Section 5.2(b) is intended to comply with the provisions of Treasury Regulations Section 1.704-2(i) and shall be interpreted consistently therewith.

(c)          Notwithstanding any other provision of this LLC Agreement to the contrary, if there is a net decrease in Company Minimum Gain during any Taxable Year or other taxable period (or if there was a net decrease in Company Minimum Gain for a prior Taxable Year or other taxable period and the Company did not have sufficient amounts of income and gain during prior periods to allocate among the Members under this Section 5.2(c)), each Member shall be specially allocated items of Company income and gain for such Taxable Year or other taxable period in an amount equal to such Member’s share of the net decrease in Company Minimum Gain during such year (as determined pursuant to Treasury Regulations Section 1.704-2(g)(2)). This Section 5.2(c) is intended to constitute a minimum gain chargeback under Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(d)          Notwithstanding any other provision of this LLC Agreement except Section 5.2(c), if there is a net decrease in Member Minimum Gain during any Taxable Year or other taxable period (or if there was a net decrease in Member Minimum Gain for a prior Taxable Year or other taxable period and the Company did not have sufficient amounts of income and gain during prior periods to allocate among the Members under this Section 5.2(d)), each Member shall be specially allocated items of Company income and gain for such year in an amount equal to such Member’s share of the net decrease in Member Minimum Gain (as determined pursuant to Treasury Regulations Section 1.704-2(i)(4)). This section is intended to constitute a partner nonrecourse debt minimum gain chargeback under Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(e)          Notwithstanding any provision hereof to the contrary except Section 5.2(a) and Section 5.2(b), no Losses or other items of loss or expense shall be allocated to any Member to the extent that such allocation would cause such Member to have an Adjusted Capital Account Deficit (or increase any existing Adjusted Capital Account Deficit) at the end of such Taxable Year or other taxable period. All Losses and other items of loss and expense in excess of the limitation set forth in this Section 5.2(e) shall be allocated to the Members who do not have an Adjusted Capital Account Deficit in proportion to their relative positive Capital Accounts but only to the extent that such Losses and other items of loss and expense do not cause any such Member to have an Adjusted Capital Account Deficit.

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(f)          Notwithstanding any provision hereof to the contrary except Section 5.2(c) and Section 5.2(d), in the event any Member unexpectedly receives any adjustment, allocation or distribution described in paragraph (4), (5) or (6) of Treasury Regulations Section 1.704-1(b)(2)(ii)(d), items of income and gain (consisting of a pro rata portion of each item of income, including gross income, and gain for the Taxable Year or other taxable period) shall be specially allocated to such Member in an amount and manner sufficient to eliminate any Adjusted Capital Account Deficit of that Member as quickly as possible; provided that an allocation pursuant to this Section 5.2(f) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in Section 5.1 and Section 5.2 have been tentatively made as if this Section 5.2(f) were not in this LLC Agreement. This Section 5.2(f) is intended to constitute a qualified income offset under Treasury Regulations Section 1.704-1(b)(2)(ii) and shall be interpreted consistently therewith.

(g)          If any Member has a deficit balance in its Capital Account at the end of any Taxable Year or other taxable period that is in excess of the amount that the Member is deemed to be obligated to restore pursuant to the penultimate sentence of Treasury Regulations Sections 1.704-2(g)(1) and (i)(5), that Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible; provided that an allocation pursuant to this Section 5.2(g) shall be made only if and to the extent that such Member would have a deficit balance in its Capital Account in excess of such sum after all other allocations provided for in Section 5.1 and Section 5.2 have been made as if Section 5.2(f) and this Section 5.2(g) were not in this LLC Agreement.

(h)          To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Sections 734(b) or 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution to any Member in complete liquidation of such Member’s Units in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such item of gain or loss shall be allocated to the Members in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) if such section applies or to the Member to whom such distribution was made if Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(i)          Notwithstanding anything to the contrary contained in this LLC Agreement, (1) no allocation (of Profits or Losses or otherwise) shall be made in respect of any Restricted Common Units in determining Capital Accounts unless and until such Restricted Common Units are converted into Common Units upon the occurrence of a Vesting Event and (2) in the event the Gross Asset Value of any Company asset is adjusted pursuant to clause (b)(vi) of the definition of Gross Asset Value, any Profits or Losses resulting from such adjustment shall, in the manner reasonably determined by the Managing Member, be allocated among the Members (including the Members who held the Restricted Common Units giving rise to such adjustment) such that the Capital Account balance relating to each Common Unit (including such Restricted Common Units that have been converted into Common Units) is equal in amount immediately after making such allocation, after taking into account the Distribution Catch-Up Payment, in accordance with principles similar to those set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(s); provided, that if the foregoing allocations pursuant to clause (2) are insufficient to cause the Capital Account balance relating to each Common Unit to be so equal in amount, then the Managing Member, in its reasonable discretion, shall cause a Capital Account reallocation in accordance with principles similar to those set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(3) to cause the Capital Account balance relating to each Common Unit to be so equal in amount.

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(j)          The allocations set forth in Sections 5.2(a) through 5.2(g) (the “Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2. Notwithstanding any other provision of this Article V (other than the Regulatory Allocations), the Regulatory Allocations (and anticipated future Regulatory Allocations) shall be taken into account in allocating other items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocation of other items and the Regulatory Allocations to each Member should be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred. In general, the Members anticipate that this shall be accomplished by specially allocating other Profits and Loss among the Members so that the net amount of Regulatory Allocations and such special allocations to each such Member is zero. This Section 5.2(j) is intended to minimize to the extent possible and to the extent necessary any economic distortions that may result from application of the Regulatory Allocations and shall be interpreted in a manner consistent therewith.

Section 5.3          Allocations for Tax Purposes in General.

(a)          Except as otherwise provided in this Section 5.3, each item of income, gain, loss and deduction of the Company for U.S. federal income tax purposes shall be allocated among the Members in the same manner as such item is allocated under Sections 5.1 and 5.2.

(b)          In accordance with Code Section 704(c) and the Treasury Regulations thereunder (including the Treasury Regulations applying the principles of Code Section 704(c) to changes in Gross Asset Values), items of income, gain, loss and deduction with respect to any Company property having a Gross Asset Value that differs from such property’s adjusted U.S. federal income tax basis shall, solely for U.S. federal income tax purposes, be allocated among the Members to account for any such difference using (i) the “traditional method” without curative allocations under Treasury Regulations Section 1.704-3(b) or (ii) any other permissible method or methods determined by the Managing Member (with the prior written consent of the Continuing Member Representative) to be appropriate and in accordance with the applicable Treasury Regulations.

(c)          Any (i) recapture of depreciation or any other item of deduction shall be allocated, in accordance with Treasury Regulations Sections 1.1245-1(e) and 1.1254-5, to the Members who received the benefit of such deductions and (ii) tax credits, tax credit recapture, and any items related thereto shall be allocated to the Members according to their interests in such items as reasonably determined by the Managing Member taking into account the principles of Treasury Regulations Section 1.704-1(b)(4)(ii), 1.704-1(b)(3)(iv), and 1.704-1(b)(4)(viii).

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(d)          Allocations pursuant to this Section 5.3 are solely for purposes of U.S. federal, state and local income taxes and shall not affect or in any way be taken into account in computing any Member’s Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this LLC Agreement.

(e)          If, as a result of an exercise of a noncompensatory option to acquire an interest in the Company, a Capital Account reallocation is required under Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(3), the Company shall make corrective allocations pursuant to Treasury Regulations Section 1.704-1(b)(4)(x). If, pursuant to Section 5.2(i), the Managing Member causes a Capital Account reallocation in accordance with principles similar to those set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(3), the Managing Member shall make corrective allocations in accordance with principles similar to those set forth in Treasury Regulations Section 1.704-1(b)(4)(x).

(f)          Any adjustment to the adjusted tax basis of Company property pursuant to Code Section 743(b) resulting from a transfer of Units shall be handled in accordance with Treasury Regulations section 1.743-1(j).

Section 5.4          Other Allocation Rules.

(a)          The Members are aware of the income tax consequences of the allocations made by this Article V and the economic impact of the allocations on the amounts receivable by them under this LLC Agreement. The Members hereby agree to be bound by the provisions of this Article V in reporting their share of Company income and loss for U.S. federal and applicable state and local income tax purposes.

(b)          The provisions regarding the establishment and maintenance for each Member of a Capital Account as provided by Section 4.4 and the allocations set forth in Sections 5.1, 5.2 and 5.3 are intended to comply with the Treasury Regulations and to reflect the intended economic entitlement of the Members. If the Managing Member reasonably determines that the application of the provisions in Sections 4.4, 5.1, 5.2 or 5.3 would result in non-compliance with the Treasury Regulations or would be inconsistent with the intended economic entitlement of the Members, the Managing Member is authorized to make any appropriate adjustments to such provisions to the extent permitted by applicable Law, including to allocate properly items of income, gain, loss, deduction and credit to those Members who bear the economic burden or benefit associated therewith, or to otherwise cause the Members to achieve the economic objectives underlying this LLC Agreement and the Business Combination Agreement. The Managing Member also shall (i) make any adjustments that it reasonably determines are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of Company capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Treasury Regulations Section 1.704-1(b)(iv)(g) and (ii) make any reasonable and appropriate modifications in the event unanticipated events would reasonably be expected to otherwise cause this LLC Agreement not to comply with Treasury Regulations Section 1.704-1(b). No adjustment to the allocations shall be made under this Section 5.4(b) without the prior written consent of the Continuing Members that would be materially adversely affected thereby, which consent shall not be unreasonably withheld, conditioned or delayed.

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(c)          With regard to PubCo’s acquisition of the Acquired Company Units and the Acquired Restricted Company Units (in each case, as defined in the Business Combination Agreement), Profits or Losses shall be allocated to the Members of the Company so as to take into account the varying interests of the Members in the Company using an “interim closing of the books” method in a manner that complies with the provisions of Section 706 of the Code and the Treasury Regulations thereunder. If during any Taxable Year there is any other change in any Member’s Units in the Company, the Managing Member shall consult in good faith with the Continuing Member Representative and the tax advisors to the Company and allocate the Profits or Losses to the Members of the Company so as to take into account the varying interests of the Members in the Company using an “interim closing of the books” method in a manner that complies with the provisions of Section 706 of the Code and the Treasury Regulations thereunder; provided, however, that such allocations may instead be made in another manner that complies with the provisions of Section 706 of the Code and the Treasury Regulations thereunder and that is selected by the Managing Member (with the prior written consent of the Continuing Member Representative, not to be unreasonably withheld, conditioned or delayed).

(d)          Solely for purposes of determining a Member’s proportionate share of the “excess nonrecourse liabilities” of the Company, within the meaning of Treasury Regulations Section 1.752-3(a)(3), the Managing Member shall allocate such liabilities in such manner that complies with the Code and the Treasury Regulations thereunder and that the Managing Member reasonably determines, in a manner intended to minimize any gain of the Members to the greatest extent possible under Section 731 of the Code.

Section 5.5          Restricted Common Units. The Parties intend that, for U.S. federal income tax purposes, (a) the Restricted Common Units received by the Continuing Members in connection with the Recapitalization and by PubCo in connection with the Business Combination Agreement not be treated as being received in connection with the performance of services and (b) no such Member be treated as having taxable income or gain as a result of such receipt of such Restricted Common Units or as a result of holding any such Restricted Common Units at the time of any Vesting Event (other than as a result of corrective allocations made pursuant to Section 5.2(i)) and the Company shall prepare and file all tax returns consistent therewith unless otherwise required by a “determination” within the meaning of Section 1313 of the Code. Notwithstanding (and without limiting) the foregoing, each of the Continuing Members and PubCo shall, within thirty (30) days of the Effective Time, file with the IRS (via certified mail, return receipt requested) on a protective basis a completed election under Section 83(b) of the Code and the Treasury Regulations thereunder with respect to such Restricted Common Units so received, in the form attached hereto as Exhibit F and, upon such filing, shall thereafter notify the Company that such Member has made such timely filing and provide the Company with a copy of such election.

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Article VI
DISTRIBUTIONS

Section 6.1          Distributions.

(a)          Distributions. Effective as of the Effective Time, the Board has caused the Company to adopt a distribution policy in the form attached to this LLC Agreement as Exhibit D (the “Distribution Policy”), which may be revised or amended by the Board. Unless prohibited by applicable Law, and except as otherwise provided in Section 11.3 in the event of a dissolution, distributions to Members holding Common Units shall be declared by the Managing Member and paid as determined in good faith by the Managing Member in accordance with the Distribution Policy from available cash, available borrowings and other funds legally available therefor, including legally made distributions from available cash of the Company’s Subsidiaries (in each case, taking into account the retention of any amounts necessary to satisfy the obligations of the Company and its Subsidiaries and any applicable restrictions contained in the Company’s or its Subsidiaries’ then applicable bank financing agreements by which the Company or its Subsidiaries are bound) (each, an “Ordinary Distribution”). Any Ordinary Distribution shall be made to the Members as of the close of business on such record date on a pro rata basis (except that, for the avoidance of doubt, (i) to the extent any Distribution Catch-Up Payment is then due and payable, such amount shall first be paid before any Ordinary Distribution is paid pro rata and (ii) repurchases or redemptions made in accordance with Section 4.1(g) or payments made in accordance with Section 7.4 or Section 7.8 need not be on a pro rata basis, as long as such payments are otherwise made in accordance with the terms of this LLC Agreement), in accordance with the number of Common Units owned by each Member as of the close of business on such record date; provided, however, that the Managing Member shall have the obligation to make distributions as set forth in Sections 6.2 and 11.3(b)(iii); and provided, further, that, notwithstanding any other provision in this LLC Agreement to the contrary, no distributions shall be made to any Member to the extent such distribution would render the Company insolvent. For purposes of this Section 6.1(a) and Section 6.2(a), insolvent means such distribution would violate Section 18-607(a) of the Act. Promptly following the declaration of a distribution pursuant to this Section 6.1, the Managing Member shall give notice to each Member of the amount and the terms of the distribution and the payment date thereof. No Restricted Common Unit shall be entitled to receive any Ordinary Distributions; provided, that, no later than five (5) Business Days following the Conversion Date with respect to a Restricted Common Unit, for each Restricted Common Unit for which the Vesting Event has occurred, the Company shall pay to the holder of such Restricted Common Unit an aggregate amount equal to the aggregate per Common Unit amount of Ordinary Distributions actually paid during the Distribution Catch-Up Period relevant to such Restricted Common Unit (and if any in-kind distribution was made during the Distribution Catch-Up Period, (which, for the avoidance of doubt, for purposes of this LLC Agreement, shall not include any transaction subject to Section 4.1(i) hereof) to the extent feasible (and not requiring any approval (including at PubCo) other than that of the Managing Member in its capacity as such) identical property, or if not feasible (or if requiring any such approval) an amount in cash equal to the greater of the per Common Unit Fair Market Value of such in-kind distribution (x) at the time such distribution was made and (y) at the time such Distribution Catch-Up Payment is made) (each such distribution, a “Distribution Catch-Up Payment”). To the extent that the Conversion Date in respect of a Restricted Common Unit occurs following the date that an Ordinary Distribution is declared under this LLC Agreement, but on or after the date such Ordinary Distribution is paid, such per share Ordinary Distribution shall not be included in the Distribution Catch-Up Payment, and such holder of such Restricted Common Unit shall be entitled to receive such Ordinary Distribution when paid to the holders of Common Units, assuming such holder continues to hold a Common Unit on the record date with respect to such Ordinary Distribution.

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(b)          Successors. For purposes of determining the amount of distributions (including Tax Distributions), each Member shall be treated as having made the Capital Contributions made by, been allocated the net taxable income of the Company (in accordance with the definition of Tax Amount) allocated to, and received the distributions made to or received by its predecessors in respect of any of such Member’s Units.

(c)          Distributions In-Kind. Except as otherwise provided in this LLC Agreement, any distributions may be made in cash or in kind, or partly in cash and partly in kind, as reasonably determined by the Managing Member. In the event of any distribution of (i) property in kind or (ii) both cash and property in kind, each Member shall be distributed its proportionate share of any such cash so distributed and its proportionate share of any such property so distributed in kind (based on the Fair Market Value of such property). To the extent that the Company distributes property in-kind to the Members, the Company shall be treated as making a distribution equal to the Fair Market Value of such property for purposes of Section 6.1(a) and such property shall be treated as if it were sold for an amount equal to its Fair Market Value. Any resulting gain or loss shall be allocated to the Member’s Capital Accounts in accordance with Section 5.1 and Section 5.2.

Section 6.2          Tax-Related Distributions.

(a)          Effective upon the Effective Time, prior to making any other distributions under this LLC Agreement, on each Tax Distribution Date, unless prohibited by applicable Law, the Managing Member shall cause the Company, from available cash, available borrowings and other funds legally available therefor, including legally made distributions from available cash of the Company’s Subsidiaries (taking into account any restrictions applicable to tax distributions contained in the Company’s or its Subsidiaries’ then applicable bank financing agreements by which the Company or its Subsidiaries are bound) (collectively, “Cash Available For Tax Distributions”) to make distributions of cash (each, a “Tax Distribution”) to the Members holding Common Units, pro rata in proportion to their respective number of Common Units in an amount such that the Member with the highest Tax Amount per Common Unit receives an amount equal to such Member’s Tax Amount; provided, that if the amount of Tax Distributions actually made with respect to a quarter or a Taxable Year is greater than or less than the Tax Distributions that would have been made under this Section 6.2 for such period based on subsequent tax information and assuming no limitations based on prohibitions under applicable Law, Cash Available For Tax Distributions, or insolvency under this Section 6.2 (such limitations, the “Liquidity Limitations”) (e.g., because the estimated Tax Distributions for a Taxable Year were greater than or less than the amount calculated based on actual taxable income for such Taxable Year or because such Tax Distribution would have rendered the Company insolvent (as defined in Section 6.1(a)), then, on subsequent Tax Distribution Dates, starting with the next Tax Distribution Date, and prior to any additional distributions pursuant to Section 6.1, the Managing Member shall, subject to the Liquidity Limitations, cause the Company to adjust the next Tax Distribution and subsequent Tax Distributions downward (but not below zero) or upward (but in any event pro rata in proportion to the Members’ respective number of Common Units) to reflect such excess or shortfall; and provided, further, that notwithstanding any other provision in this LLC Agreement to the contrary, (A) Tax Distributions shall not be required to the extent any such distribution would render the Company insolvent (as defined in Section 6.1(a)), and (B) the Managing Member shall not be required to cause the Company to make any Tax Distributions on any date other than a Tax Distribution Date. Notwithstanding anything to the contrary contained in this LLC Agreement, (a) the Managing Member shall make, in its reasonable discretion, equitable adjustments (downward (but not below zero) or upward) to the Members’ Tax Distributions (but in any event pro rata in proportion to the Members’ respective number of Common Units) to take into account increases or decreases in the number of Common Units held by each Member during the relevant period (including as a result of conversion of any Restricted Common Units into Common Units in connection with the occurrence of a Vesting Event); provided that no such adjustments shall be made that would have a material adverse effect on the Continuing Members without the Continuing Member Representative’s prior written consent (which consent shall not be unreasonably withheld, conditioned, or delayed), and (b) no Tax Distributions (or downward (but not below zero) or upward adjustment to any Tax Distributions) shall be made other than on a pro rata basis in proportion to the Members’ respective number of Common Units.

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Section 6.3          Distribution Upon Withdrawal. No withdrawing Member shall be entitled to receive any distribution or the value of such Member’s Units in the Company as a result of withdrawal from the Company prior to the liquidation of the Company, except as provided in this LLC Agreement.

Article VII
MANAGEMENT

Section 7.1          Managing Member Rights; Member and Officer Duties.

(a)          PubCo shall be the sole Managing Member of the Company and, pursuant to the governing documents of PubCo, the business and affairs of PubCo shall be managed by or under the direction of the Board. Except as otherwise required by Law or provided in this LLC Agreement, (i) the Managing Member shall have full and complete charge of all affairs of the Company, (ii) the management and control of the Company’s business activities and operations shall rest exclusively with the Managing Member, and (iii) the Members, other than the Managing Member (in its capacity as such), shall not participate in the control, management, direction or operation of the activities or affairs of the Company and shall have no power to act for or bind the Company. Nothing set forth in this LLC Agreement shall reduce or restrict the consent rights set forth in the Investor Rights Agreement, subject to the terms and conditions thereof, or the rights set forth in the Tax Receivable Agreement, subject to the terms and conditions thereof.

(b)          Except as otherwise required by the Act, no current or former Member (including a current or former Managing Member) or any current or former Officer shall be obligated personally for any Liability of the Company solely by reason of being a Member or, with respect to the Managing Member, acting as Managing Member of the Company, or, with respect to an Officer, acting in his or her capacity as an Officer. Notwithstanding anything to the contrary contained in this LLC Agreement, the failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business and affairs under this LLC Agreement or the Act shall not be grounds for imposing personal liability on the Managing Member for liabilities of the Company.

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(c)          In connection with the performance of its duties as the Managing Member of the Company, the Managing Member (solely in its capacity as such) will owe to the other Members the same fiduciary duties as it would owe to the stockholders of a Delaware corporation if it were a member of the board of directors of such a corporation and the other Members were stockholders of such corporation. To the extent that, at Law or in equity, any Subsidiary of the Company or any manager, director (or equivalent), officer, employee or agent of any Subsidiary of the Company has duties (including fiduciary duties) to the Company, to a Member (other than the Managing Member) or to any Person who acquires Units, all such duties (including fiduciary duties) are hereby limited solely to those expressly set forth in this Agreement (if any), to the fullest extent permitted by Law. The limitation of duties (including fiduciary duties) to the Company, each Member (other than the Managing Member) and any Person who acquires Units set forth in the preceding sentence is approved by the Company, each Member (other than the Managing Member) and any Person who acquires Units.

Section 7.2          Role of Officers.

(a)          The Managing Member may appoint, employ or otherwise contract with any Person for the transaction of the business of the Company or the performance of services for or on behalf of the Company, and the Managing Member may delegate to any such Persons such authority to act on behalf of the Company as the Managing Member may from time to time deem appropriate.

(b)          The Officers of the Company as of the Effective Time are set forth on Exhibit C attached hereto.

(c)          The Managing Member shall appoint a Chief Executive Officer who will be responsible for the general and active management of the business of the Company and its Subsidiaries. The Chief Executive Officer will report to the Managing Member and have the general powers and duties of management usually vested in the office of chief executive officer of a corporation organized under the DGCL, subject to the terms of this LLC Agreement and as may be prescribed by the Managing Member, and will have such other powers and duties as may be reasonably prescribed by the Managing Member or set forth in this LLC Agreement. The Chief Executive Officer will have the power to execute bonds, mortgages and other contracts requiring a seal, under the seal of the Company, except where required or permitted by Law to be otherwise signed and executed, and except where the signing and execution thereof is delegated by the Managing Member to some other Officer or agent of the Company.

(d)          Except as set forth in this LLC Agreement, the Managing Member may appoint Officers at any time, and the Officers may include, in addition to the Chief Executive Officer, a president, one or more vice presidents, a secretary, one or more assistant secretaries, a chief financial officer, a general counsel, a treasurer, one or more assistant treasurers, a chief operating officer, an executive chairman, and any other officers that the Managing Member deems appropriate. Except as set forth in this LLC Agreement, the Officers will serve at the pleasure of the Managing Member, subject to all rights, if any, of such Officer under any contract of employment. Any individual may hold any number of offices, and an Officer may, but need not, be a Member of the Company. The Officers will exercise such powers and perform such duties as specified in this LLC Agreement or as reasonably determined from time to time by the Managing Member.

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(e)          Subject to this LLC Agreement and to the rights, if any, of an Officer under a contract of employment, any Officer may be removed, either with or without cause, by the Managing Member. Any Officer may resign at any time by giving written notice to the Managing Member. Any resignation will take effect at the date of the receipt of that notice or at any later time specified in that notice and, unless otherwise specified in that notice, the acceptance of the resignation will not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Company under any contract to which the Officer is a party. A vacancy in any office because of death, resignation, removal, disqualification or any other cause will be filled in the manner prescribed in this LLC Agreement for regular appointments to that office.

Section 7.3          Warranted Reliance by Officers on Others. In exercising their authority and performing their duties under this LLC Agreement, the Officers shall be entitled to rely on information, opinions, reports, or statements of the following Persons or groups unless they have actual knowledge concerning the matter in question that would cause such reliance to be unwarranted:

(a)          one or more employees or other agents of the Company or its Subsidiaries whom the Officer reasonably believes to be reliable and competent in the matters presented; and

(b)          any attorney, public accountant, or other Person as to matters which the Officer reasonably believes to be within such Person’s professional or expert competence.

Section 7.4          Indemnification.

(a)          Right to Indemnification. Each Person who was or is made a party or is threatened to be made a party to or is otherwise subject to or involved in any Action, by reason of the fact that he, she or it is or was a Member (including the Managing Member), is or was serving as the Company Representative (including any “designated individual”) or the Continuing Member Representative or an officer, manager or director (or equivalent) or, at the discretion of the Managing Member, any employee or agent, of the Managing Member, the Company or any of its Subsidiaries, or is or was an officer, manager or director (or equivalent) or, at the discretion of the Managing Member, any employee or agent, of the Managing Member, the Company or any of its Subsidiaries serving at the request of the Managing Member or the Company or any of its Subsidiaries as an officer, manager or director (or equivalent) or, at the discretion of the Managing Member, any employee or agent, of another corporation, partnership, joint venture, limited liability company, trust or other entity or which relates to or arises out of the property, business or affairs of the Company or any of its Subsidiaries, including service with respect to an employee benefit plan (an “Indemnitee”), whether the basis of such Action is alleged action in an official capacity as a director, manager, officer, employee or agent or in any other capacity while serving as an officer, manager, director, employee or agent, shall be indemnified by the Company against all expense, Liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith (“Indemnifiable Losses”); provided, however, that, such Indemnitee shall not be entitled to indemnification if such Indemnitee’s conduct constituted fraud or a knowing violation of Law; provided, further, however, except as provided in Section 7.4(d) with respect to Actions to enforce rights to indemnification, the Company shall indemnify any such Indemnitee pursuant to this Section 7.4 in connection with an Action (or part thereof but excluding any compulsory counterclaim) initiated by such Indemnitee only if such Action (or part thereof but excluding any compulsory counterclaim) was authorized by the Board.

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(b)          Right to Advancement of Expenses. The right to indemnification conferred in Section 7.4(a) shall include the right to advancement by the Company of any and all expenses (including attorneys’ fees and expenses) incurred in participating in or defending any such Action in advance of its final disposition (an “Advancement of Expenses”); provided, however, that an Advancement of Expenses incurred by an Indemnitee shall be made pursuant to this Section 7.4(b) only upon delivery to the Company of an undertaking (an “Undertaking”), by or on behalf of such Indemnitee, to repay, without interest, all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “Final Adjudication”) that such Indemnitee is not entitled to be indemnified for such expenses under this Section 7.4(b). An Indemnitee’s right to an Advancement of Expenses pursuant to this Section 7.4(b) is not subject to the satisfaction of any standard of conduct and is not conditioned upon any prior determination that Indemnitee is entitled to indemnification under Section 7.4(a) with respect to the related Action or the absence of any prior determination to the contrary.

(c)          Contract Rights. The rights to indemnification and to the Advancement of Expenses conferred in Sections 7.4(a) and (b) shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, manager, officer, employee or agent and shall inure to the benefit of the Indemnitee’s heirs, estate, executors, administrators and legal representatives.

(d)          Right of Indemnitee to Bring Suit. If a claim under Sections 7.4(a) or (b) is not paid in full by the Company within sixty (60) calendar days after a written claim has been received by the Company, except in the case of a claim for an Advancement of Expenses, in which case the applicable period shall be twenty (20) calendar days, the Indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the Indemnitee to enforce a right to indemnification under this LLC Agreement (but not in a suit brought by the Indemnitee to enforce a right to an Advancement of Expenses) it shall be a defense that, and (ii) any suit brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Company shall be entitled to recover such expenses, without interest, upon a Final Adjudication that, the Indemnitee has not met any applicable standard for indemnification set forth in the Act. Neither the failure of the Company (including its Managing Member or independent legal counsel) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the Act, nor an actual determination by the Company (including the Managing Member or independent legal counsel) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by an Indemnitee to enforce a right to indemnification or to an Advancement of Expenses under this LLC Agreement, or brought by the Company to recover an Advancement of Expenses under this LLC Agreement pursuant to the terms of an Undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such Advancement of Expenses, shall be on the Company.

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(e)          Appearance as a Witness. Notwithstanding any other provision of this Section 7.4, the Company shall pay or reimburse out of pocket expenses incurred by any Person entitled to be indemnified pursuant to this Section 7.4 in connection with such Person’s appearance as a witness or other participation in an Action at a time when such Person is not a named defendant or respondent in the Action.

(f)          Nonexclusivity of Rights. The rights to indemnification and the Advancement of Expenses conferred in this Section 7.4 shall not be exclusive of any other right which a Person may have or hereafter acquire under any Law, this LLC Agreement, any agreement, any vote of stockholders or disinterested directors or otherwise. Nothing contained in this Section 7.4 shall limit or otherwise affect any such other right or the Company’s power to confer any such other right.

(g)          No Duplication of Payments. The Company shall not be liable under this Section 7.4 to make any payment to an Indemnitee in respect of any Indemnifiable Losses to the extent that the Indemnitee has otherwise actually received payment (net of any expenses incurred in connection therewith and any repayment by the Indemnitee made with respect thereto) under any insurance policy or from any other source in respect of such Indemnifiable Losses.

(h)          Maintenance of Insurance. The Company or PubCo shall maintain directors’ and officers’ insurance from a financially sound and reputable insurer (at a minimum, in such amounts as are standard in the industry) to protect directors and officers of the Company and its Subsidiaries against Indemnifiable Losses of such Indemnitee, whether or not the Company has the authority to indemnify such Indemnitee against such Indemnifiable Losses under this Section 7.4, in each case to the extent available under the directors’ and officers’ insurance policy of PubCo.

Section 7.5          Resignation or Termination of Managing Member. PubCo shall not, by any means, resign as, cease to be or be replaced as Managing Member except in compliance with this Section 7.5. No termination or replacement of PubCo as Managing Member shall be effective unless proper provision is made, in compliance with this LLC Agreement, so that the obligations of PubCo, its successor by merger (if applicable) and any new Managing Member and the rights of all Members under this LLC Agreement and applicable Law remain in full force and effect. No appointment of a Person other than PubCo (or its successor by merger, as applicable) as Managing Member shall be effective unless (a) the new Managing Member executes a joinder to this LLC Agreement and agrees to be bound by the terms and conditions in this LLC Agreement, and (b) PubCo (or its successor by merger, as applicable) and the new Managing Member (as applicable) provide all other Members with contractual rights, directly enforceable by such other Members against PubCo (or its successor by merger, as applicable) and the new Managing Member (as applicable), to cause (i) PubCo to comply with all PubCo’s obligations under this LLC Agreement (including its obligations under Section 4.6) other than those that must necessarily be taken solely in its capacity as Managing Member and (ii) the new Managing Member to comply with all the Managing Member’s obligations under this LLC Agreement.

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Section 7.6             Reclassification Events of PubCo. If a Reclassification Event occurs, the Managing Member or its successor as a result of such Reclassification Event, as the case may be, shall, as and to the extent necessary, amend this LLC Agreement in compliance with Section 12.1, and enter into any necessary supplementary or additional agreements, to ensure that, following the effective date of the Reclassification Event: (a) the exchange rights of holders of Units set forth in Section 4.6 provide that each Common Unit (together with the surrender and delivery of one (1) share of Class V Common Stock) is exchangeable for the same amount and same type of property, securities or cash (or combination thereof) that one (1) share of Class A Common Stock becomes exchangeable for or converted into as a result of the Reclassification Event and (b) PubCo or the successor to PubCo as a result of such Reclassification Event, as applicable, is obligated to deliver such property, securities or cash upon such exchange. PubCo shall not consummate or agree to consummate any Reclassification Event unless the successor Person as a result of such Reclassification Event, if any, becomes obligated to comply with the obligations of PubCo (in whatever capacity) under this LLC Agreement.

Section 7.7             Transactions between Company and Managing Member. The Managing Member may cause the Company to contract and deal with the Managing Member, or any Affiliate of the Managing Member; provided such contracts and dealings (other than contracts and dealings between the Company and its Subsidiaries) are on terms comparable to and competitive with those available to the Company from others dealing at arm’s length or are approved by the Members or are otherwise approved by the Disinterested Majority.

Section 7.8             Certain Costs and Expenses. The Managing Member shall not be compensated for its services as Managing Member of the Company.  The Company shall (a) pay, or cause to be paid, all costs, fees, operating expenses and other expenses of the Company (including the costs, fees and expenses of attorneys, accountants or other professionals and the compensation of all personnel providing services to the Company) incurred in pursuing and conducting, or otherwise related to, the activities of the Company and (b) upon the good faith determination of the Managing Member, reimburse the Managing Member for any costs, fees or expenses incurred by it in connection with serving as the Managing Member. To the extent that the Managing Member determines in good faith that such expenses are related to the business and affairs of the Managing Member that are conducted through the Company and/or its Subsidiaries (including expenses that relate to the business and affairs of the Company and/or its Subsidiaries and that also relate to other activities of the Managing Member), the Managing Member may cause the Company to pay or bear such expenses of the Managing Member, including costs of securities offerings not borne directly by Members, board of directors compensation and meeting costs, costs of periodic reports to its stockholders, litigation costs and damages arising from litigation, accounting and legal costs; provided that the Company shall not pay or bear any income tax obligations owed by PubCo or the cost of any Tax Benefit Payment (as defined in the Tax Receivable Agreement) or any amounts owed by PubCo under the Tax Receivable Agreement; provided, further, that (a) in the event any cost or expense incurred by the Managing Member is paid by the Managing Member from the gross proceeds received by PubCo in connection with an offering, issuance, exercise or conversion of Equity Securities or Debt Securities and only the net amount of such proceeds is contributed to the Company, such costs or expenses shall not be reimbursed under this Section 7.8, and (b) if PubCo is required to reimburse the Sellers for attorneys’ fees, costs and expenses pursuant to Section 10.2(n) of the Business Combination Agreement, such attorneys’ fees, costs and expenses shall not be reimbursed under this Section 7.8.

Article VIII
ROLE OF MEMBERS

Section 8.1             Rights or Powers. Other than the Managing Member, the Members, acting in their capacity as Members, shall not have any right or power to take part in the operation, management or control of the Company or its business and affairs, transact any business in the Company’s name or to act for or bind the Company in any way and shall not have any voting rights. Notwithstanding the foregoing sentence, the Members have all the rights and powers set forth in this LLC Agreement and, to the extent not inconsistent with this LLC Agreement, in the Act. Any Member, its Affiliates and its and their employees, managers, owners, agents, directors and officers may also be an employee or be retained as an agent of the Company. Nothing in this Article VIII shall in any way limit any Member’s rights pursuant to, and subject to the terms and conditions of, the Tax Receivable Agreement or the Investor Rights Agreement.

Section 8.2             Various Capacities. The Members acknowledge and agree that the Members or their Affiliates will from time to time act in various capacities, including as a Member or, in the case of PubCo, the Managing Member or the Company Representative, or, in the case of Series U, the Continuing Member Representative.

Section 8.3             Investment Opportunities. To the fullest extent permitted by applicable Law, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to (a) any Member (other than Members who are directors, managers, officers or employees of the Company, PubCo or any of their respective Subsidiaries, in which case solely acting in their capacity as such), (b) any of their respective Affiliates (other than the Company, the Managing Member or any of their respective Subsidiaries), (c) the Sponsor, each Continuing Member or any of its respective Affiliates (including its respective investors and equityholders and any associated Persons or investment funds or any of their respective portfolio companies or investments) or (d) any of the respective officers, managers, directors, agents, shareholders, members, and partners of any of the foregoing (each, a “Business Opportunities Exempt Party”). The Company and each of the Members, on its own behalf and on behalf of their respective Affiliates and equityholders, hereby renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to any Business Opportunities Exempt Party and irrevocably waives any right to require any Business Opportunity Exempt Party to act in a manner inconsistent with the provisions of this Section 8.3. No Business Opportunities Exempt Party who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for PubCo, the Company or any of their respective Subsidiaries, Affiliates or equityholders shall have any duty to communicate or offer such opportunity to the Company and none of PubCo, the Company or any of their respective Subsidiaries, Affiliates or equityholders will acquire or be entitled to any interest or participation in any such transaction, agreement, arrangement or other matter or opportunity as a result of participation therein by a Business Opportunity Exempt Party. This Section 8.3 shall not apply to, and no interest or expectancy of the Company is renounced with respect to, any opportunity offered to any director of PubCo if such opportunity is expressly offered or presented to, or acquired or developed by, such Person solely in his or her capacity as a director or officer of the Company. No amendment or repeal of this Section 8.3 shall apply to or have any effect on the Liability or alleged Liability of any Business Opportunities Exempt Party for or with respect to any opportunities of which any such Business Opportunities Exempt Party becomes aware prior to such amendment or repeal. Any Person purchasing or otherwise acquiring any interest in any Units shall be deemed to have notice of and consented to the provisions of this Section 8.3. Neither the amendment or repeal of this Section 8.3, nor the adoption of any provision of this LLC Agreement inconsistent with this Section 8.3, shall eliminate or reduce the effect of this Section 8.3 in respect of any business opportunity first identified or any other matter occurring, or any cause of Action that, but for this Section 8.3, would accrue or arise, prior to such amendment, repeal or adoption. No action or inaction taken by any Business Opportunities Exempt Party in a manner consistent with this Section 8.3 shall be deemed to be a violation of any fiduciary or other duty owed to any Person.

Article IX
TRANSFERS OF UNITS

Section 9.1             Restrictions on Transfer.

(a)            No Member shall Transfer all or any portion of its Units, except Transfers made in accordance with the provisions of Section 9.1(b). If, notwithstanding the provisions of this Section 9.1(a), all or any portion of a Member’s Units are Transferred by such Member in violation of this Section 9.1(a), involuntarily, by operation of Law or otherwise, then without limiting any other rights and remedies available to the other Parties under this LLC Agreement, the Transferee of such Units (or portion thereof) shall not be admitted to the Company as a Member nor be entitled to any rights as a Member under this LLC Agreement, and the Transferor will continue to be bound by all obligations under this LLC Agreement. Any attempted or purported Transfer of all or a portion of a Member’s Units in violation of this Section 9.1(a) shall, to the fullest extent permitted by Law, be null and void and of no force or effect whatsoever. The restrictions on Transfer contained in this Article IX shall not apply to the Transfer of any capital stock of PubCo; provided that (i) no shares of Class V Common Stock may be Transferred by a Member unless an equal number of Common Units are Transferred therewith in accordance with this LLC Agreement (including in respect of those Transfers permitted by Section 9.1(b)), and (ii) no Common Units may be Transferred by a Member holding Class V Common Stock unless an equal number of shares of Class V Common Stock are Transferred therewith in accordance with this LLC Agreement (including in respect of those Transfers permitted by Section 9.1(b)).

(b)            The restrictions contained in Section 9.1(a) shall not apply to any Transfer (each, a “Permitted Transfer”): (i) in connection with an “Exchange” made in accordance with the provisions of Section 4.6, (ii) by a Member to PubCo or any of its wholly-owned Subsidiaries, (iii) by a Member to any of such Member’s Permitted Transferees, (iv) (A) by one or more Continuing Members to the Foundation, or (B) by one or more Continuing Members in connection with an “Exchange” made in accordance with the provisions of Section 4.6 if such Continuing Member includes in the applicable Exchange Notice its intent to promptly Transfer, taking into account any Exchange Blackout Period, the shares of Class A Common Stock received in connection with such Exchange to the Foundation (so long as such shares of Class A Common Stock are promptly Transferred, taking into account any Exchange Blackout Period, to the Foundation following consummation of such Exchange), in the case of (A) and (B), in an amount not to exceed four percent (4%) of the aggregate number of Common Units held by the Continuing Members immediately after the Effective Time (the “Foundation Transfer Amount”, and such Transfer up to the Foundation Transaction Amount, the “Foundation Transfer”), or (v) after the Continuing Members have Transferred the Foundation Transfer Amount to the Foundation, any subsequent Transfer by a Continuing Member to the Foundation or an Affiliate of the Rice Family that is a tax exempt entity; provided, however, if a Transfer pursuant to clauses (iii) or (iv) would result in a Change of Control (without taking into account clause (ii) of the final sentence of the definition thereof) (including a Transfer to a Permitted Transferee or the Foundation, or a Transfer that results in the PubCo holding more than 50% of the outstanding Common Units), such Member must provide the Managing Member with written notice of such Transfer at least ninety (90) calendar days prior to the consummation of such Transfer; provided further, that the restrictions contained in this LLC Agreement will continue to apply to Units after any Permitted Transfer of such Units, and the Transferees of the Units so Transferred shall agree in writing to be bound by the provisions of this LLC Agreement. In the case of a Permitted Transfer of any Common Units by a Continuing Member, such Transferring Member shall be required to Transfer an equal number of shares of Class V Common Stock corresponding to the number of such Member’s Common Units that were Transferred in the transaction to such Transferee. All Permitted Transfers are subject to the additional limitations set forth in Section 9.1(c).

(c)            In addition to any other restrictions on Transfer contained in this Article IX, in no event may any Transfer or assignment of Units by any Member be made (i) to any Person who lacks the legal right, power or capacity to own Units; (ii) if such Transfer would (A) be considered to be effected on or through an “established securities market” or a “secondary market or the substantial equivalent thereof” as such terms are used in Treasury Regulations Section 1.7704-1, (B) result in the Company having more than 100 partners, within the meaning of Treasury Regulations Section 1.7704-1(h) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3)), (C) cause the Company to be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code or to be treated as an association taxable as a corporation pursuant to the Code, or (D) cause the Company to have a withholding obligation under Section 1446(f) of the Code; (iii) if such Transfer would cause the Company to become, with respect to any employee benefit plan subject to Title I of ERISA, a “party-in-interest” (as defined in Section 3 (14) of ERISA) or a “disqualified person” (as defined in Section 4975(e)(2) of the Code); (iv) if such Transfer would, in the opinion of counsel to the Company, cause any portion of the assets of the Company to constitute assets of any employee benefit plan pursuant to the Plan Asset Regulations or otherwise cause the Company to be subject to regulation under ERISA; (v) if such Transfer requires the registration of such Units issued upon any exchange of such Units, pursuant to any applicable U.S. federal or state securities Laws; or (vi) if such Transfer subjects the Company to regulation under the Investment Company Act or the Investment Advisors Act of 1940. Any attempted or purported Transfer of all or a portion of a Member’s Units in violation of this Section 9.1(c) shall be null and void and of no force or effect whatsoever.

Section 9.2             Notice of Transfer. Other than in connection with Transfers made pursuant to Section 4.6, each Member shall, after complying with the provisions of this LLC Agreement, but prior to any Transfer of Units, give written notice to the Company and the other Members of such proposed Transfer. Each such notice shall describe the manner and circumstances of the Transfer.

Section 9.3             Transferee Members. A Transferee of Units pursuant to this Article IX shall have the right to become a Member only if (a) the requirements of this Article IX are met, (b) such Transferee executes a joinder in the form attached to this LLC Agreement as Exhibit E, (c) such Transferee represents that the Transfer was made in accordance with all applicable securities Laws, (d) the Transferor or Transferee shall have reimbursed the Company for all reasonable and documented out-of-pocket expenses (including attorneys’ fees and expenses) of any Transfer or proposed Transfer of a Member’s Interest, whether or not consummated (excluding (i) any Transfer pursuant to Section 4.6, and (ii) the Foundation Transfer), and (e) if such Transferee or his or her spouse is a resident of a community property jurisdiction, then such Transferee’s spouse shall also execute an instrument reasonably satisfactory to the Managing Member agreeing to be bound by the terms and provisions of this LLC Agreement to the extent of his or her community property or quasi-community property interest, if any, in such Member’s Units. Unless agreed to in writing by the Managing Member, the admission of a Member shall not result in the release of the Transferor from any Liability as of the date of transfer that the Transferor may have to each remaining Member or to the Company under this LLC Agreement or any other contract between the Managing Member, the Company or any of its Subsidiaries, on the one hand, and such Transferor or any of its Affiliates, on the other hand. Written notice of the admission of a Member shall be sent promptly by the Company to each remaining Member.

Section 9.4             Legend. Each certificate representing a Unit, if any, will be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.

THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SUCH ACT.

THE TRANSFER AND VOTING OF THESE SECURITIES IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF UTZ BRANDS HOLDINGS, LLC, DATED AS OF [●], 2020, AMONG THE MEMBERS LISTED THEREIN, AS IT MAY BE AMENDED, SUPPLEMENTED AND/OR RESTATED FROM TIME TO TIME IN ACCORDANCE WITH SUCH AGREEMENT (COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE COMPANY AND SHALL BE PROVIDED FREE OF CHARGE TO ANY MEMBER MAKING A REQUEST THEREFOR), AND NO TRANSFER OF THESE SECURITIES WILL BE VALID OR EFFECTIVE UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED.”

Article X
ACCOUNTING

Section 10.1           Books of Account. The Company shall, and shall cause each Subsidiary to, maintain true books and records of account in which complete and correct entries shall be made of all its business transactions pursuant to a system of accounting established and administered in accordance with GAAP, and shall set aside on its books all such proper accruals and reserves as shall be required under GAAP.

Section 10.2           Tax Elections. The Company Representative shall cause the Company and any eligible Subsidiary to make an election (or continue a previously made election) pursuant to Section 754 of the Code (and any analogous provision of any applicable state, local or non-U.S. Law) for the Taxable Year that includes the date hereof and for each Taxable Year in which an Exchange occurs, shall not thereafter revoke any such election and shall make a new election pursuant to Section 754 of the Code to the extent necessary following any “termination” of the Company or the Subsidiary, as applicable, under Section 708 of the Code. In addition, the Company shall make the following elections on the appropriate forms or tax returns:

(i)              to adopt the Fiscal Year as the Company’s Taxable Year, if permitted under the Code;

(ii)             to adopt the accrual method of accounting for U.S. federal income tax purposes;

(iii)            to elect to amortize the organizational expenses of the Company as permitted by Section 709(b) of the Code; and

(iv)           except as otherwise provided in this LLC Agreement, any other election the Company Representative may deem appropriate and in the best interests of the Company.

Section 10.3           Tax Returns; Information.

(a)            The Company Representative shall arrange for the preparation and timely filing of all income and other tax and informational returns of the Company. The Company shall prepare and deliver (or cause to be prepared and delivered) to each Person who was a Member at any time during the relevant quarter of the relevant Taxable Year reasonable quarterly estimates of such Member’s state tax apportionment information and the allocations to such Member of taxable income, gains, losses, deductions or credits for such Taxable Year for U.S. federal, and applicable state and local, income tax reporting purposes at least fifteen (15) days prior to the individual or corporate quarterly estimate payment deadline for U.S. federal income taxes for calendar year filers (whichever is earlier). As promptly as reasonably practicable following the end of each Taxable Year, the Company shall prepare and deliver (or cause to be prepared and delivered) to each Person who was a Member at any time during such Taxable Year (i) an estimated IRS Schedule K-1 (and any similar form prescribed for applicable state and local income tax purposes) or similar documents with such information of the Company and all relevant information regarding the Company reasonably necessary for the Members to estimate their taxable income for such Taxable Year, and (ii) in no event later than forty-five (45) days prior to the individual or corporate filing deadline (with extensions) for U.S. federal income taxes for calendar year filers (whichever is earlier), a final IRS Schedule K-1 (and any similar form prescribed for applicable state and local income tax purposes) and all relevant information regarding the Company reasonably necessary for the Members to file their tax returns on a timely basis (including extensions) for such Taxable Year. The Company shall use commercially reasonable efforts to furnish to each Member and former Member, as soon as reasonably practicable after an applicable request, all information relating to the Company and in the Company’s possession reasonably requested by such Member and that is reasonably necessary for such Member to prepare and file its own tax returns and pay its own taxes or make distributions to its members in order for them to pay their taxes (including copies of the Company’s federal, state and local income tax returns). Each Member and former Member shall furnish to the Company all pertinent information in its possession that is reasonably necessary to enable the Company’s tax returns to be prepared and filed. Each Member further agrees (including with respect to the Taxable Year that such Member becomes a former Member) that such Member shall notify the Company and consult with the Company regarding a position on its tax return in the event such Member intends to file its tax returns in a manner that is inconsistent with the Schedule K-1 or other statements furnished by the Company to such Member for purposes of preparing tax returns.

(b)            In addition to each Member’s rights to information pursuant to and in accordance with Section 18-305 of the Act, each Member shall be entitled to examine, either directly or through its representatives, the books and records of the Company or any of its Subsidiaries at the principal office of the Company or such other location as the Managing Member shall reasonably approve during normal business hours for any purpose reasonably related to such Member’s interest as a Member of the Company with the information to which such Member shall be entitled about the Company or any of its Subsidiaries being the same information to which a stockholder of a Delaware corporation would have with respect to such corporation; provided that, in any event, the Managing Member has a right to keep confidential from the Members certain information in accordance with Section 18-305 of the Act.

Section 10.4           Company Representative.

(a)            PubCo is hereby designated as the Company Representative. In addition, PubCo is hereby authorized to designate or remove any other Person selected by PubCo as the Company Representative; provided that all actions taken by the Company Representative pursuant to this Section 10.4 shall be subject to the overall oversight and authority of the Board. For each Taxable Year in which the Company Representative is an entity, the Company shall appoint the “designated individual” identified by the Company Representative and approved by the Board to act on its behalf in accordance with the applicable Treasury Regulations or analogous provisions of state or local Law. Each Member hereby expressly consents to such designations and agrees to take, and that the Managing Member is authorized to take (or cause the Company to take), such other actions as may be necessary or advisable pursuant to Treasury Regulations or other Internal Revenue Service or Treasury guidance or state or local Law to cause such designations or evidence such Member’s consent to such designations, including removing any Person designated as the Company Representative (including any “designated individual”) prior to the date of this LLC Agreement.

(b)            Subject to this Section 10.4, the Company Representative shall have the sole authority to act on behalf of the Company in connection with, make all relevant decisions regarding application of, and to exercise the rights and powers provided for in the BBA Rules, including making any elections under the BBA Rules or any decisions to settle, compromise, challenge, litigate or otherwise alter the defense of any Action, audit or examination before the Internal Revenue Service or any other tax authority (each an “Audit”), and to expend Company funds for professional services and other expenses reasonably incurred in connection therewith. Subject to the provisions of Section 10.4(d), the Company Representative will have sole discretion to determine whether the Company (either on its own behalf or on behalf of the Members) will contest or continue to contest any tax deficiencies assessed or proposed to be assessed by any tax authority; provided, that, except as provided in Section 10.4(h), the Company Representative shall obtain the prior written consent of the Continuing Member Representative (which consent shall not be unreasonably withheld, delayed or conditioned) before (i) except as otherwise provided in Section 9.1(j) of the Business Combination Agreement, making an election under Section 6226(a) of the Code (or any analogous provision of state or local Law) (a “Push-Out Election”) or (ii) taking any material action under the BBA Rules that would reasonably be expected to have a disproportionate (compared to PubCo) and material adverse effect on the Continuing Members, in the case of clauses (i) and (ii), for so long as the Continuing Members and their Permitted Transferees Beneficially Own Economic Interests (as each such term is defined in the Investor Rights Agreement) (in the Company and PubCo, without duplication) representing more than 50% of the Economic Interests (as defined in the Investor Rights Agreement) held by the Continuing Members immediately after the Effective Time (excluding for these purposes from both the percentage Beneficially Owned immediately after the Effective Time and percentage then Beneficially Owned at any time, the Foundation Transfer Amount, from and after the occurrence of the Foundation Transfer).

(c)            The Company Representative is authorized, to the extent permissible under applicable Law, to cause the Company to pay any imputed underpayment of taxes and any related interest, penalties and additions to tax determined in accordance with Code Section 6225 that may from time to time be required to be made under Code Section 6232 and to pay any similar amounts arising under state, local, or foreign tax Laws (together, “Imputed Tax Underpayments”). Imputed Tax Underpayments also shall include any imputed underpayment within the meaning of Code Section 6225 (any similar amounts arising under state, local, or foreign tax Laws) paid (or payable) by any entity treated as a partnership for U.S. federal income tax purposes in which the Company holds (or has held) a direct or indirect interest other than through entities treated as corporations for U.S. federal income tax purposes to the extent that the Company bears the economic burden of such amounts, whether by Law or contract. To the extent permissible under applicable Law, the Company Representative may cause the Company to allocate the amount of any Imputed Tax Underpayment among the Members (including any former Members) in an equitable manner, taking into account, among other factors, the magnitude of the Imputed Tax Underpayment, the nature of the tax items that are the subject of the adjustment giving rise to the Imputed Tax Underpayment, the classification of the Members for U.S. federal income tax purposes, and the Persons who received (and the proportions in which they received) the benefits of the activities that gave rise to that Imputed Tax Underpayment. To the extent that the Company Representative elects to cause the Company to pay an Imputed Tax Underpayment, the Company Representative shall use commercially reasonable efforts to pursue available procedures under applicable Law to reduce such Imputed Tax Underpayment on account of its Members’ (or any of the Members’ direct or indirect beneficial owners’) tax status, with any corresponding reduction being credited to the applicable Member for purposes of allocating such Imputed Tax Underpayment among the relevant Members or former Members to the extent relevant.

(d)            Without limiting the foregoing, the Company Representative shall give prompt written notice to the Continuing Member Representative of the commencement of any income tax Audit of the Company or any of its Subsidiaries that would reasonably be expected to have a material adverse effect on the Continuing Members, other than any Audit that is the subject of Section 9.1(e) of the Business Combination Agreement to the extent that such Audit is governed by such provisions of the Business Combination Agreement (any such Audit that is not the subject of Section 9.1(e) of the Business Combination Agreement, a “Specified Audit”). The Company Representative shall (i) keep the Continuing Member Representative reasonably informed of the material developments and status of any such Specified Audit, (ii) permit the Continuing Member Representative (or its designee) to participate (including using separate counsel), in each case at the Continuing Members’ sole cost and expense, in any such Specified Audit to the extent such Specified Audit would reasonably be expected to affect the Continuing Members or their owners, and (iii) promptly notify the Continuing Member Representative of receipt of a notice of a final partnership adjustment (or equivalent under applicable Laws) or a final decision of a court or IRS Appeals panel (or equivalent body under applicable Laws) with respect to such Specified Audit. The Company Representative or the Company shall promptly provide the Continuing Member Representative with copies of all material correspondence between the Company Representative or the Company (as applicable) and any Governmental Entity in connection with such Specified Audit and shall give the Continuing Member Representative a reasonable opportunity to review and comment on any material, non-ministerial correspondence, submission (including settlement or compromise offers) or filing in connection with any such Specified Audit. For so long as the Continuing Members and their Permitted Transferees Beneficially Own Economic Interests (as each such term is defined in the Investor Rights Agreement) (in the Company and PubCo, without duplication) representing more than 50% of the Economic Interests (as defined in the Investor Rights Agreement) held by the Continuing Members immediately after the Effective Time (excluding for these purposes from both the percentage Beneficially Owned immediately after the Effective Time and percentage then Beneficially Owned at any time, the Foundation Transfer Amount, from and after the occurrence of the Foundation Transfer), the Company Representative shall not (and the Company shall not (and shall not authorize the Company Representative to)) settle, compromise or abandon any Specified Audit in a manner that would reasonably be expected to have a disproportionate (compared to PubCo) and material adverse effect on the Continuing Members without the Continuing Member Representative’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned). The obligations of the Company and the Company Representative under this Section 10.4(d) with respect to any Specified Audit affecting Continuing Members as a result of their prior ownership of Units shall continue after the Continuing Members Transfer any or all of such Units.

(e)            If the Company Representative causes the Company to make a Push-Out Election, each Member who was a Member of the Company for U.S. federal income tax purposes for the “reviewed year” (within the meaning of Code Section 6225(d)(1) or similar concept under applicable state, local, or non-U.S. Law), shall take any adjustment to income, gain, loss, deduction, credit or otherwise (as determined in the notice of final partnership adjustment or similar concept under applicable state, local, or non-U.S. Law) into account as provided for in Code Section 6226(b) (or similar concept under applicable state, local, or non-U.S. Law). The Company shall consult in good faith with the Continuing Member Representative with respect to any material tax election with respect to the Company that could reasonably be expected to have an adverse effect on the Continuing Members.

(f)            Promptly following the written request of the Company Representative, the Company shall, to the fullest extent permitted by Law, reimburse and indemnify the Company Representative (including, for the avoidance of doubt, any “designated individual”) for all reasonable expenses, including reasonable legal and accounting fees, claims, liabilities, losses and damages incurred by the Company Representative in connection with the exercise of its rights and fulfillment of its duties under this Section 10.4, absent willful breach, bad faith, gross negligence or willful misconduct on the part of the Company Representative or any “designated individual”. Nothing in this LLC Agreement will be construed to restrict the Company or the Company Representative from engaging an accounting firm or legal counsel to assist the Company Representative in discharging its duties under this LLC Agreement.

(g)            Each Member agrees to cooperate in good faith with the Company Representative and to do or refrain from doing any or all things reasonably requested by the Company Representative with respect to this Section 10.4, including timely providing any information reasonably necessary or advisable for the Company Representative to comply with its obligations under Section 10.4(c), that is or are reasonably necessary or advisable to reduce the amount of any tax, interest, penalties or similar amounts the cost of which is (or would otherwise be) borne by the Company (directly or indirectly) or to make any election permitted by this LLC Agreement and the Code or other relevant tax Law unless such Member is restricted from providing such information under any applicable Law or contract. Each Member acknowledges that any action taken by the Company Representative in its capacity as such may be binding upon such Members and that such Member shall not independently act with respect to Audits affecting the Company or its Subsidiaries (but the Continuing Member shall in all events retain all rights provided to it under this LLC Agreement, including but not limited to Section 10.4(d)). Notwithstanding anything to the contrary contained in this LLC Agreement, no provision of this LLC Agreement shall require, or give any Person the right to require, PubCo to file any amended tax return.

(h)            Notwithstanding anything to the contrary contained in this LLC Agreement, in the event of any conflict between Section 9.1 of the Business Combination Agreement and this LLC Agreement, Section 9.1 of the Business Combination Agreement shall control. The Company, the Company Representative, the Managing Member, and the Members hereby acknowledge and agree to the foregoing sentence and expressly agree to be bound by the terms of Section 9.1 of the Business Combination Agreement, including that with respect to any Audit of the Company or any of its Subsidiaries for any taxable period ending before or including the date of the Effective Time and for which a Push-Out Election is available, all such available elections shall be made in accordance with applicable Laws.

(i)            This Section 10.4 shall be interpreted to apply to Members and former Members and shall survive the Transfer of a Member’s Units and the termination, dissolution, liquidation and winding up of the Company and, for this purpose to the extent not prohibited by applicable Law, the Company shall be treated as continuing in existence.

Section 10.5           Withholding Tax Payments and Obligations.

(a)            If the Company or any other Person in which the Company holds an interest is required by Law to withhold or to make tax payments on behalf of or with respect to any Member, or the Company is subjected to tax itself (including any amounts withheld from amounts directly or indirectly payable to the Company or to any other Person in which the Company holds an interest) by reason of the status of any Member as such or that is specifically attributable to a Member (including federal, state, local or foreign withholding, personal property, unincorporated business or other taxes, the amount of any Imputed Tax Underpayments allocated to a Member in accordance with Section 10.4, and any interest, penalties, additions to tax, and expenses related to any such amounts) (“Tax Advances”), the Managing Member may cause the Company to withhold such amounts and cause the Company to make such tax payments as so required, and each Member hereby authorizes the Company to do so. All Tax Advances made on behalf of a Member shall be repaid by reducing the amount of the current or next succeeding Tax Distribution or Tax Distributions and, if applicable, the proceeds of liquidation that would otherwise have been made to such Member under this LLC Agreement; provided, that if a Tax Advance is made on behalf of a former Member, then such former Member shall indemnify and hold harmless the Company for the entire amount of such Tax Advance. For all purposes of this LLC Agreement, such Member shall be treated as having received the amount of the distribution, if applicable, that is equal to the Tax Advance at the time of such Tax Advance and (if applicable) as having paid such Tax Advance to the relevant taxing jurisdiction. Notwithstanding the foregoing, to the extent that the aggregate amount of Tax Advances for any period made on behalf of a Member exceeds the actual Tax Distributions that would have otherwise been made to such Member during the fifteen (15) months following such Tax Advances, then such Member shall indemnify and hold harmless the Company for the entire amount of such excess (which has not offset Tax Distributions pursuant to this Section 10.5); provided, that such indemnification obligation shall be the several obligation of such Member and shall not be treated as Capital Contributions. For the avoidance of doubt, any income taxes, penalties, additions to tax and interest payable by the Company or any fiscally transparent entity in which the Company owns an interest shall be treated as specifically attributable to the Members and shall be allocated among the Members such that the burden of (or any diminution in distributable proceeds resulting from) any such amounts is borne by those Members to whom such amounts are specifically attributable (whether as a result of their status, actions, inactions or otherwise, including pursuant to an allocation made under Section 10.4(c)), in each case as reasonably determined by the Company Representative.

(b)            This Section 10.5 shall be interpreted to apply to Members and former Members and shall survive the Transfer of a Member’s Units and the termination, dissolution, liquidation and winding up of the Company and, for this purpose to the extent not prohibited by applicable Law, the Company shall be treated as continuing in existence.

Article XI
DISSOLUTION

Section 11.1           Liquidating Events. The Company shall dissolve and commence winding up and liquidating upon the first to occur of the following (each, a “Liquidating Event”):

(a)            the sale of all or substantially all of the assets of the Company;

(b)            the determination of the Managing Member to dissolve the Company;

(c)            the termination of the legal existence of the last remaining Member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining Member in the Company unless the Company is continued without dissolution in a manner permitted by this LLC Agreement or the Act; and

(d)            the entry of a decree of judicial dissolution under Section 18‒802 of the Act.

The Liquidating Events described in clauses (a) and (b) above are subject to the consent rights set forth in Section 2.2 of the Investor Rights Agreement (if any, applicable to such Liquidating Event), subject to the terms and conditions thereof.

The Members hereby agree that the Company shall not dissolve prior to the occurrence of a Liquidating Event. In the event of a dissolution pursuant to Section 11.1, the relative economic rights of each class of Units immediately prior to such dissolution shall be preserved to the greatest extent practicable with respect to distributions made to Members pursuant to Section 11.3 in connection with such dissolution, taking into consideration tax and other legal constraints that may adversely affect one or more Members and subject to compliance with applicable Laws, unless, with respect to any class of Units, holders of at least seventy-five percent (75%) of the Units of such class consent in writing to a treatment other than as described above; provided that unless and until a Vesting Event has occurred with respect to the Restricted Common Units (including a Vesting Event as a result of such Liquidating Event), and in which case, solely with respect to that portion of the Restricted Common Units to which such Vesting Event relates, the Restricted Common Units shall not have any economic rights under this LLC Agreement.

Section 11.2           Bankruptcy. For purposes of this LLC Agreement, the “bankruptcy” of a Member shall mean the occurrence of any of the following: (a) (i) any Governmental Entity shall take possession of any substantial part of the property of that Member or shall assume control over the affairs or operations thereof, or (ii) a receiver or trustee shall be appointed, or a writ, order, attachment or garnishment shall be issued with respect to any substantial part thereof, and such possession, assumption of control, appointment, writ or order shall continue for a period of ninety (90) consecutive days, (b) a Member shall (i) admit in writing its inability to pay its debts when due, or make an assignment for the benefit of creditors, (ii) apply for or consent to the appointment of any receiver, trustee or similar officer or for all or any substantial part of its property or (iii) institute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debts, dissolution, liquidation, or similar proceeding under the Laws of any jurisdiction or (c) a receiver, trustee or similar officer shall be appointed for such Member or with respect to all or any substantial part of its property without the application or consent of that Member, and such appointment shall continue undischarged or unstayed for a period of ninety (90) consecutive days or any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceedings shall be instituted (by petition, application or otherwise) against that Member and shall remain undismissed for a period of ninety (90) consecutive days.

Section 11.3           Procedure.

(a)            In the event of the dissolution of the Company for any reason, the Managing Member (or in the event that there is no Managing Member or the Managing Member is in bankruptcy, any Person selected by the majority of Members holding Common Units) shall commence to wind up the affairs of the Company and, subject to Section 11.4(a), the Managing Member shall have full right to determine in good faith the time, manner and terms of any sale or sales of the property or other assets pursuant to such liquidation, having due regard to the activity and condition of the relevant market and general financial and economic conditions. The Members shall continue to share Profits and Losses during the period of liquidation in the same manner and proportion as immediately prior to the Liquidating Event. The Company shall engage in no further business except as may be necessary to preserve the value of the Company’s assets during the period of dissolution and liquidation.

(b)            Following the allocation of all Profits and Losses as provided in Article V, the net proceeds of the liquidation and any other funds of the Company shall be distributed in the following order of priority:

(i)              First, to the payment and discharge of all expenses of liquidation and discharge of all of the Company’s Liabilities to creditors (whether third parties or, to the fullest extent permitted by law, Members), in the order of priority as provided by Law, except any obligations to the Members in respect of their Capital Accounts or liabilities under 18-601 or 18-604 of the Act;

(ii)             Second, to set up such cash reserves which the Managing Member reasonably deems necessary for contingent, conditional or unmatured Liabilities or future payments described in this Section 11.3(b) (which reserves when they become unnecessary shall be distributed in accordance with the provisions of clause (iii), below); and

(iii)            Third, the balance to the Members in accordance with Section 6.1(a).

(c)            Except as provided in Section 11.4(b), no Member shall have any right to demand or receive property other than cash upon dissolution and termination of the Company.

(d)            Upon the completion of the liquidation of the Company and the distribution of all Company funds, the Company shall terminate and the Managing Member shall have the authority to execute and record a certificate of cancellation of the Company, as well as any and all other documents required to effectuate the dissolution and termination of the Company.

(e)            Prior to the distribution of the proceeds of the liquidation and any other funds of the Company in liquidation, a proper accounting shall be made from the date of the last previous accounting to the date of dissolution, and a final allocation of all items of income, gain, loss, deduction and credit in accordance with Article V shall be made in such a manner that, immediately before distribution of assets pursuant to Section 11.3(b)(iii), the positive balance of the Capital Account of each Member shall, to the greatest extent possible, be equal to the net amount that would so be distributed to such Member (and any non-cash assets to be distributed will first be written up or down to their Fair Market Value, thus creating hypothetical gain or loss (if any), which resulting hypothetical gain or loss shall be allocated to the Members’ Capital Accounts in accordance with the requirements of Treasury Regulation Section 1.704-1(b) and other applicable provisions of the Code and this LLC Agreement).

Section 11.4           Rights of Members.

(a)            Each Member irrevocably waives any right that it may have to maintain an action for partition with respect to the property of the Company.

(b)            Except as otherwise provided in this LLC Agreement, (i) each Member shall look solely to the assets of the Company for the return of its Capital Contributions, and (ii) no Member shall have priority over any other Member as to the return of its Capital Contributions, distributions or allocations, except with respect to the Distribution Catch-Up Payment as provided in Section 6.1(a). The right to a return of Capital Contributions shall be solely to the extent set forth in this LLC Agreement.

Section 11.5           Notices of Dissolution. In the event a Liquidating Event occurs, the Company shall, within thirty (30) days thereafter, (a) provide written notice thereof to each of the Members and to all other parties with whom the Company regularly conducts business (as reasonably determined by the Managing Member), and (b) comply, in a timely manner, with all filing and notice requirements under the Act or any other applicable Law.

Section 11.6           Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets in order to minimize any losses that might otherwise result from such winding up.

Section 11.7           No Deficit Restoration. No Member shall be personally liable for a deficit Capital Account balance of that Member, it being expressly understood that the distribution of liquidation proceeds shall be made solely from existing Company assets.

Article XII
GENERAL

Section 12.1           Amendments; Waivers.

(a)            Except as otherwise provided in this LLC Agreement, the terms and provisions of this LLC Agreement may be altered, modified or amended (including by means of merger, consolidation or other business combination to which the Company is a party) only with the approval of the Managing Member; provided, that no alteration, modification or amendment shall be effective until written notice has been provided to the Members, and, for the avoidance of doubt, any Member, shall have the right to file an Exchange Notice prior to the effectiveness of such alteration, modification or amendment with respect to all of such Member’s remaining Common Units; provided, further, that no amendment to this LLC Agreement may (w) disproportionately and adversely affect a Member or remove a right or privilege granted to a Member, without such Member’s prior written consent (provided that the creation or issuance of any new Unit or Equity Security of the Company permitted pursuant to Section 4.1 and Section 4.3 and any amendments or modifications to this LLC Agreement to the extent necessary to reflect such creation or issuance shall not be deemed to disproportionately and adversely affect a Member or remove a right or privilege specifically granted to a Member in any event); or (x) modify the limited liability of any Member, or increase the Liabilities of any Member, in each case, without the prior written consent of each such affected Member; or (y) alter or change any rights, preferences or privileges of any Units in a manner that is different or prejudicial relative to any other Units in the same class of Units, without the prior written consent of each such affected Member; or (z) modify the requirement that any action, election, decision or determination that is required to be approved or made by the Disinterested Majority (including in respect of Section 4.6) be so approved or made by the Disinterested Majority, without the prior written approval of the Disinterested Majority serving on the Board at such time as such modification is proposed to be made.

(b)            Notwithstanding the foregoing clause (a), the Managing Member, acting alone, may amend this LLC Agreement, including Exhibit A, (i) to reflect the admission of new Members, Transfers of Units, the issuance of additional Units, in each case in accordance with the terms of this LLC Agreement, and, subject to Section 12.1(a), subdivisions or combinations of Units made in accordance with Section 4.1(h) and (ii) as necessary, and solely to the extent necessary, based on the reasonable written advice of legal counsel or a qualified tax advisor (including any nationally recognized accounting firm) to the Company, to avoid the Company being classified as a “publicly traded partnership” within the meaning of Section 7704(b) of the Code.

(c)            No waiver of any provision or default under, nor consent to any exception to, the terms of this LLC Agreement shall be effective unless in writing and signed by the Party to be bound and then only to the specific purpose, extent and instance so provided.

Section 12.2           Further Assurances. Each Party agrees that it will from time to time, upon the reasonable request of another Party, execute such documents and instruments and take such further action as may be reasonably required to carry out the provisions of this LLC Agreement. The consummation of Transfers, Exchanges and issuances of Equity Securities pursuant to this LLC Agreement shall be subject to, and conditioned on, the completion of any required regulatory filings with any applicable Governmental Entity (or the termination or expiration of any waiting period in connection therewith), including the expiration or termination of the applicable waiting period, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, to the extent required in connection with such Transfer, Exchange or issuance. The Members shall reasonably cooperate in connection with any such filing.

Section 12.3           Successors and Assigns. All of the terms and provisions of this LLC Agreement shall be binding upon the Parties and their respective successors and assigns, but shall inure to the benefit of and be enforceable by the successors and assigns of any Member only to the extent that they are permitted successors and assigns pursuant to the terms of this LLC Agreement. No Party may assign its rights under this LLC Agreement except as permitted pursuant to this LLC Agreement, including assignment of such rights to a Permitted Transferee and a Transferee of Units pursuant to and in accordance with Section 9.3.

Section 12.4           Entire Agreement. This LLC Agreement, together with all Exhibits and Schedules to this LLC Agreement, the Business Combination Agreement, the Investor Rights Agreement, the Tax Receivable Agreement and all other Ancillary Agreements (as such term is defined in the Business Combination Agreement), constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings and discussions, whether oral or written, relating to such subject matter in any way and there are no warranties, representations or other agreements between the Parties in connection with such subject matter except as set forth in this LLC Agreement and therein.

Section 12.5           Rights of Members Independent. The rights available to the Members under this LLC Agreement and at Law shall be deemed to be several and not dependent on each other and each such right accordingly shall be construed as complete in itself and not by reference to any other such right. Any one or more and/or any combination of such rights may be exercised by a Member and/or the Company from time to time and no such exercise shall exhaust the rights or preclude another Member from exercising any one or more of such rights or combination thereof from time to time thereafter or simultaneously.

Section 12.6           Governing Law; Waiver of Jury Trial; Jurisdiction. The Law of the State of Delaware shall govern (a) all Actions, claims or matters related to or arising from this LLC Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this LLC Agreement, and the performance of the obligations imposed by this LLC Agreement, in each case without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. EACH PARTY TO THIS LLC AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS LLC AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS LLC AGREEMENT AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS LLC AGREEMENT. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each of the Parties submits to the exclusive jurisdiction of first, the Chancery Court of the State of Delaware or if such court declines jurisdiction, then to the Federal District Court for the District of Delaware, in any Action arising out of or relating to this LLC Agreement, agrees that all claims in respect of the Action shall be heard and determined in any such court and agrees not to bring any Action arising out of or relating to this LLC Agreement in any other courts. Nothing in this Section 12.6, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law or at equity. Each Party agrees that a final judgment in any Action so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity.

Section 12.7           Headings. The descriptive headings of the Articles, Sections and clauses of this LLC Agreement are for convenience only and do not constitute a part of this LLC Agreement.

Section 12.8           Counterparts; Electronic Delivery. This LLC Agreement and any amendment hereto or any other agreements delivered pursuant to this LLC Agreement may be executed and delivered in one or more counterparts and by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of a fax machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or email as a defense to the formation or enforceability of a contract and each Party forever waives any such defense.

Section 12.9           Notices. All notices, demands and other communications to be given or delivered under this LLC Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with confirmation of transmission) prior to 5:00 p.m. eastern time on a Business Day and, if otherwise, on the next Business Day, (b) one (1) Business Day following sending by reputable overnight express courier (charges prepaid) or (c) three (3) calendar days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 12.9, notices, demands and other communications shall be sent to the addresses indicated below:

If to the Company or the Managing Member:

Utz Brands, Inc.

900 High Street

Hanover, PA 17331

Attention:	Dylan Lissette
Email:	dlissette@utzsnacks.com

and

Utz Brands Holdings, LLC

900 High Street

Hanover, PA 17331

Attention:	Dylan Lissette
Email:	dlissette@utzsnacks.com

With copies to:

Kirkland & Ellis LLP

601 Lexington Ave.

New York, NY 10022

Attention:	Peter Martelli, P.C.
Lauren M. Colasacco, P.C.
Email:	peter.martelli@kirkland.com
lauren.colasacco@kirkland.com

Cozen O’Connor

One Liberty Place

1650 Market Street, Suite 2800

Philadelphia, PA 19103

Attention:	Larry Laubach
Email:	llaubach@cozen.com

If to the Continuing Members:

Series U of UM Partners, LLC

900 High Street

Hanover, PA 17331

Attention:	Dylan Lissette
Email:	dlissette@utzsnacks.com

With a copy to:

Cozen O’Connor

One Liberty Place

1650 Market Street, Suite 2800

Philadelphia, PA 19103

Attention:	Larry Laubach
Email:	llaubach@cozen.com

Section 12.10         Representation by Counsel; Interpretation. The Parties acknowledge that each Party to this LLC Agreement has been represented by counsel in connection with this LLC Agreement and the transactions contemplated by this LLC Agreement. Accordingly, any rule of Law, or any legal decision that would require interpretation of any claimed ambiguities in this LLC Agreement against the Party that drafted it has no application and is expressly waived.

Section 12.11         Severability. Whenever possible, each provision of this LLC Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable Law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this LLC Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this LLC Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

Section 12.12         Expenses. Except as otherwise provided in this LLC Agreement (or as set forth in the Business Combination Agreement with respect to expenses incurred in connection with the entry into this LLC Agreement), each Party shall bear its own expenses in connection with the transactions contemplated by this LLC Agreement.

Section 12.13         No Third Party Beneficiaries. Except as provided in Section 7.4 and Section 10.3(a), this LLC Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein, express or implied, shall give or be construed to give any Person, other than the Parties and such permitted assigns, any legal or equitable rights under this LLC Agreement.

Section 12.14         Confidentiality. Except as required by applicable Law, each Member (other than the Managing Member) agrees to hold the Company’s Confidential Information in confidence and shall not, unless authorized in writing by the Managing Member, (a) disclose any Confidential Information to any third party or (b) use such information except in furtherance of the business of the Company; provided, however, that (i) each Member may disclose Confidential Information to such Member’s Affiliates, attorneys, accountants, consultants and other advisors who are bound by an obligation of confidentiality with respect to such Confidential Information; provided such Member will be responsible for any violation by any of its Affiliates, attorneys, accountants, consultants or other advisors of the confidentiality provisions in this Section 12.14, (ii) each Member may disclose Confidential Information as required in response to any summons, subpoena or other legal requirement, provided that such Member shall promptly notify the Managing Member in writing so the Company may seek a protective order or appropriate remedy, (iii) each Member may disclose Confidential Information to a proposed Transferee if such disclosure is reasonably required in connection with any proposed Transfer of Units to such Transferee pursuant to the terms of this LLC Agreement, and (iv) each Member may disclose Confidential Information to the extent necessary for such Member to prepare and file its tax returns, to respond to any inquiries regarding such tax returns from any taxing authority or to prosecute or defend any action, proceeding or audit by any taxing authority with respect to such tax returns.

Section 12.15         No Recourse. Notwithstanding anything that may be expressed or implied in this LLC Agreement (except in the case of the immediately succeeding sentence) or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any Party may be a partnership or limited liability company, each Party hereto, by its acceptance of the benefits of this LLC Agreement, covenants, agrees and acknowledges that no Persons other than the Parties shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any Party (or any of their successors or permitted assignees), against any former, current, or future general or limited partner, manager, stockholder or member of any Party (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including the Parties (each, but excluding for the avoidance of doubt, the Parties, a “Non-Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of such Party against the Non-Party Affiliates, by the enforcement of any assessment or by any Action, or by virtue of any statute, regulation or other applicable Law, or otherwise; it being expressly agreed and acknowledged that no personal Liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Non-Party Affiliate, as such, for any obligations of the applicable Party under this LLC Agreement or the transactions contemplated by this LLC Agreement, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation. Notwithstanding the foregoing, a Non-Party Affiliate may have obligations under any documents, agreements or instruments delivered contemporaneously herewith or otherwise required by this LLC Agreement if such Non-Party Affiliate is party to such document, agreement or instrument. Except to the extent otherwise expressly set forth in, and subject in all cases to the terms and conditions of and limitations herein, this LLC Agreement may only be enforced against, and any claim or cause of action of any kind based upon, arising out of, or related to this LLC Agreement, or the negotiation, execution or performance of this LLC Agreement, may only be brought against the Persons that are expressly named as Parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. Each Non-Party Affiliate is expressly intended as a third party beneficiary of this Section 12.15.

[Signatures on Next Page]

IN WITNESS WHEREOF, each of the Parties hereto has caused this Third Amended and Restated Limited Liability Company Agreement to be executed as of the day and year first above written.

COMPANY:

UTZ BRANDS HOLDINGS, LLC

By:
Name:
Title:

MANAGING MEMBER:

UTZ BRANDS, INC.

By:
Name:
Title:

MEMBERS:

UTZ BRANDS, INC.

By:
Name:
Title:

SERIES U OF UM PARTNERS, LLC

By:
Name:
Title:

SERIES R OF UM PARTNERS, LLC

By:
Name:
Title:

Signature Page to Third Amended and Restated Limited Liability Company Agreement of Utz Brands Holdings, LLC

EXHIBIT A

Capitalization

See attached.

EXHIBIT B

Exchange Notice

See attached.

EXHIBIT C

Officers

See attached.

EXHIBIT D

Distribution Policy

See attached.

EXHIBIT E

Form of Joinder

See attached.

EXHIBIT F

Section 83(b) Election

See attached.

EXHIBIT D

TAX RECEIVABLE AGREEMENT

(see attached)

TAX RECEIVABLE AGREEMENT

among

UTZ BRANDS, INC.

and

THE PERSONS NAMED HEREIN

Dated as of [●], 2020

i

ii

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “TRA Agreement”), is dated as of [●], 2020, among Utz Brands, Inc., a Delaware corporation (the “Corporate Taxpayer”), Utz Brands Holdings, LLC, a Delaware limited liability company (“OpCo”), Series U of UM Partners, LLC, a series of a Delaware limited liability company (“Series U”), Series R of UM Partners, LLC, a series of a Delaware limited liability company (“Series R”) (each of Series U and Series R, a “TRA Party” and together the “TRA Parties”), Series U in its capacity as the TRA Party Representative, and each of the other Persons from time to time that become a party to this TRA Agreement.

RECITALS

WHEREAS, the TRA Parties directly or indirectly hold Common Units in OpCo, which is classified as a partnership for United States federal income Tax purposes;

WHEREAS, the Corporate Taxpayer is the sole managing member of OpCo and holds Common Units;

WHEREAS, each of Series U and Series R is classified as a partnership for United States federal income Tax purposes;

WHEREAS, the Corporate Taxpayer, the TRA Parties, and OpCo entered into a Business Combination Agreement (as amended, modified or supplemented from time to time in accordance with such agreement, the “Business Combination Agreement”), pursuant to which the Corporate Taxpayer acquired (i) the Assigned Company Units in exchange for the Net Cash Consideration and shares of Class V Common Stock (the “Purchase”) and (ii) the Issued Company Units in exchange for the Contribution Amount;

WHEREAS, simultaneously with the execution of the Business Combination Agreement, the Corporate Taxpayer and BSOF SN, LLC (“BSOF”) entered into a purchase agreement pursuant to which, subject to the Closing, the Corporate Taxpayer purchased all of the preferred equity interests held by BSOF in Sellers (the “BSOF Preferred Interests”) and all of the common equity interests held by BSOF in Sellers (the “BSOF Common Interests”) (such purchases together, the “BSOF Purchase”);

WHEREAS, simultaneously with the Closing, the Corporate Taxpayer entered into a Redemption Agreement with Series U and Series R, pursuant to which Series U and Series R redeemed the BSOF Common Interests and BSOF Preferred Interests purchased by Corporate Taxpayer in exchange for the Exchanged Company Units (the “Redemption”);

WHEREAS, each Common Unit held by a TRA Party may be Exchanged, together with the surrender and delivery by such holder of one (1) share of Class V Common Stock, for one (1) share of Class A Common Stock or for cash in accordance with and subject to the conditions and limitations in the LLC Agreement;

WHEREAS, pursuant to that certain Stock Purchase Agreement, dated as of September 10, 2019, entered into between Utz Quality Foods, LLC, a Delaware limited liability company (“Peak Buyer”), and Peak Finance Holdings LLC, a Delaware limited liability company, Peak Buyer purchased 100% of the issued and outstanding common stock of Kennedy Endeavors, Incorporated, a Washington corporation (such purchase, the “Peak Acquisition,” and such Person, “Peak Target”), a Code Section 336(e) election was made with respect to such purchase, and Peak Target was subsequently converted into a limited liability company that is disregarded as separate from OpCo for U.S. federal income Tax purposes;

WHEREAS, OpCo, Series U, and Series R currently have and will have in effect an election under Section 754 of the Code for each Taxable Year that includes the Closing Date and (for OpCo only) for each Taxable Year in which an Exchange occurs;

WHEREAS, as a result of the Closing and future Exchanges, the income, gain, loss, deduction, expense and other Tax items of the Corporate Taxpayer may be affected by the (i) Basis Adjustments, (ii) Peak Deductions and (iii) any deduction attributable to any payment (including amounts attributable to Imputed Interest) made under this TRA Agreement (collectively, the “Tax Attributes”); and

WHEREAS, the parties to this TRA Agreement desire to provide for certain payments and make certain arrangements with respect to the effect of the Tax Attributes on the liability for Taxes of the Corporate Taxpayer.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth in this TRA Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

Article I

DEFINITIONS

Section 1.1.     Definitions

. As used in this TRA Agreement, the terms set forth in this Article I shall have the following meanings.

“Acquired Company Units” has the meaning set forth in the Business Combination Agreement.

“Acquired Restricted Company Units” has the meaning set forth in the Business Combination Agreement.

“Actual Tax Liability” means, with respect to any Taxable Year, an amount, not less than zero, equal to the sum of (i) the actual liability for U.S. federal income Taxes of the Corporate Taxpayer for such Taxable Year and, if applicable, determined in accordance with a Determination or Amended Schedule (including interest imposed in respect thereof under applicable law), and (ii) the product of (A) the actual amount of taxable income of the Corporate Taxpayer for U.S. federal income Tax purposes for such Taxable Year and, if applicable, determined in accordance with a Determination or Amended Schedule and (B) the Blended Rate for such Taxable Year.

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“Advisory Firm” means PricewaterhouseCoopers, Ernst & Young, Deloitte, KPMG, BDO USA, LLP, Grant Thornton LLP, Alvarez & Marsal, RSM US LLP, or, if agreed in writing by the Corporate Taxpayer and the TRA Party Representative, another accounting firm that is nationally recognized as being expert in U.S. federal, state and local income Tax matters.

“Advisory Firm Letter” means a letter prepared by the Advisory Firm (at the expense of OpCo) that prepared the relevant Schedules, notices or other information to be provided by the Corporate Taxpayer to the TRA Parties stating that such Schedules, notices or other information, along with all supporting schedules and work papers prepared by such Advisory Firm in connection with such Schedules, notices or other information, were prepared in a manner that is consistent with the terms of this TRA Agreement and, to the extent not expressly provided in this TRA Agreement, on a reasonable basis in light of the facts and law in existence on the date such Schedules, notices or other information were delivered to the TRA Parties.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise. For purposes of this TRA Agreement, no TRA Party shall be considered to be an Affiliate of the Corporate Taxpayer or OpCo.

“Agreed Rate” means a per annum rate of LIBOR plus 100 basis points.

“Amended Schedule” has the meaning set forth in Section 2.3(b).

“Ancillary Agreements” has the meaning set forth in the Business Combination Agreement.

“Assigned Company Units” has the meaning set forth in the Business Combination Agreement.

“Attributable” means the portion of any Tax Attribute of the Corporate Taxpayer that is attributable to a TRA Party and shall be determined by reference to the Tax Attributes, under the following principles:

(i)            any BSOF Basis Adjustments shall be determined separately with respect to each TRA Party and are Attributable to a TRA Party based on the BSOF Basis Adjustments delivered to the Corporate Taxpayer by such TRA Party as a result of the BSOF Purchase together with the Redemption;

(ii)           any Purchase Basis Adjustments shall be determined separately with respect to each TRA Party and are Attributable to each TRA Party in an amount equal to the total Purchase Basis Adjustments relating to such Units Purchased from such TRA Party;

(iii)          any Peak Deductions shall be determined separately with respect to each TRA Party and are Attributable to a TRA Party based on such TRA Party’s Weighted Average Percentage Interest;

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(iv)          any Exchange Basis Adjustments shall be determined separately with respect to each Exchanging Member and are Attributable to each Exchanging Member in an amount equal to the total Exchange Basis Adjustments relating to such Common Units Exchanged by such Exchanging Member; and

(v)            any deduction to the Corporate Taxpayer with respect to a Taxable Year in respect of any payment (including amounts attributable to Imputed Interest) made under this TRA Agreement is Attributable to the Person that is required to include the Imputed Interest or other payment in income (without regard to whether such Person is actually subject to Tax thereon).

“Bankruptcy Rejection” has the meaning set forth in Section 4.1(c).

“Basis Adjustment” means a Purchase Basis Adjustment, a BSOF Basis Adjustment or an Exchange Basis Adjustment.

“Basis Schedule” has the meaning set forth in Section 2.1.

“Blended Rate” means, with respect to any Taxable Year, the sum of the apportionment-weighted effective rates of Tax imposed on the aggregate net income of the Corporate Taxpayer in each U.S. state or local jurisdiction in which the Corporate Taxpayer files Tax Returns for such Taxable Year, with the maximum effective rate in any state or local jurisdiction being equal to the product of (i) the apportionment factor on the income or franchise Corporate Taxpayer Return in such jurisdiction for such Taxable Year and (ii) the maximum applicable corporate income Tax rate in effect in such jurisdiction in such Taxable Year.  As an illustration of the calculation of Blended Rate for a Taxable Year, if the Corporate Taxpayer solely files Tax Returns in State 1 and State 2 in a Taxable Year, the maximum applicable corporate income Tax rates in effect in such states in such Taxable Year are 6.5% and 5.5%, respectively, and the apportionment factors for such states in such Taxable Year are 55% and 45%, respectively, then the Blended Rate for such Taxable Year is equal to 6.05% (i.e., 6.5% multiplied by 55% plus 5.5% multiplied by 45%).

“Board” means the Board of Directors of the Corporate Taxpayer.

“Breach Notice” has the meaning set forth in Section 4.1(c).

“BSOF” has the meaning set forth in the Recitals.

“BSOF Basis Adjustment” means the adjustment to the Tax basis of a Reference Asset under Sections 734(b), 743(b), 754 and/or 755 of the Code and, in each case, analogous sections of United States state and local Tax laws, as a result of the BSOF Purchase together with the Redemption.

“BSOF Common Interests” has the meaning set forth in the Recitals.

“BSOF Preferred Interests” has the meaning set forth in the Recitals.

“BSOF Purchase” has the meaning set forth in the Recitals.

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“Business Combination Agreement” has the meaning set forth in the Recitals.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State of New York.

“Cash Exchange Payment” has the meaning set forth in the LLC Agreement.

“Change of Control” means a “Continuing Member COC” as defined in the LLC Agreement.

“Class A Common Stock” has the meaning set forth in the LLC Agreement.

“Class V Common Stock” has the meaning set forth in the LLC Agreement.

“Closing” has the meaning set forth in the Business Combination Agreement.

“Closing Date” has the meaning set forth in the Business Combination Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

“Common Unit” has the meaning set forth in the LLC Agreement.

“Contribution Amount” has the meaning set forth in the Business Combination Agreement.

“Corporate Taxpayer” has the meaning set forth in the Preamble.

“Corporate Taxpayer Return” means the United States federal and/or state and/or local Tax Return, as applicable, of the Corporate Taxpayer filed with respect to Taxes of any Taxable Year.

“Cumulative Net Realized Tax Benefit” for a Taxable Year means the cumulative amount of Realized Tax Benefits for all Taxable Years of the Corporate Taxpayer, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same such Taxable Years. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination; provided, that the computation of the Cumulative Net Realized Tax Benefit shall be adjusted to reflect any applicable Determination with respect to any Realized Tax Benefits and/or Realized Tax Detriments.

“Default Rate” means a per annum rate of LIBOR plus 500 basis points.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of state, foreign or local Tax law, as applicable, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

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“DGCL” means the General Corporation Law of the State of Delaware.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Effective Date” means the date on which an Early Termination Schedule becomes binding pursuant to Section 4.2.

“Early Termination Notice” has the meaning set forth in Section 4.2.

“Early Termination Payment” has the meaning set forth in Section 4.3(b).

“Early Termination Rate” means (a) in respect of Tax Benefit Payments resulting solely from the application of clause (6) of the Valuation Assumptions, a per annum rate of LIBOR plus 200 basis points and (b) in respect of all Tax Benefit Payments not described in the foregoing clause (a), a per annum rate of LIBOR plus 350 basis points.

“Early Termination Schedule” has the meaning set forth in Section 4.2.

“Exchange” has the meaning set forth in the LLC Agreement, and “Exchanged” has a correlative meaning.

“Exchange Act” has the meaning set forth in the LLC Agreement.

“Exchange Basis Adjustment” means the adjustment to the Tax basis of a Reference Asset under Sections 732, 734(b) and/or 1012 of the Code (in situations where, as a result of one or more Exchanges, OpCo becomes an entity that is disregarded as separate from its owner for United States federal income Tax purposes) or under Sections 734(b), 743(b), 754 and/or 755 of the Code (in situations where, following an Exchange, OpCo remains in existence as an entity treated as a partnership for United States federal income Tax purposes) and, in each case, analogous sections of United States state and local Tax laws, as a result of an Exchange and the payments made pursuant to this TRA Agreement in respect of such Exchange. The amount of any Exchange Basis Adjustment shall be determined using the Market Value with respect to such Exchange, except, for the avoidance of doubt, as otherwise required by a Determination. For the avoidance of doubt, payments made under this TRA Agreement shall not be treated as resulting in an Exchange Basis Adjustment to the extent such payments are treated as Imputed Interest.

“Exchange Date” means the date of any Exchange.

“Exchanged Company Units” has the meaning set forth in the Business Combination Agreement.

“Exchanging Member” has the meaning set forth in the LLC Agreement.

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“Expert” has the meaning set forth in Section 7.9.

“Final Payment Date” means, with respect to any payment required to be made pursuant to this TRA Agreement, the last date on which such payment may be made within the applicable time period prescribed for such payment under this TRA Agreement (i.e., the date on which such payment is due under this TRA Agreement). For example, the Final Payment Date in respect of a Tax Benefit Payment is determined pursuant to Section 3.1(a) of this TRA Agreement.

“Future TRAs” has the meaning set forth in Section 5.1.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, an amount, not less than zero, equal to the sum of (i) the hypothetical liability for U.S. federal income Taxes of the Corporate Taxpayer for such Taxable Year and (ii) the product of (A) the hypothetical amount of taxable income of the Corporate Taxpayer for U.S. federal income Tax purposes for such Taxable Year and (B) the Blended Rate for such Taxable Year, in each case determined using the same methods, elections, conventions and similar practices used on the relevant Corporate Taxpayer Return (taking into account any modifications required by an applicable Determination or Amended Schedule), but (a) calculating depreciation, amortization or similar deductions and income, gain or loss using the Non-Adjusted Tax Basis of the Reference Assets and the Corporate Taxpayer’s distributive share of the Peak Hypothetical Deductions (in place of the Peak Deductions) as reflected on the Schedules including amendments thereto for such Taxable Year and (b) excluding any deduction attributable to any payment (including amounts attributable to Imputed Interest) made under this TRA Agreement for such Taxable Year. For the avoidance of doubt, Hypothetical Tax Liability shall be determined without taking into account the carryover or carryback of any Tax item (or portions thereof) that is attributable to a Tax Attribute as applicable.

“ICC” has the meaning set forth in Section 7.9.

“Imputed Interest” in respect of a TRA Party shall mean any interest imputed under Section 1272, 1274 or 483 or other provision of the Code and any similar provision of state and local Tax law with respect to the Corporate Taxpayer’s payment obligations in respect of such TRA Party under this TRA Agreement.

“Interest Amount” has the meaning set forth in Section 3.1(b).

“IRS” means the United States Internal Revenue Service.

“Issued Company Units” has the meaning set forth in the Business Combination Agreement.

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“LIBOR” means during any period, the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by the Corporate Taxpayer as an authorized information vendor for the purpose of displaying rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market (an “Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the first day of such period as the London interbank offered rate for U.S. dollars having a borrowing date and a maturity comparable to such period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any LIBOR Alternate Source, a comparable replacement rate determined by the Corporate Taxpayer at such time, which determination shall be conclusive absent manifest error); provided, that at no time shall LIBOR be less than 0%. If the Corporate Taxpayer has made the determination, after consultation with the TRA Party Representative, that LIBOR is no longer a widely recognized benchmark rate for newly originated loans in the U.S. loan market in U.S. dollars, then the Corporate Taxpayer shall, subject to the prior written consent of the TRA Party Representative, which consent shall not be unreasonably withheld or delayed, establish a replacement interest rate (the “Replacement Rate”), after giving due consideration to any evolving or then prevailing conventions for similar loans in the U.S. loan market in U.S. dollars for such alternative benchmark, and including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then prevailing convention for similar loans in the U.S. loan market in U.S. dollars for such benchmark, which adjustment, method for calculating such adjustment and benchmark shall be published on an information service as selected from time to time by the Corporate Taxpayer, subject to the prior written consent of the TRA Party Representative, which consent shall not be unreasonably withheld or delayed. The Replacement Rate shall, subject to the next two sentences, replace LIBOR for all purposes under this TRA Agreement. In connection with the establishment and application of the Replacement Rate, this TRA Agreement shall be amended, with the consent of the Corporate Taxpayer, OpCo and the TRA Party Representative (which consent of the TRA Party Representative shall not be unreasonably withheld or delayed), as necessary or appropriate, in the reasonable judgment of the Corporate Taxpayer, to replace the definition of LIBOR and otherwise to effect the provisions of this definition. The Replacement Rate shall be applied in a manner consistent with market practice; provided that, in each case, to the extent such market practice is not administratively feasible for the Corporate Taxpayer, such Replacement Rate shall be applied as otherwise reasonably determined by the Corporate Taxpayer, after consultation with the TRA Party Representative.

“Liquidity Exceptions” has the meaning set forth in Section 4.1(c).

“LLC Agreement” means, with respect to OpCo, the Third Amended and Restated Limited Liability Company Agreement of OpCo, dated the date hereof, as such agreement may be further amended, restated, supplemented and/or otherwise modified from time to time in accordance with the terms of such agreement.

“Market Value” shall mean, with respect to a Common Unit (a) Exchanged for a Stock Exchange Payment or that is subject to a deemed Exchange under this TRA Agreement, the Stock Value on the Exchange Date or the date of the applicable deemed Exchange, as applicable, or (b) Exchanged for a Cash Exchange Payment, the amount of the Cash Exchange Payment paid in respect of such Common Unit.

“Material Objection Notice” has the meaning set forth in Section 4.2.

“National Securities Exchange” has the meaning set forth in the LLC Agreement.

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“Net Cash Consideration” means the Cash Consideration (as defined in the Business Combination Agreement) minus the amount of any Prohibited Affiliate Transactions (as defined in the Business Combination Agreement).

“Net Tax Benefit” has the meaning set forth in Section 3.1(b).

“Non-Adjusted Tax Basis” means, with respect to any Reference Asset at any time, the Tax basis that such asset would have had at such time if no Basis Adjustments had been made.

“Non-Payment Default” has the meaning set forth in Section 4.1(c).

“Objection Notice” has the meaning set forth in Section 2.3(a).

“OpCo” has the meaning set forth in the Preamble.

“Payment Default” has the meaning set forth in Section 4.1(c).

“Peak Acquisition” has the meaning set forth in the Recitals.

“Peak Asset” means an asset that is held by Peak Target immediately prior to the Closing. A Peak Asset also includes any asset that is “substituted basis property” under Section 7701(a)(42) of the Code with respect to a Peak Asset.

“Peak Buyer” has the meaning set forth in the Recitals.

“Peak Deductions” means the Tax deductions of OpCo arising as a result of the Peak Assets that are either (i) amortizable under Section 197 of the Code or otherwise reported as amortizable on IRS Form 4562 for United States federal income Tax purposes or (ii) of a character subject to the allowance for depreciation provided in Section 167 of the Code, but without taking into account any Basis Adjustments.

“Peak Denominator” means the sum of (i) total number of Acquired Company Units, (ii) total Acquired Restricted Company Units converted into Common Units upon the occurrence of a Vesting Event as of the end of the relevant Taxable Year and (iii) the total number of Common Units received by the Corporate Taxpayer in Exchanges by the TRA Parties after the Closing Date as of the end of the relevant Taxable Year.

“Peak Hypothetical Deductions” means the Peak Deductions determined using the Tax basis that the Peak Assets would have had if the Tax basis of the Peak Assets immediately prior to the Closing had been equal to zero.

“Peak Numerator” means, with respect to a TRA Party, the sum of (I) the product of (A) the quotient of (x) the sum of (i) the number of Assigned Company Units, excluding Acquired Restricted Company Units, Purchased from the TRA Party plus (ii) the number of Exchanged Company Units, excluding Acquired Restricted Company Units, received from the TRA Party in the Redemption divided by (y) the sum of (i) the total number of Assigned Company Units, excluding Acquired Restricted Company Units, Purchased from the TRA Parties at the Closing plus (ii) the total number of Exchanged Company Units, excluding Acquired Restricted Company Units, received from the TRA Parties in the Redemption at the Closing multiplied by (B) the sum of (i) the total number of Acquired Company Units plus (ii) the total Acquired Restricted Company Units converted into Common Units upon the occurrence of a Vesting Event as of the end of the relevant Taxable Year, and (II) the total number of Common Units received by the Corporate Taxpayer in Exchanges by such TRA Party after the Closing Date as of the end of the relevant Taxable Year.

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“Peak Target” has the meaning set forth in the Recitals.

“Permitted Transferee” has the meaning set forth in the LLC Agreement.

“Person” means any natural person, sole proprietorship, partnership, trust, unincorporated association, corporation, limited liability company, entity or governmental entity.

“Pre-Closing NOLs” has the meaning set forth in Section 7.11(f).

“Purchase” has the meaning set forth in the Recitals, and “Purchased” has a correlative meaning.

“Purchase Basis Adjustment” means the adjustment to the Tax basis of a Reference Asset under Sections 734(b), 743(b), 754 and/or 755 of the Code and, in each case, analogous sections of United States state and local Tax laws, as a result of (a) the Purchase and (b) the payments made pursuant to this TRA Agreement in respect of (i) such Purchase, (ii) the BSOF Purchase and Redemption and (iii) the Peak Deductions. For the avoidance of doubt, payments made under this TRA Agreement shall not be treated as resulting in a Purchase Basis Adjustment to the extent such payments are treated as Imputed Interest.

“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability. If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit or similar proceeding by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Realized Tax Detriment” means, for a Taxable Year, the excess, if any, of the Actual Tax Liability over the Hypothetical Tax Liability.  If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit or similar proceeding by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

“Reconciliation Dispute” has the meaning set forth in Section 7.9.

“Reconciliation Procedures” has the meaning set forth in Section 2.3(a).

“Redemption” has the meaning set forth in the Recitals.

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“Reference Asset” means an asset that is held by OpCo, or by any of its direct or indirect Subsidiaries treated as a partnership or disregarded entity (but only if such indirect Subsidiaries are held only through Subsidiaries treated as partnerships or disregarded entities) for purposes of the applicable Tax, at the time of the Purchase, the BSOF Purchase and Redemption or an Exchange, as relevant. A Reference Asset also includes any asset the Tax basis of which is determined, in whole or in part, for purposes of the applicable Tax, by reference to the Tax basis of an asset that is described in the preceding sentence, including, for U.S. federal income Tax purposes, any asset that is “substituted basis property” under Section 7701(a)(42) of the Code with respect to a Reference Asset.

“Rice Family” has the meaning set forth in the LLC Agreement.

“Schedule” means any of the following: (i) a Basis Schedule; (ii) a Tax Benefit Schedule; or (iii) the Early Termination Schedule, and, in each case, any amendments thereto.

“Securities Act” has the meaning set forth in the LLC Agreement.

“Sellers” means, collectively, Series U and Series R.

“Senior Obligations” has the meaning set forth in Section 5.1.

“Series R” has the meaning set forth in the Preamble.

“Series U” has the meaning set forth in the Preamble.

“Stock Exchange Payment” has the meaning set forth in the LLC Agreement.

“Stock Value” means, on any date, (a) if the Class A Common Stock trades on a National Securities Exchange (as defined in the LLC Agreement) or automated or electronic quotation system, the arithmetic average of the high trading price on such date (or if such date is not a Trading Day (as used in this definition, as defined in the LLC Agreement), the immediately preceding Trading Day) and the low trading price on such date (or if such date is not a Trading Day, the immediately preceding Trading Day) or (b) if the Class A Common Stock is not then traded on a National Securities Exchange or automated or electronic quotation system, as applicable, the Appraiser FMV (as defined in the LLC Agreement) on such date of one (1) share of Class A Common Stock that would be obtained in an arms-length transaction between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to buy or sell, respectively, and without regard to the particular circumstances of the buyer or seller.

“Subsidiaries” means, of any Person, any corporation, association, partnership, limited liability company or other business entity of which more than fifty percent (50%) of the voting power or equity is owned or controlled directly or indirectly by such Person, or one (1) or more of the Subsidiaries of such Person, or a combination thereof.

“Tax Attributes” has the meaning set forth in the Recitals.

“Tax Benefit Payment” has the meaning set forth in Section 3.1(b).

“Tax Benefit Schedule” has the meaning set forth in Section 2.2.

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“Tax Return” means any return, declaration, report, information returns, claims for refund, disclosures or similar statement filed or required to be filed with respect to or in connection with Taxes (including any related or supporting schedules, attachments, statements or information filed or required to be filed with respect thereto), including any amendments thereof and declarations of estimated Tax.

“Taxable Year” means a taxable year of the Corporate Taxpayer as defined in Section 441(b) of the Code or comparable section of state or local Tax law, as applicable (and which may include a period of more or less than twelve (12) months for which a Tax Return is made), ending on or after the Closing Date.

“Taxes” means any and all United States federal, state, local and foreign taxes, assessments or similar charges that are based on or measured with respect to net income or profits (including franchise taxes that are based on or measured with respect to net income or profits), and any interest related to such Tax.

“Taxing Authority” means any domestic, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body, in each case, exercising any taxing authority or any other authority or jurisdiction of any kind in relation to Tax matters.

“TRA Agreement” has the meaning set forth in the Preamble.

“TRA Disinterested Majority” means a majority of the directors of the Board who are disinterested as determined by the Board in accordance with the DGCL with respect to the matter being considered by the Board; provided that to the extent a matter being considered by the Board is required to be considered by disinterested directors under the rules of the National Securities Exchange on which the Class A Common Stock is then listed, the Securities Act or the Exchange Act, such rules with respect to the definition of disinterested director shall apply solely with respect to such matter.

“TRA Party” has the meaning set forth in the Preamble.

“TRA Party Representative” means, initially, Series U, and thereafter, that TRA Party or committee of TRA Parties determined from time to time by a plurality vote of the TRA Parties ratably in accordance with their right to receive Early Termination Payments under this TRA Agreement determined as if all TRA Parties had fully Exchanged their Common Units for shares of Class A Common Stock or other consideration and the Corporate Taxpayer had exercised its right of early termination on the date of the most recent Exchange.

“TRA Party’s Weighted Average Percentage Interest” means, with respect to a TRA Party with respect to a Taxable Year, the percentage equal to the quotient of (a) the Peak Numerator with respect to such TRA Party as of the end of the relevant Taxable Year divided by (b) the Peak Denominator as of the end of the relevant Taxable Year; provided, however, that the Corporate Taxpayer and the TRA Party Representative shall reasonably agree on equitable adjustments to each TRA Party’s Weighted Average Percentage Interest to the extent necessary to reflect the parties’ intent that the sum of all of the TRA Parties’ Weighted Average Percentage Interests with respect to any Taxable Year shall be equal to one hundred percent (100%).

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“Transfer” has the meaning set forth in the LLC Agreement and the terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“Units” has the meaning set forth in the LLC Agreement.

“Utz C Corp Entities” has the meaning set forth in the Business Combination Agreement.

“Valuation Assumptions” shall mean, as of an Early Termination Date, the assumptions that in each Taxable Year ending on or after such Early Termination Date, (1) the Corporate Taxpayer will have taxable income sufficient to fully utilize the Tax items, including deductions, arising from the Tax Attributes (other than any items addressed in clause (2) below) during such Taxable Year or future Taxable Years (including deductions and other Tax items arising from Basis Adjustments and Imputed Interest that would result from the applicable future payments made under this TRA Agreement that would be paid in accordance with the Valuation Assumptions, further assuming that such applicable future payments would be paid on the due date (including extensions) for filing the Corporate Taxpayer Return for the applicable Taxable Year) in which such deductions or other Tax items would become available, (2) any loss carryovers generated by deductions arising from any Tax Attributes, which loss carryovers are available in the Taxable Year that includes such Early Termination Date, will be used by the Corporate Taxpayer on a pro rata basis from such Early Termination Date through (A) the scheduled expiration date of such loss carryovers (if any) or (B) if there is no such scheduled expiration, then the fifteen (15) year anniversary of the Early Termination Date, (3) the United States federal, state and local income Tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Date and the Blended Rate will be calculated based on such rates and the apportionment factors applicable in the most recently ended Taxable Year, except to the extent any change to such Tax rates for such Taxable Year have already been enacted into law, (4) except as described in clause (5) below, any non-amortizable, non-depreciable Reference Assets (other than the Peak Assets) will be disposed of on the later of (i) the fifteenth (15th) anniversary of the applicable Exchange (in the case of Exchange Basis Adjustments) or the Closing Date (in the case of BSOF Basis Adjustments and Purchase Basis Adjustments) or (ii) the Early Termination Date, and any cash equivalents will be disposed of twelve (12) months following the Early Termination Date; provided, that in the event of a Change of Control, such non-amortizable, non-depreciable assets shall be deemed disposed of at the time of sale (if applicable) of the relevant asset in the Change of Control (if earlier than the applicable fifteenth (15th) anniversary), (5) the stock of or other interests in Subsidiaries that are treated as C corporations for U.S. federal income Tax purposes will never be disposed of, and (6) if, on the Early Termination Date, there are Common Units that have not been Exchanged, then each such Common Unit shall be deemed Exchanged for the Market Value (as determined in accordance with clause (a) of the definition thereof) that would be transferred if the Exchange occurred on the Early Termination Date.

“Vesting Event” has the meaning set forth in the LLC Agreement.

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Article II

DETERMINATION OF CERTAIN REALIZED TAX BENEFIT

Section 2.1.            Basis Schedule. Within one hundred and fifty (150) calendar days after the due date (including extensions) of IRS Form 1120 (or any successor form) of the Corporate Taxpayer for each relevant Taxable Year, the Corporate Taxpayer shall deliver to each TRA Party a schedule (the “Basis Schedule”) that shows, in reasonable detail necessary to perform the calculations required by this TRA Agreement, (i) the actual Tax basis and the Non-Adjusted Tax Basis of the Reference Assets as of the Closing Date and the date of each Exchange, (ii) the Exchange Basis Adjustments Attributable to such TRA Party with respect to the Reference Assets as a result of Exchanges effected by such TRA Party in such Taxable Year, (iii) the Purchase Basis Adjustments and BSOF Basis Adjustments Attributable to such TRA Party for the Taxable Year of the Closing, (iv) the Tax basis in the Peak Assets that will give rise to the Peak Deductions Attributable to such TRA Party for the Taxable Year of the Closing, and (v) the period (or periods) over which such Basis Adjustments and the Tax basis in the Peak Assets are amortizable and/or depreciable, in each case, calculated in the aggregate for all TRA Parties and solely with respect to the TRA Party to which such Basis Schedule is delivered; provided that for each of the first three (3) Taxable Years ending after the Closing Date, such deadline shall be automatically extended from one hundred and fifty (150) calendar days after such due date (including extensions) to one hundred and eighty (180) calendar days after such due date (including extensions). All costs and expenses incurred in connection with the provision and preparation of the Basis Schedules and Tax Benefit Schedules for each TRA Party in compliance with this TRA Agreement and the obtaining of any Advisory Firm Letter shall be borne by OpCo. Each Basis Schedule shall become final as provided in Section 2.3(a) and may be amended as provided in Section 2.3(b) (subject to the procedures set forth in Section 2.3(b)).

Section 2.2.            Tax Benefit Schedule.

(a)            Tax Benefit Schedule. Within one hundred and fifty (150) calendar days after the due date (including extensions) of IRS Form 1120 (or any successor form) of the Corporate Taxpayer for any Taxable Year in which there is a Realized Tax Benefit or a Realized Tax Detriment Attributable to a TRA Party, the Corporate Taxpayer shall provide to such TRA Party a schedule showing, in reasonable detail, the calculation of the Tax Benefit Payment (and any Realized Tax Benefit) or the lack of a Tax Benefit Payment (and any Realized Tax Detriment), as applicable, Attributable to such TRA Party for such Taxable Year (a “Tax Benefit Schedule”); provided that for each of the first three (3) Taxable Years ending after the Closing Date, such deadline shall be automatically extended from one hundred and fifty (150) calendar days after such due date (including extensions) to one hundred and eighty (180) calendar days after such due date (including extensions). Each Tax Benefit Schedule shall become final as provided in Section 2.3(a) and may be amended as provided in Section 2.3(b) (subject to the procedures set forth in Section 2.3(b)).

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(b)            Applicable Principles. Subject to Section 3.3, the Realized Tax Benefit (or the Realized Tax Detriment) for each Taxable Year is intended to measure the decrease (or increase) in the actual liability for Taxes of the Corporate Taxpayer for such Taxable Year attributable to the Tax Attributes, determined using a “with and without” methodology. Carryovers or carrybacks of any Tax item attributable to any of the Tax Attributes shall be considered to be subject to the rules of the Code and the Treasury Regulations or the appropriate provisions of United States state and local income and franchise Tax law, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any Tax item includes a portion that is attributable to any Tax Attribute (“TRA Portion”) and another portion that is not (“Non-TRA Portion”), such portions shall be considered to be used in accordance with the “with and without” methodology so that the amount of any Non-TRA Portion is deemed utilized, to the extent available, prior to the amount of any TRA Portion, to the extent available (with the TRA Portion being applied on a proportionate basis consistent with the provisions of Section 3.3). The parties agree that (A) the payments made pursuant to this TRA Agreement in respect of (i) the Purchase, (ii) the BSOF Purchase and Redemption and (iii) the Peak Deductions (in each case, to the extent permitted by applicable law and other than amounts accounted for as Imputed Interest) are intended to be treated and shall be reported for all purposes, including Tax purposes, as additional contingent consideration to the applicable TRA Parties for the sale of Assigned Common Units at the Closing that has the effect of creating additional Purchase Basis Adjustments and the payments made pursuant to this TRA Agreement in respect of an Exchange are intended to be treated and shall be reported for all purposes, including Tax purposes, as additional contingent consideration to the applicable Exchanging Member for such Exchange that has the effect of creating additional Exchange Basis Adjustments, in each case, to the Reference Assets for the Corporate Taxpayer in the Taxable Year of payment, (B) as a result, such additional Purchase Basis Adjustments and Exchange Basis Adjustments shall be incorporated into the calculation for the Taxable Year of the applicable payment and into the calculations for subsequent Taxable Years, as appropriate, (C) the Actual Tax Liability shall take into account the deduction of the portion of the Tax Benefit Payment that must be accounted for as Imputed Interest under applicable law, (D) the liability for U.S. federal income Taxes of the Corporate Taxpayer and the amount of taxable income of the Corporate Taxpayer for U.S. federal income Tax purposes as determined for purposes of calculating the Actual Tax Liability and the Hypothetical Tax Liability shall include, without duplication, such liability for Taxes and such taxable income that is economically borne by or allocated to the Corporate Taxpayer as a result of the provisions of Sections 10.4, 10.5(a), and 10.5(b) of the LLC Agreement; provided, however, that such liability for Taxes and such taxable income shall be included in the Hypothetical Tax Liability and the Actual Tax Liability subject to the adjustments and assumptions set forth in the definitions thereof and, to the extent any such amount is taken into account on an Amended Schedule, such amount shall adjust a Tax Benefit Payment, as applicable, in accordance with Section 2.3(b), and (E) the provisions of Schedule I shall apply as if fully set forth herein.

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Section 2.3.            Procedures, Amendments.

(a)            Procedure. Every time the Corporate Taxpayer delivers to a TRA Party an applicable Schedule under this TRA Agreement, including any Amended Schedule delivered pursuant to Section 2.3(b), and any Early Termination Schedule or amended Early Termination Schedule, the Corporate Taxpayer shall also (x) deliver to such TRA Party supporting schedules and work papers, as determined by the Corporate Taxpayer or as reasonably requested by such TRA Party, providing reasonable detail regarding data and calculations that were relevant for purposes of preparing the Schedule, (y) indicate which Advisory Firm prepared the Schedule and, upon the written request of the TRA Party Representative, use commercially reasonable efforts to cause such Advisory Firm to prepare an Advisory Firm Letter with respect to such Schedule, and (z) allow the TRA Party Representative and its advisors reasonable access to the appropriate representatives at the Corporate Taxpayer and (at the cost and expense of OpCo) at the Advisory Firm that prepared the applicable Schedule in connection with a review of such Schedule. Without limiting the generality of the preceding sentence, the Corporate Taxpayer shall ensure that any Tax Benefit Schedule or Early Termination Schedule that is delivered to a TRA Party, along with any supporting schedules and work papers, provides a reasonably detailed presentation of the calculation of the Actual Tax Liability (the “with” calculation) and the Hypothetical Tax Liability (the “without” calculation) and identifies any material assumptions or operating procedures or principles that were used for purposes of such calculations. An applicable Schedule or amendment thereto shall become final and binding on all parties thirty (30) calendar days from the date on which all relevant TRA Parties have been given the applicable Schedule or amendment thereto under Section 7.1 unless the TRA Party Representative (i) within thirty (30) calendar days after having been given the applicable Schedule or amendment thereto, gives the Corporate Taxpayer written notice of a material objection to such Schedule or amendment thereto made in good faith (“Objection Notice”), or (ii) provides a written waiver of its right to give an Objection Notice within the period described in clause (i) above, in which case such Schedule or amendment thereto becomes binding on the date such waiver is given by the TRA Party Representative and received by the Corporate Taxpayer. If the Corporate Taxpayer and the TRA Party Representative, for any reason, are unable to successfully resolve the issues raised in the Objection Notice within thirty (30) calendar days after the TRA Party Representative gives the Corporate Taxpayer an Objection Notice, the Corporate Taxpayer and the TRA Party Representative shall employ the reconciliation procedures described in Section 7.9 (the “Reconciliation Procedures”), in which case such Schedule or Amended Schedule becomes binding in accordance with Section 7.9. The TRA Party Representative will represent the interests of each of the TRA Parties and shall raise and pursue, in accordance with this Section 2.3(a), any objection to a Schedule or amendment thereto timely given in writing to the TRA Party Representative by a TRA Party.

(b)            Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by the Corporate Taxpayer (i) in connection with a Determination affecting such Schedule, (ii) to correct material inaccuracies in the Schedule, including those identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to a TRA Party, (iii) to comply with an Expert’s determination under the Reconciliation Procedures, (iv) to reflect a change in the Realized Tax Benefit, or the Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other Tax item to such Taxable Year, (v) to reflect a change in the Realized Tax Benefit or the Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year or (vi) to adjust an applicable TRA Party’s Basis Schedule to take into account payments made pursuant to this TRA Agreement (any such Schedule, an “Amended Schedule”). The Corporate Taxpayer shall provide an Amended Schedule to each TRA Party when the Corporate Taxpayer delivers the Basis Schedule for the following Taxable Year. In the event a Schedule is amended after such Schedule becomes final pursuant to Section 2.3(a) or, if applicable, Section 7.9, (A) the Amended Schedule shall not be taken into account in calculating any Tax Benefit Payment in the Taxable Year to which the amendment relates but instead shall be taken into account in calculating the Cumulative Net Realized Tax Benefit for the Taxable Year in which the amendment actually occurs, and (B) as a result of the foregoing, any increase of the Net Tax Benefit attributable to an Amended Schedule shall not accrue the Interest Amount (or any other interest hereunder) until after the due date (without extensions) for filing IRS Form 1120 (or any successor form) of the Corporate Taxpayer with respect to Taxes for the Taxable Year in which the amendment actually occurs.

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Section 2.4.            Section 754 Election

. In its capacity as the sole managing member of OpCo, the Corporate Taxpayer shall ensure that, for the Taxable Year that includes the date hereof and for each Taxable Year in which an Exchange occurs and with respect to which the Corporate Taxpayer has obligations under this TRA Agreement, OpCo and each of its direct and indirect Subsidiaries that is treated as a partnership for U.S. federal income Tax purposes will have in effect an election under Section 754 of the Code (and under any similar provisions of applicable U.S. state or local law) for each such Taxable Year; provided that with respect to any direct or indirect Subsidiary of OpCo that is treated as a partnership for U.S. federal income Tax purposes for which the Corporate Taxpayer or any of its Subsidiaries do not have the authority under the governing documents of such Subsidiary to cause or otherwise do not have control over causing such Subsidiary to have in effect an election under Section 754 of the Code (or under any similar provisions of applicable U.S. state or local law), the Corporate Taxpayer shall use commercially reasonable efforts to cause such Subsidiary to have such an election in effect.

Article III

TAX BENEFIT PAYMENTS

Section 3.1.            Payments.

(a)            Payments. Within five (5) Business Days after a Tax Benefit Schedule delivered to a TRA Party becomes final in accordance with Section 2.3(a) or, if applicable, Section 7.9, the Corporate Taxpayer shall pay such TRA Party for such Taxable Year the Tax Benefit Payment determined pursuant to Section 3.1(b) that is Attributable to the relevant TRA Party.  Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to the bank account previously designated by such TRA Party to the Corporate Taxpayer or as otherwise agreed by the Corporate Taxpayer and such TRA Party. The payments provided for pursuant to the above sentence shall be computed separately for each TRA Party. Without limiting the Corporate Taxpayer’s ability to make offsets against Tax Benefit Payments to the extent permitted by Section 3.5, no TRA Party shall be required under any circumstances to make a payment or return a payment to the Corporate Taxpayer in respect of any portion of any Tax Benefit Payment previously paid by the Corporate Taxpayer to such TRA Party (including any portion of any Early Termination Payment).

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(b)            A “Tax Benefit Payment” in respect of a TRA Party for a Taxable Year means an amount, not less than zero, equal to the sum of (i) Net Tax Benefit that is Attributable to such TRA Party and (ii) the Interest Amount with respect thereto. Subject to Section 3.3, the “Net Tax Benefit” for a Taxable Year shall be an amount equal to the excess, if any, of eighty-five percent (85%) of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year, over the total amount of payments previously made under the first sentence of Section 3.1(a) (excluding payments attributable to Interest Amounts); provided, that if there is no such excess (or if a deficit exists), no TRA Party shall be required to make a payment (or return a payment) to the Corporate Taxpayer in respect of any portion of any Tax Benefit Payment previously paid by the Corporate Taxpayer to such TRA Party. The “Interest Amount” shall equal the interest on the Net Tax Benefit calculated at the Agreed Rate from the due date (without extensions) for filing IRS Form 1120 (or any successor form) of the Corporate Taxpayer with respect to Taxes for the applicable Taxable Year until the payment date under Section 3.1(a); provided that such interest shall not accrue on the amount of any Net Tax Benefit after the date on which such amount is actually paid to the applicable TRA Party, regardless of whether such payment is made prior to the due date for such payment under Section 3.1(a) and regardless of whether the amount of any unpaid Net Tax Benefit has yet become final in accordance with Section 2.3(a) or, if applicable, Section 7.9.

Section 3.2.            No Duplicative Payments. It is intended that the provisions of this TRA Agreement will not result in duplicative payment of any amount (including interest) required under this TRA Agreement, including that the aggregate Tax Benefit Payments (excluding payments attributable to Interest Amounts) for any Taxable Year shall not exceed the Net Tax Benefit for such Taxable Year. For purposes of this TRA Agreement, no Tax Benefit Payment shall be based on estimated Tax payments, including United States federal estimated income Tax payments. The provisions of this TRA Agreement shall be construed in the appropriate manner to ensure such intentions are realized.

Section 3.3.            Pro Rata Payments. Notwithstanding anything in Section 3.1 to the contrary, to the extent that the aggregate Realized Tax Benefit of the Corporate Taxpayer with respect to the Tax Attributes is limited in a particular Taxable Year because the Corporate Taxpayer does not have sufficient taxable income, the Net Tax Benefit for the Corporate Taxpayer shall be allocated among all parties eligible for Tax Benefit Payments under this TRA Agreement in proportion to the amounts of Net Tax Benefit, respectively, that would have been Attributable to each TRA Party if the Corporate Taxpayer had sufficient taxable income so that there were no such limitation.

Section 3.4.            Payment Ordering. If for any reason the Corporate Taxpayer does not fully satisfy its payment obligations to make all Tax Benefit Payments due under this TRA Agreement in respect of a particular Taxable Year, then the Corporate Taxpayer and the TRA Parties agree that (i) Tax Benefit Payments for such Taxable Year shall be allocated to all parties eligible for Tax Benefit Payments under this TRA Agreement in proportion to the amounts of Net Tax Benefit, respectively, that would have been Attributable to each TRA Party if the Corporate Taxpayer had sufficient cash available to make such Tax Benefit Payments and (ii) no Tax Benefit Payments shall be made in respect of any Taxable Year until all Tax Benefit Payments to all TRA Parties in respect of all prior Taxable Years have been made in full.

Section 3.5.            Overpayments. To the extent the Corporate Taxpayer makes a payment to a TRA Party in respect of a particular Taxable Year under Section 3.1(a) in an amount in excess of the amount of such payment that should have been made to such TRA Party in respect of such Taxable Year (taking into account Section 3.3 and Section 3.4) under the terms of this TRA Agreement, then such TRA Party shall not receive further payments under Section 3.1(a) until such TRA Party has foregone an amount of payments equal to such excess.

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Article IV

TERMINATION

Section 4.1.            Early Termination of Agreement; Breach of Agreement.

(a)            Corporate Taxpayer’s Early Termination Right. The Corporate Taxpayer may, with the prior written consent of the TRA Disinterested Majority, terminate this TRA Agreement (including with respect to all amounts payable to the TRA Parties and with respect to all of the Units held by the TRA Parties, subject to the immediately succeeding sentence) at any time by paying to each TRA Party the Early Termination Payment in respect of such TRA Party; provided, however, that this TRA Agreement shall terminate only upon the receipt by each TRA Party of its respective Early Termination Payment and payments described in the next sentence, if any, and provided, further, that the Corporate Taxpayer may withdraw any notice to execute its termination rights under this Section 4.1(a) prior to the time at which any Early Termination Payment has been paid.  Upon payment of the Early Termination Payment by the Corporate Taxpayer, none of the TRA Parties or the Corporate Taxpayer shall have any further payment obligations under this TRA Agreement, other than with respect to any (i) any Tax Benefit Payments due and payable and that remain unpaid as of the Early Termination Date (which Tax Benefit Payments shall not be included in the Early Termination Payments) and as of the date of payment of the Early Termination Payment and (ii) any Tax Benefit Payments due for the Taxable Year ending immediately prior to or including the Early Termination Date (except to the extent that the amounts described in this clause (ii) are included in the calculation of the Early Termination Payments (at the option of the Corporate Taxpayer) or are included in clause (i)); provided that upon payment of all amounts, to the extent applicable and without duplication, described in this sentence, this TRA Agreement shall terminate. For the avoidance of doubt, if an Exchange occurs after the Corporate Taxpayer makes all of the required Early Termination Payments, the Corporate Taxpayer shall have no obligations under this TRA Agreement with respect to such Exchange.

(b)            Acceleration Upon Change of Control. In the event of a Change of Control, the TRA Party Representative shall have the option, by written notice to the Corporate Taxpayer, to cause the acceleration of the unpaid payment obligations as calculated in accordance with this Section 4.1(b), and such payment obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such Change of Control and shall include, without duplication: (i) the Early Termination Payments calculated with respect to such TRA Parties as if the Early Termination Date is the date of such Change of Control, (ii) any Tax Benefit Payments due and payable and that remain unpaid as of the date of such Change of Control (which Tax Benefit Payments shall not be included in the Early Termination Payments described in clause (i)); and (iii) any Tax Benefit Payments due for the Taxable Year ending immediately prior to or including the date of such Change of Control (except to the extent that the amounts described in this clause (iii) are included in the calculation of Early Termination Payments described in clause (i) (at the option of the Corporate Taxpayer) or are included in clause (ii)); provided, that the procedures of Section 4.2 (and Section 2.3, to the extent applicable) and Section 4.3 shall apply mutatis mutandis with respect to the determination of the amount payable by the Corporate Taxpayer pursuant to this sentence and the payment thereof, except that such amount shall not be due and payable until five (5) Business Days after such amount has become final pursuant to Section 4.2 or, if applicable, Section 7.9. In the event of an acceleration following a Change of Control, any Early Termination Payment described in the preceding sentence shall be calculated utilizing the Valuation Assumptions, substituting in each case the terms “date of a Change of Control” for an “Early Termination Date,” and if an Exchange occurs after the Corporate Taxpayer makes all such required Early Termination Payments and other payments described in this Section 4.1(b), the Corporate Taxpayer shall have no obligations under this TRA Agreement with respect to such Exchange.

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(c)            Acceleration Upon Material Breach of TRA Agreement. In the event that the Corporate Taxpayer materially breaches any of its material obligations under this TRA Agreement, whether as a result of (1) a failure to make a payment required to be made pursuant to this TRA Agreement by the Final Payment Date therefor (except for all or a portion of such payment that is being validly disputed in good faith under this TRA Agreement, and then only with respect to the amount in dispute) (a “Payment Default”) or (2) any material breach of any of its material obligations under this TRA Agreement (other than a Payment Default) (a “Non-Payment Default”), which failure or breach, (A) in the case of a Payment Default, continues without payment in full until the later of (y) thirty (30) calendar days following receipt by the Corporate Taxpayer of written notice of such Payment Default from the TRA Party Representative following such Payment Default, and (z) sixty (60) calendar days following the relevant Final Payment Date therefor, or (B) in the case of a Non-Payment Default, continues without cure for a period of thirty (30) calendar days following receipt by the Corporate Taxpayer of written notice of such Non-Payment Default from the TRA Party Representative following such Non-Payment Default (such written notice delivered under clause (A) or (B), a “Breach Notice”), except in each case to the extent otherwise set forth in the final sentence of this Section 4.1(c) or by operation of law as a result of the rejection of this TRA Agreement in a case commenced under bankruptcy laws (such rejection, a “Bankruptcy Rejection”), then, the unpaid payment obligations as calculated in accordance with this Section 4.1(c) shall (I) in the case of a Payment Default, automatically accelerate and become immediately due and payable upon expiration of the applicable period in clause (A) above (but, for the avoidance of doubt, no such acceleration shall occur earlier than thirty (30) calendar days following receipt by the Corporate Taxpayer of a Breach Notice with respect to such Payment Default, and receipt of a Breach Notice shall be a condition precedent to any such acceleration), or (II) in the case of a Non-Payment Default, accelerate and become immediately due and payable upon written notice of acceleration from the TRA Party Representative to the Corporate Taxpayer at any time after the expiration of the applicable period in clause (B) above (provided that in the case of any Bankruptcy Rejection, such acceleration shall be automatic without any such written notice, unless such acceleration is waived in writing by the TRA Party Representative, which waiver may be retroactive). Such payment obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such Breach Notice (or, in the case of any Bankruptcy Rejection, on the date of such Bankruptcy Rejection) and shall include, without duplication: (i) the Early Termination Payments calculated with respect to such TRA Parties as if the Early Termination Date is the date of such Breach Notice or such Bankruptcy Rejection, as applicable; (ii) any Tax Benefit Payments due and payable and that remain unpaid as of the date of such Breach Notice or such Bankruptcy Rejection, as applicable (which Tax Benefit Payments shall not be included in the Early Termination Payments described in clause (i)); and (iii) any Tax Benefit Payments due for the Taxable Year ending immediately prior to or including the date of such Breach Notice or such Bankruptcy Rejection, as applicable (except to the extent that the amounts described in this clause (iii) are included in the calculation of Early Termination Payments described in clause (i) (at the option of the Corporate Taxpayer) or are included in clause (ii)); provided, that the procedures of Section 4.2 (and Section 2.3, to the extent applicable) and Section 4.3 shall apply mutatis mutandis with respect to the determination of the amount payable by the Corporate Taxpayer pursuant to this sentence and the payment thereof, except that such amount shall not be due and payable until five (5) Business Days after such amount has become final pursuant to Section 4.2 or, if applicable, Section 7.9. In the event of an acceleration described in this Section 4.1(c), any Early Termination Payment described in the preceding sentence shall be calculated utilizing the Valuation Assumptions, substituting in each case the terms “date of a Breach Notice” or “date of a Bankruptcy Rejection,” as applicable, for an “Early Termination Date,” and if an Exchange occurs after the Corporate Taxpayer makes all such required Early Termination Payments and other payments described in this Section 4.1(c), the Corporate Taxpayer shall have no obligations under this TRA Agreement with respect to such Exchange. Notwithstanding the foregoing, in the event that the Corporate Taxpayer breaches this TRA Agreement and such breach is not a material breach of a material obligation under this TRA Agreement, a TRA Party shall still be entitled to enforce all of its rights otherwise available under this TRA Agreement, but shall not be entitled to an acceleration of amounts payable under this Section 4.1(c). Notwithstanding anything in this TRA Agreement to the contrary, it shall not be a Payment Default or Non-Payment Default (and no Breach Notice may be delivered) under this TRA Agreement if the Corporate Taxpayer fails to make any payment due pursuant to this TRA Agreement to the extent that the Corporate Taxpayer (w) has insufficient funds, or cannot make such payment as a result of obligations imposed in connection with any Senior Obligations, and cannot take commercially reasonable actions to obtain sufficient funds, to make such payment or (x) would become insolvent as a result of making such payment (in each case, as determined by the Board in good faith) (clauses (w) and (x) together, the “Liquidity Exceptions”); provided that the interest provisions of Section 5.2 shall apply to such late payment (unless the Corporate Taxpayer does not have sufficient funds to make such payment as a result of limitations imposed by, or payment obligations under, any Senior Obligations, in which case Section 5.2 shall apply, but the Default Rate shall be replaced by the Agreed Rate); provided, further, that any such payment obligation shall nonetheless accrue for the benefit of the TRA Parties and the Corporate Taxpayer shall make such payment at the first opportunity that the Liquidity Exceptions do not apply; provided, further, however, if the Liquidity Exceptions apply and the Corporate Taxpayer declares or pays any dividend of cash to its shareholders (other than the payment of any dividend to the holders of the Class A Common Stock declared (after the Board has taken into account the pendency of any Tax Benefit Payment) in accordance with the Corporate Taxpayer’s Dividend Policy (as defined in the LLC Agreement) prior to the date any such Tax Benefit Payment became due and payable) while any such Tax Benefit Payment is due and payable and remains unpaid more than sixty (60) days following the relevant Final Payment Date, then the Liquidity Exceptions shall no longer apply and a Breach Notice may be immediately delivered.

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(d)            Any Tax Attributes attributable to the Closing or to Exchanges (or deemed Exchanges) with respect to which a payment has been made under Section 4.1(a), Section 4.1(b) or Section 4.1(c) shall be excluded in calculating any future Tax Benefit Payments or Early Termination Payments, and in such case, this TRA Agreement shall have no further application to such payments.

Section 4.2.            Early Termination Notice. If the Corporate Taxpayer chooses to exercise its right of early termination in accordance with Section 4.1 above, the Corporate Taxpayer shall deliver to each TRA Party written notice of such decision to exercise such right (“Early Termination Notice”) and a schedule (the “Early Termination Schedule”) specifying the Corporate Taxpayer’s decision to exercise such right and showing in reasonable detail the calculation of the Early Termination Payment(s) due for each TRA Party. Each Early Termination Schedule shall become final and binding on all parties thirty (30) calendar days from the first date on which all TRA Parties have been given such Schedule under Section 7.1 unless the TRA Party Representative (i) within thirty (30) calendar days after such date gives the Corporate Taxpayer written notice of a material objection to such Schedule made in good faith (“Material Objection Notice”) or (ii) provides a written waiver of its right to give a Material Objection Notice within the period described in clause (i) above, in which case such Schedule becomes binding on the date such waiver is given by the TRA Party Representative to the Corporate Taxpayer. If the Corporate Taxpayer and the TRA Party Representative, for any reason, are unable to successfully resolve the issues raised in such Material Objection Notice within thirty (30) calendar days after the TRA Party Representative gives the Corporate Taxpayer the Material Objection Notice, the Corporate Taxpayer and the TRA Party Representative shall employ the Reconciliation Procedures in which case such Schedule becomes binding in accordance with Section 7.9. The TRA Party Representative will represent the interests of each of the TRA Parties and shall raise and pursue, in accordance with this Section 4.2, any objection to an Early Termination Schedule timely given in writing to the TRA Party Representative by a TRA Party.

Section 4.3.            Payment upon Early Termination.

(a)            Within five (5) Business Days after an Early Termination Effective Date, the Corporate Taxpayer shall pay to each TRA Party an amount equal to the Early Termination Payment in respect of such TRA Party. Such payment shall be made by wire transfer of immediately available funds to a bank account or accounts designated by such TRA Party or as otherwise agreed by the Corporate Taxpayer and such TRA Party or, in the absence of such designation or agreement, by check mailed to the last mailing address provided by such TRA Party to the Corporate Taxpayer.

(b)            “Early Termination Payment” in respect of a TRA Party shall equal the present value, discounted at the Early Termination Rate as of and starting from the applicable Early Termination Date, of all Tax Benefit Payments (excluding the Interest Amount) in respect of such TRA Party that would be required to be paid by the Corporate Taxpayer beginning from the Early Termination Date (but which have not been previously paid as of such date), and assuming that the Valuation Assumptions in respect of such TRA Party are applied and that each such Tax Benefit Payment for each relevant Taxable Year would be paid on the due date (including extensions) under applicable law as of the Early Termination Date for filing of IRS Form 1120 (or any successor form) of the Corporate Taxpayer for each such Taxable Year. For the avoidance of doubt, an Early Termination Payment shall be made to each applicable TRA Party regardless of whether such TRA Party has exchanged all of its Common Units as of the Early Termination Date.

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Article V

SUBORDINATION AND LATE PAYMENTS

Section 5.1.      Subordination. Notwithstanding any other provision of this TRA Agreement to the contrary, any Tax Benefit Payment, Early Termination Payment or any other payment required to be made by the Corporate Taxpayer to any TRA Party under this TRA Agreement shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money (whether secured or unsecured, senior or subordinated and/or however evidenced, including by bonds, notes or other debt instruments) of the Corporate Taxpayer and its Subsidiaries (the “Senior Obligations”) and shall rank pari passu in right of payment with all current or future unsecured obligations of the Corporate Taxpayer that are not Senior Obligations. To the extent that any payment under this TRA Agreement is not permitted to be made at the time payment is due as a result of this Section 5.1 and the terms of agreements governing Senior Obligations, such payment obligation nevertheless shall accrue for the benefit of TRA Parties and the Corporate Taxpayer shall make such payments at the first opportunity that such payments are permitted to be made in accordance with the terms of the Senior Obligations. Notwithstanding any other provision of this TRA Agreement to the contrary, to the extent that the Corporate Taxpayer or any of its Affiliates enters into future Tax receivable or other similar agreements (“Future TRAs”), the Corporate Taxpayer shall ensure that the terms of any such Future TRA shall provide that the Tax Attributes subject to this TRA Agreement shall be senior in priority in all respects to any Tax attributes subject to any such Future TRA for purposes of calculating the amount and timing of payments under any such Future TRA.

Section 5.2.      Late Payments by the Corporate Taxpayer. Subject to the first proviso in the last sentence of Section 4.1(c), the amount of all or any portion of any Tax Benefit Payment or Early Termination Payment not made to the TRA Parties when due under the terms of this TRA Agreement, whether as a result of Section 5.1 or otherwise, shall be payable together with any interest thereon, computed at the Default Rate (in place of the Agreed Rate, if applicable) commencing from the Final Payment Date therefor accruing to the date of actual payment; provided, that if the Corporate Taxpayer does not have sufficient funds to make the payment as a result of limitations imposed by, or payment obligations in respect of, any Senior Obligations, interest shall instead be computed at the Agreed Rate; provided, further, that if any unpaid portion of any Tax Benefit Payment is the subject of a Reconciliation Dispute and is finally determined in such Reconciliation Dispute to be due and payable, then interest shall accrue on such unpaid portion at the Default Rate (in place of the Agreed Rate) from the date that is thirty (30) days following the due date for the applicable Tax Benefit Schedule until the date of actual payment.

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Article VI

NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.1.      Participation in the Corporate Taxpayer’s and OpCo’s Tax Matters. Except as otherwise provided in this TRA Agreement, the Business Combination Agreement or the LLC Agreement, the Corporate Taxpayer shall have full responsibility for, and sole discretion over, all Tax matters concerning the Corporate Taxpayer and OpCo, including the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, the Corporate Taxpayer shall notify the TRA Party Representative in writing of the commencement of, and keep the TRA Party Representative reasonably informed with respect to, the portion of any audit of the Corporate Taxpayer and OpCo or any of OpCo’s Subsidiaries by a Taxing Authority the outcome of which would reasonably be expected to materially affect the rights and obligations of a TRA Party under this TRA Agreement, including the Tax Benefit Payments payable to TRA Parties, and shall provide to the TRA Party Representative reasonable opportunity (at the cost and expense of the TRA Party Representative, on behalf of the TRA Parties) to participate in or provide information and other input to the Corporate Taxpayer, OpCo and its Subsidiaries and their respective advisors concerning the conduct of any such portion of such audit; provided, however, that the Corporate Taxpayer and OpCo (and its Subsidiaries) shall not be required to take any action that is inconsistent with any provision of the LLC Agreement or the Business Combination Agreement.

Section 6.2.      Consistency. The Corporate Taxpayer and the TRA Parties agree to report and cause their respective Affiliates to report for all purposes, including United States federal, state and local Tax purposes and financial reporting purposes, all Tax-related items (including the Peak Deductions, the Basis Adjustments and each Tax Benefit Payment) in a manner consistent with that set forth in this TRA Agreement or specified by the Corporate Taxpayer in any Schedule, or Amended Schedule, provided by or on behalf of the Corporate Taxpayer under this TRA Agreement that is final and binding on the parties unless otherwise required by applicable law. The Corporate Taxpayer shall (and shall cause OpCo and its other Subsidiaries to) use commercially reasonable efforts (for the avoidance of doubt, taking into account the interests and entitlements of all TRA Parties under this TRA Agreement) to defend the Tax treatment contemplated by this TRA Agreement and any Schedule (or Amended Schedule, as applicable) in any audit, contest or similar proceeding with any Taxing Authority.

Section 6.3.      Cooperation. Each of the TRA Parties shall (a) furnish to the Corporate Taxpayer in a timely manner such information, documents and other materials as the Corporate Taxpayer may reasonably request for purposes of making any determination or computation necessary or appropriate under this TRA Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to the Corporate Taxpayer and its representatives to provide explanations of documents and materials and such other information as the Corporate Taxpayer or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter. OpCo shall reimburse the TRA Parties for any reasonable and documented out-of-pocket costs and expenses incurred pursuant to this Section 6.3.

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Article VII

MISCELLANEOUS

Section 7.1.      Notices. All notices, demands and other communications to be given or delivered under this TRA Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with confirmation of transmission) prior to 5:00 p.m. eastern time on a Business Day and, if otherwise, on the next Business Day, (b) one (1) Business Day following delivery by reputable overnight express courier (charges prepaid) or (c) three (3) calendar days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 7.1, notices, demands and other communications shall be sent to the addresses indicated below:

If to the Corporate Taxpayer, to:

Utz Brands, Inc.

900 High Street

Hanover, PA 17331

Attention: [●]

Email: [●]

which, in the case of delivery of a Breach Notice, shall also include:

Utz Brands, Inc.

900 High Street

Hanover, PA 17331

Attention: [Chief Executive Officer, Chief Financial Officer and Chairperson of the Audit Committee]

Email: [●]

with a copy, in any case, to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:	Dean Shulman, P.C.

Peter Martelli, P.C.

Lauren M. Colasacco, P.C.

Email:	dean.shulman@kirkland.com

peter.martelli@kirkland.com

lauren.colasacco@kirkland.com

If to Series U or Series R, to:

Series U of UM Partners, LLC

c/o Utz Quality Foods, LLC

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900 High Street

Hanover, PA 17331

Attention: Dylan B. Lissette

Email: dlissette@utzsnacks.com

with a copy to:

Cozen O’Connor

One Liberty Place

1650 Market Street, Suite 2800

Philadelphia, PA 19103

Attention: Richard J. Silpe, Esquire

    Larry P. Laubach, Esquire

Email: rsilpe@cozen.com

           llaubach@cozen.com

Section 7.2.      Counterparts. This TRA Agreement may be executed and delivered in one or more counterparts and by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No party shall raise the use of a fax machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or email as a defense to the formation or enforceability of a contract and each party forever waives any such defense.

Section 7.3.      Entire Agreement; No Third Party Beneficiaries. This TRA Agreement, the Business Combination Agreement and the Ancillary Agreements, together with all Exhibits and Schedules to this TRA Agreement, contain the entire agreement and understanding among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way. Nothing in this TRA Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this TRA Agreement.

Section 7.4.      Governing Law. The law of the State of Delaware shall govern (a) all claims or matters related to or arising from this TRA Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this TRA Agreement, and the performance of the obligations imposed by this TRA Agreement, in each case without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

Section 7.5.      Severability. If any provision of this TRA Agreement is determined to be invalid, illegal or unenforceable by any governmental entity, all other provisions of this TRA Agreement shall nevertheless remain in full force and effect. Upon such determination that any provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this TRA Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

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Section 7.6.      Successors; Assignment; Amendments; Waivers.

(a)            No TRA Party may assign all or any portion of its rights or obligations under this TRA Agreement to any Person without the prior written approval of the TRA Disinterested Majority, except that, to the extent that a TRA Party Transfers Units to any of such TRA Party’s Permitted Transferees in accordance with the terms of the LLC Agreement, the Transferring TRA Party shall have the option to assign, without the approval of the Board or TRA Disinterested Majority, to the Transferee of such Units the Transferring TRA Party’s rights and obligations under this TRA Agreement with respect to such Transferred Units. As a condition to any such assignment, each Transferee approved by the TRA Disinterested Majority or Permitted Transferee, as applicable, and the Corporate Taxpayer shall execute and deliver a joinder to this TRA Agreement, in the form attached hereto as Exhibit A, agreeing to become a TRA Party for all purposes of this TRA Agreement, except as otherwise provided in such joinder. If a TRA Party Transfers Units in accordance with the terms of the LLC Agreement but does not assign to the Transferee of such Units its rights and obligations under this TRA Agreement with respect to such Transferred Units, (i) such TRA Party shall remain a TRA Party under this TRA Agreement for all purposes, including with respect to the receipt of Tax Benefit Payments to the extent payable hereunder (including any Tax Benefit Payments in respect of the Exchanges of such Transferred Units by such Transferee), and (ii) the Transferee of such Units shall not be a TRA Party. The Corporate Taxpayer may not assign any of its rights or obligations under this TRA Agreement to any Person (other than in connection with a Mandatory Assignment) without the prior written consent of the TRA Party Representative (not to be unreasonably withheld, conditioned or delayed). Any purported assignment in violation of the terms of this Section 7.6 shall be null and void.

(b)            No provision of this TRA Agreement may be amended unless such amendment is approved in writing by each of the Corporate Taxpayer (as determined by the TRA Disinterested Majority) and by the TRA Parties who would be entitled to receive at least two-thirds of the total amount of the Early Termination Payments payable to all TRA Parties under this TRA Agreement if the Corporate Taxpayer had exercised its right of early termination on the date of the most recent Exchange prior to such amendment (excluding, for purposes of this sentence, all payments made to any TRA Party pursuant to this TRA Agreement since the date of such most recent Exchange); provided, that no such amendment shall be effective if such amendment will have a disproportionate effect on the payments one or more TRA Parties will be entitled to receive under this TRA Agreement unless such amendment is consented to in writing by such TRA Parties disproportionately affected. No provision of this TRA Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.

(c)            All of the terms and provisions of this TRA Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, permitted assigns, heirs, executors, administrators and legal representatives. The Corporate Taxpayer shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporate Taxpayer, by written agreement, expressly to assume and agree to perform this TRA Agreement in the same manner and to the same extent that the Corporate Taxpayer would be required to perform if no such succession had taken place (any such assignment, a “Mandatory Assignment”).

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Section 7.7.      Interpretation. The headings and captions used in this TRA Agreement and the table of contents to this TRA Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this TRA Agreement. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this TRA Agreement. The use of the word “including” herein shall mean “including without limitation.” The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this TRA Agreement, shall refer to this TRA Agreement as a whole and not to any particular provision of this TRA Agreement. References herein to the Preamble or to a specific Section, Subsection, Recital, Clause, Schedule or Exhibit shall refer, respectively, to the Preamble, Sections, Subsections, Recitals, Clauses, Schedules or Exhibits of this TRA Agreement. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. References herein to any gender shall include each other gender. The word “or” shall not be exclusive unless the context clearly requires the selection of one (1) (but not more than one (1)) of a number of items. References to “written” or “in writing” include in electronic form. References herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and permitted assigns; provided, however, that nothing contained in this Section 7.7 is intended to authorize any assignment or transfer not otherwise permitted by this TRA Agreement. References herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity. Any reference to “days” shall mean calendar days unless Business Days are expressly specified; provided that if any action is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. References herein to any contract or agreement (including this TRA Agreement) mean such contract or agreement as amended, restated, supplemented or modified from time to time in accordance with the terms thereof. With respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.” References herein to any law shall be deemed also to refer to such law, as amended (and any successor laws), and all rules and regulations promulgated thereunder. The word “extent” in the phrase “to the extent” (or similar phrases) shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” Except where otherwise expressly provided, all amounts in this TRA Agreement are stated and shall be paid in United States dollars. The parties to this TRA Agreement and their respective counsel have reviewed and negotiated this TRA Agreement as the joint agreement and understanding of such parties, and the language used in this TRA Agreement shall be deemed to be the language chosen by such parties to express their mutual intent, and no rule of strict construction shall be applied against any Person.

Section 7.8.      Waiver of Jury Trial; Jurisdiction.

(a)            EACH PARTY TO THIS TRA AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS TRA AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS TRA AGREEMENT AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES HEREUNDER. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

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(b)            Subject to Section 7.9, each of the parties submits to the exclusive jurisdiction of first, the Chancery Court of the State of Delaware or if such court declines jurisdiction, then to the Federal District Court for the District of Delaware, in any action, suit or proceeding arising out of or relating to this TRA Agreement, agrees that all claims in respect of such action, suit or proceeding shall be heard and determined in any such court and agrees not to bring any action, suit or proceeding arising out of or relating to this TRA Agreement in any other courts. Nothing in this Section 7.8, however, shall affect the right of any party to serve legal process in any other manner permitted by law or at equity. Each party agrees that a final judgment in any action, suit or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

Section 7.9.      Reconciliation. In the event that the Corporate Taxpayer and the TRA Party Representative are unable to resolve a disagreement with respect to the calculation of amounts owed pursuant to Sections 2.3, 4.1 and 4.2 within the relevant period designated in this TRA Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert in the particular area of disagreement, acting as an expert and not as an arbitrator (the “Expert”), mutually acceptable to the Corporate Taxpayer and the TRA Party Representative. The Expert shall be a partner or principal of PricewaterhouseCoopers, Ernst & Young, Deloitte, KPMG, BDO USA, LLP, Grant Thornton LLP, Alvarez & Marsal, or RSM US LLP, and unless the Corporate Taxpayer and the TRA Party Representative agree in writing otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with any party to this TRA Agreement, any Affiliate of any such parties, any member of the Rice Family, or any Affiliate of any such member or any other actual or potential conflict of interest. If the Corporate Taxpayer and the TRA Party Representative are unable to agree on an Expert within fifteen (15) calendar days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, then the Corporate Taxpayer and the TRA Party Representative shall cause the Expert to be selected by the International Chamber of Commerce Centre for Expertise (the “ICC”) in accordance with the criteria set forth above in this Section 7.9. The Expert shall resolve any matter relating to the Basis Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within thirty (30) calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen (15) calendar days or, in each case, as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on the date prescribed by this TRA Agreement and such Tax Return may be filed as prepared by the Corporate Taxpayer, subject to adjustment or amendment upon resolution.  The sum of (a) the costs and expenses relating to (i) the engagement (and, if applicable, selection by the ICC) of such Expert and (ii) if applicable, amending any Tax Return in connection with the decision of such Expert and (b) the reasonable out-of-pocket costs and expenses of the Corporate Taxpayer and the TRA Party Representative incurred in the conduct of such proceeding shall be allocated between the Corporate Taxpayer, on the one hand, and the TRA Party Representative (on behalf of the TRA Parties), on the other hand, in the same proportion that the aggregate amount of the disputed items so submitted to the Expert that is unsuccessfully disputed by each such party (as finally determined by the Expert) bears to the total amount of such disputed items so submitted, and each such party shall promptly reimburse the other party for the excess that such other party has paid in respect of such costs and expenses over the amount it has been so allocated. The Corporate Taxpayer may withhold payments under this TRA Agreement to collect amounts due under the preceding sentence. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.9 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.9 shall be binding on the Corporate Taxpayer and each of the TRA Parties and may be entered and enforced in any court having jurisdiction.

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Section 7.10.      Withholding. The Corporate Taxpayer shall be entitled to deduct and withhold from any payment payable pursuant to this TRA Agreement such amounts as the Corporate Taxpayer is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local, foreign or other Tax law; provided, however, that the Corporate Taxpayer shall use commercially reasonable efforts to notify and shall reasonably cooperate with the applicable TRA Party prior to the making of such deductions and withholding payments to determine whether any such deductions or withholding payments (other than any deduction or withholding required by reason of such TRA Party’s failure to comply with the last sentence of this Section 7.10) are required under applicable law and in obtaining any available exemption or reduction of, or otherwise minimizing to the extent permitted by applicable law, such deduction and withholding. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Corporate Taxpayer, such withheld amounts shall be treated for all purposes of this TRA Agreement as having been paid to the Person in respect of whom such withholding was made. Each TRA Party shall promptly provide the Corporate Taxpayer, OpCo or other applicable withholding agent with any applicable Tax forms and certifications (including IRS Form W-9 or the applicable version of IRS Form W-8) reasonably requested and shall promptly provide an update of any such Tax form or certificate previously delivered if the same has become incorrect or has expired.

Section 7.11.      Admission of the Corporate Taxpayer into a Consolidated Group; Transfers of Corporate Assets.

(a)            If the Corporate Taxpayer is or becomes a member of an affiliated, consolidated, combined or unitary group of corporations that files a consolidated, combined or unitary income Tax Return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of state or local Tax law, then: (i) the provisions of this TRA Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments and other applicable items hereunder shall be computed with reference to the consolidated, combined or unitary taxable income of the group as a whole.

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(b)            If the Corporate Taxpayer (or any member of a group described in Section 7.11(a)) transfers or is deemed to transfer any Unit or any Reference Asset to a transferee that is treated as a corporation for United States federal income Tax purposes (other than a member of a group described in Section 7.11(a)) in a transaction in which the transferee’s basis in the property acquired is determined in whole or in part by reference to such transferor’s basis in such property, then the Corporate Taxpayer shall cause such transferee to assume the obligation to make payments hereunder with respect to the applicable Tax Attributes associated with any Reference Asset or interest therein acquired (directly or indirectly) in such transfer (taking into account any gain recognized in the transaction) in a manner consistent with the terms of this TRA Agreement as the transferee (or one of its Affiliates) actually realizes Tax benefits from the Tax Attributes.

(c)            If OpCo transfers (or is deemed to transfer for United States federal income Tax purposes) any Reference Asset to a transferee that is treated as a corporation for United States federal income Tax purposes (other than a member of a group described in Section 7.11(a)) in a transaction in which the transferee’s basis in the property acquired is determined in whole or in part by reference to such transferor’s basis in such property, OpCo shall be treated as having disposed of the Reference Asset in a wholly taxable transaction in which income, gain or loss is allocated to the Corporate Taxpayer in accordance with the LLC Agreement. The consideration deemed to be received by OpCo in a transaction contemplated in the prior sentence shall be equal to the fair market value of the deemed transferred asset, plus (i) the amount of debt to which such asset is subject, in the case of a transfer of an encumbered asset or (ii) the amount of debt allocated to such asset, in the case of a transfer of a partnership interest. The transactions described in this Section 7.11(c) and Section 7.11(e) below shall be taken into account in determining the Realized Tax Benefit or Realized Tax Detriment, as applicable, for such Taxable Year based on the income, gain or loss deemed allocated to the Corporate Taxpayer using the Non-Adjusted Tax Basis of the Referenced Assets in calculating its Hypothetical Tax Liability for such Taxable Year and using the actual Tax basis of the Reference Assets in calculating its Actual Tax Liability, determined using the “with and without” methodology. Thus, for example, in determining the Hypothetical Tax Liability of the Corporate Taxpayer, the taxable income of the Corporate Taxpayer shall be determined by treating OpCo as having sold the applicable Reference Asset for its fair market value, recovering any basis applicable to such Reference Asset (using the Non-Adjusted Tax Basis), while the Actual Tax Liability of the Corporate Taxpayer would be determined by recovering the actual Tax basis of the Reference Asset that reflects any Basis Adjustments.

(d)            If any member of a group described in Section 7.11(a) that owns any Unit deconsolidates from the group (or the Corporate Taxpayer deconsolidates from the group), then the Corporate Taxpayer shall cause such member (or the parent of the consolidated group in a case where the Corporate Taxpayer deconsolidates from the group) to assume the obligation to make payments hereunder with respect to the applicable Tax Attributes associated with any Reference Asset it owns (directly or indirectly) in a manner consistent with the terms of this TRA Agreement as the member (or one of its Affiliates) actually realizes Tax benefits.

(e)            Except as otherwise set forth in Section 7.11(d), if the Corporate Taxpayer (or any member of a group described in Section 7.11(a)) transfers (or is deemed to transfer for United States federal income Tax purposes) any Unit in a transaction that is wholly or partially taxable, then for purposes of calculating payments under this TRA Agreement, OpCo shall be treated as having disposed of the portion of any Reference Asset (determined based on a pro rata share of an undivided interest in each Reference Asset) that is indirectly transferred by the Corporate Taxpayer or other entity described above (i.e., taking into account the number of Units transferred) in a wholly or partially taxable transaction, as applicable, in which all income, gain or loss is allocated to the Corporate Taxpayer in accordance with the LLC Agreement. The consideration deemed to be received by OpCo shall be equal to the fair market value of the deemed transferred asset, plus (i) the amount of debt to which such asset is subject, in the case of a transfer of an encumbered asset or (ii) the amount of debt allocated to such asset, in the case of a transfer of a partnership interest.

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(f)            Notwithstanding anything to the contrary herein, to the extent any net operating loss carryforwards that exist as of the Closing Date (“Pre-Closing NOLs”) of the Utz C Corp Entities (taking into account any limitations on the utilization of such Pre-Closing NOLs under Section 382 of the Code or otherwise under applicable law) become available to offset the taxable income of the Corporate Taxpayer, except as a result of (i) a Change of Control or (ii) any transaction in which OpCo is no longer treated as a partnership for U.S. federal income Tax purposes, the parties hereto agree that such Pre-Closing NOLs shall be disregarded in the calculation of Realized Tax Benefit (and the components thereof), Realized Tax Detriment (and the components thereof) and the amount of any Tax Benefit Payment for any taxable period in which such Pre-Closing NOLs have become available.

Section 7.12.      Confidentiality.

(a)            Subject to Section 6.3, each TRA Party acknowledges and agrees that the information of the Corporate Taxpayer is confidential and, except in the course of performing any duties as necessary for the Corporate Taxpayer and its Affiliates, as required by law or legal process or to enforce the terms of this TRA Agreement, such person shall keep and retain in confidence and not disclose to any Person any confidential matters of the Corporate Taxpayer and its Affiliates and successors or concerning OpCo and its Affiliates and successors learned by the TRA Party pursuant to this TRA Agreement. This Section 7.12 shall not apply to (i) any information that has been made publicly available by the Corporate Taxpayer or any of its Affiliates, becomes public knowledge (except as a result of an act of the TRA Party in violation of this TRA Agreement) or is generally known and (ii) the disclosure of information to the extent necessary for the TRA Party to prepare and file its Tax Returns, to respond to any inquiries regarding the same from any Taxing Authority or to prosecute or defend any action, proceeding or audit by any Taxing Authority with respect to such returns.  Notwithstanding anything to the contrary in this TRA Agreement, to the extent required by applicable law or to the extent reasonably necessary for the TRA Party to comply with any applicable reportable transaction requirements under applicable law, each TRA Party (and each employee, representative or other agent of the TRA Party, as applicable) may disclose the Tax treatment and Tax structure of the Corporate Taxpayer, OpCo and their Affiliates, and any of their transactions, and all materials of any kind (including opinions or other Tax analyses) that are provided to the TRA Party relating to such Tax treatment and Tax structure.

(b)            If a TRA Party breaches any of the provisions of this Section 7.12, the Corporate Taxpayer shall have the right to seek to have the provisions of this Section 7.12 specifically enforced by injunctive relief by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach shall cause irreparable injury to the Corporate Taxpayer or any of its Subsidiaries and that money damages alone shall not provide an adequate remedy to such Persons.  Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

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(c)            In no event shall this Section 7.12 limit any obligation of any party under the LLC Agreement or the Business Combination Agreement.

Section 7.13.      TRA Party Representative. By executing this TRA Agreement, each of the TRA Parties shall be deemed to have irrevocably appointed the TRA Party Representative as its agent and attorney in fact with full power of substitution to act from and after the date hereof and to do any and all things and execute any and all documents on behalf of such TRA Parties which may be necessary, convenient or appropriate to facilitate any matters under this TRA Agreement, including: (i) execution of the documents and certificates required pursuant to this TRA Agreement; (ii) except to the extent provided in this TRA Agreement, receipt and forwarding of notices and communications pursuant to this TRA Agreement; (iv) administration of the provisions of this TRA Agreement; (v) any and all consents, waivers, amendments or modifications deemed by the TRA Party Representative to be necessary or appropriate under this TRA Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (vi) taking actions the TRA Party Representative is authorized to take pursuant to the other provisions of this TRA Agreement; (vii) negotiating and compromising, on behalf of such TRA Parties, any dispute that may arise under, and exercising or refraining from exercising any remedies available under, this TRA Agreement and executing, on behalf of such TRA Parties, any settlement agreement, release or other document with respect to such dispute or remedy; and (viii) engaging attorneys, accountants, agents or consultants on behalf of such TRA Parties in connection with this TRA Agreement and paying any fees related thereto on behalf of such TRA Parties, subject to reimbursement by such TRA Parties. The TRA Party Representative may resign upon thirty (30) days’ written notice to the Corporate Taxpayer.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Corporate Taxpayer, OpCo, Series U, Series R and the TRA Party Representative have duly executed this TRA Agreement as of the date first written above.

Corporate Taxpayer:

UTZ BRANDS, INC.

By:
Name:
Title:

OpCo:

UTZ BRANDS HOLDINGS, LLC

By:
Name:
Title:

TRA Parties:

SERIES U OF UM PARTNERS, LLC

By:
Name:
Title:

SERIES R OF UM PARTNERS, LLC

By:
Name:
Title:

TRA Party Representative:

SERIES U OF UM PARTNERS, LLC

By:
Name:
Title:

Exhibit A

Form of Joinder

[See attached.]

2

EXHIBIT E

INVESTOR RIGHTS AGREEMENT

(see attached)

INVESTOR RIGHTS AGREEMENT

THIS INVESTOR RIGHTS AGREEMENT (as it may be amended, supplemented or restated from time to time in accordance with the terms of this Investor Rights Agreement, the “Investor Rights Agreement”), dated as of [●], 2020 (the “Effective Date”), is made by and among (i) Utz Brands, Inc., a Delaware corporation formerly known as Collier Creek Holdings, a Cayman Islands exempted company (“PubCo”); (ii) Series U of UM Partners, LLC, a series of a Delaware limited liability company (“Series U”), in its own capacity and in its capacity as the Seller Representative hereunder; (iii) Series R of UM Partners, LLC, a series of a Delaware limited liability company (“Series R” and, together with Series U, the “Sellers”); (iv) Collier Creek Partners LLC, a Delaware limited liability company; (v) (A) Chinh E. Chu, (B) CC Collier Holdings, LLC, a Delaware limited liability company, (C) Roger K. Deromedi, (D) Roger K. Deromedi, as Trustee of the Roger K. Deromedi Revocable Trust, Dated 2/11/2000, Amended and Restated 11/9/2011, (E) Jason K. Giordano and (F) Erika Giordano, each in their capacity as a Founder Holder, (vi) [Sponsor Representative] and (vii) Antonio F. Fernandez, Matthew M. Mannelly, Craig D. Steeneck and William D. Toler (each, a “CCH Independent Director” and, collectively, the “CCH Independent Directors”). Each of PubCo, Sellers, Sponsor, the Sponsor Representative, each CCH Independent Director and each Founder Holder may be referred to herein as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, PubCo has entered into that certain Business Combination Agreement, dated as of June 5, 2020 (as it may be amended, supplemented or restated from time to time in accordance with the terms of such agreement, the “BCA”), by and among PubCo, Utz Brands Holdings, LLC (formerly known as UM-U Intermediate, LLC), a Delaware limited liability company (the “Operating Company”), and the Sellers, in connection with the business combination (the “Business Combination”) set forth in the BCA;

WHEREAS, pursuant to the BCA at the Closing, (i) PubCo acquired from the Sellers certain limited liability company interests of the Operating Company, (ii) the Sellers retained certain limited liability company interests in the Operating Company (the “Retained Company Units”) and certain unvested performance limited liability company interests in the Operating Company (the “Retained Restricted Company Units”), and PubCo issued to Sellers shares of Class V Common Stock of PubCo equal to the number of Retained Company Units, and (iii) the Sponsor and the CCH Independent Directors agreed to receive, instead of an aggregate of two million shares of Class A Common Stock of PubCo the Sponsor and the CCH Independent Directors would have received upon the consumation of the Business Combination upon the automatic conversion of their Class B Ordinary Shares of PubCo held prior thereto, two million shares of Class B Common Stock of PubCo (the “Restricted Sponsor Shares”);

WHEREAS, upon the consummation of the Business Combination, PubCo and the Sellers entered into that certain third amended and restated limited liability company agreement of the Operating Company (as it may be amended, supplemented or restated from time to time in accordance with the terms of such agreement, the “LLC Agreement”);

WHEREAS, pursuant to the LLC Agreement, upon satisfaction of the conditions set forth in the LLC Agreement, (i) the Retained Restricted Company Units will vest (the “Vested Retained Restricted Company Units”) and (ii) PubCo will issue to the Sellers that additional number of shares of the Class V Common Stock of PubCo equal to the number of the Vested Retained Restricted Company Units, and upon satisfaction of the conditions set forth in that certain letter agreement entered into with PubCo, the Sponsor, the Founder Holders and the CCH Independent Directors, dated June 5, 2020 (the “Sponsor Side Letter”), the Restricted Sponsor Shares will convert automatically into shares of Class A Common Stock of PubCo;

WHEREAS, each of the Sellers has the right to exchange the Utz Units, along with the cancelation of an equal number of shares of Class V Common Stock, for shares of Class A Common Stock pursuant to the terms and conditions of the LLC Agreement;

WHEREAS, PubCo, the Sponsor and the CCH Independent Directors entered into that certain Registration Rights Agreement, dated as of October 4, 2018 (the “Original RRA”);

WHEREAS, in connection with the execution of this Investor Rights Agreement, PubCo, the Sponsor and the CCH Independent Directors desire to terminate the Original RRA and replace it with this Investor Rights Agreement;

WHEREAS, on the Effective Date, the Parties desire to set forth their agreement with respect to governance, registration rights and certain other matters, in each case in accordance with the terms and conditions of this Investor Rights Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Investor Rights Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

Article I

DEFINITIONS

Section 1.1      Definitions. As used in this Investor Rights Agreement, the following terms shall have the following meanings:

“Action” means any action, suit, charge, litigation, arbitration, or other proceeding at law or in equity (whether civil, criminal or administrative) by or before any Governmental Entity.

“Adverse Disclosure” means any public disclosure of material non-public information, which disclosure, in the good faith determination of the Board, after consultation with counsel to PubCo, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any Prospectus and any preliminary Prospectus, in the light of the circumstances under which they were made) not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, and (c) PubCo has a bona fide business purpose for not making such information public.

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“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise; provided that no Party shall be deemed an Affiliate of PubCo or any of its subsidiaries for purposes of this Investor Rights Agreement.

“Automatic Shelf Registration Statement” has the meaning set forth in Rule 405 promulgated by the SEC pursuant to the Securities Act.

“BCA” has the meaning set forth in the Recitals.

“Beneficially Own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

“Board” means the board of directors of PubCo.

“Business Combination” has the meaning set forth in the Recitals.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State of New York.

“Bylaws” means the bylaws of PubCo, as in effect on the Closing Date, as the same may be amended from time to time.

“CCH Independent Director” has the meaning set forth in the Preamble.

“Certificate of Incorporation” means the certificate of incorporation of PubCo, as in effect on the Closing Date, as the same may be amended from time to time.

“Class A Common Stock” means, as applicable, (a) the Class A common stock, par value $0.0001 per share, of PubCo, or (b) following any consolidation, merger, reclassification or other similar event involving PubCo, any shares or other securities of PubCo or any other Person that are issued or issuable in consideration for the Class A common stock or into which the Class A common stock is exchanged or converted as a result of such consolidation, merger, reclassification or other similar event.

“Class B Common Stock” means, as applicable, (a) the Class B common stock, par value $0.0001 per share, of PubCo, or (b) following any consolidation, merger, reclassification or other similar event involving PubCo, any shares or other securities of PubCo or any other Person that are issued or issuable in consideration for the Class B common stock or into which the Class B common stock is exchanged or converted as a result of such consolidation, merger, reclassification or other similar event.

“Class V Common Stock” means, as applicable, (a) the Class V common stock, par value $0.0001 per share, of PubCo, or (b) following any consolidation, merger, reclassification or other similar event involving PubCo, any shares or other securities of PubCo or any other Person that are issued or issuable in consideration for the Class V common stock or into which the Class V common stock is exchanged or converted as a result of such consolidation, merger, reclassification or other similar event.

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“Closing” has the meaning given to such term in the BCA.

“Closing Date” has the meaning given to such term in the BCA.

“Common Stock” means shares of the Class A Common Stock, the Class B Common Stock and the Class V Common Stock, including any shares of the Class A Common Stock, the Class B Common Stock and the Class V Common Stock issuable upon the exercise of any warrant or other right to acquire shares of the Class A Common Stock, the Class B Common Stock and the Class V Common Stock.

“Confidential Information” has the meaning set forth in Section 2.4.

“Demanding Holders” has the meaning set forth in Section 3.1(c).

“Economic Interests” mean (a) for the Sellers, (i) Utz Units and (ii) shares of Class A Common Stock, in each case owned by the Sellers and (b) for the Sponsor, 9,555,671.61 shares of Class A Common Stock plus any shares of Class A Common Stock issued upon the conversion of shares of Class B Common Stock pursuant to clause (B) below upon such conversion, in the case of clause (a) and (b), as equitably adjusted for stock splits, stock dividends, combinations, recapitalizations and the like. For purposes of computing the percentage of Economic Interests held by the Sponsor or the Sellers in Section 2.1, Section 2.2 or Section 5.4(b), in each case, Retained Restricted Company Units and Restricted Sponsor Shares shall (A) not be included as held as of the Closing Date or at the applicable time while unvested or while Class B Common Stock and (B) be included as being held as of the Closing Date and at the applicable time beginning only if and when they vest or convert into Class A Common Stock.

“Effective Date” has the meaning set forth in the Preamble.

“Equity Securities” means, with respect to any Person, all of the shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of such Person (including partnership or member interests therein), whether voting or nonvoting.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto, as the same shall be in effect from time to time.

“Family Member” means with respect to any Person, a spouse, lineal descendant (whether natural or adopted) or spouse of a lineal descendant of such Person or any trust created for the benefit of such Person or of which any of the foregoing is a beneficiary.

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“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Form S-1 Shelf” has the meaning set forth in Section 3.1(a).

“Form S-3 Shelf” has the meaning set forth in Section 3.1(a).

“Forward Purchase Agreements” means those certain forward purchase agreements, dated as of September 7, 2018, among PubCo, the Sponsor and the CCH Independent Directors, as applicable, pursuant to which the Sponsor and the CCH Independent Directors each agreed to purchase an aggregate of 3,500,000 Class A ordinary shares of PubCo and 1,166,666 redeemable warrants to purchase Class A ordinary shares of PubCo in a private placement to occur concurently with the Closing.

“Foundation” means The Rice Family Foundation.

“Foundation Transfer” has the meaning set forth in the LLC Agreement.

“Foundation Transfer Amount” has the meaning set forth in the LLC Agreement.

“Founder Holder” means each of (i) Chinh E. Chu, (ii) CC Collier Holdings, LLC, (iii) Roger K. Deromedi, (iv) Roger K. Deromedi, as Trustee of the Roger K. Deromedi Revocable Trust, Dated 2/11/2000, Amended and Restated 11/9/2011, (v) Jason K. Giordano and (vi) Erika Giordano.

“Governmental Entity” means any nation or government, any state, province or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator (public or private) or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality of any federal, state, local or foreign jurisdiction.

“Holder” means any holder of Registrable Securities who is a Party to, or who succeeds to rights under, this Investor Rights Agreement pursuant to Section 5.1; provided that a Party who does not hold Registrable Securities as of the Effective Date and who acquires Registrable Securities after the Effective Date will not be a Holder until such Party gives PubCo a representation in writing of the number of Registrable Securities it holds.

“Holder Information” has the meaning set forth in Section 3.10(b).

“Investor Rights Agreement” has the meaning set forth in the Preamble.

“Laws” means all laws, acts, statutes, constitutions, treaties, ordinances, codes, rules, regulations, and rulings of a Governmental Entity, including common law. All references to “Laws” shall be deemed to include any amendments thereto, and any successor Law, unless the context otherwise requires.

“LLC Agreement” has the meaning set forth in the Recitals.

“Lock-Up Period” has the meaning set forth in Section 4.1.

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“Lock-Up Shares” has the meaning set forth in Section 4.1.

“Maximum Number of Securities” has the meaning set forth in Section 3.1(d).

“Minimum Takedown Threshold” has the meaning set forth in Section 3.1(c).

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus, in the light of the circumstances under which they were made, not misleading.

“Necessary Action” means, with respect to any Party and a specified result, all actions (to the extent such actions are not prohibited by applicable Law and within such Party’s control, and in the case of any action that requires a vote or other action on the part of the Board to the extent such action is consistent with fiduciary duties that the Company’s directors may have in such capacity) necessary to cause such result, including (a) calling special meetings of stockholders, (b) voting or providing a written consent or proxy, if applicable in each case, with respect to shares of Common Stock, (c) causing the adoption of stockholders’ resolutions and amendments to the Organizational Documents, (d) executing agreements and instruments, (e) making, or causing to be made, with Governmental Entities, all filings, registrations or similar actions that are required to achieve such result and (f) nominating certain Persons for election to the Board in connection with the annual or special meeting of stockholders of PubCo.

“Operating Company” has the meaning set forth in the Recitals.

“Original RRA” has the meaning set forth in the Recitals.

“Organizational Documents” means the Certificate of Incorporation and the Bylaws.

“Outside CEO” has the meaning set forth in Section 2.1(a).

“Party” has the meaning set forth in the Preamble.

“Permitted Transferee” means (a) with respect to any Person, (i) any Family Member of such Person, (ii) any Affiliate of such Person, and (iii) any Affiliate of any Family Member of such Person (excluding any Affiliate under this clause (iii) who operates or engages in a business which competes with the business of PubCo or the Operating Company), and (b) with respect to any Seller, (i) any member of the Rice Family, and (ii) any Affiliate of a member of the Rice Family (excluding any Affiliate under this clause (ii) who operates or engages in a business which competes with the business of PubCo or the Operating Company), but excluding the Foundation (and the Foundation shall not be a Permitted Transferee of (y) a Seller, or (z) a Permitted Transferee of a Seller, but the Foundation shall be entitled to the benefit of the Foundation Transfer).

“Person” means any natural person, sole proprietorship, partnership, trust, unincorporated association, corporation, limited liability company, entity or Governmental Entity.

“Piggyback Registration” has the meaning set forth in Section 3.2(a).

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“Prospectus” means the prospectus included in any Registration Statement, all amendments (including post-effective amendments) and supplements to such prospectus, and all material incorporated by reference in such prospectus.

“PubCo” has the meaning set forth in the Preamble.

“Registrable Securities” means (a) any shares of Class A Common Stock (including Class A Common Stock (i) to be issued pursuant to the LLC Agreement upon exchange of Utz Units, along with an equal number of shares of Class V Common Stock, and (ii) to be issued as a result of the conversion of the Restricted Sponsor Shares), (b) any Warrants or any shares of Class A Common Stock issued or issuable upon the exercise thereof and (c) any Equity Securities of PubCo or any Subsidiary of PubCo that may be issued or distributed or be issuable with respect to the securities referred to in clauses (a) or (b) by way of conversion, dividend, stock split or other distribution, merger, consolidation, exchange, recapitalization or reclassification or similar transaction, in each case held by a Holder, other than any security received pursuant to an incentive plan adopted by PubCo on or after the Closing Date; provided, however, that any such Registrable Securities shall cease to be Registrable Securities to the extent (A) a Registration Statement with respect to the sale of such Registrable Securities has become effective under the Securities Act and such Registrable Securities have been sold, transferred, disposed of or exchanged in accordance with the plan of distribution set forth in such Registration Statement, (B) such Registrable Securities shall have ceased to be outstanding or (C) such Registrable Securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” means a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, prospectus or similar document in compliance with the requirements of the Securities Act, and such registration statement becoming effective.

“Registration Expenses” means the out-of-pocket expenses of a Registration, including the following:

(a)	all registration and filing fees (including fees with respect to filings required to be made with FINRA) and any securities exchange on which the Class A Common Stock is then listed;

(b)	fees and expenses of compliance with securities or blue sky Laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(c)	printing, messenger, telephone and delivery expenses;

(d)	reasonable fees and disbursements of counsel for PubCo;

(e)	reasonable fees and disbursements of all independent registered public accountants of PubCo incurred specifically in connection with such Registration; and

(f)	reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders in an Underwritten Offering in an amount not to exceed $50,000 for each Registration.

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“Registration Statement” means any registration statement that covers the Registrable Securities pursuant to the provisions of this Investor Rights Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holder” shall mean any Special Holder requesting piggyback rights pursuant to Section 3.2 of this Investor Rights Agreement with respect to an Underwritten Shelf Takedown.

“Representatives” means, with respect to any Person, any of such Person’s officers, directors, employees, agents, attorneys, accountants, actuaries, consultants, equity financing partners or financial advisors or other Person acting on behalf of such Person.

“Restricted Sponsor Shares” has the meaning set forth in the Recitals.

“Retained Company Units” has the meaning set forth in the Recitals.

“Retained Restricted Company Units” has the meaning set forth in the Recitals.

“Rice Family” means Michael W. Rice or any Family Member of Michael W. Rice.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and any successor thereto, as the same shall be in effect from time to time.

“Seller Director” has the meaning set forth in Section 2.1(a).

“Seller Representative” means Series U, or such other Person, which Person must be an Affiliate of the Sellers, who is identified as the replacement Seller Representative by the then existing Seller Representative giving prior written notice to PubCo.

“Sellers” has the meaning set forth in the Preamble.

“Series R” has the meaning set forth in the Preamble.

“Series U” has the meaning set forth in the Preamble.

“Shelf” has the meaning set forth in Section 3.1(a).

“Shelf Registration” means a registration of securities pursuant to a Registration Statement filed with the SEC in accordance with and pursuant to Rule 415 promulgated under the Securities Act.

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“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.

“Shelf Registration Statement” means a Registration Statement of PubCo filed with the SEC on either (i) Form S-3 (or any successor form or other appropriate form under the Securities Act) or (ii) if PubCo is not permitted to file a Registration Statement on Form S-3, a Registration Statement on Form S-1 (or any successor form or other appropriate form under the Securities Act), in each case for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act covering the Registrable Securities, as applicable.

“Special Holder” means each of the Sponsor and each Seller, at such times as such Party is a Holder.

“Sponsor” means Collier Creek Partners LLC, or, upon its dissolution, the Founder Holders.

“Sponsor Director” has the meaning set forth in Section 2.1(a).

“Sponsor Representative” means Collier Creek Partners LLC or, after the dissolution of Collier Creek Partners LLC, [●], or such other Person who is an Affiliate of one or more of Chinh E. Chu, Roger K. Deromedi or Jason K. Giordano, who is identified as the replacement Sponsor Representative by the then existing Sponsor Representative giving prior written notice to PubCo and the Sellers.

“Sponsor Side Letter” has the meaning set forth in the Recitals.

“Subsequent Shelf Registration” has the meaning set forth in Section 3.1(b).

“Trading Day” means a day on which the New York Stock Exchange or such other principal United States securities exchange on which the Class A Common Stock is listed, quoted or admitted to trading and is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“Transfer” means, when used as a noun, any voluntary or involuntary transfer, sale, pledge or hypothecation or other disposition by the Transferor (whether by operation of law or otherwise) and, when used as a verb, the Transferor voluntarily or involuntarily, transfers, sells, pledges or hypothecates or otherwise disposes of (whether by operation of law or otherwise), including, in each case, (a) the establishment or increase of a put equivalent position or liquidation with respect to, or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security or (b) entry into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

“Underwriter” means any investment banker(s) and manager(s) appointed to administer the offering of any Registerable Securities as principal in an Underwritten Offering.

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“Underwritten Offering” means a Registration in which securities of PubCo are sold to an Underwriter for distribution to the public.

“Underwritten Shelf Takedown” has the meaning set forth in Section 3.1(c).

“Utz Units” means Units (as defined in the LLC Agreement) owned by the Sellers or their Permitted Transferees, including the Retained Company Units and the Vested Retained Restricted Company Units.

“Utz Group” means, collectively, the Operating Company and its consolidated subsidiaries, including Utz Quality Foods.

“Utz Quality Foods” means Utz Quality Foods, LLC, a Delaware limited liability company.

“Vested Retained Restricted Company Units” has the meaning set forth in the Recitals.

“Warrants” means the following outstanding warrants of PubCo, each exercisable for one share of Class A Common Stock, (a) warrants to purchase 7,200,000 shares of Class A Common Stock issued to the Sponsor pursuant to that certain private placement warrants purchase agreement, dated October 4, 2018, by and among the Sponsor and PubCo, for a purchase price of $1.50 per warrant and (b) warrants to purchase 1,166,666 shares of Class A Common Stock issued to the Sponsor and the CCH Independent Directors pursuant to the Forward Purchase Agreements.

“Well-Known Seasoned Issuer” has the meaning set forth in Rule 405 promulgated by the SEC pursuant to the Securities Act.

“Withdrawal Notice” has the meaning set forth in Section 3.1(e).

Section 1.2             Interpretive Provisions. For all purposes of this Investor Rights Agreement, except as otherwise provided in this Investor Rights Agreement or unless the context otherwise requires:

(a)            the meanings of defined terms are applicable to the singular as well as the plural forms of such terms.

(b)            the words “hereof”, “herein”, “hereunder” and words of similar import, when used in this Investor Rights Agreement, refer to this Investor Rights Agreement as a whole and not to any particular provision of this Investor Rights Agreement.

(c)            references in this Investor Rights Agreement to any Law shall be deemed also to refer to such Law, and all rules and regulations promulgated thereunder.

(d)            whenever the words “include”, “includes” or “including” are used in this Investor Rights Agreement, they shall mean “without limitation.”

(e)            the captions and headings of this Investor Rights Agreement are for convenience of reference only and shall not affect the interpretation of this Investor Rights Agreement.

(f)             pronouns of any gender or neuter shall include, as appropriate, the other pronoun forms.

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Article II
GOVERNANCE

Section 2.1             Board of Directors.

(a)            Composition of the Board. The Sponsor, the Sellers and PubCo shall take all Necessary Action to cause the Board to be comprised of ten (10) directors, (i) five (5) of whom have been nominated by the Seller Representative, initially Dylan B. Lissette, Michael W. Rice, Timothy P. Brown, B. John Lindeman and John W. Altmeyer and thereafter designated pursuant to Section 2.1(b) or Section 2.1(e) of this Investor Rights Agreement (each, a “Seller Director”), (ii) five (5) of whom have been nominated by the Sponsor Representative, initially Roger K. Deromedi, Craig D. Steeneck, Antonio F. Fernandez, Christina Choi and Jason K. Giordano and thereafter designated pursuant to Section 2.1(c) or Section 2.1(e) of this Investor Rights Agreement (each, a “Sponsor Director”), provided that at such time as a chief executive officer that is not an Affiliate of either the Sellers or the Sponsor (the “Outside CEO”) is elected by the Board, the Sponsor, the Sellers and PubCo shall take all Necessary Action to cause (x) the Board to be comprised of eleven (11) directors, and (y) such Outside CEO to be elected to the Board as the eleventh member. At such time as the Outside CEO is elected to the Board as the eleventh member, and for so long as both the Sellers and their Permitted Transferees, on the one hand, and the Sponsor and its Permitted Transferees, on the other hand, Beneficially Own Economic Interests (in PubCo and the Operating Company, without duplication) representing at least 75% of the Economic Interests held by such Party(ies) immediately after the Closing (excluding for these purposes, with respect to the Sellers and their Permitted Transferees, from both the percentage Beneficially Owned immediately after the Closing and percentage then Beneficially Owned at any time, the Foundation Transfer Amount, from and after the occurrence of the Foundation Transfer), the Sponsor, the Sellers and PubCo shall take all Necessary Action to require that all actions of the Board be approved by seven (7) directors. The Sponsor, the Sellers and PubCo shall take all Necessary Action to cause the foregoing directors to be divided into three classes of directors, with each class serving for staggered three year-terms as follows:

(i)              the Class I directors shall include: two (2) Seller Directors, initially B. John Lindeman and John W. Altmeyer, and one (1) Sponsor Director, initially Jason K. Giordano;

(ii)             the Class II directors shall include: one (1) Seller Director, initially Michael W. Rice, and two (2) Sponsor Directors, initially Craig D. Steeneck and Antonio F. Fernandez; and

(iii)            the Class III directors shall include: two (2) Seller Directors, initially Timothy P. Brown and Dylan B. Lissette, and two (2) Sponsor Directors, initially Roger K. Deromedi and Christina Choi.

The initial term of the Class I directors shall expire immediately following PubCo’s 2021 annual meeting of stockholders at which directors are elected. The initial term of the Class II directors shall expire immediately following PubCo’s 2022 annual meeting of stockholders at which directors are elected. The initial term of the Class III directors shall expire immediately following PubCo’s 2023 annual meeting at which directors are elected.

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(b)            Seller Representation. For so long as the Sellers and their Permitted Transferees Beneficially Own Economic Interests (in PubCo and the Operating Company, without duplication) representing at least the percentage, shown below, of the Economic Interests held by the Sellers immediately after the Closing (excluding for these purposes from both the percentage Beneficially Owned immediately after the Closing and percentage then Beneficially Owned at any time, the Foundation Transfer Amount, from and after the occurrence of the Foundation Transfer), PubCo, the Sponsor and the Sellers shall take all Necessary Action to include in the slate of nominees recommended by the Board for election as directors at each applicable annual or special meeting of stockholders at which directors are to be elected, that number of individuals designated by the Seller Representative that, if elected, will result in the Sellers having the number of directors serving on the Board that is shown below; provided, that after the number of Seller Directors is reduced because the percentage Beneficially Owned of such Economic Interests is reduced, the Sellers and their Permitted Transferees cannot subsequently increase the number of Seller Directors entitled to be designated as a result of their acquisition of Beneficial Ownership of additional Economic Interests (in PubCo and the Operating Company, without duplication).

Economic Interests Beneficially Owned by the Sellers (and their Permitted Transferees) as a Percentage of the Economic Interests Held by the Sellers on the Closing Date	Number of Seller Directors
75% or greater	5
60% or greater, but less than 75%	4
45% or greater, but less than 60%	3
30% or greater, but less than 45%	2
15% or greater, but less than 30%	1
Less than 15%	0

(c)            Sponsor Representation. For so long as the Sponsor and its Permitted Transferees Beneficially Own Economic Interests in Pubco representing at least the percentage, shown below, of the Economic Interests held by the Sponsor immediately after the Closing, PubCo, the Sponsor and the Sellers shall take all Necessary Action to include in the slate of nominees recommended by the Board for election as directors at each applicable annual or special meeting of stockholders at which directors are to be elected that number of individuals designated by the Sponsor Representative that, if elected, will result in the Sponsor having the number of directors serving on the Board that is shown below; provided, that after the number of Sponsor Directors is reduced because the percentage Beneficially Owned of such Economic Interests is reduced, the Sponsor and its Permitted Transferees cannot subsequently increase the number of Sponsor Directors entitled to be designated as a result of its acquisition of Beneficial Ownership of additional Economic Interests in PubCo.

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Economic Interests Beneficially Owned by the Sponsor (and its Permitted Transferees) as a Percentage of the Economic Interests Held by the Sponsor on the Closing Date	Number of Sponsor Directors
75% or greater	5
60% or greater, but less than 75%	4
45% or greater, but less than 60%	3
30% or greater, but less than 45%	2
15% or greater, but less than 30%	1
Less than 15%	0

(d)            Decrease in Directors. Upon any decrease in the number of directors that the Seller Representative or the Sponsor Representative, as applicable, is entitled to designate for nomination to the Board pursuant to Section 2.1(b) or Section 2.1(c), the Sellers or the Sponsor, as applicable, shall take all Necessary Action to cause the appropriate number of Seller Directors or Sponsor Directors, as applicable, to offer to tender their resignation at least 60 days prior to the expected date of PubCo’s next annual meeting of stockholders. Notwithstanding the foregoing, the Nominating and Corporate Governance Committee may, in its sole discretion, recommend for nomination a Seller Director or Sponsor Director that has tendered his or her resignation pursuant to this Section 2.1(d).

(e)            Removal; Vacancies. The Seller Representative or the Sponsor Representative, as applicable, shall have the exclusive right to (i) remove their nominees from the Board, and PubCo shall take all Necessary Action to cause the removal of any such nominee at the request of the applicable Party and (ii) designate directors for election to the Board to fill vacancies created by reason of death, removal or resignation of its nominees to the Board, and PubCo, the Sponsor and the Sellers shall take all Necessary Action to cause any such vacancies created pursuant to clause (i) or (ii) above to be filled by replacement directors designated by the applicable Party as promptly as practicable after such designation (and in any event prior to the next meeting or action of the Board or applicable committee). Notwithstanding anything to the contrary contained in this Section 2.1(e), no Party shall have the right to designate a replacement director, and PubCo shall not be required to take any action to cause any vacancy to be filled by any such designee, to the extent that election or appointment of such designee to the Board would result in a number of directors nominated or designated by such Party in excess of the number of directors that such Party is then entitled to nominate for membership on the Board pursuant to this Investor Rights Agreement.

(f)            Committees. In accordance with PubCo’s Organizational Documents, (i) the Board shall establish and maintain committees of the Board for (x) Audit, (y) Compensation and (z) Nominating and Corporate Governance, and (ii) the Board may from time to time by resolution establish and maintain other committees of the Board. Subject to applicable Laws and stock exchange regulations, and subject to requisite independence requirements applicable to such committee, (i) for so long as the Sellers and their Permitted Transferees or the Sponsor and its Permitted Transferees, as applicable, Beneficially Own Economic Interests (in PubCo and the Operating Company, without duplication) representing at least 30% of the Economic Interests held by such Party(ies) immediately after the Closing (excluding for these purposes, with respect to the Sellers and their Permitted Transferees, from both the percentage Beneficially Owned immediately after the Closing and percentage then Beneficially Owned at any time, the Foundation Transfer Amount, from and after the occurrence of the Foundation Transfer), each of the Seller Representative and the Sponsor Representative shall have the right to have at least one director designated by such Party appointed to serve on each committee of the Board, and (ii) for so long as the Sellers and their Permitted Transferees or the Sponsor and its Permitted Transferees, as applicable, Beneficially Own Economic Interests (in PubCo and the Operating Company, without duplication) representing at least 15% (but less than 30%) of the Economic Interests held by such Party(ies) immediately after the Closing (excluding for these purposes, with respect to the Sellers and their Permitted Transferees, from both the percentage Beneficially Owned immediately after the Closing and percentage then Beneficially Owned at any time, the Foundation Transfer Amount, from and after the occurrence of the Foundation Transfer), each of the Seller Representative and the Sponsor Representative shall have the right to have at least one director designated by such Party appointed to serve on the following committees of the Board: (y) Compensation and (z) Nominating and Corporate Governance.

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(g)            Reimbursement of Expenses. PubCo shall reimburse the directors for all reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Board and any committees thereof, including travel, lodging and meal expenses.

(h)            Indemnification. For so long as any Seller Director or Sponsor Director serves as a director of PubCo, (i) PubCo shall provide such Seller Director or Sponsor Director with the same expense reimbursement, benefits, indemnity, exculpation and other arrangements provided to the other directors of PubCo and (ii) PubCo shall not amend, alter or repeal any right to indemnification or exculpation covering or benefiting any Seller Director or Sponsor Director nominated pursuant to this Investor Rights Agreement as and to the extent consistent with applicable Law, the last sentence of Section 10.1(G) of the Certificate of Incorporation, Article VIII of the Certificate of Incorporation, Article IV of the Bylaws and any indemnification agreements with directors (whether such right is contained in the Organizational Documents or another document) (except to the extent such amendment or alteration permits PubCo to provide broader indemnification or exculpation rights on a retroactive basis than permitted prior thereto).

Section 2.2             Actions Requiring Special Approval. For so long as the Sellers and their Permitted Transferees continue to Beneficially Own Economic Interests (in the Operating Company and PubCo, without duplication) representing more than 50% of the Economic Interests held by the Sellers immediately after the Closing (excluding for these purposes from both the percentage Beneficially Owned immediately after the Closing and percentage then Beneficially Owned at any time, the Foundation Transfer Amount, from and after the occurrence of the Foundation Transfer), PubCo will not, and will not permit any member of the Utz Group to, undertake, or agree to undertake, whether directly or indirectly, any of the following without the prior written consent of the Seller Representative: (a) any transaction or series of related transactions that results in a direct or indirect sale (including by way of merger, consolidation, recapitalization, reorganization, Transfer, sale or other business combination or similar transaction) of greater than 50% of the property or assets, or greater than 50% of the voting securities, of PubCo (other than (i) pursuant to any offer to purchase securities made directly to the stockholders of PubCo that is not approved by the Board, (ii) any merger or issuance of voting securities that does not result in a Person or group of Persons acting together that would constitute a “group” for purposes of Section 13(d) of the Exchange Act becoming the holder of greater than 50% of the voting securities of PubCo or (iii) any reorganization or recapitalization that does not violate clauses (b) or (c) below)) or greater than 50% of the property or assets, or greater than 50% of the voting securities, of the Operating Company or Utz Quality Foods (including the voting securities, property or assets of the Utz Group, taken as a whole), (b) any liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of PubCo, the Operating Company or Utz Quality Foods, except for a liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) in connection with an involuntary case within the meaning of any bankruptcy Law, (c) any amendment to or modification of the Certificate of Incorporation or Bylaws of PubCo that materially and adversely impact the Sellers and their Permitted Transferees in their capacity as stockholders of PubCo or equityholders of the Operating Company, (d) any move of the corporate headquarters of PubCo or any member of the Utz Group currently headquartered in Hanover, Pennsylvania, (e) any name change of PubCo or any member of the Utz Group, and (f) take any corporate action that would have the effect of eliminating, or materially adversely affecting, any consent right to which the Sellers are then entitled pursuant to clauses (a) through (e) this Section 2.2.

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Section 2.3             Voting Agreement. Each of the Sponsor and the Sellers agrees to cast all votes as a stockholder of PubCo to which such Party is entitled in respect of its Common Stock, whether at any annual or special meeting of PubCo, by written consent or otherwise, so as to cause to be elected to the Board those individuals nominated in accordance with this Article II. Each of the Sponsor and the Sellers agrees not to take action to remove each other’s director nominees from office unless such removal is for cause or if the applicable Party is no longer entitled to nominate such director pursuant to Section 2.1.

Section 2.4             Sharing of Information. To the extent permitted by antitrust, competition or any other applicable Law, each of the Sellers and the Sponsor agrees and acknowledges that the directors designated by the Seller Representative and the Sponsor Representative may share confidential, non-public information about PubCo and its subsidiaries (“Confidential Information”) with the Sellers and the Sponsor, respectively. Each of the Sellers and the Sponsor recognizes that it, or its Affiliates and Representatives, has acquired or will acquire Confidential Information the use or disclosure of which could cause PubCo substantial loss and damages that could not be readily calculated and for which no remedy at Law would be adequate. Accordingly, each of the Sellers and the Sponsor covenants and agrees with PubCo that it will not (and will cause its respective controlled Affiliates and Representatives not to) at any time, except with the prior written consent of PubCo, directly or indirectly, disclose any Confidential Information known to it to any third party, unless (a) such information becomes known to the public through no fault of such Party, (b) disclosure is required by applicable Law or court of competent jurisdiction or requested by a Governmental Entity; provided that such Party promptly notifies PubCo of such requirement or request and takes commercially reasonable steps, at the sole cost and expense of PubCo, to minimize the extent of any such required disclosure, (c) such information was available or becomes available to such Party before, on or after the Effective Date, without restriction, from a source (other than PubCo) without any breach of duty to PubCo or (d) such information was independently developed by such Party or its Representatives without the use of the Confidential Information. Nothing in this Investor Rights Agreement shall prohibit any of the Sellers and the Sponsor from disclosing Confidential Information to any Affiliate, Representative, limited partner, member or shareholder of such Party; provided that such Party shall be responsible for any breach of this Section 2.4 by any such Person. No Confidential Information shall be deemed to be provided to any Person, including any Affiliate of a Seller or Sponsor, unless such Confidential Information is actually provided to such Person.

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Section 2.5             Legend. In order to enforce the obligations set forth in this Article II, PubCo shall place restrictive legends in the form set forth below on the certificates or book entries representing the Registrable Securities subject to this Investor Rights Agreement, including any Registrable Securities Transferred to a Permitted Transferee. Within two (2) Business Days of PubCo’s receiving a request to remove such legend by a Holder or the duly appointed transfer agent of PubCo, PubCo shall notify the Sponsor Representative and the Seller Representative of such request in writing, including the number of Registrable Securities with respect to which such request relates and, if in connection with a proposed Transfer, the date such Transfer is, or is to be, effected. All certificates or book entries representing Registrable Securities, as the case may be, shall bear a legend substantially in the following form:

THESE SECURITIES ARE SUBJECT TO THE RESTRICTIONS SET FORTH IN THE INVESTOR RIGHTS AGREEMENT, DATED [•], 2020 (THE “INVESTOR RIGHTS AGREEMENT”), BY AND AMONG UTZ BRANDS, INC. (THE “COMPANY”), SERIES U OF UM PARTNERS, LLC, SERIES R OF UM PARTNERS, LLC, COLLIER CREEK PARTNERS LLC AND CERTAIN INDIVIDUALS NAMED THEREIN, AS THE SAME MAY BE AMENDED OR RESTATED FROM TIME TO TIME (COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE COMPANY AND SHALL BE PROVIDED FREE OF CHARGE TO ANY PARTY MAKING A BONA FIDE REQUEST THEREFOR). AND NO TRANSFER OF THESE SECURITIES WILL BE VALID OR EFFECTIVE UNTIL ANY CONDITIONS CONTAINED IN THE INVESTOR RIGHTS AGREEMENT, IF ANY, HAVE BEEN FULFILLED.

Article III
REGISTRATION RIGHTS

Section 3.1             Shelf Registration.

(a)            Filing. PubCo shall file, within 30 days of the Closing Date, a Registration Statement for a Shelf Registration on Form S-3 (the “Form S-3 Shelf”), or if PubCo is ineligible to use a Form S-3 Shelf, a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf,” and together with the Form S-3 Shelf (and any Subsequent Shelf Registration), the “Shelf”), in each case, covering the resale of all Registrable Securities (determined as of two Business Days prior to such filing) on a delayed or continuous basis. PubCo shall use its commercially reasonable efforts to cause the Shelf to become effective under the Securities Act as soon as practicable after such filing, but in no event later than sixty (60) days after the initial filing thereof. The Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Special Holder. PubCo shall maintain the Shelf in accordance with the terms of this Investor Rights Agreement, and shall prepare and file with the SEC such amendments, including post-effective amendments, and supplements as may be necessary to keep such Shelf continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event PubCo files a Form S-1 Shelf, PubCo shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration) to a Form S-3 Shelf as soon as practicable after PubCo is eligible to use Form S-3.

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(b)            Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while there are any Registrable Securities, PubCo shall use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional Registration Statement as a Shelf Registration (a “Subsequent Shelf Registration”) registering the resale of all outstanding Registrable Securities from time to time, and pursuant to any method or combination of methods legally available to, and requested by, any Special Holder. If a Subsequent Shelf Registration is filed, PubCo shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an Automatic Shelf Registration Statement if PubCo is a Well-Known Seasoned Issuer) and (ii) keep such Subsequent Shelf Registration continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration shall be on Form S-3 to the extent that PubCo is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form. In the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, PubCo, upon request of a Holder, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at PubCo’s option, the Shelf (including by means of a post-effective amendment) or a Subsequent Shelf Registration and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration shall be subject to the terms of this Investor Rights Agreement.

(c)            Requests for Underwritten Shelf Takedowns. At any time and from time to time after the Shelf has been declared effective by the SEC, the Special Holders may request to sell all or any portion of their Registrable Securities in an underwritten offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that PubCo shall only be obligated to effect an Underwritten Shelf Takedown if such offering (i) shall include securities with a total offering price (exclusive of piggyback securities and before deduction of underwriting discounts) reasonably expected to exceed, in the aggregate, $10.0 million (the “Minimum Takedown Threshold”) or (ii) shall be made with respect to all of the Registrable Securities of the Demanding Holder, provided that any request for an Underwritten Shelf Takedown pursuant to this clause (ii) made by the Sponsor Representative as representative of the Founder Holders, shall apply to all Registrable Securities then held by the Founder Holders. All requests for Underwritten Shelf Takedowns shall be made by giving written notice to PubCo, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown and the expected price range (net of underwriting discounts and commissions) of such Underwritten Shelf Takedown, provided that each Holder agrees that the fact that such a notice has been delivered shall constitute Confidential Information subject to Section 2.4. The Special Holders that requested such Underwritten Shelf Takedown (the “Demanding Holders”) shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally or regionally recognized investment banks), and to agree to the pricing and other terms of such offering; provided that such selection shall be subject to the consent of PubCo, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary contained in this Investor Rights Agreement, in no event shall any Special Holder or any Transferee thereof request an Underwritten Shelf Takedown during the Lock-Up Period. There shall be no limit to the number of Underwritten Shelf Takedowns that may be requested by any Special Holder, subject to the proviso in the first sentence of this Section 3.1(c).

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(d)            Reduction of Underwritten Shelf Takedowns. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advise PubCo, the Demanding Holders and the Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other Equity Securities that PubCo desires to sell and all other Common Stock or other Equity Securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggyback registration rights held by any other stockholders, exceeds the maximum dollar amount or maximum number of Equity Securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then PubCo shall include in such Underwritten Offering, as follows: at all times (i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Common Stock or other Equity Securities that PubCo desires to sell, which can be sold without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Common Stock or other Equity Securities of other Persons that PubCo is obligated to include in such Underwritten Offering pursuant to separate written contractual arrangements with such Persons and that can be sold without exceeding the Maximum Number of Securities.

(e)            Withdrawal. Any of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to PubCo and the Underwriter or Underwriters (if any) of such Demanding Holder’s intention to withdraw from such Underwritten Shelf Takedown, prior to the public announcement of the Underwritten Shelf Takedown by PubCo; provided that a Special Holder may elect to have PubCo continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied or if the Underwritten Shelf Takedown would be made with respect to all of the Registrable Securities of such Special Holder. Following the receipt of any Withdrawal Notice, PubCo shall promptly forward such Withdrawal Notice to any other Special Holders that had elected to participate in such Underwritten Shelf Takedown. Notwithstanding anything to the contrary contained in this Investor Rights Agreement, PubCo shall be responsible for the Registration Expenses incurred in connection with the Underwritten Shelf Takedown prior to delivery of a Withdrawal Notice under this Section 3.1(e).

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(f)            Long-Form Demands. Upon the expiration of the Lock-Up Period and during such times as no Shelf is effective, each Special Holder may demand that PubCo file a Registration Statement on Form S-1 for the purpose of conducting an Underwritten Offering of any or all of such Special Holder’s Registrable Securities. PubCo shall file such Registration Statement within 30 days of receipt of such demand and use its commercially reasonable efforts to cause the same to be declared effective within 60 days of filing. The provisions of Sections 3.1(c), (d) and (e) shall apply to this Section 3.1(f) as if a demand under this Section 3.1(f) were an Underwritten Shelf Takedown, provided that in order to withdraw a demand under this Section 3.1(f), such withdrawal must be received by PubCo prior to PubCo having publicly filed a Registration Statement pursuant to this Section 3.1(f).

Section 3.2             Piggyback Registration.

(a)            Piggyback Rights. If PubCo or any Special Holder proposes to conduct a registered offering of, or if PubCo proposes to file a Registration Statement under the Securities Act with respect to an offering of Equity Securities of PubCo, or securities or other obligations exercisable or exchangeable for, or convertible into Equity Securities of PubCo, for its own account or for the account of stockholders of PubCo (or by PubCo and by the stockholders of PubCo including an Underwritten Shelf Takedown pursuant to Section 3.1 hereof), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to PubCo’s existing stockholders, or (iii) for a dividend reinvestment plan, then PubCo shall give written notice of such proposed offering to all Special Holders as soon as practicable but not less than four calendar days before the anticipated filing date of such Registration Statement or, in the case of an underwritten offering pursuant to a Shelf Registration, the launch date of such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any and if known, in such offering, and (B) offer to all of the Special Holders the opportunity to include in such registered offering such number of Registrable Securities as such Special Holders may request in writing within three calendar days after receipt of such written notice (such registered offering, a “Piggyback Registration”); provided that each Holder agrees that the fact that such a notice has been delivered shall constitute Confidential Information subject to Section 2.4. PubCo shall cause such Registrable Securities to be included in such Piggyback Registration and shall use its reasonable best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Special Holders pursuant to this Section 3.2(a) to be included in a Piggyback Registration on the same terms and conditions as any similar securities of PubCo included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Special Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Special Holder’s agreement to abide by the terms of Section 3.6 below.

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(b)           Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration (other than an Underwritten Shelf Takedown), in good faith, advises PubCo and the Special Holders participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock or other Equity Securities that PubCo desires to sell, taken together with (i) the Common Stock or other Equity Securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with Persons other than the Special Holders hereunder and (ii) the Common Stock or other Equity Securities, if any, as to which registration has been requested pursuant to Section 3.2 hereof, exceeds the Maximum Number of Securities, then:

(i)              If the Registration is initiated and undertaken for PubCo’s account, PubCo shall include in any such Registration (A) first, the Common Stock or other Equity Securities that PubCo desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Special Holders exercising their rights to register their Registrable Securities pursuant to Section 3.2(a) (pro rata based on the respective number of Registrable Securities that each Special Holder has requested be included in such Registration), which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Stock or other Equity Securities, if any, as to which Registration has been requested pursuant to written contractual piggyback registration rights of other stockholders of PubCo, which can be sold without exceeding the Maximum Number of Securities; or

(ii)             If the Registration is pursuant to a request by Persons other than the Special Holders, then PubCo shall include in any such Registration (A) first, the Common Stock or other Equity Securities, if any, of such requesting Persons, other than the Special Holders, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Special Holders exercising their rights to register their Registrable Securities pursuant to Section 3.2(a) (pro rata based on the respective number of Registrable Securities that each Special Holder has requested be included in such Registration) which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Stock or other Equity Securities that PubCo desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Common Stock or other Equity Securities, if any, for the account of other Persons that PubCo is obligated to register pursuant to separate written contractual piggyback registration rights of such Persons, which can be sold without exceeding the Maximum Number of Securities.

Notwithstanding anything to the contrary in this Section 3.2(b), in the event a Demanding Holder has submitted notice for a bona fide Underwritten Shelf Takedown and all sales pursuant to such Underwritten Shelf Takedown pursuant to Section 3.1 have not been effected in accordance with the applicable plan of distribution or submitted a Withdrawal Notice prior to such time that PubCo has given written notice of a Piggyback Registration to all Special Holders pursuant to Section 3.2, then any reduction in the number of Registrable Securities to be offered in such offering shall be determined in accordance with Section 3.1(d), instead of this Section 3.2(b).

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(c)            Piggyback Registration Withdrawal. Any Special Holder shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to PubCo and the Underwriter or Underwriters (if any) of such Special Holder’s intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the SEC with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. PubCo (whether on its own good faith determination or as the result of a request for withdrawal by Persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the SEC in connection with a Piggyback Registration (which, in no circumstance, shall include the Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary set forth in this Investor Rights Agreement, PubCo shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 3.2(c).

Section 3.3             Restriction on Transfer. In connection with any Underwritten Offering of Equity Securities of PubCo, each Holder that holds more than 2.5% of the issued and outstanding Common Stock (after giving effect to the exchange of all outstanding Utz Units), agrees that it shall not Transfer any Common Stock (other than those included in such offering pursuant to this Investor Rights Agreement), without the prior written consent of PubCo, during the seven days prior to and the 90-day period beginning on the date of pricing of such offering, except in the event the Underwriter managing the offering otherwise agrees by written consent, and further agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders). Notwithstanding the foregoing, a Holder shall not be subject to this Section 3.3 with respect to an Underwritten Offering unless each Holder that holds at least 2.5% of the issued and outstanding Common Stock (after giving effect to the exchange of all outstanding Utz Units) and each of PubCo’s directors and executive officers have executed a lock-up on terms at least as restrictive with respect to such Underwritten Offering as requested of the Holders.

Section 3.4             General Procedures. In connection with effecting any Registration and/or Shelf Takedown, subject to applicable Law and any regulations promulgated by any securities exchange on which PubCo’s Equity Securities are then listed, each as interpreted by PubCo with the advice of its counsel, PubCo shall use its reasonable best efforts (except as set forth in clause (d) below) to effect such Registration to permit the sale of the Registrable Securities included in such Registration in accordance with the intended plan of distribution thereof, and pursuant thereto PubCo shall, as expeditiously as possible:

(a)            prepare and file with the SEC as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

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(b)            prepare and file with the SEC such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Special Holder or as may be required by the rules, regulations or instructions applicable to the registration form used by PubCo or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

(c)            prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Special Holders of Registrable Securities included in such Registration, and such Special Holders’ legal counsel, if any, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters or the Special Holders of Registrable Securities included in such Registration or the legal counsel for any such Special Holders, if any, may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Special Holders;

(d)            prior to any public offering of Registrable Securities, use its best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” Laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other Governmental Entities as may be necessary by virtue of the business and operations of PubCo and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that PubCo shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

(e)            cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by PubCo are then listed;

(f)             provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

(g)            advise each Holder of Registrable Securities covered by a Registration Statement, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

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(h)            at least three calendar days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus furnish a draft thereof to each Special Holder of Registrable Securities included in such Registration Statement, or its counsel, if any (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

(i)             notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.7 hereof;

(j)             permit Representatives of the Special Holders, the Underwriters, if any, and any attorney, consultant or accountant retained by such Special Holders or Underwriter to participate, at each such Person’s own expense except to the extent such expenses constitute Registration Expenses, in the preparation of the Registration Statement, and cause PubCo’s officers, directors and employees to supply all information reasonably requested by any such Representative, Underwriter, attorney, consultant or accountant in connection with the Registration; provided, however, that such Persons agree to confidentiality arrangements reasonably satisfactory to PubCo, prior to the release or disclosure of any such information;

(k)            obtain a “cold comfort” letter, and a bring-down thereof, from PubCo’s independent registered public accountants in the event of an Underwritten Offering which the participating Special Holders may rely on, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to the participating Special Holders;

(l)             on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion and negative assurances letter, dated such date, of counsel representing PubCo for the purposes of such Registration, addressed to the Special Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Special Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to the participating Special Holders;

(m)           in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

(n)            make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least 12 months beginning within three months after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the SEC);

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(o)            if an Underwritten Offering involves Registrable Securities with a total offering price (including piggyback securities and before deduction of underwriting discounts) reasonably expected to exceed, in the aggregate, $35.0 million, use its reasonable best efforts to make available senior executives of PubCo to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

(p)            otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested, by the Special Holders, in connection with such Registration.

Section 3.5             Registration Expenses. The Registration Expenses of all Registrations shall be borne by PubCo. It is acknowledged by the Holders that the Holders selling any Registrable Securities in an offering shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing such Holders, in each case pro rata based on the number of Registrable Securities that such Holders have sold in such Registration.

Section 3.6             Requirements for Participating in Underwritten Offerings. Notwithstanding anything to the contrary contained in this Investor Rights Agreement, if any Holder does not provide PubCo with its requested Holder Information, PubCo may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if PubCo determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No Person may participate in any Underwritten Offering of Equity Securities of PubCo pursuant to a Registration under this Investor Rights Agreement unless such Person (a) agrees to sell such Person’s Registrable Securities on the basis provided in any underwriting and other arrangements approved by PubCo in the case of an Underwritten Offering initiated by PubCo, and approved by the Demanding Holders in the case of an Underwritten Offering initiated by the Demanding Holders and (b) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements. Subject to the minimum thresholds set forth in Section 3.1(c) and 3.4(o) of this Investor Rights Agreement, the exclusion of a Holder’s Registrable Securities as a result of this Section 3.6 shall not affect the registration of the other Registrable Securities to be included in such Registration.

Section 3.7             Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from PubCo that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (and PubCo hereby covenants to prepare and file such supplement or amendment as soon as practicable after giving such notice), or until it is advised in writing by PubCo that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require PubCo to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to PubCo for reasons beyond PubCo’s control, PubCo may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than 90 days in any 12-month period, determined in good faith by PubCo to be necessary for such purpose. In the event PubCo exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to such Registration in connection with any sale or offer to sell Registrable Securities. PubCo shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.7.

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Section 3.8             Reporting Obligations. As long as any Holder shall own Registrable Securities, PubCo, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by PubCo after the Effective Date pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the SEC pursuant to the Electronic Data Gathering, Analysis and Retrieval System shall be deemed to have been furnished to the Holders pursuant to this Section 3.8.

Section 3.9             Other Obligations. In connection with a Transfer of Registrable Securities exempt from Section 5 of the Securities Act or through any broker-dealer transactions described in the plan of distribution set forth within the Prospectus and pursuant to the Registration Statement of which such Prospectus forms a part, PubCo shall, subject to applicable Law, as interpreted by PubCo with the advice of counsel, and the receipt of any customary documentation required from the applicable Holders in connection therewith, (a) promptly instruct its transfer agent to remove any restrictive legends applicable to the Registrable Securities being Transferred and (b) cause its legal counsel to deliver the necessary legal opinions, if any, to the transfer agent in connection with the instruction under clause (a). In addition, PubCo shall cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with the aforementioned Transfers; provided, however, that PubCo shall have no obligation to participate in any “road shows” or assist with the preparation of any offering memoranda or related documentation with respect to any Transfer of Registrable Securities in any transaction that does not constitute an Underwritten Offering.

Section 3.10           Indemnification and Contribution.

(a)            PubCo agrees to indemnify, to the extent permitted by Law, each Holder of Registrable Securities, its officers, managers, directors and Representatives and each Person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including attorneys’ fees) caused by, resulting from, arising out of or based upon (i) any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) any violation or alleged violation by PubCo of the Securities Act or any other similar federal or state securities Laws, except in each case insofar as the same are caused by or contained in any information furnished in writing to PubCo by such Holder expressly for use therein. PubCo shall indemnify the Underwriters, their officers and directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing sentence with respect to the indemnification of each Holder.

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(b)            In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to PubCo in writing such information and affidavits as PubCo reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by Law, such Holder shall indemnify PubCo, its directors and officers and each Person who controls PubCo (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing sentence with respect to indemnification of PubCo.

(c)            Any Person entitled to indemnification under this Section 3.10 shall (i) give prompt written notice to the indemnifying party of any claim with respect to which such Person seeks indemnification (provided that the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(d)            The indemnification provided under this Investor Rights Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, manager, director, Representative or controlling Person of such indemnified party and shall survive the Transfer of securities.

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(e)           If the indemnification provided in this Section 3.10 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 3.10(e) shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a Party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 3.10(a), 3.10(b) and 3.10(c), any legal or other fees, charges or expenses reasonably incurred by such Party in connection with any investigation or proceeding. The Parties agree that it would not be just and equitable if contribution pursuant to this Section 3.10(e) were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 3.10(e). No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 3.10(e) from any Person who was not guilty of such fraudulent misrepresentation.

Section 3.11           Other Registration Rights. Other than the registration rights set forth in the Original RRA, PubCo represents and warrants that no Person, other than a Holder of Registrable Securities pursuant to this Investor Rights Agreement, has any right to require PubCo to register any securities of PubCo for sale or to include such securities of PubCo in any Registration Statement filed by PubCo for the sale of securities for its own account or for the account of any other Person. Further, each of PubCo, the Sponsor and the Sponsor Representative represents and warrants that this Investor Rights Agreement supersedes any other registration rights agreement or agreement.

Section 3.12           Rule 144. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act, PubCo covenants that it will (a) make available at all times information necessary to comply with Rule 144, if such Rule is available with respect to resales of the Registrable Securities under the Securities Act, and (b) take such further action as the Holders may reasonably request, all to the extent required from time to time to enable them to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (if available with respect to resales of the Registrable Securities), as such rule may be amended from time to time. Upon the request of any Holder, PubCo will deliver to such Holder a written statement as to whether PubCo has complied with such information requirements, and, if not, the specific reasons for non-compliance.

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Section 3.13         Term. Article III shall terminate with respect to any Holder on the date that such Holder no longer holds any Registrable Securities. The provisions of Section 3.10 shall survive any such termination with respect to such Holder.

Section 3.14         Holder Information. Each Holder agrees, if requested in writing by PubCo, to represent to PubCo the total number of Registrable Securities held by such Holder in order for PubCo to make determinations under this Investor Rights Agreement, including for purposes of Section 3.12 hereof.

Section 3.15         Termination of Original RRA. Upon the Closing, PubCo, the Sponsor and the CCH Independent Directors hereby agree that the Original RRA and all of the respective rights and obligations of the parties thereunder are hereby terminated in their entirety and shall be of no further force or effect.

Section 3.16         Distributions.

(a)            In the event that, pursuant to a dissolution of the Sponsor, the Sponsor distributes all of its Registrable Securities to its members, the Founder Holders shall be treated as the Sponsor under this Investor Rights Agreement; provided that such Founders Holders, taken as a whole, shall not be entitled to rights in excess of those conferred on the Sponsor, as if the Sponsor remained a single entity party to this Investor Rights Agreement.

(b)            In the event that the Sellers distribute all of their Registrable Securities to their members, such distributees shall be treated as the Sellers under this Investor Rights Agreement; provided that such distributees, taken as a whole, shall not be entitled to rights in excess of those conferred on the Sellers, as if they remained a single party to this Investor Rights Agreement.

Section 3.17         Adjustments. If there are any changes in the Common Stock as a result of stock split, stock dividend, combination or reclassification, or through merger, consolidation, recapitalization or other similar event, appropriate adjustment shall be made in the provisions of this Investor Rights Agreement, as may be required, so that the rights, privileges, duties and obligations under this Investor Rights Agreement shall continue with respect to the Common Stock as so changed.

Article IV
LOCK-UP

Section 4.1           Lock-Up.

(a)            Other than pursuant to the LLC Agreement, no Special Holder (including a Founder Holder) or CCH Independent Director shall Transfer, or make a public announcement of any intention to effect such Transfer, of any Lock-Up Shares (as defined below) Beneficially Owned or otherwise held by such Person during the Lock-Up Period (as defined below); provided, that such prohibition shall not apply to Transfers permitted pursuant to Section 4.2. The “Lock-Up Period” shall be the period commencing on the Closing Date and ending on the earlier of (i) the date that is one year following the Closing Date and (ii) the date that the closing price of a share of Class A Common Stock on the New York Stock Exchange or such other principal United States securities exchange on which the Class A Common Stock is listed, quoted or admitted to trading equals or exceeds $12.00 for any 20 Trading Days within any 30-Trading Day period commencing at least 150 days after the Closing Date. The “Lock-Up Shares” means (i) the Equity Securities in PubCo and the Operating Company held by the Special Holders or the CCH Independent Directors as of the Closing Date, including Class A Common Stock and Class V Common Stock, (ii) the Retained Restricted Company Units and the Restricted Sponsor Shares, in each case, to the extent vested prior to the end of the Lock-Up Period and (iii) shares of Class A Common Stock issued pursuant to the LLC Agreement upon exchange of Utz Units held as of the Closing Date, along with an equal number of Class V Common Stock, for Class A Common Stock; provided however that (x) any Equity Securities purchased by the Sponsor, Founder Holders, or CCH Independent Directors pursuant to one or more Forward Purchase Agreements entered into with PubCo in connection with PubCo’s initial public offering and (y) Equity Securities up to the Foundation Transfer Amount transferred to the Foundation pursuant to the LLC Agreement, in each case shall not be “Lock-Up Shares” under this Investor Rights Agreement.

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(b)            During the Lock-Up Period, any purported Transfer of Lock-Up Shares other than in accordance with this Investor Rights Agreement shall be null and void, and PubCo shall refuse to recognize any such Transfer for any purpose.

(c)            The Special Holders and the CCH Independent Directors acknowledge and agree that, notwithstanding anything to the contrary contained in this Investor Rights Agreement, the Equity Securities in the Operating Company (including Retained Company Units and Retained Restricted Company Units), Restricted Sponsor Shares, shares of Class V Common Stock and shares of Class A Common Stock, in each case, Beneficially Owned by such Person shall remain subject to any restrictions on Transfer under applicable securities Laws of any Governmental Entity, including all applicable holding periods under the Securities Act and other rules of the SEC.

Section 4.2           Permitted Transfers. Notwithstanding anything to the contrary contained in this Investor Rights Agreement, during the Lock-Up Period, the Special Holders and the CCH Independent Directors may Transfer, without the consent of PubCo, any of such Person’s Lock-Up Shares to (i) any of such Person’s Permitted Transferees, upon written notice to PubCo and, in the case of such a Transfer by the Sponsor (including a Founder Holder) or any CCH Independent Director, the Seller Representative, and in the case of such a Transfer by a Seller or its Permitted Transferees, the Sponsor Representative or (ii) (a) a charitable organization, upon written notice to PubCo and, in the case of such a Transfer by the Sponsor (including a Founder Holder) or any CCH Independent Director, the Seller Representative, and in the case of such a Transfer by a Seller or its Permitted Transferees, the Sponsor Representative; (b) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (c) in the case of an individual, pursuant to a qualified domestic relations order; or (d) pursuant to any liquidation, merger, stock exchange or other similar transaction which results in all of PubCo’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property subsequent to the Business Combination; provided, that in connection with any Transfer of such Lock-Up Shares pursuant to clause (ii) above, (x) the restrictions and obligations contained in Section 4.1 and this Section 4.2 will continue to apply to such Lock-Up Shares after any Transfer of such Lock-Up Shares, and (y) the Transferee of such Lock-Up Shares shall have no rights under this Investor Rights Agreement, unless, for the avoidance of doubt, such Transferee is a Permitted Transferee in accordance with this Investor Rights Agreement. Any Transferee of Lock-Up Shares who is a Permitted Transferee of the Transferor pursuant to this Section 4.2 shall be required, at the time of and as a condition to such Transfer, to become a party to this Investor Rights Agreement, the Standstill Agreement (as defined below) and, if applicable, the Sponsor Side Letter by executing and delivering a joinder in the form attached to this Investor Rights Agreement as Exhibit A, whereupon such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of this Investor Rights Agreement, the Standstill Agreement and, if applicable, the Sponsor Side Letter.

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Article V
GENERAL PROVISIONS

Section 5.1           Assignment; Successors and Assigns; No Third Party Beneficiaries.

(a)            Except as otherwise permitted pursuant to this Investor Rights Agreement, no Party may assign such Party’s rights and obligations under this Investor Rights Agreement, in whole or in part, without the prior written consent of the Seller Representative, in the case of an assignment by the Sponsor (including a Founder Holder) or a CCH Independent Director, or the Sponsor Representative, in the case of an assignment by a Seller. Any such assignee may not again assign those rights, other than in accordance with this Article V. Any attempted assignment of rights or obligations in violation of this Article V shall be null and void.

(b)            Notwithstanding anything to the contrary contained in this Investor Rights Agreement (other than the succeeding sentence of this Section 5.1(b)), (i) prior to the expiration of the Lock-up Period to the extent applicable to such Holder, no Holder may Transfer such Holder’s rights or obligations under this Investor Rights Agreement in connection with a Transfer of such Holder’s Registrable Securities, in whole or in part, except in connection with a Transfer pursuant to Section 4.2; and (ii) after the expiration of the Lock-up Period to the extent applicable to such Holder, a Holder may Transfer such Holder’s rights or obligations under this Investor Rights Agreement in connection with a Transfer of such Holder’s Registrable Securities, in whole or in part, to (x) any of such Holder’s Permitted Transferees, or (y) any Person with the prior written consent of PubCo. In no event can the Sponsor (including the Founder Holders), the Sponsor Representative or the Sellers or the Seller Representative assign any of such Person’s rights under Section 2.1. Any Transferee of Registrable Securities pursuant to this Section 5.1(b) shall be required, at the time of and as a condition to such Transfer, to become a party to this Investor Rights Agreement, and, to the extent a Permitted Transferee of the Transferor, that certain Standstill Agreement, dated the date hereof, among PubCo and the other persons party thereto (the “Standstill Agreement”) and, if applicable, that certain Sponsor Side Letter, by executing and delivering a joinder in the form attached to this Investor Rights Agreement as Exhibit A, whereupon such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of this Investor Rights Agreement, the Standstill Agreement and, if applicable, the Sponsor Side Letter.

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(c)            All of the terms and provisions of this Investor Rights Agreement shall be binding upon the Parties and their respective successors, assigns, heirs and representatives, but shall inure to the benefit of and be enforceable by the successors, assigns, heirs and representatives of any Party only to the extent that they are permitted successors, assigns, heirs and representatives pursuant to the terms of this Investor Rights Agreement.

(d)            Nothing in this Investor Rights Agreement, express or implied, is intended to confer upon any Party, other than the Parties and their respective permitted successors, assigns, heirs and representatives, any rights or remedies under this Investor Rights Agreement or otherwise create any third party beneficiary hereto.

Section 5.2           Termination. Except for Sections 2.1(h) and 2.2 (which section shall terminate at such time as the Sellers and their Permitted Transferees are no longer entitled to any rights pursuant to such section), Article II shall terminate automatically (without any action by any Party) as to the Sellers or the Sponsor (including each Founder Holder) at such time at which such Party no longer has the right to designate an individual for nomination to the Board under this Investor Rights Agreement. Article III of this Investor Rights Agreement shall terminate as set forth in Section 3.13. The remainder of this Investor Rights Agreement shall terminate automatically (without any action by any Party) as to each Holder when such Holder ceases to hold any Registrable Securities.

Section 5.3           Severability. If any provision of this Investor Rights Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Investor Rights Agreement, to the extent permitted by Law shall remain in full force and effect.

Section 5.4           Entire Agreement; Amendments; No Waiver.

(a)            This Investor Rights Agreement, together with the Exhibit to this Investor Rights Agreement, the BCA, the LLC Agreement, and all other Ancillary Agreements (as such term is defined in the BCA), constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings and discussions, whether oral or written, relating to such subject matter in any way and there are no warranties, representations or other agreements among the Parties in connection with such subject matter except as set forth in this Investor Rights Agreement and therein.

(b)            No provision of this Investor Rights Agreement may be amended or modified in whole or in part at any time without the express written consent of (i) PubCo, (ii) for so long as the Sellers and their Permitted Transferees collectively Beneficially Own Economic Interests (in the Operating Company and PubCo, without duplication) representing 15% or more of the Economic Interests held by the Sellers immediately after the Closing (excluding for these purposes from both the percentage Beneficially Owned immediately after the Closing and percentage then Beneficially Owned at any time, the Foundation Transfer Amount, from and after the occurrence of the Foundation Transfer), the Seller Representative, (iii) for so long as the Sponsor and its Permitted Transferees collectively Beneficially Own Economic Interests in PubCo representing 15% or more of the Economic Interests held by the Sponsor immediately after the Closing, the Sponsor Representative, and (iv) in any event at least the Holders holding in the aggregate more than fifty percent (50%) of the Registrable Securities Beneficially Owned by the Holders; provided that any such amendment or modification that would be materially adverse in any respect to any Holder shall require the prior written consent of such Holder; provided, further that a provision that has terminated with respect to a Party shall not require any consent of such Party (and such Party’s Economic Interests shall not be considered in computing any percentages) with respect to amending or modifying such provision.

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(c)            No waiver of any provision or default under, nor consent to any exception to, the terms of this Investor Rights Agreement shall be effective unless in writing and signed by the Party to be bound and then only to the specific purpose, extent and instance so provided.

Section 5.5           Counterparts; Electronic Delivery. This Investor Rights Agreement and any other agreements, certificates, instruments and documents delivered pursuant to this Investor Rights Agreement may be executed and delivered in one or more counterparts and by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of a fax machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or email as a defense to the formation or enforceability of a contract and each Party forever waives any such defense.

Section 5.6           Notices. All notices, demands and other communications to be given or delivered under this Investor Rights Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with confirmation of transmission) prior to 5:00 p.m. eastern time on a Business Day and, if otherwise, on the next Business Day, (b) one (1) Business Day following sending by reputable overnight express courier (charges prepaid) or (c) three (3) calendar days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 5.6, notices, demands and other communications shall be sent to the addresses indicated below if to PubCo, to:

Utz Brands, Inc.

900 High Street

Hanover, PA 17331

Attention: Dylan B. Lissette

Email: dlissette@utzsnacks.com

if to the Sellers, to:

Series U of UM Partners, LLC
c/o Utz Quality Foods, LLC
900 High Street
Hanover, PA 17331
Attention: Dylan B. Lissette
Email: dlissette@utzsnacks.com

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with a copy to:

Cozen O’Connor
One Liberty Place
1650 Market Street, Suite 2800
Philadelphia, PA 19103
Attention: Larry P. Laubach, Esq.
Email: llaubach@cozen.com

if to the Sponsor or the CCH Independent Directors, as applicable, to:

Collier Creek Partners LLC

200 Park Avenue, 58th Floor

New York, NY 10166

Attention: Jason K. Giordano

Email: giordano@cc.capital

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention: Peter Martelli, P.C.

Lauren M. Colasacco, P.C.

Christian Nagler

Peter Seligson

Email:    peter.martelli@kirkland.com

lauren.colasacco@kirkland.com

christian.nagler@kirkland.com

peter.seligson@kirkland.com

Section 5.7           Governing Law; Waiver of Jury Trial; Jurisdiction. The Law of the State of Delaware shall govern (a) all Actions, claims or matters related to or arising from this Investor Rights Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this Investor Rights Agreement, and the performance of the obligations imposed by this Investor Rights Agreement, in each case without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. EACH PARTY TO THIS INVESTOR RIGHTS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS INVESTOR RIGHTS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS INVESTOR RIGHTS AGREEMENT AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS INVESTOR RIGHTS AGREEMENT. THE PARTIES FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH SUCH PARTY’S LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES SUCH PARTY’S JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each of the Parties submits to the exclusive jurisdiction of first, the Chancery Court of the State of Delaware or if such court declines jurisdiction, then to the Federal District Court for the District of Delaware, in any Action arising out of or relating to this Investor Rights Agreement, agrees that all claims in respect of the Action shall be heard and determined in any such court and agrees not to bring any Action arising out of or relating to this Investor Rights Agreement in any other courts. Nothing in this Section 5.7, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law or at equity. Each Party agrees that a final judgment in any Action so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity.

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Section 5.8           Specific Performance. Each Party hereby agrees and acknowledges that it will be impossible to measure in money the damages that would be suffered if the Parties fail to comply with any of the obligations imposed on them by this Investor Rights Agreement and that, in the event of any such failure, an aggrieved Party will be irreparably damaged and will not have an adequate remedy at Law. Any such Party shall, therefore, be entitled (in addition to any other remedy to which such Party may be entitled at Law or in equity) to seek injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond, and if any Action should be brought in equity to enforce any of the provisions of this Investor Rights Agreement, none of the Parties shall raise the defense that there is an adequate remedy at Law.

Section 5.9           Subsequent Acquisition of Shares. Any Equity Securities of PubCo or Operating Company acquired subsequent to the Effective Date by a Holder shall be subject to the terms and conditions of this Investor Rights Agreement and such shares shall be considered to be “Registrable Securities” as such term is used in this Investor Rights Agreement.

Section 5.10         Sponsor Matters.

(a)            The Sponsor represents and warrants to the Sellers that as of the Effective Date the Founder Holders Beneficially Own in the aggregate 9,555,671.61 shares of Class A Common Stock resulting from the automatic conversion of the Class B Ordinary Shares of PubCo Beneficially Owned by the Founder Holders prior to the Effective Date and 1,935,328.38 shares of Restricted Sponsor Shares that are owned by the Sponsor.

(b)            The Sponsor Representative shall give written notice to PubCo and the Sellers promptly following the dissolution of the Sponsor, which notice shall include (i) the effective date of such dissolution, and (ii) the number of shares of Class A Common Stock and Restricted Sponsor Shares referred to in Section 5.10(a) that will be distributed to each Founder Holder as a result of such dissolution. Upon dissolution of the Sponsor, all obligations of the Sponsor under this Investor Rights Agreement will thereafter automatically become obligations of the Founder Holders, without any further action or execution of any agreements or documents by any Founder Holder, and any and all notices to be delivered to the Sponsor under this Investor Rights Agreement after the dissolution of the Sponsor shall be delivered solely to the Sponsor Representative.

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IN WITNESS WHEREOF, each of the Parties has duly executed this Investor Rights Agreement as of the Effective Date.

PUBCO:

UTZ BRANDS, INC. (f/k/a COLLIER CREEK HOLDINGS)

By:
Name:
Title:

SPONSOR:

COLLIER CREEK PARTNERS LLC

By:
Name:
Title:

SELLERS:

SERIES U OF UM PARTNERS, LLC

By:
Name:
Title:

SERIES R OF UM PARTNERS, LLC

By:
Name:
Title:

FOUNDER HOLDERS:

Chinh E. Chu

Roger K. Deromedi

Jason K. Giordano

Erika Giordano

ROGER K. DEROMEDI REVOCABLE TRUST, DATED 2/11/2000, AMENDED AND RESTATED 11/9/2011

By:
Name:	Roger K. Deromedi
Title:	Trustee

CC COLLIER HOLDINGS, LLC

By:
Name:	Chinh E. Chu
Title:	President and Senior Managing Director

THE CCH INDEPENDENT DIRECTORS:

Antonio F. Fernandez

Matthew M. Mannelly

Craig D. Steeneck

William D. Toler

Exhibit A

Form of Joinder

[See attached.]

EXHIBIT F

PUBCO DIVIDEND POLICY

(see attached)

EXHIBIT G

COMPANY DISTRIBUTION POLICY

(see attached)

EXHIBIT H

Redemption agreement

(see attached)

EXHIBIT I

COMPANY AND SELLERS BRING–DOWN CERTIFICATE

(see attached)

EXHIBIT J

ASSIGNMENT OF ACQUIRED COMPANY UNITS

(see attached)

EXHIBIT K

BUYER BRING–DOWN CERTIFICATE

(see attached)

EXHIBIT L

BINDER AGREEMENT AND R&W INSURANCE POLICY

(see attached)

EXHIBIT M

EIP

(see attached)

UTZ BRANDS, INC. 2020 OMNIBUS EQUITY INCENTIVE PLAN

1.            Purpose; Eligibility.

1.1            General Purpose. The name of this plan is the Utz Brands, Inc. 2020 Omnibus Equity Incentive Plan. The purposes of the Plan are to (a) enable Utz Brands, Inc., a Delaware corporation (the “Company”), and any Affiliate to attract and retain the types of Employees, Consultants, and Independent Directors who will contribute to the Company’s long range success; (b) provide incentives that align the interests of Employees, Consultants and Independent Directors with those of the stockholders of the Company; and (c) promote the success of the Company’s business.

1.2            Eligible Award Recipients. The Persons eligible to receive Awards are the Employees, Consultants and Independent Directors of the Company and its Affiliates and such other individuals designated by the Committee who are reasonably expected to become Employees, Consultants and Independent Directors after the receipt of Awards.

1.3            Available Awards. Awards that may be granted under the Plan include: (a) Incentive Stock Options, (b) Non-qualified Stock Options, (c) Stock Appreciation Rights, (d) Restricted Awards, (e) Performance Share Awards, (f) Cash Awards, and (g) Other Equity-Based Awards. Except with respect to the conversion of phantom units into Restricted Stock Units in accordance with the LTIP, following the Effective Date, no further equity compensation awards shall be granted pursuant to any Predecessor Plan (it being understood that outstanding awards under any Predecessor Plan will continue to be settled pursuant to the terms of such Predecessor Plan).

2.            Definitions.

“Affiliate” means a parent or subsidiary corporation of the Company, as defined in Section 424 of the Code (substituting “Company” for “employer corporation”), any other entity that is a parent or subsidiary of the Company, including a parent or subsidiary which becomes such after the Effective Date of the Plan.

“Applicable Laws” means the requirements related to or implicated by the administration of the Plan under applicable state corporate law, United States federal and state securities laws, the Code, any stock exchange or quotation system on which the shares of Common Stock are listed or quoted, and the applicable laws of any foreign country or jurisdiction where Awards are granted under the Plan.

“Award” means any right granted under the Plan, including an Incentive Stock Option, a Non-qualified Stock Option, a Stock Appreciation Right, a Restricted Award, a Performance Share Award, a Cash Award, or an Other Equity-Based Award.

“Award Agreement” means a written agreement, contract, certificate or other instrument or document evidencing the terms and conditions of an individual Award granted under the Plan which may, in the discretion of the Company, be transmitted electronically to any Participant. Each Award Agreement shall be subject to the terms and conditions of the Plan.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular Person, such Person shall be deemed to have beneficial ownership of all securities that such Person has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns,” “Beneficially Owned” and “Beneficial Ownership” have a corresponding meaning.

“Board” means the Board of Directors of the Company, as constituted at any time.

“Cash Award” means an Award denominated in cash that is granted under Section 10 of the Plan.

“Cause” means:

(a)            With respect to any Employee or Consultant, unless the applicable Award Agreement provides otherwise, if the Employee or Consultant is a party to an employment or service agreement with the Company or its Affiliates and such agreement provides for a definition of Cause (or any term of similar effect), the definition contained therein; or if no such agreement exists, or if such agreement does not define Cause (or any term of similar effect): (i) the commission of, or plea of guilty or no contest to, a felony or other crime involving dishonesty, moral turpitude or the commission of any other act involving willful malfeasance or breach of fiduciary duty with respect to the Company or an Affiliate; (ii) any acts, omissions or statements that are, or are reasonably likely to be, detrimental or damaging to the reputation, operations, prospects or business relations of the Company or an Affiliate; (iii) gross negligence or willful misconduct with respect to the Company or an Affiliate, or willful or repeated failure or refusal to substantially perform assigned duties; (iv) violation of state or federal securities laws; (v) material violation of the Company’s written policies or codes of conduct, including written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct; (vi) any act of fraud, embezzlement, material misappropriation or dishonesty against the Company or an Affiliate; (vii) any material breach of a written agreement with the Company or an Affiliate, including, without limitation, a breach of any employment, consulting, confidentiality, non-competition, non-solicitation, non-disparagement or similar agreement.

(b)            With respect to any Independent Director, unless the applicable Award Agreement provides otherwise, a determination by a majority of the disinterested Board members that the Independent Director has engaged in any of the following: (i) malfeasance in office; (ii) gross misconduct or negligence; (iii) false or fraudulent misrepresentation inducing the Independent Director’s appointment; (iv) willful conversion of corporate funds; or (v) repeated failure to participate in Board meetings on a regular basis despite having received proper notice of the meetings in advance.

The Committee, in its absolute discretion, shall determine the effect of all matters and questions relating to whether a Participant has been discharged for Cause.

“Change in Control” means any of the following:

(a) A transaction or series of transactions (other than an offering of shares of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission or a transaction or series of transactions that meets the requirements of clauses (i) and (ii) of subsection (d) below) whereby any Person (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a Person that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires Beneficial Ownership of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities that are outstanding immediately after such acquisition; or

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(b) During any period of 24 months, individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided, that any Person becoming a Director subsequent to the Effective Date, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such Person is named as a nominee for Director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a Director during such period as a result of an actual or threatened election contest, as such terms are used in Rule 14a-12 of Regulation 14A promulgated under the Exchange Act, with respect to Directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall be deemed to be an Incumbent Director; or

(c) The date that is ten (10) business days prior to the complete liquidation or dissolution of the Company; or

(d) The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination, (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions, or (z) the acquisition of assets or shares of another entity, in each case other than a transaction:

(i) which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the Person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such Person, the “Successor Entity”)) directly or indirectly, more than 50% of the total combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii) after which no Person Beneficially Owns securities representing 50% or more of the total combined voting power of the Successor Entity; provided, however, that no Person shall be treated for purposes of this clause (ii) as Beneficially Owning 50% or more of the total combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.

A Change in Control shall not be deemed to have occurred if the Sponsor, any Family Member or any of their respective Affiliates Beneficially Own or acquire more than 50% of the total combined voting power of the Company (or any successor to substantially all of the assets of the Company and its subsidiaries) or any direct or indirect parent company.

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Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award (or portion of any Award) that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in subsection (a), (b), (c) or (d) with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

The Committee shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.

“Code” means the Internal Revenue Code of 1986, as it may be amended from time to time. Any reference to a section of the Code shall be deemed to include a reference to any regulations promulgated thereunder.

“Committee” means the Compensation Committee of the Board or one or more subcommittees appointed by the Committee to administer the Plan in accordance with Section 3.3 and Section 3.4 or, if no such Compensation Committee or subcommittee thereof exists, or in its sole discretion, the Board.

“Common Stock” means the Class A common stock, $0.0001 par value per share, of the Company, or such other securities of the Company as may be designated by the Committee from time to time in substitution thereof.

“Company” means Utz Brands, Inc., a Delaware corporation, and any successor thereto.

“Consultant” means any individual or entity which performs bona fide services for the Company or an Affiliate, other than as an Employee or Independent Director, and who may be offered securities registerable pursuant to a registration statement on Form S-8 under the Securities Act.

“Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Consultant or Independent Director, is not interrupted or terminated. The Participant’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Independent Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s Continuous Service; provided further that if any Award is subject to Section 409A of the Code, this sentence shall only be given effect to the extent consistent with Section 409A of the Code. For example, a change in status from an Employee of the Company to an Independent Director of an Affiliate will not constitute an interruption of Continuous Service. The Committee or its delegate, in its sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal or family leave of absence. The Committee or its delegate, in its sole discretion, may determine whether a Company transaction, such as a sale or spin-off of a division or subsidiary that employs a Participant, shall be deemed to result in a termination of Continuous Service for purposes of affected Awards, and any such decision shall be final, conclusive and binding on all parties.

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“Deferred Stock Units” has the meaning set forth in Section 8.1(b) hereof.

“Director” means a member of the Board.

“Disability” means, unless the applicable Award Agreement provides otherwise, that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months. The determination of whether an individual has a Disability shall be determined under procedures established by the Committee. Except in situations where the Committee is determining Disability for purposes of the term of an Incentive Stock Option pursuant to Section 6.9 hereof within the meaning of Section 22(e)(3) of the Code, the Committee may rely on any determination that a Participant is disabled for purposes of benefits under any long-term disability plan maintained by the Company or any Affiliate in which a Participant participates.

“Disqualifying Disposition” has the meaning set forth in Section 16.11.

“Effective Date” shall mean the later of (i) the date that the Company’s stockholders approve the Plan and (ii) [Date will be the closing date of the transaction].

“Employee” means any Person, including an Officer or Director who is not an Independent Director employed by the Company or an Affiliate; provided, that, for purposes of determining eligibility to receive Incentive Stock Options, an Employee shall mean an employee of the Company or a parent or subsidiary corporation within the meaning of Section 424 of the Code. Mere service as an Independent Director or payment of a director’s fee by the Company or an Affiliate shall not be sufficient to constitute “employment” by the Company or an Affiliate.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, with respect to a share of Common Stock as of a given date of determination hereunder, the closing price as quoted on the New York Stock Exchange or on such other principal exchange or market on which the Common Stock is traded on such date of determination, or if the Common Stock was not traded on such date, then the immediately preceding date on which sales of shares of Common Stock have been so quoted or reported shall be used. If there should not be a public market for the Common Stock on such date, “Fair Market Value” shall be such value as determined by the Board in its discretion and, to the extent necessary, shall be determined in a manner consistent with Section 409A of the Code. Any such determination by the Board shall be final, conclusive, and binding on all parties.

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“Family Member” means any of (a) Michael Rice, (b) the spouse and lineal descendants (whether natural or adopted) of Michael Rice, (c) any spouse of any lineal descendants of Michael Rice, (d) a trust solely for the benefit of any individuals described in the foregoing clauses (a) through (c), and (e) any entity in which the Persons described in the foregoing clauses (a) through (d) own more than 50% of the voting interests.

“Fiscal Year” means the Company’s fiscal year.

“Free Standing Rights” has the meaning set forth in Section 7.

“Grant Date” means the date on which the Committee adopts a resolution, or takes other appropriate action, expressly granting an Award to a Participant that specifies the key terms and conditions of the Award or, if a later date is set forth in such resolution, then such date as is set forth in such resolution.

“Incentive Stock Option” means an Option that is designated by the Committee as an incentive stock option within the meaning of Section 422 of the Code and that meets the requirements set out in the Plan.

“Independent Director” means any member of the Board or any member of the board of directors of an Affiliate (or similar governing body of an Affiliate that is not a corporation) who is not an Employee or Consultant.

“LTIP” means the Utz Quality Foods, LLC 2020 Long-Term Incentive Plan, a sub-plan to this Plan.

“Non-Employee Director” means a Director who is a “non-employee director” within the meaning of Rule 16b-3.

“Non-qualified Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

“Officer” means a Person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

“Option” means an Incentive Stock Option or a Non-qualified Stock Option granted pursuant to the Plan.

“Optionholder” means a Person to whom an Option is granted pursuant to the Plan or, if applicable, such other Person who holds an outstanding Option.

“Option Exercise Price” means the price at which a share of Common Stock may be purchased upon the exercise of an Option.

“Other Equity-Based Award” means an Award that is not an Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, or Performance Share Award that is granted under Section 10 and is payable by delivery of Common Stock and/or which is measured by reference to the value of Common Stock.

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“Participant” means an eligible Person to whom an Award is granted pursuant to the Plan or, if applicable, such other Person who holds an outstanding Award.

“Performance Criteria” means the criterion or criteria that the Committee shall select for purposes of establishing the Performance Goal(s) for a Performance Period with respect to any Award under the Plan. The Performance Criteria that will be used to establish the Performance Goal(s) shall be based on the attainment of specific levels of performance of the Company (or Affiliate, division, business unit or operational unit of the Company) or any Participant, which may be determined in accordance with GAAP or on a non-GAAP basis including, but not limited to, one or more of the following measures: (a) terms relative to a peer group or index; (b) basic, diluted, or adjusted earnings per share; (c) sales or revenue;(d) earnings before interest, taxes, and other adjustments (in total or on a per share basis); (e) cash available for distribution; (f) basic or adjusted net income; (g) returns on equity, assets, capital, revenue or similar measure; (h) level and growth of dividends; (i) the price or increase in price of Common Stock; (j) total shareholder return; (k) total assets;(l) growth in assets, new originations of assets, or financing of assets; (m) equity market capitalization; (n) reduction or other quantifiable goal with respect to general and/or specific expenses; (o) equity capital raised; (p) mergers, acquisitions, increase in enterprise value of Affiliates, subsidiaries, divisions or business units or sales of assets of Affiliates, subsidiaries, divisions or business units or sales of assets; and (q) any combination of the foregoing. Any one or more of the Performance Criteria may be stated as a percentage of another Performance Criteria, or used on an absolute or relative basis to measure the performance of the Company and/or one or more Affiliates as a whole or any divisions or operational and/or business units, business segments, administrative departments of the Company and/or one or more Affiliates or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Criteria may be compared to the performance of a selected group of comparison companies, or a published or special index that the Committee, in its sole discretion, deems appropriate, or as compared to various stock market indices.

“Performance Goals” means, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon Performance Criteria determined by the Committee in its discretion.

“Performance Period” means the one or more periods of time, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Performance Share Award or a Cash Award.

“Performance Share Award” means any Award granted pursuant to Section 9 hereof.

“Performance Share” means the grant of a right to receive a number of actual shares of Common Stock or share units based upon the performance of the Company during a Performance Period, as determined by the Committee.

“Permitted Transferee” means: (a) a member of the Participant’s immediate family (child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships), any Person sharing the Participant’s household (other than a tenant or employee) in each case as approved by the Committee, a trust in which these Persons have more than 50% of the beneficial interest, a foundation in which these Persons (or the Participant) control the management of assets, and any other entity in which these Persons (or the Participant) own more than 50% of the voting interests; and (b) such other transferees as may be permitted by the Committee in its sole discretion.

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“Person” means an individual, entity or group (within the meaning of Section 13(d)(3) of the Exchange Act).

“Plan” means this Utz Brands, Inc. 2020 Omnibus Equity Incentive Plan, as amended and/or amended and restated from time to time.

“Predecessor Plan” means any of the plans maintained by the Company or any of its Affiliates under which equity or equity-based awards were granted, including the LTIP.

“Related Rights” has the meaning set forth in Section 7.

“Restricted Award” means any Award granted pursuant to Section 8.

“Restricted Period” has the meaning set forth in Section 8.

“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

“Securities Act” means the Securities Act of 1933, as amended.

“Sponsor” means Collier Creek Partners, LLC, a Delaware limited liability company.

“Stock Appreciation Right” means the right pursuant to an Award granted under Section 7 to receive, upon exercise, an amount payable in cash or shares equal to the number of shares subject to the Stock Appreciation Right that is being exercised multiplied by the excess of (a) the Fair Market Value of a share of Common Stock on the date the Award is exercised, over (b) the exercise price specified in the Stock Appreciation Right Award Agreement.

“Stock for Stock Exchange” has the meaning set forth in Section 6.4.

“Substitute Award” has the meaning set forth in Section 4.6.

“Ten Percent Stockholder” means a Person who owns (or is deemed to own pursuant to Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of any of its Affiliates.

“Total Share Reserve” has the meaning set forth in Section 4.1.

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3.            Administration.

3.1            Authority of Committee. The Plan shall be administered by the Committee, or in the Board’s sole discretion, by the Board. The Board may revoke such delegation to the Committee at any time and revest in the Board the administration of the Plan. Subject to the terms of the Plan, the Committee’s charter and Applicable Laws, and in addition to other express powers and authorization conferred by the Plan, the Committee shall have the authority:

(a)            to construe and interpret the Plan and apply its provisions;

(b)            to promulgate, amend, and rescind rules and regulations relating to the administration of the Plan;

(c)            to authorize any Person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan;

(d)            to delegate its authority to one or more Officers of the Company with respect to Awards that do not involve “insiders” within the meaning of Section 16 of the Exchange Act;

(e)            to determine when Awards are to be granted under the Plan and the applicable Grant Date;

(f)            from time to time to select, subject to the limitations set forth in the Plan, those eligible Award recipients to whom Awards shall be granted;

(g)            to determine the number of shares of Common Stock to be made subject to each Award;

(h)            to determine whether each Option is to be an Incentive Stock Option or a Non-qualified Stock Option;

(i)            to prescribe the terms and conditions of each Award, including, without limitation, the exercise price and medium of payment and vesting provisions, and to specify the provisions of the Award Agreement relating to such grant;

(j)            to determine the target number of Performance Shares to be granted pursuant to a Performance Share Award, the performance measures that will be used to establish the Performance Goals, the Performance Period(s) and the number of Performance Shares earned by a Participant;

(k)            to amend any outstanding Awards, including for the purpose of modifying the time or manner of vesting or the term of any outstanding Award; provided, however, that if any such amendment impairs a Participant’s rights or increases a Participant’s obligations under his or her Award or creates or increases a Participant’s federal income tax liability with respect to an Award, such amendment shall also be subject to the Participant’s consent;

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(l)            to determine the duration and purpose of leaves of absences which may be granted to a Participant without constituting termination of their employment for purposes of the Plan, which periods shall be no shorter than the periods generally applicable to Employees under the Company’s employment policies;

(m)            to make decisions with respect to outstanding Awards that may become necessary upon a change in corporate control or an event that triggers anti-dilution adjustments;

(n)            to interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan;

(o)            to exercise discretion to make any and all other determinations which it determines to be necessary or advisable for the administration of the Plan; and

(p)            to impose a “blackout” or other periods during which Awards may not be exercised or settled.

The Committee also may modify the purchase price or the exercise price of any outstanding Award, provided that if the modification effects a repricing or a cash buyout of underwater Options or Stock Appreciation Rights, stockholder approval shall be required before the repricing is effective.

3.2            Committee Decisions Final. All decisions made by the Committee pursuant to the provisions of the Plan shall be final, conclusive, and binding on the Company and the Participants, unless such decisions are determined by a court having jurisdiction to be arbitrary and capricious.

3.3            Delegation. The Committee may delegate administration of the Plan to a subcommittee or subcommittees of one or more members of the Board, and the term “Committee” shall apply to any Person or Persons to whom such authority has been delegated, subject, however, to Applicable Law and to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. Any such delegation may be revoked by the Committee at any time.

3.4            Committee Composition. To the extent the Board desires to comply with the exemption requirements of Rule 16b-3 (if the Board is not acting as the Committee under the Plan), with respect to any insider subject to Section 16 of the Exchange Act, the Committee shall be a compensation committee of the Board that at all times consists solely of two or more Non-Employee Directors. Within the scope of such authority, the Board or the Committee may delegate to a committee of one or more members of the Board who are not Non-Employee Directors, or one or more officers of the Company or any of its subsidiaries, the authority to grant Awards to eligible Persons who are not then subject to Section 16 of the Exchange Act. Nothing herein shall create an inference that an Award is not validly granted under the Plan in the event Awards are granted under the Plan by a Committee that does not at all times consist solely of two or more Non-Employee Directors.

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3.5            Indemnification. In addition to such other rights of indemnification as they may have as Directors or members of the Committee, and to the extent allowed by Applicable Laws, the Committee shall be indemnified by the Company against the reasonable expenses, including attorney’s fees, actually incurred in connection with any action, suit or proceeding or in connection with any appeal therein, to which the Committee may be party by reason of any action taken or failure to act under or in connection with the Plan or any Award granted under the Plan, and against all amounts paid by the Committee in settlement thereof (provided, however, that the settlement has been approved by the Company, which approval shall not be unreasonably withheld) or paid by the Committee in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee did not act in good faith and in a manner which such Person reasonably believed to be in the best interests of the Company, or in the case of a criminal proceeding, had no reason to believe that the conduct complained of was unlawful; provided, however, that within 60 days after the institution of any such action, suit or proceeding, such Committee shall, in writing, offer the Company the opportunity at its own expense to handle and defend such action, suit or proceeding.

4.            Shares Subject to the Plan.

4.1            Subject to adjustment in accordance with Section 14, no more than 9,500,000 shares of Common Stock shall be available for the grant of Awards under the Plan (the “Total Share Reserve”). During the terms of the Awards, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Awards.

4.2            Shares of Common Stock available for distribution under the Plan may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares reacquired by the Company in any manner.

4.3            Subject to adjustment in accordance with Section 14, no more than 9,500,000 shares of Common Stock may be issued in the aggregate pursuant to the exercise of Incentive Stock Options (the “ISO Limit”).

4.4            The maximum number of shares of Common Stock subject to Awards granted during a single Fiscal Year to any Director, together with any cash fees paid to such Director during the Fiscal Year shall not exceed a total value of $500,000 (calculating the value of any Awards based on the grant date fair value for financial reporting purposes). Notwithstanding the foregoing, the Board may provide, in its discretion, for exceptions to this limit for a Non-Employee Director, provided that the Non-Employee Director receiving such additional compensation may not participate in the decision to award such compensation.

4.5            Any shares of Common Stock subject to an Award that expires or is canceled, forfeited, cash-settled or terminated without issuance of the full number of shares of Common Stock to which the Award related will again be available for issuance under the Plan. Shares subject to an Award under the Plan shall be deemed to constitute shares not issued to the Participant and shall be deemed to again be made available for issuance or delivery under the Plan if such shares are (a) shares tendered in payment of an Option, (b) shares delivered or withheld by the Company to satisfy any tax withholding obligation, or (c) shares covered by a stock-settled Stock Appreciation Right or other Awards that were not issued upon the settlement of the Award.

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4.6            Awards: (i) may, in the sole discretion of the Committee, be granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity acquired by the Company or with which the Company combines, and (ii) shall be granted in the form of restricted stock units under the LTIP for all LTIP participants who elect to convert their LTIP benefit into Restricted Stock Units (collectively, the “Substitute Awards”). Substitute Awards shall not be counted against the Total Share Reserve; provided, that, Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding options intended to qualify as Incentive Stock Options shall be counted against the ISO limit. Subject to applicable stock exchange requirements, converted awards of Restricted Stock Units under the LTIP and available shares under a stockholder-approved plan of an entity directly or indirectly acquired by the Company or with which the Company combines (as appropriately adjusted to reflect such acquisition or transaction) may be used for Awards under the Plan and shall not count toward the Total Share Reserve.

4.7            Notwithstanding any other provision of the Plan to the contrary, with respect to any Award that provides for or includes a right to dividends or dividend equivalents, if dividends are declared during the period that an equity Award is outstanding, such dividends (or dividend equivalents) shall either (i) not be paid or credited with respect to such Award or (ii) be accumulated but remain subject to vesting requirement(s) to the same extent as the applicable Award and shall only be paid at the time or times such vesting requirement(s) are satisfied. In no event shall dividends or dividend equivalents be paid with respect to Options or Stock Appreciation Rights.

5.            Eligibility.

5.1            Eligibility for Specific Awards. Incentive Stock Options may be granted only to Employees. Awards other than Incentive Stock Options may be granted to Employees, Consultants and Independent Directors and those individuals whom the Committee determines are reasonably expected to become Employees, Consultants and Independent Directors following the Grant Date.

5.2            Ten Percent Stockholders. A Ten Percent Stockholder shall not be granted an Incentive Stock Option unless the Option Exercise Price is at least 110% of the Fair Market Value of the Common Stock on the Grant Date and the Option is not exercisable after the expiration of five years from the Grant Date.

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6.            Option Provisions. Each Option granted under the Plan shall be evidenced by an Award Agreement. Each Option so granted shall be subject to the conditions set forth in Section 5 and this Section 6, and to such other conditions not inconsistent with the Plan as may be set forth in the applicable Award Agreement. All Options shall be separately designated Incentive Stock Options or Non-qualified Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates will be issued for shares of Common Stock purchased on exercise of each type of Option. Notwithstanding the foregoing, the Company shall have no liability to any Participant or any other Person if an Option designated as an Incentive Stock Option fails to qualify as such at any time or if an Option is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the terms of such Option do not satisfy the requirements of Section 409A of the Code. The provisions of separate Options need not be identical, but each Option shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:

6.1            Term. Subject to the provisions of Section 5.2 regarding Ten Percent Stockholders, no Incentive Stock Option shall be exercisable after the expiration of 10 years from the Grant Date. The term of a Non-qualified Stock Option granted under the Plan shall be determined by the Committee; provided, however, no Non-qualified Stock Option shall be exercisable after the expiration of 10 years from the Grant Date.

6.2            Exercise Price of an Incentive Stock Option. Subject to the provisions of Section 5.2 regarding Ten Percent Stockholders, the Option Exercise Price of each Incentive Stock Option shall be not less than 100% of the Fair Market Value of the Common Stock subject to the Option on the Grant Date. Notwithstanding the foregoing, an Incentive Stock Option may be granted with an Option Exercise Price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.

6.3            Exercise Price of a Non-qualified Stock Option. The Option Exercise Price of each Non-qualified Stock Option shall be not less than 100% of the Fair Market Value of the Common Stock subject to the Option on the Grant Date. Notwithstanding the foregoing, a Non-qualified Stock Option may be granted with an Option Exercise Price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 409A of the Code.

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6.4            Consideration. The Option Exercise Price of Common Stock acquired pursuant to an Option shall be paid, to the extent permitted by Applicable Laws, either (a) in cash or by certified or bank check at the time the Option is exercised or (b) in the discretion of the Committee, upon such terms as the Committee shall approve: (i) by delivery to the Company of other Common Stock, duly endorsed for transfer to the Company, with a Fair Market Value on the date of delivery equal to the Option Exercise Price (or portion thereof) due for the number of shares being acquired, or by means of attestation whereby the Participant identifies for delivery specific shares of Common Stock that have an aggregate Fair Market Value on the date of attestation equal to the Option Exercise Price (or portion thereof) and receives a number of shares of Common Stock equal to the difference between the number of shares thereby purchased and the number of identified attestation shares of Common Stock (a “Stock for Stock Exchange”); (ii) a “cashless” exercise program established with a broker; (iii) by reduction in the number of shares of Common Stock otherwise deliverable upon exercise of such Option with a Fair Market Value equal to the aggregate Option Exercise Price at the time of exercise; (iv) by any combination of the foregoing methods; or (v) in any other form of legal consideration that may be acceptable to the Committee. Unless otherwise specifically provided in the Option, the exercise price of Common Stock acquired pursuant to an Option that is paid by delivery (or attestation) to the Company of other Common Stock acquired, directly or indirectly from the Company, shall be paid only by shares of the Common Stock of the Company that have been held for more than six months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes). Notwithstanding the foregoing, during any period for which the Common Stock is publicly traded (i.e., the Common Stock is listed on any established stock exchange or a national market system) an exercise by a Director who is not an Independent Director or by an Officer that involves or may involve a direct or indirect extension of credit or arrangement of an extension of credit by the Company, directly or indirectly, in violation of Section 402(a) of the Sarbanes-Oxley Act of 2002 shall be prohibited with respect to any Award under the Plan.

6.5            Transferability of an Incentive Stock Option. An Incentive Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

6.6            Vesting of Options. Stock Options granted under the Plan shall be subject to such restrictions and limitations described in the Award Agreement as the Committee may impose in its discretion, including vesting conditions, restrictions on exercise, and forfeiture provisions. In its discretion, the Committee may provide in the Award Agreement that some or all of such restrictions shall lapse upon (a) the Participant’s continued employment with the Company or an Affiliate for a specified period of time, (b) the occurrence of any one or more other events or the satisfaction of any one or more other conditions, as specified by the Committee, including satisfaction of performance criteria, a termination of Continuous Services under certain circumstances (such as death or Disability), or a Change in Control, or (c) a combination of any of the foregoing. In its discretion, the Committee shall have the authority to accelerate the vesting of a Stock Option at any time, in whole or in part, or otherwise waive or modify any such restrictions.

6.7            Termination of Continuous Service. Unless otherwise provided in an Award Agreement or in an employment agreement the terms of which have been approved by the Committee, in the event an Optionholder’s Continuous Service terminates (other than upon the Optionholder’s death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination) but only within such period of time ending on the earlier of (a) the date three months following the termination of the Optionholder’s Continuous Service or (b) the expiration of the term of the Option as set forth in the Award Agreement; provided that, if the termination of Continuous Service is by the Company for Cause, all outstanding Options (whether or not vested) shall immediately terminate and cease to be exercisable. If, after termination, the Optionholder does not exercise his or her Option within the time specified in the Award Agreement, the Option shall terminate.

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6.8            Extension of Termination Date. An Optionholder’s Award Agreement may also provide that if the exercise of the Option following the termination of the Optionholder’s Continuous Service for any reason would be prohibited at any time because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act or any other state or federal securities law or the rules of any securities exchange or interdealer quotation system, then the Option shall terminate on the earlier of (a) the expiration of the term of the Option in accordance with Section 6.1 or (b) the expiration of a period after termination of the Participant’s Continuous Service that is three months after the end of the period during which the exercise of the Option would be in violation of such registration or other securities law requirements.

6.9            Disability of Optionholder. Unless otherwise provided in an Award Agreement, in the event that an Optionholder’s Continuous Service terminates as a result of the Optionholder’s Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination), but only within the period of time ending on the earlier of (a) the date 12 months following such termination or (b) the expiration of the term of the Option as set forth in the Award Agreement. If, after termination, the Optionholder does not exercise his or her Option within the time specified herein or in the Award Agreement, the Option shall terminate.

6.10            Death of Optionholder. Unless otherwise provided in an Award Agreement, in the event an Optionholder’s Continuous Service terminates as a result of the Optionholder’s death, then the Option may be exercised (to the extent that the Optionholder was entitled to exercise such Option as of the date of death) by the Optionholder’s estate, by a Person who acquired the right to exercise the Option by bequest or inheritance or by a Person designated to exercise the Option upon the Optionholder’s death, but only within the period ending on the earlier of (a) the date 12 months following the date of death or (b) the expiration of the term of such Option as set forth in the Award Agreement. If, after the Optionholder’s death, the Option is not exercised within the time specified herein or in the Award Agreement, the Option shall terminate.

6.11            Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and its Affiliates) exceeds $100,000, the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Non-qualified Stock Options.

7.            Stock Appreciation Rights. Each Stock Appreciation Right granted under the Plan shall be evidenced by an Award Agreement. Each Stock Appreciation Right so granted shall be subject to the conditions set forth in this Section 7, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. Stock Appreciation Rights may be granted alone (“Free Standing Rights”) or in tandem with an Option granted under the Plan (“Related Rights”).

7.1            Grant Requirements for Related Rights.  Any Related Right that relates to a Non-qualified Stock Option may be granted at the same time the Option is granted or at any time thereafter but before the exercise or expiration of the Option. Any Related Right that relates to an Incentive Stock Option must be granted at the same time the Incentive Stock Option is granted.

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7.2            Term. The term of a Stock Appreciation Right granted under the Plan shall be determined by the Committee; provided, however, no Stock Appreciation Right shall be exercisable later than the tenth anniversary of the Grant Date.

7.3            Vesting. Stock Appreciation Rights under the Plan shall be subject to such restrictions and limitations set forth in the Award Agreement as the Committee may impose in its discretion, including vesting conditions and forfeiture provisions. In its discretion, the Committee may provide in the Award Agreement that some or all of such restrictions shall lapse upon (a) the Participant’s continued employment with the Company or an Affiliate for a specified period of time, (b) the occurrence of any one or more other events or the satisfaction of any one or more other conditions, as specified by the Committee, including satisfaction of performance criteria, a termination of Continuous Services under certain circumstances (such as death or Disability), or a Change in Control, or (c) a combination of any of the foregoing. In its discretion, the Committee shall have the authority to accelerate the vesting of a Stock Appreciation Right at any time, in whole or in part, or otherwise waive or modify any such restrictions

7.4            Exercise and Payment. Upon exercise of a Stock Appreciation Right, the holder shall be entitled to receive from the Company an amount equal to the number of shares of Common Stock subject to the Stock Appreciation Right that is being exercised multiplied by the excess of (i) the Fair Market Value of a share of Common Stock on the date the Award is exercised, over (ii) the exercise price specified in the Stock Appreciation Right or related Option. Payment with respect to the exercise of a Stock Appreciation Right shall be made on the date of exercise. Payment shall be made in the form of shares of Common Stock (with or without restrictions as to substantial risk of forfeiture and transferability, as determined by the Committee in its sole discretion), cash or a combination thereof, as determined by the Committee.

7.5            Exercise Price. The exercise price of a Free Standing Right shall be determined by the Committee, but shall not be less than 100% of the Fair Market Value of one share of Common Stock on the Grant Date of such Stock Appreciation Right. A Related Right granted simultaneously with or subsequent to the grant of an Option and in conjunction therewith or in the alternative thereto shall have the same exercise price as the related Option, shall be transferable only upon the same terms and conditions as the related Option, and shall be exercisable only to the same extent as the related Option; provided, however, that a Stock Appreciation Right, by its terms, shall be exercisable only when the Fair Market Value per share of Common Stock subject to the Stock Appreciation Right and related Option exceeds the exercise price per share thereof and no Stock Appreciation Rights may be granted in tandem with an Option unless the Committee determines that the requirements of Section 7.1 are satisfied.

7.6            Reduction in the Underlying Option Shares. Upon any exercise of a Related Right, the number of shares of Common Stock for which any related Option shall be exercisable shall be reduced by the number of shares for which the Stock Appreciation Right has been exercised. The number of shares of Common Stock for which a Related Right shall be exercisable shall be reduced upon any exercise of any related Option by the number of shares of Common Stock for which such Option has been exercised.

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8.            Restricted Awards. A Restricted Award is an Award of actual shares of Common Stock (“Restricted Stock”) or hypothetical Common Stock units (“Restricted Stock Units”) having a value equal to the Fair Market Value of an identical number of shares of Common Stock, which may, but need not, provide that such Restricted Award may not be sold, assigned, transferred or otherwise disposed of, pledged or hypothecated as collateral for a loan or as security for the performance of any obligation or for any other purpose for such period (the “Restricted Period”) as the Committee shall determine. Each Restricted Award granted under the Plan shall be evidenced by an Award Agreement. Each Restricted Award so granted shall be subject to the conditions set forth in this Section 8, and to such other conditions not inconsistent with the Plan as may be set forth in the applicable Award Agreement.

8.1            Restricted Stock and Restricted Stock Units.

(a)            Each Participant granted Restricted Stock shall execute and deliver to the Company an Award Agreement with respect to the Restricted Stock setting forth the restrictions and other terms and conditions applicable to such Restricted Stock. If the Committee determines that the Restricted Stock shall be held by the Company or in escrow rather than delivered to the Participant pending the release of the applicable restrictions, the Committee may require the Participant to additionally execute and deliver to the Company (A) an escrow agreement satisfactory to the Committee, if applicable and (B) the appropriate blank stock power with respect to the Restricted Stock covered by such agreement. If a Participant fails to execute an agreement evidencing an Award of Restricted Stock and, if applicable, an escrow agreement and stock power, the Award shall be null and void. Subject to the restrictions set forth in the Award, the Participant generally shall have the rights and privileges of a stockholder as to such Restricted Stock, including the right to vote such Restricted Stock and the right to receive dividends; provided that, any cash dividends and stock dividends with respect to the Restricted Stock shall be withheld by the Company for the Participant’s account, and interest may be credited on the amount of the cash dividends withheld at a rate and subject to such terms as determined by the Committee. The cash dividends or stock dividends so withheld by the Committee and attributable to any particular share of Restricted Stock (and earnings thereon, if applicable) shall be distributed to the Participant in cash or, at the discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to the amount of such dividends, if applicable, upon the release of restrictions on such share and, if such share is forfeited, the Participant shall have no right to such dividends.

(b)            The terms and conditions of a grant of Restricted Stock Units shall be reflected in an Award Agreement. No shares of Common Stock shall be issued at the time a Restricted Stock Unit is granted, and the Company will not be required to set aside funds for the payment of any such Award. A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder. The Committee may also grant Restricted Stock Units with a deferral feature, whereby settlement is deferred beyond the vesting date until the occurrence of a future payment date or event set forth in an Award Agreement (“Deferred Stock Units”). At the discretion of the Committee, each Restricted Stock Unit or Deferred Stock Unit (representing one share of Common Stock) may be credited with an amount equal to the cash and stock dividends paid by the Company in respect of one share of Common Stock (“Dividend Equivalents”).

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(c)            Dividend Equivalents shall be withheld by the Company and credited to the Participant’s account, and interest may be credited on the amount of cash Dividend Equivalents credited to the Participant’s account at a rate and subject to such terms as determined by the Committee. Dividend Equivalents credited to a Participant’s account and attributable to any particular Restricted Stock Unit or Deferred Stock Unit (and earnings thereon, if applicable) shall be distributed in cash or, at the discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to the amount of such Dividend Equivalents and earnings, if applicable, to the Participant upon settlement of such Restricted Stock Unit or Deferred Stock Unit and, if such Restricted Stock Unit or Deferred Stock Unit is forfeited, the Participant shall have no right to such Dividend Equivalents.

8.2            Restrictions.

(a)            Restricted Stock awarded to a Participant shall be subject to the following restrictions until the expiration of the Restricted Period, and to such other terms and conditions as may be set forth in the applicable Award Agreement: (A) if an escrow arrangement is used, the Participant shall not be entitled to delivery of the stock certificate; (B) the shares shall be subject to the restrictions on transferability set forth in the Award Agreement; (C) the shares shall be subject to forfeiture to the extent provided in the applicable Award Agreement; and (D) to the extent such shares are forfeited, the stock certificates shall be returned to the Company, and all rights of the Participant to such shares and as a stockholder with respect to such shares shall terminate without further obligation on the part of the Company.

(b)            Restricted Stock Units and Deferred Stock Units awarded to any Participant shall be subject to (A) forfeiture until the expiration of the Restricted Period, and satisfaction of any applicable Performance Goals during such period, to the extent provided in the applicable Award Agreement, and to the extent such Restricted Stock Units or Deferred Stock Units are forfeited, all rights of the Participant to such Restricted Stock Units or Deferred Stock Units shall terminate without further obligation on the part of the Company and (B) such other terms and conditions as may be set forth in the applicable Award Agreement.

(c)            The Committee shall have the authority to remove any or all of the restrictions on the Restricted Stock, Restricted Stock Units and Deferred Stock Units whenever it may determine that, by reason of changes in Applicable Laws or other changes in circumstances arising after the date the Restricted Stock or Restricted Stock Units or Deferred Stock Units are granted, such action is appropriate.

8.3            Restricted Period. With respect to Restricted Awards, the Restricted Period shall commence on the Grant Date and end at the time or times set forth on a schedule established by the Committee in the applicable Award Agreement.

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8.4            Delivery of Restricted Stock and Settlement of Restricted Stock Units. Upon the expiration of the Restricted Period with respect to any shares of Restricted Stock, the restrictions set forth in Section 8.2 and the applicable Award Agreement shall be of no further force or effect with respect to such shares, except as set forth in the applicable Award Agreement. If an escrow arrangement is used, upon such expiration, the Company shall deliver to the Participant, or his or her beneficiary, without charge, the stock certificate evidencing the shares of Restricted Stock which have not then been forfeited and with respect to which the Restricted Period has expired (to the nearest full share) and any cash dividends or stock dividends credited to the Participant’s account with respect to such Restricted Stock and the interest thereon, if any. Upon the expiration of the Restricted Period with respect to any outstanding Restricted Stock Units, or at the expiration of the deferral period with respect to any outstanding Deferred Stock Units, the Company shall deliver to the Participant, or his or her beneficiary, without charge, one share of Common Stock for each such outstanding vested Restricted Stock Unit or Deferred Stock Unit (“Vested Unit”) and cash equal to any Dividend Equivalents credited with respect to each such Vested Unit in accordance with Section 8.1(c) hereof and the interest thereon or, at the discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to such Dividend Equivalents and the interest thereon, if any; provided, however, that, if explicitly provided in the applicable Award Agreement, the Committee may, in its sole discretion, elect to pay cash or part cash and part Common Stock in lieu of delivering only shares of Common Stock for Vested Units. If a cash payment is made in lieu of delivering shares of Common Stock, the amount of such payment shall be equal to the Fair Market Value of the Common Stock as of the date on which the Restricted Period lapsed in the case of Restricted Stock Units, or the delivery date in the case of Deferred Stock Units, with respect to each Vested Unit.

8.5            Stock Restrictions. Each certificate representing Restricted Stock awarded under the Plan shall bear a legend in such form as the Company deems appropriate.

9.            Performance Share Awards. Each Performance Share Award granted under the Plan shall be evidenced by an Award Agreement. Each Performance Share Award so granted shall be subject to the conditions set forth in this Section 9, and to such other conditions not inconsistent with the Plan as may be set forth in the applicable Award Agreement. The Committee shall have the discretion to determine: (i) the number of shares of Common Stock or stock-denominated units subject to a Performance Share Award granted to any Participant; (ii) the Performance Period applicable to any Award; (iii) the conditions that must be satisfied for a Participant to earn an Award; and (iv) the other terms, conditions and restrictions of the Award.

9.1            Earning Performance Share Awards. The number of Performance Shares earned by a Participant will depend on the extent to which the Performance Goals established by the Committee are attained within the applicable Performance Period, as determined by the Committee.

10.            Other Equity-Based Awards and Cash Awards. The Committee may grant Other Equity-Based Awards, either alone or in tandem with other Awards, in such amounts and subject to such conditions as the Committee shall determine in its sole discretion. Each Other Equity-Based Award shall be evidenced by an Award Agreement and shall be subject to such conditions, not inconsistent with the Plan, as may be set forth in the applicable Award Agreement. The Committee may grant Cash Awards in such amounts and subject to such Performance Goals, other vesting conditions, and such other terms as the Committee determines in its discretion. Cash Awards shall be evidenced in such form as the Committee may determine.

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11.            Securities Law Compliance. Each Award Agreement shall provide that no shares of Common Stock shall be purchased or sold thereunder unless and until (a) any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel and (b) if required to do so by the Company, the Participant has executed and delivered to the Company a letter of investment intent in such form and containing such provisions as the Committee may require. The Company shall use reasonable efforts to seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Awards and to issue and sell shares of Common Stock upon exercise of the Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Award or any Common Stock issued or issuable pursuant to any such Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Awards unless and until such authority is obtained.

12.            Use of Proceeds from Stock. Proceeds from the sale of Common Stock pursuant to Awards, or upon exercise thereof, shall constitute general funds of the Company.

13.            Miscellaneous.

13.1            Acceleration of Exercisability and Vesting. The Committee shall have the power to accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Award stating the time at which it may first be exercised or the time during which it will vest.

13.2            Stockholder Rights. Except as provided in the Plan or an Award Agreement, no Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Award unless and until such Participant has satisfied all requirements for exercise of the Award pursuant to its terms and no adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions of other rights for which the record date is prior to the date such Common Stock certificate is issued, except as provided in Section 14 hereof.

13.3            No Employment or Other Service Rights. Nothing in the Plan or any instrument executed or Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or shall affect the right of the Company or an Affiliate to terminate (a) the employment of an Employee with or without notice and with or without Cause or (b) the service of a Director pursuant to the By-laws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

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13.4            Transfer; Approved Leave of Absence. For purposes of the Plan, no termination of employment by an Employee shall be deemed to result from either (a) a transfer of employment to the Company from an Affiliate or from the Company to an Affiliate, or from one Affiliate to another, or (b) an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the Employee’s right to reemployment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Committee otherwise so provides in writing, in either case, except to the extent inconsistent with Section 409A of the Code if the applicable Award is subject thereto.

13.5            Withholding Obligations. To the extent provided by the terms of an Award Agreement and subject to the discretion of the Committee, the Participant may satisfy any federal, state or local tax withholding obligation relating to the exercise or acquisition of Common Stock under an Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (a) tendering a cash payment; (b) authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable to the Participant as a result of the exercise or acquisition of Common Stock under the Award, provided, however, that no shares of Common Stock are withheld with a value exceeding the maximum amount of tax required to be withheld by law; or (c) delivering to the Company previously owned and unencumbered shares of Common Stock of the Company.

13.6            Permitted Transfers. Awards (other than Incentive Stock Options) may, in the sole discretion of the Committee, be transferable to a Permitted Transferee upon written approval by the Committee. Any such permitted transfer of Awards shall be for zero consideration.

14.            Adjustments.

14.1            Adjustments Upon Changes in Stock. In the event of any changes in the outstanding Common Stock or in the capital structure of the Company by reason of any dividend (other than regular cash dividends) or other distribution (whether in the form of cash, shares of Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, spin-off, combination, repurchase, or exchange of shares of Common Stock or other securities of the Company, issuance of warrants or other rights to acquire shares of Common Stock or other securities of the Company or other relevant change in capitalization (any of the foregoing, an “Adjustment Event”), the Committee shall, in respect of any such Adjustment Event, make such proportionate substitution or adjustment, if any, as it deems equitable, to any or all of: (i) the Total Share Reserve, or any other limit applicable under the Plan with respect to the number of Awards which may be granted hereunder; (ii) the number of shares of Common Stock or other securities of the Company (or number and kind of other securities or other property) which may be issued in respect of Awards or with respect to which Awards may be granted under the Plan; and (iii) the terms of any outstanding Award, including, without limitation, (A) the number of shares of Common Stock or other securities of the Company (or number and kind of other securities or other property) subject to outstanding Awards or to which outstanding Awards relate; (B) the exercise price with respect to any Award; or (C) any applicable performance measures; provided, that in the case of any “equity restructuring” (within the meaning of the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor pronouncement thereto)), the Committee shall make an equitable or proportionate adjustment to outstanding Awards to reflect such equity restructuring. In the case of adjustments made pursuant to this Section 14, unless the Committee specifically determines that such adjustment is in the best interests of the Company or its Affiliates, the Committee shall, in the case of Incentive Stock Options, ensure that any adjustments under this Section 14 will not constitute a modification, extension or renewal of the Incentive Stock Options within the meaning of Section 424(h)(3) of the Code and in the case of Non-qualified Stock Options, ensure that any adjustments under this Section 14 will not constitute a modification of such Non-qualified Stock Options within the meaning of Section 409A of the Code. Any adjustments made under this Section 14 shall be made in a manner which does not adversely affect the exemption provided pursuant to Rule 16b-3 under the Exchange Act. The Company shall give each Participant notice of an adjustment hereunder and, upon notice, such adjustment shall be final, conclusive and binding for all purposes.

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14.2            Adjustment Upon a Change in Control. Except as may otherwise be provided in an Award Agreement, in connection with any Change in Control, the Committee may, in its sole discretion, provide for any one or more of the following:

(a)            substitution or assumption of Awards (or awards of an acquiring company);

(b)            acceleration of the exercisability of an Award, lapse of restrictions on an Award, or alteration of the period of time for Participants to exercise outstanding Awards prior to the occurrence of a Change in Control (which shall be a period of at least ten days); and

(c)            subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code, cancellation of any one or more outstanding Awards and payment to the holders of such Awards of the value of such Awards, if any, as shall be determined by the Committee as follows:

(i)            in the case of an outstanding Option or Stock Appreciation Right, a cash payment in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the shares of Common Stock subject to such Option or Stock Appreciation Right over the aggregate exercise price of such Option or Stock Appreciation Right (it being understood that, in such event, any Option or Stock Appreciation Right having a per share exercise price specified in the Award Agreement that is equal to, or in excess of the Fair Market Value of a share of Common Stock subject thereto may be canceled and terminated without any payment or consideration therefor), or

(ii)            in the case of Restricted Stock, Restricted Stock Units, Performance Share Awards, Cash Awards or Other Equity-Based Awards that are not vested as of such cancellation, a cash payment or equity subject to deferred vesting and delivery consistent with the same vesting restrictions applicable to such Restricted Stock, Restricted Stock Units, Performance Share Awards, Cash Awards or Other Equity-Based Awards prior to cancellation, or the underlying shares in respect thereof, with Performance Goals with respect to each outstanding Performance Period, if any, that are applicable to such Awards deemed to be achieved at the greater of 100% of the applicable “target” performance levels and the performance levels actually achieved as of the date of such event, as determined by the Committee.

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Payments to holders pursuant to clause (c) above shall be made in cash or, in the sole discretion of the Committee, in the form of shares of Common Stock, or such other consideration necessary for a Participant to receive property, cash, or securities (or combination thereof) as such Participant would have been entitled to receive upon the occurrence of the Change in Control if the Participant had been, immediately prior to such Change in Control, the holder of the number of shares of Common Stock covered by the Award at such time (less any applicable exercise price).

14.3            Other Requirements. Prior to any payment or adjustment contemplated under this Section 14, the Committee may require a Participant to (a) represent and warrant as to the unencumbered title to the Participant’s Awards; (b) bear such Participant’s pro rata share of any post-closing indemnity obligations, and be subject to the same post-closing purchase price adjustments, escrow terms, offset rights, holdback terms, and similar conditions as the other holders of Common Stock, subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code; and (iii) deliver customary transfer documentation as reasonably determined by the Committee.

14.4            Binding Effect. Any adjustment, substitution, determination of value or other action taken by the Committee under this Section 14 shall be final, conclusive and binding for all purposes.

15.            Amendment of the Plan and Awards.

15.1            Amendment of Plan. The Board at any time, and from time to time, may amend or terminate the Plan. However, except as provided in Section 14 relating to adjustments upon changes in Common Stock and Section 15.3, no amendment shall be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary to satisfy any Applicable Laws. At the time of such amendment, the Board shall determine, upon advice from counsel, whether such amendment will be contingent on stockholder approval.

15.2            Stockholder Approval. The Board may, in its sole discretion, submit any other amendment to the Plan for stockholder approval.

15.3            Contemplated Amendments. It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible Employees, Consultants and Independent Directors with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options or to the nonqualified deferred compensation provisions of Section 409A of the Code and/or to bring the Plan and/or Awards granted under it into compliance therewith.

15.4            No Impairment of Rights. Rights under any Award granted before amendment of the Plan shall not be materially impaired by any amendment of the Plan unless (a) the Company requests the consent of the Participant and (b) the Participant consents in writing.

15.5            Amendment of Awards. The Committee at any time, and from time to time, may amend the terms of any one or more Awards; provided, however, that the Committee may not affect any amendment which would otherwise constitute an impairment of the rights under any Award unless (a) the Company requests the consent of the Participant and (b) the Participant consents in writing.

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16.            General Provisions.

16.1            Forfeiture Events. The Committee may specify in an Award Agreement that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain events, in addition to applicable vesting conditions of an Award. Such events may include, without limitation, breach of non-competition, non-solicitation, confidentiality, or other restrictive covenants that are contained in the Award Agreement or otherwise applicable to the Participant, a termination of the Participant’s Continuous Service for Cause, or other conduct by the Participant that is detrimental to the business or reputation of the Company and/or its Affiliates.

16.2            Clawback. Notwithstanding any other provisions in this Plan, the Company may cancel any Award, require reimbursement of any Award by a Participant, and effect any other right of recoupment of equity or other compensation provided under the Plan in connection with the following: (a) any material noncompliance with any financial reporting requirement under the securities Laws that requires the Company to file a restatement of its financial statements; (b) any action by a Participant that constitutes Cause; and (c) any Company policies that may be adopted and/or modified from time to time. In addition, a Participant may be required to repay to the Company previously paid compensation, whether provided pursuant to the Plan or an Award Agreement, in accordance with the Plan. By accepting an Award, the Participant is agreeing to be bound by this Section 16.2, as in effect or as may be adopted and/or modified from time to time by the Company in its discretion (including, without limitation, to comply with Applicable Law).

16.3            Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

16.4            Sub-Plans. The Committee may from time to time establish sub-plans under the Plan for purposes of satisfying securities, tax or other laws of various jurisdictions in which the Company intends to grant Awards. Any sub-plans shall contain such limitations and other terms and conditions as the Committee determines are necessary or desirable. All sub-plans shall be deemed a part of the Plan, but each sub-plan shall apply only to the Participants in the jurisdiction for which the sub-plan was designed.

16.5            Deferral of Awards. The Committee may establish one or more programs under the Plan to permit selected Participants the opportunity to elect to defer receipt of consideration upon exercise of an Award, satisfaction of performance criteria, or other event that absent the election would entitle the Participant to payment or receipt of shares of Common Stock or other consideration under an Award. The Committee may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts, shares or other consideration so deferred, and such other terms, conditions, rules and procedures that the Committee deems advisable for the administration of any such deferral program.

16.6            Unfunded Plan. The Plan shall be unfunded. Neither the Company, the Board nor the Committee shall be required to establish any special or separate fund or to segregate any assets to assure the performance of its obligations under the Plan.

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16.7            Delivery. Upon exercise of a right granted under the Plan, the Company shall issue Common Stock or pay any amounts due within a reasonable period of time thereafter. Subject to any statutory or regulatory obligations the Company may otherwise have, for purposes of the Plan, 30 days shall be considered a reasonable period of time.

16.8            No Fractional Shares. No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan, including pursuant to any adjustment under Section 14. The Committee shall determine whether cash, additional Awards or other securities or property shall be issued or paid in lieu of fractional shares of Common Stock or whether any fractional shares should be rounded, forfeited or otherwise eliminated.

16.9            Other Provisions. The Award Agreements authorized under the Plan may contain such other provisions not inconsistent with the Plan, including, without limitation, restrictions upon the exercise of Awards, as the Committee may deem advisable.

16.10            Section 409A. The Plan is intended to comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and administered to be in compliance therewith. Any payments described in the Plan that are due within the “short-term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless Applicable Laws require otherwise. Notwithstanding anything to the contrary in the Plan, to the extent required to avoid accelerated taxation and tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six (6) month period immediately following the Participant’s termination of Continuous Service shall instead be paid on the first payroll date after the six-month anniversary of the Participant’s separation from service (or the Participant’s death, if earlier). Notwithstanding the foregoing, neither the Company nor the Committee shall have any obligation to take any action to prevent the assessment of any additional tax or penalty on any Participant under Section 409A of the Code and neither the Company nor the Committee will have any liability to any Participant for such tax or penalty.

16.11            Disqualifying Dispositions. Any Participant who shall make a “disposition” (as defined in Section 424 of the Code) of all or any portion of shares of Common Stock acquired upon exercise of an Incentive Stock Option within two years from the Grant Date of such Incentive Stock Option or within one year after the issuance of the shares of Common Stock acquired upon exercise of such Incentive Stock Option (a “Disqualifying Disposition”) shall be required to immediately advise the Company in writing as to the occurrence of the sale and the price realized upon the sale of such shares of Common Stock.

16.12            Section 16. It is the intent of the Company that the Plan satisfy, and be interpreted in a manner that satisfies, the applicable requirements of Rule 16b-3 as promulgated under Section 16 of the Exchange Act so that Participants will be entitled to the benefit of Rule 16b-3, or any other rule promulgated under Section 16 of the Exchange Act, and will not be subject to short-swing liability under Section 16 of the Exchange Act. Accordingly, if the operation of any provision of the Plan would conflict with the intent expressed in this Section 16.12, such provision to the extent possible shall be interpreted and/or deemed amended so as to avoid such conflict.

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16.13            Beneficiary Designation. Each Participant under the Plan may from time to time name any beneficiary or beneficiaries by whom any right under the Plan is to be exercised in case of such Participant’s death. Each designation will revoke all prior designations by the same Participant, shall be in a form reasonably prescribed by the Committee and shall be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime.

16.14            Expenses. The costs of administering the Plan shall be paid by the Company.

16.15            Severability. If any of the provisions of the Plan or any Award Agreement is held to be invalid, illegal or unenforceable, whether in whole or in part, such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected thereby.

16.16            Plan Headings. The headings in the Plan are for purposes of convenience only and are not intended to define or limit the construction of the provisions hereof.

16.17            Non-Uniform Treatment. The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among Persons who are eligible to receive, or actually receive, Awards. Without limiting the generality of the foregoing, the Committee shall be entitled to make non-uniform and selective determinations, amendments and adjustments, and to enter into non-uniform and selective Award Agreements.

17.            Effective Date of Plan. The Plan shall become effective as of the Effective Date.

18.            Termination or Suspension of the Plan. The Plan shall terminate automatically on [Date will be ten years from the effective date]. No Award shall be granted pursuant to the Plan after such date, but Awards theretofore granted may extend beyond that date. The Board may suspend or terminate the Plan at any earlier date pursuant to Section 15.1 hereof. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

19.            Choice of Law. The law of the State of Delaware shall govern (a) all claims or matters related to or arising from the Plan (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforcement of the Plan, without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

As adopted by the Board of Directors of Utz Brands, Inc. on [DATE].

As approved by the stockholders of Utz Brands, Inc. on [DATE].

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EXHIBIT N

STANDSTILL AGREEMENT

(see attached)

STANDSTILL AGREEMENT

THIS STANDSTILL AGREEMENT (as it may be amended, supplemented or restated from time to time in accordance with the terms of this Standstill Agreement, the “Standstill Agreement”), dated as of [●], 2020 (the “Effective Date”), is made by and among (i) Utz Brands, Inc., a Delaware corporation formerly known as Collier Creek Holdings, a Cayman Islands exempted company (“PubCo”); (ii) Series U of UM Partners, LLC, a series of a Delaware limited liability company (“Series U”); (iii) Series R of UM Partners, LLC, a series of a Delaware limited liability company (“Series R” and, together with Series U, the “Sellers”); (iv) Collier Creek Partners LLC, a Delaware limited liability company; (v) (A) Chinh E. Chu, (B) CC Collier Holdings, LLC, a Delaware limited liability company, (C) Roger K. Deromedi, (D) Roger K. Deromedi, as Trustee of the Roger K. Deromedi Revocable Trust, Dated 2/11/2000, Amended and Restated 11/9/2011, (E) Jason K. Giordano and (F) Erika Giordano, each in their capacity as a Founder Holder, and (vi) Michael W. Rice, Jane E. Rice, Stacie R. Lissette, Dylan B. Lissette, UQF Holdings, Inc., the Stacie R. Lissette 2012 Generations Trust, the Michael W. Rice 2009 GST Exempt Family Trust, the Michael W. Rice 2010 Multigenerational Trust, SRS GP, LLC and Rice Investments II, LP (each, a “Rice Family Party” and, collectively, the “Rice Family Parties”). Each of PubCo, Sellers, Sponsor, each Founder Holder and each Rice Family Party may be referred to herein as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, PubCo has entered into that certain Business Combination Agreement, dated as of June 5, 2020 (as it may be amended, supplemented or restated from time to time in accordance with the terms of such agreement, the “BCA”), by and among PubCo, Utz Brands Holdings, LLC (formerly known as UM-U Intermediate, LLC), a Delaware limited liability company (the “Operating Company”), and the Sellers;

WHEREAS, in connection with the consummation of the transactions contemplated by the BCA, PubCo, the Sellers, the Sponsor and the Founder Holders entered into that certain Investor Rights Agreement, dated as of the date hereof, (as it may be amended, supplemented or restated from time to time in accordance with the terms of such agreement, the “Investor Rights Agreement”), pursuant to which, among other things, the Sellers, the Sponsor and the Founder Holders entered into a nomination and voting agreement with respect to the election of directors of PubCo; and

WHEREAS, in connection with the consummation of the transactions contemplated by the BCA and the entry into the Investor Rights Agreement, the Parties desire to set forth their agreement with respect to certain standstill provisions in accordance with the terms and conditions of this Standstill Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Standstill Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

Article I
DEFINITIONS

Section 1.1         Definitions. As used in this Standstill Agreement, the following terms shall have the following meanings:

“Action” means any action, suit, charge, litigation, arbitration, or other proceeding at law or in equity (whether civil, criminal or administrative) by or before any Governmental Entity.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise; provided that no Party shall be deemed an Affiliate of PubCo or any of its subsidiaries for purposes of this Standstill Agreement.

“Beneficially Own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

“Board” means the board of directors of PubCo.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State of New York.

“Bylaws” means the bylaws of PubCo, as in effect on the Closing Date, as the same may be amended from time to time.

“Certificate of Incorporation” means the certificate of incorporation of PubCo, as in effect on the Closing Date, as the same may be amended from time to time.

“Closing Date” has the meaning given to such term in the BCA.

“Common Stock” means, without duplication, the Class A common stock, par value $0.0001 per share, the Class B common stock, par value $0.0001 per share, and the Class V Common Stock, par value $0.0001 per share, of PubCo, and any securities of PubCo or any of its subsidiaries that are convertible into or exchangable or exercisable for any of the foregoing.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto, as the same shall be in effect from time to time.

“Family Member” means with respect to any Person, a spouse, lineal descendant (whether natural or adopted) or spouse of a lineal descendant of such Person or any trust created for the benefit of such Person or of which any of the foregoing is a beneficiary.

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“Foundation” means The Rice Family Foundation.

“Foundation Transfer” has the meaning set forth in the LLC Agreement.

“Founder Holder” means each of (a) Chinh E. Chu, (b) CC Collier Holdings, LLC, (c) Roger K. Deromedi, (d) Roger K. Deromedi, as Trustee of the Roger K. Deromedi Revocable Trust, Dated 2/11/2000, Amended and Restated 11/9/2011, (e) Jason K. Giordano and (f) Erika Giordano.

“Governmental Entity” means any nation or government, any state, province or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator (public or private) or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality of any federal, state, local or foreign jurisdiction.

“Laws” means all laws, acts, statutes, constitutions, treaties, ordinances, codes, rules, regulations, and rulings of a Governmental Entity, including common law. All references to “Laws” shall be deemed to include any amendments thereto, and any successor Law, unless the context otherwise requires.

“LLC Agreement” means that certain third amended and restated limited liability company agreement of the Operating Company (as it may be amended, supplemented or restated from time to time in accordance with the terms of such agreement), by and among PubCo and the Sellers, to be entered into on the Closing Date.

“Person” means any natural person, sole proprietorship, partnership, trust, unincorporated association, corporation, limited liability company, entity or Governmental Entity.

“Permitted Transferee” means (a) with respect to any Person, (i) any Family Member of such Person, (ii) any Affiliate of such Person, and (iii) any Affiliate of any Family Member of such Person (excluding any Affiliate under this clause (iii) who operates or engages in a business which competes with the business of PubCo or the Operating Company), and (b) with respect to any Seller, (i) any member of the Rice Family, and (ii) any Affiliate of a member of the Rice Family (excluding any Affiliate under this clause (ii) who operates or engages in a business which competes with the business of PubCo or the Operating Company), but excluding the Foundation (and the Foundation shall not be a Permitted Transferee of (y) a Seller, or (z) a Permitted Transferee of a Seller, but the Foundation shall be entitled to the benefit of the Foundation Transfer).

“SEC” means the United States Securities and Exchange Commission.

“Seller Director” has the meaning set forth in the Investor Rights Agreement.

“Seller Representative” has the meaning set forth in the Investor Rights Agreement.

“Sponsor” means Collier Creek Partners LLC, or, upon its dissolution, the Founder Holders.

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“Sponsor Director” has the meaning set forth in the Investor Rights Agreement.

“Sponsor Representative” has the meaning set forth in the Investor Rights Agreement.

Section 1.2         Interpretive Provisions. For all purposes of this Standstill Agreement, except as otherwise provided in this Standstill Agreement or unless the context otherwise requires:

(a)        the meanings of defined terms are applicable to the singular as well as the plural forms of such terms.

(b)        the words “hereof”, “herein”, “hereunder” and words of similar import, when used in this Standstill Agreement, refer to this Standstill Agreement as a whole and not to any particular provision of this Standstill Agreement.

(c)        references in this Standstill Agreement to any Law shall be deemed also to refer to such Law, and all rules and regulations promulgated thereunder.

(d)        whenever the words “include”, “includes” or “including” are used in this Standstill Agreement, they shall mean “without limitation.”

(e)        the captions and headings of this Standstill Agreement are for convenience of reference only and shall not affect the interpretation of this Standstill Agreement.

(f)         pronouns of any gender or neuter shall include, as appropriate, the other pronoun forms.

Article II

STANDSTILL

Section 2.1         Standstill.

(a)        Each Seller and each Rice Family Party agrees that, for a period beginning on the Closing Date and ending on the third anniversary of the Closing Date, it shall not, and shall cause its controlled Affiliates not to, directly or indirectly:

(i)            acquire, agree to acquire, or make any public announcement of any proposal or offer to acquire any Common Stock (other than as a result of an issuance of Common Stock in connection with any stock split, pro rata stock dividend, subdivision (by any equity split, equity distribution, reclassification, recapitalization or otherwise), combination (by reverse equity split, reclassification, recapitalization or otherwise) or any transfer between or among the Sellers and/or Rice Family Parties and/or their respective controlled Affiliates) if, after consummation of such acquisition, the Sellers and the Rice Family Parties collectively would Beneficially Own (the “Seller Shares”) more than [●]%1 of the voting power of the Common Stock on a fully diluted basis (the “Cap”); provided that for purposes of calculating the Seller Shares subject to the Cap, (A) any shares of Common Stock acquired as a result of any issuance of Common Stock in connection with any equity award or employee benefit plan, and (B) shares of Class A Common Stock of PubCo acquired by Dylan B. Lissette for an aggregate purchase price not to exceed $1 million, in each case will not be included as Beneficially Owned by any Seller or any Rice Family Party; or

1 Percentage to be inserted in executed version to be equal to Sellers’ closing ownership percentage (inclusive of the Seller Restricted Common Units (and related Class V Voting Stock) plus 5%, but in no event shall the percentage be greater than 60%.

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(ii)           other than in connection with any matter recommended by the Board, enter, agree to enter or make any public announcement of any proposal or offer to enter into any merger, business combination, recapitalization, restructuring, tender offer, change in control transaction or other similar extraordinary transaction involving PubCo or any of its subsidiaries or an acquisition of any assets of PubCo and its subsidiaries, in any case which would result in the Sellers and the Rice Family Parties collectively Beneficially Owning more than the Cap.

(b)        Each Seller and each Rice Family Party, on the one hand, for so long as the Sponsor Representative is entitled to designate a Sponsor Director pursuant to Sections 2.1(a) and 2.1(c) of the Investor Rights Agreement, and the Sponsor and each Founder Holder, on the other hand, for so long as the Seller Representative is entitled to designate a Seller Director pursuant to Sections 2.1(a) and 2.1(b) of the Investor Rights Agreement, shall not, directly or indirectly, including through any Affiliate within such Party’s control, or through any other Persons who are part of a “group” (as defined in Section 13(d) of the Exchange Act) with such Party, make, engage in, or in any way, directly or indirectly, participate in any “solicitation” of “proxies” (as such terms are used in the rules of the SEC, but without regard to the exclusion set forth in Rule 14a-1(l)(2)(iv) of the Exchange Act) to vote, or seek to influence any other Person with respect to voting of, any voting securities of PubCo or any securities convertible or exchangeable into or exercisable for any such securities, in each case in favor of the election of any Person as a director who is not nominated pursuant to the Investor Rights Agreement or by the Board (or its nominating committee) or to approve stockholder proposals with respect to any provision of this Section 2.1(b) and Section 2.1(c).

(c)        Until the annual meeting of stockholders held by PubCo after the third anniversary of the Closing Date, each Seller, each Rice Family Party, the Sponsor and each Founder Holder shall not, directly or indirectly, including through any Affiliate within its control, or through any other Persons who are part of a “group” (as defined in Section 13(d) of the Exchange Act) with such Party, other than in accordance with the Investor Rights Agreement:

(i)            act, alone or in concert with others, to nominate or elect any Person as a director who is not nominated pursuant to the Investor Rights Agreement or by the Board (or its nominating committee) or propose any matter covered by this Section 2.1(c) to be voted upon by the stockholders of PubCo;

(ii)            take any action in support of or make any proposal or request that constitutes: (A) advising, controlling, engaging or influencing the Board with respect to any plans or proposals to change the number or term of directors or to fill any vacancies on the Board, (B) any other material change with respect to the governance of PubCo, (C) seeking to have PubCo waive provisions in or make amendments or modifications to the Certificate of Incorporation or Bylaws, or (D) a change to the composition of the Board, in each case, other than by making a non-public proposal or request to the Board (or its nominating committee);

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(iii)          publicly disclose any intention, plan or arrangement inconsistent with any provision of Section 2.1(b) and this Section 2.1(c);

(iv)          knowingly assist or knowingly encourage or enter into any negotiations, agreements or other contracts with any other Persons which would (or the consummation of the transactions contemplated thereby would) violate any provision of Section 2.1(b) and this Section 2.1(c);

(v)          with respect to any provision of Section 2.1(b) and this Section 2.1(c), (x) form, join or in any way participate in (subject to Section 2.1(d)) a “group” (within the meaning of Section 13(d)(3) of the Exchange Act), except with respect to any group consisting of the Sellers and the Rice Family Parties, on the one hand as applicable, or the Sponsor and the Founder Holders, on the other hand as applicable, with respect to any shares of Common Stock (including knowingly selling shares of Common Stock to any such group); (y) call, or seek to call, a meeting of the stockholders of PubCo or initiate any stockholder proposal for action by stockholders of PubCo with respect to a matter described in Section 2.1(b) or this Section 2.1(c); or (z) take any action that would reasonably be expected to require PubCo to make a public announcement regarding a matter described in Section 2.1(b) or this Section 2.1(c); or

(vi)         enter into any negotiations, agreements or understandings with any third party with respect to a matter described in Section 2.1(b) or this Section 2.1(c), or knowingly encourage, seek to persuade, or knowingly assist any third party to take any action or make any public statement with respect to a matter described in Section 2.1(b) or this Section 2.1(c) or direct or knowingly assist any Person to do any of the foregoing set forth in this clause (vi), or make any public statement inconsistent with any provision of Section 2.1(b) or this Section 2.1(c).

(d)        Notwithstanding anything in this Agreement to the contrary, the foregoing provisions of Section 2.1(a), Section 2.1(b), and Section 2.1(c) shall not, and are not intended to:

(i)            prohibit any Party or its controlled Affiliates from privately communicating with, including making any offer or proposal to, the Board;

(ii)           restrict in any manner how a Party or its controlled Affiliates vote their Common Stock or other Common Stock, except as provided in the Investor Rights Agreement or Section 2.1(b) of this Standstill Agreement;

(iii)          restrict the manner in which any Seller Director or Sponsor Director may (A) vote on any matter submitted to the Board or the stockholders of PubCo, (B) participate in deliberations or discussions of the Board (including making suggestions or raising issues to the Board) in his or her capacity as a member of the Board, or (C) take actions to the extent reasonably taken in connection with his or her exercise of legal duties and obligations as a member of the Board or refrain from taking any action prohibited to the extent reasonably not taken in connection with his or her legal duties and obligations as a member of the Board; or

(iv)         restrict any Seller or Rice Family Party or Sponsor or Founder Holder or any of such Party’s Permitted Transferees from selling or transferring any of its Common Stock so long as, in each case, such sale or transfer is in accordance with the Investor Rights Agreement; provided, that the joinder executed by any Permitted Transferee in connection with such sale or transfer shall include an obligation to be bound by this Standstill Agreement.

6

Article III

GENERAL PROVISIONS

Section 3.1         Assignment; Successors and Assigns; No Third Party Beneficiaries.

(a)        Except as otherwise permitted pursuant to this Standstill Agreement, no Party may assign such Party’s rights and obligations under this Standstill Agreement, in whole or in part, without the prior written consent of the Seller Representative, in the case of an assignment by the Sponsor or a Founder Holder, or the Sponsor Representative, in the case of an assignment by a Seller or a Rice Family Party. Any such assignee may not again assign those rights, other than in accordance with this Article III. Any attempted assignment of rights or obligations in violation of this Article III shall be null and void.

(b)       All of the terms and provisions of this Standstill Agreement shall be binding upon the Parties and their respective successors, assigns, heirs and representatives, but shall inure to the benefit of and be enforceable by the successors, assigns, heirs and representatives of any Party only to the extent that they are permitted successors, assigns, heirs and representatives pursuant to the terms of this Standstill Agreement.

(c)        Nothing in this Standstill Agreement, express or implied, is intended to confer upon any Party, other than the Parties and their respective permitted successors, assigns, heirs and representatives, any rights or remedies under this Standstill Agreement or otherwise create any third party beneficiary hereto.

Section 3.2         Termination. Notwithstanding anything to the contrary contained herein, this Agreement shall immediately and without further action by any of the Parties, automatically terminate upon the termination of the Investor Rights Agreement, provided that prior to such time (a) Section 2.1(a) shall terminate on the third anniversary of the Closing Date and (b) Section 2.1(c) shall terminate on the date of the first annual meeting of stockholders held by PubCo after the third anniversary of the Closing Date.

Section 3.3         Severability. If any provision of this Standstill Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Standstill Agreement, to the extent permitted by Law shall remain in full force and effect.

Section 3.4         Entire Agreement; Amendments; No Waiver.

(a)       This Standstill Agreement, the Investor Rights Agreement, the BCA, the LLC Agreement, and all other Ancillary Agreements (as such term is defined in the BCA), constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings and discussions, whether oral or written, relating to such subject matters and there are no warranties, representations or other agreements among the Parties in connection with such subject matters except as set forth in this Standstill Agreement and therein. Nothing in this Standstill Agreement shall limit the rights of any Person under Article II of the Investor Rights Agreement.

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(b)        No provision of this Standstill Agreement may be amended or modified in whole or in part at any time without the express written consent of the Parties and, in the case of PubCo, the unanimous vote of the members of the Board who are not designated by either the Sellers or the Sponsor.

(c)        No waiver of any provision or default under, nor consent to any exception to, the terms of this Standstill Agreement shall be effective unless in writing and signed by the Party to be bound and then only to the specific purpose, extent and instance so provided.

Section 3.5         Counterparts; Electronic Delivery. This Standstill Agreement may be executed and delivered in one or more counterparts and by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of a fax machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or email as a defense to the formation or enforceability of a contract and each Party forever waives any such defense.

Section 3.6         Notices. All notices, demands and other communications to be given or delivered under this Standstill Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with confirmation of transmission) prior to 5:00 p.m. eastern time on a Business Day and, if otherwise, on the next Business Day, (b) one (1) Business Day following sending by reputable overnight express courier (charges prepaid) or (c) three (3) calendar days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 3.6, notices, demands and other communications shall be sent to the addresses indicated below if to PubCo, to:

Utz Brands, Inc.

900 High Street

Hanover, PA 17331

Attention: Dylan B. Lissette

Email: dlissette@utzsnacks.com

if to the Sellers, to:

Series U of UM Partners, LLC

c/o Utz Quality Foods, LLC

900 High Street

Hanover, PA 17331

Attention: Dylan B. Lissette

Email: dlissette@utzsnacks.com

8

with a copy to:

Cozen O’Connor

One Liberty Place

1650 Market Street, Suite 2800

Philadelphia, PA 19103

Attention: Larry P. Laubach, Esq.

Email: llaubach@cozen.com

if to Rice Family Parties, to:

[●]

[●]

[●]

Attention: [●]

Email: [●]

with a copy to:

Cozen O’Connor

One Liberty Place

1650 Market Street, Suite 2800

Philadelphia, PA 19103

Attention: Larry P. Laubach, Esq.

Email: llaubach@cozen.com

if to the Sponsor, to:

Collier Creek Partners LLC

200 Park Avenue, 58th Floor

New York, NY 10166

Attention: Jason K. Giordano

Email: giordano@cc.capital

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention: Peter Martelli, P.C.

   Lauren M. Colasacco, P.C.

  Christian Nagler

  Peter Seligson

Email: peter.martelli@kirkland.com

  lauren.colasacco@kirkland.com

  christian.nagler@kirkland.com

  peter.seligson@kirkland.com

9

Section 3.7         Governing Law; Waiver of Jury Trial; Jurisdiction. The Law of the State of Delaware shall govern (a) all Actions, claims or matters related to or arising from this Standstill Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this Standstill Agreement, and the performance of the obligations imposed by this Standstill Agreement, in each case without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. EACH PARTY TO THIS STANDSTILL AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS STANDSTILL AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS STANDSTILL AGREEMENT AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS STANDSTILL AGREEMENT. THE PARTIES FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH SUCH PARTY’S LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES SUCH PARTY’S JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each of the Parties submits to the exclusive jurisdiction of first, the Chancery Court of the State of Delaware or if such court declines jurisdiction, then to the Federal District Court for the District of Delaware, in any Action arising out of or relating to this Standstill Agreement, agrees that all claims in respect of the Action shall be heard and determined in any such court and agrees not to bring any Action arising out of or relating to this Standstill Agreement in any other courts. Nothing in this Section 3.7, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law or at equity. Each Party agrees that a final judgment in any Action so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity.

Section 3.8         Specific Performance. Each Party hereby agrees and acknowledges that it will be impossible to measure in money the damages that would be suffered if the Parties fail to comply with any of the obligations imposed on them by this Standstill Agreement and that, in the event of any such failure, an aggrieved Party will be irreparably damaged and will not have an adequate remedy at Law. Any such Party shall, therefore, be entitled (in addition to any other remedy to which such Party may be entitled at Law or in equity) to seek injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond, and if any Action should be brought in equity to enforce any of the provisions of this Standstill Agreement, none of the Parties shall raise the defense that there is an adequate remedy at Law.

[Signature Pages Follow]

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IN WITNESS WHEREOF, each of the Parties has duly executed this Standstill Agreement as of the Effective Date.

PUBCO:

UTZ BRANDS, INC. (f/k/a COLLIER CREEK HOLDINGS)

By:
Name:
Title:

SPONSOR:

COLLIER CREEK PARTNERS LLC

By:
Name:
Title:

[Signature Page - Standstill Agreement]

FOUNDER HOLDERS:

Chinh E. Chu

Roger K. Deromedi

Jason K. Giordano

Erika Giordano

ROGER K. DEROMEDI REVOCABLE TRUST, DATED 2/11/2000, AMENDED AND RESTATED 11/9/2011

By:
Name: Roger K. Deromedi
Title: Trustee

CC COLLIER HOLDINGS, LLC

By:
Name: Chinh E. Chu
Title: President and Senior Managing Director

[Signature Page - Standstill Agreement]

SELLERS:

SERIES U OF UM PARTNERS, LLC

By:
Name: Dylan B. Lissette
Title: President and Chief Executive Officer

SERIES R OF UM PARTNERS, LLC

By:
Name: Dylan B. Lissette
Title: President and Chief Executive Officer

[Signature Page - Standstill Agreement]

THE RICE FAMILY PARTIES:

Michael W. Rice	Jane E. Rice

Stacie R. Lissette	Dylan B. Lissette

UQF HOLDINGS, INC.	STACIE R. LISSETTE 2012 GENERATIONS TRUST

By:	By:
Name: Dylan B. Lissette	Name: Dylan B. Lissette
Title: President	Title: Trustee

MICHAEL W. RICE 2009 GST EXEMPT FAMILY TRUST	MICHAEL W. RICE 2010 MULTIGENERATIONAL TRUST

By: Sageworth Trust Company, its Trustee	By: Sageworth Trust Company, its Trustee

By:	By:
Name:	Name:
Title:	Title:

SRS GP, LLC	RICE INVESTMENTS II, LP

By: Michael W. Rice 2009 GST Exempt Family Trust, its general partner
By:
Name: Michael W. Rice	By: Sageworth Trust Company, its Trustee
Title: Sole Member
By:
Name:
Title:

[Signature Page - Standstill Agreement]

EXHIBIT O

LISSETTE OFFER LETTER

(see attached)

[COLLIER CREEK HOLDINGS LETTERHEAD]

[●], 2020

Dylan Lissette

c/o Utz Quality Foods, LLC

900 High Street

Hanover PA 17331

Re:         Offer of Employment

Dear Dylan:

1.            Defined Terms

Capitalized terms not otherwise defined in this Offer Letter (as defined below) shall have the meanings set forth on Appendix A attached hereto.

2.            Offer and Position

We are very pleased to extend an offer of employment to you for the position of Chief Executive Officer (“CEO”) of Utz Brands, Inc., a Delaware corporation (“PubCo”), effective upon and following the consummation of the transactions (collectively, the “Transaction”) contemplated by that certain Business Combination Agreement (the “Business Combination Agreement”), dated as of June 5, 2020, by and among Collier Creek Holdings (“CCH”), a Cayman Islands exempted company, which shall domesticate as a Delaware corporation, Utz Brands Holdings, LLC, a Delaware limited liability company (the “Company”), Series U of UM Partners, LLC, a series of a Delaware limited liability company, and Series R of UM Partners, LLC, a series of a Delaware limited liability company. Your employment will be subject to the terms and conditions set forth in this letter (the “Offer Letter”). This Offer Letter will be binding upon execution but the obligations under this Offer Letter are not effective until the consummation of the Transaction (with the date on which the Transaction is consummated, the “Closing Date”) and if the Business Combination Agreement terminates in accordance with Article XI of the Business Combination Agreement, then this Offer Letter will be null and void ab initio. The board of directors of PubCo (the “Board”) will take all such actions required for you to be appointed as CEO as of the Start Date (as defined below).

3.            Duties, Authority and Responsibilities

In your capacity as CEO, you will have such duties, authorities and responsibilities as are (i) commensurate with such title (including managing the day-to-day business activities of PubCo and its subsidiaries subject to oversight by the Board), (ii) required of such position (including but not limited to such responsibilities as set forth in PubCo’s Bylaws) and (iii) assigned to you from time to time that are reasonably consistent with your position. You will report directly to the Board and will comply with PubCo’s written policies during your employment with PubCo. You agree to devote substantially all of your business time and attention to the performance of your duties; provided that following the Closing Date, (A) you will continue to serve as CEO of the Company and its subsidiaries; (B) you will be permitted to perform any role for any “Rice family owned” entity that is a non-operating entity and/or trust; (C) you shall not be precluded from engaging in civic, charitable or religious activities, (D) you shall not be precluded from serving on the board of directors of other companies that are not competitors to PubCo or its subsidiaries and that are approved by the Board, such approval not to be unreasonably withheld, provided however, that while you are CEO you will not serve on more than one other board of directors for any other company that is a public company (i.e., a company subject to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended) and (E) you shall not be precluded from managing your and your family’s personal passive investments. Notwithstanding the foregoing, any outside activities must be in compliance with PubCo’s Code of Ethics, including approval procedures, and must not materially interfere with your duties as CEO.

4.            Start Date

Your start date will be the first business day after the Closing Date (the “Start Date”).

5.            Base Salary

In consideration of your services, you will be paid an initial base salary of $750,000 per year, subject to at least annual reviews for increases by the Compensation Committee of the Board (the “Committee”), payable in accordance with the standard payroll practices of PubCo. Your initial base salary and any such upward adjustment in initial base salary shall constitute “Base Salary” for the purposes of this Offer Letter.

6.            Annual Bonus Award

During your employment, you will be eligible to participate in PubCo’s annual bonus award plan, with terms and conditions as approved by the Committee, and as part of the same annual bonus award plan as other named executive officers of PubCo. Your target bonus opportunity will be 100% of your Base Salary, subject to annual review by the Committee, with a maximum bonus opportunity of 200% of your Base Salary. Your actual bonus payment will be based on performance as measured against goals approved annually by the Committee. For fiscal year 2020, your goals for your annual bonus award are set forth in PubCo’s summary annual bonus award plan for 2020 and your award thereunder, both of which [have been approved by the Board of Directors or the Compensation Committee of CCH]1 and are attached hereto as Exhibit A. For fiscal years 2021 and thereafter, your goals for your annual bonus award will be set forth in PubCo’s summary annual bonus award plan for such fiscal year and your award thereunder, each as adopted by the Committee after consultation with you.

7.            PubCo’s 2020 Omnibus Equity Incentive Plan

During your employment with PubCo, you will be eligible to participate in PubCo’s 2020 Omnibus Equity Incentive Plan in the form attached hereto as Exhibit B, as mutually agreed upon by CCH and the Company pursuant to the Business Combination Agreement, approved by PubCo’s stockholders, and amended from time to time thereafter (the “OEIP”), and receive equity awards thereunder in the form as determined by the Committee, and subject to vesting and other conditions as set forth in the OEIP and the applicable award agreements.

1 NTD: Letter will be entered into at closing based on form attached to BCA at signing that is updated with full set of exhibits.

2

On the Start Date, you will receive an initial grant under the OEIP with an aggregate grant date fair value equal to $1,500,000, with 50% of the grant value to be awarded in the form of a stock option (the “Initial Option Grant”) exercisable for shares of PubCo’s Class A common stock, $0.0001 par value per share (“Class A Common Stock”) and 50% of the grant value to be awarded in the form of performance share units (the “Initial PSU Grant”). The forms of Initial Option Grant and Initial PSU Grant [have been approved by the Board of Directors or the Compensation Committee of CCH and are attached hereto as Exhibits C and D.]2

8.            Utz Quality Foods, LLC 2018 Long-Term Incentive Plan

On or around the Closing Date, the Utz Quality Foods, LLC 2018 Long-Term Incentive Plan (as amended, the “LTIP”) and your existing awards thereunder will be amended, as set forth in the Business Combination Agreement, to provide that your awards will be converted into restricted stock units that settle in shares of Class A Common Stock issued under the OEIP (the “Converted RSU Grant”) in accordance with the terms of the Converted RSU Grant in the form attached hereto as Exhibit E.3 Contingent upon the closing under the Business Combination Agreement, you hereby agree to consent to such amendment and to making such election for conversion. Following the Closing Date, you will retain your existing LTIP awards, as so amended, and remain eligible to vest in any unvested portion thereof. For clarity and the avoidance of doubt, Utz Quality Foods, LLC will make no new awards under the LTIP following the Closing Date.

9.            Severance

Following the Start Date, you will participate in the Utz Brands, Inc. Executive Severance Benefit Plan and the Utz Brands, Inc. Change in Control Severance Benefit Plan (collectively, the “Severance Plans”) attached hereto as Exhibits F-1 and F-2,4 in accordance with its terms and conditions as in effect from time to time.

Except for the Severance Plans, after the Start Date you will no longer be eligible to participate in any other severance plans, programs, policies or practices of PubCo, the Company or their respective subsidiaries, including but not limited to the Utz Quality Foods, LLC Executive Officer Team Change in Control Severance Benefit Policy.

10.            Other Benefits and Perquisites

Following the Start Date, you will also be eligible and/or continue to be eligible to participate in the employee benefit plans and programs (excluding severance) generally available to PubCo’s senior executives and consistent with such plans and programs of Utz Quality Foods, LLC as in effect as of the date hereof, including but not limited to medical, life and disability insurance, retirement, vacation, fringe benefit, perquisite, business expense reimbursement and travel plans or programs, in accordance with and subject to eligibility and other terms and conditions of such plans and programs, as in effect from time to time. PubCo reserves the right to amend, modify or terminate any of its benefit plans or programs at any time and for any reason except as set forth in this Offer Letter.

2 NTD: See footnote 1 on timing. This form of Offer Letter to be amended following execution of the Business Combination Agreement to include these forms of awards.

3 NTD: See footnote 1 on timing. This form of Offer Letter to be amended following execution of the Business Combination Agreement to include the form of Converted RSU Grant.

4 NTD: See footnote 1 on timing. This form of Offer Letter to be amended following execution of the Business Combination Agreement to include the form of severance plan.

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11.            Withholding

All forms of compensation paid to you as an employee of PubCo shall be less all applicable withholdings.

12.            At-will Employment

Your employment with PubCo will be for no specific period of time. Rather, your employment will be at-will, meaning that you or the Board may terminate your employment relationship at any time, with or without cause, and with or without notice and for any reason or no particular reason. Although your compensation and benefits may change from time to time, the at-will nature of your employment may only be changed by an express written agreement signed on behalf of PubCo by an authorized officer of PubCo. Upon any termination of your employment with PubCo, you will immediately and without the need for any additional action be deemed to have resigned from all officer positions with PubCo, the Company, and each of their respective subsidiaries and as a member of the governing boards of the Company and its subsidiaries but not as a member of the Board.

13.            Governing Law, Disputes and Waiver of Jury Trial

This Offer Letter shall be governed by the laws of the State of Delaware, without regard to conflict of law principles, and any dispute between the parties will be resolved only in the courts of the State of Delaware or in the United States District Court for the District of Delaware and the appellate courts having jurisdiction of appeals in such courts. You and PubCo hereby waive, to the fullest extent permitted by law, any right to trial by jury resulting from any proceeding or cause of action brought to resolve any dispute between the parties arising out of, connected with, or related to your employment after the Closing Date with PubCo, the Company, or any of its subsidiaries, whether in contract, tort, equity or otherwise.

14.            Representations

You represent that you are not party to any agreement that would limit your ability to discharge your duties to PubCo, the Company and their respective subsidiaries. As a condition of accepting this offer of employment, you agree to be subject to PubCo’s terms of employment which include restrictive covenants, assignment of inventions, confidentiality and non-disparagement, and non-competition and non-solicitation of employees, customers and suppliers provisions, all as set forth in the form of agreement as attached hereto as Exhibit G.

15.            Section 409A

The intent of the parties is that the payments and benefits under this Offer Letter comply with or be exempt from Section 409A and accordingly, to the maximum extent permitted, this Offer Letter shall be interpreted to be in compliance therewith.

If any payment, compensation or other benefit provided to you under this Offer Letter in connection with your “separation from service” (within the meaning of Section 409A) is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A and you are a specified employee as defined in Section 409A(2)(B)(i), no part of such payments shall be paid before the day that is six months plus one day after the date of termination or, if earlier, ten (10) business days following your death (the “New Payment Date”).  The aggregate of any payments and benefits that otherwise would have been paid and/or provided to you during the period between the date of termination and the New Payment Date shall be paid to you in a lump sum on such New Payment Date.  Thereafter, any payments and/or benefits that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Offer Letter.  Notwithstanding anything to the contrary herein, to the extent that the foregoing delay applies to the provision of any ongoing welfare benefits, you shall pay the full cost of premiums for such welfare benefits due and payable prior to the New Payment Date and PubCo will pay you an amount equal to the amount of such premiums which otherwise would have been paid by PubCo during such period within five (5) business days following its conclusion.

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A termination of employment shall not be deemed to have occurred for purposes of any provision of this Offer Letter providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A, and for purposes of any such provision of this Offer Letter, references to a “resignation,” “termination,” “terminate,” “termination of employment” or like terms shall mean separation from service.

All expenses or other reimbursements as provided herein shall be payable in accordance with PubCo’s policies in effect from time to time, but in any event shall be made on or prior to the last day of the taxable year following the taxable year in which you incurred the expenses.  With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A: (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; and (ii) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.

For purposes of Section 409A, your right to receive any installment payments pursuant to this Offer Letter shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Offer Letter specifies a payment period with reference to a number of days (e.g., payment shall be made within 30 days following the date of termination), the actual date of payment within the specified period shall be within the sole discretion of PubCo.

If you wish to accept this position, please sign below and return this Offer Letter to me within [●] days. This offer is open for you to accept until [____________, 2020], at which time it will be deemed to be withdrawn.

Sincerely,

COLLIER CREEK HOLDINGS

By:
Name:	Roger Deromedi
Title:	Co-Executive Chairman
Date:

Acceptance of Offer

I have read, understood and accept all the terms of this Offer Letter. I have not relied on any agreements or representations, express or implied, with respect to such employment which are not set forth expressly in this Offer Letter or in the documents referred herein, and this Offer Letter supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to my employment by PubCo.

5

Dylan Lissette

Date:

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APPENDIX A

Certain Definitions

1.	“Bylaws” shall mean the bylaws of PubCo, as may be amended and/or restated from time to time.

2.	“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

3.	“Section 409A” shall mean Section 409A of the Code and the regulations and Internal Revenue Service notices thereunder.

Exhibit A

2020 Annual Bonus Award Plan

Exhibit B

2020 Omnibus Equity Incentive Plan

Exhibit C

Form of Initial Option Grant

Exhibit D

Form of Initial PSU Grant

Exhibit E

Form of Converted RSU Grant

Exhibit F

Form of Executive Severance Benefit Plan

Exhibit G

PubCo’s terms of employment